Exhibit (10)u
EQUITY AND ASSET PURCHASE AGREEMENT
by and among
KIMBERLY-CLARK CORPORATION,
as the Seller,
KIMBERLY-CLARK IFP NEWCO B.V.,
as the Company,
and
SUZANO INTERNATIONAL HOLDING B.V.,
as the Buyer
Dated as of June 4, 2025

i

EXHIBITS
Exhibit A	Form of Co-Existence Agreement
Exhibit B	Form of Governance Agreement
Exhibit C	Form of IP Assignment Agreement
Exhibit D	Form of Know-How and Patent License Agreement
Exhibit E	Form of Local Asset Transfer Agreement
Exhibit F	Form of Local Share Transfer Agreement
Exhibit G	Form of Put and Call Option Agreement
Exhibit H	Form of Trademark License Agreement
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Transitional Supply Agreement
Exhibit K	Applicable Accounting Principles
Exhibit L	Sample Statement
Exhibit M	Certain Dutch and French Interests
Exhibit N	Illustrative Net Working Capital Calculation
Exhibit O	Form of Financial Update

SCHEDULES
Schedule 1.1(a)(i)	2025 Capital Budget
Schedule 1.1(a)(ii)	2026 Capital Budget
Schedule 1.1(b)	Asset Jurisdiction
Schedule 1.1(c)	Assumed Plans
Schedule 1.1(d)	Business Employees
Schedule 1.1(e)	Shared Services Business Employees
Schedule 1.1(f)	Knowledge Individuals
Schedule 1.1(g)	Pegasus Operational Adjustment
Schedule 1.1(h)	Potentially Delayed Jurisdictions
Schedule 1.1(i)	Products of the Business
Schedule 2.1(b)	Transferred Intellectual Property
Schedule 2.1(c)	Transferred Computer Systems
Schedule 2.1(g)	Transferred Business Permits
Schedule 2.1(i)	Transferred Leases
Schedule 2.1(j)	Transferred Owned Real Property
Schedule 2.1(t)	Other Transferred Assets
Schedule 2.2(b)	Excluded IFP and ABU Assets
Schedule 2.2(n)	Other Contracts
Schedule 2.2(r)	Excluded Actions
Schedule 2.2(s)	Other Excluded Assets
Schedule 2.4(j)	Other Excluded Liabilities
Schedule 3.4(a)	Title to Transferred Assets
Schedule 3.4(d)	Equity Interests
Schedule 3.5	Financial Statements
Schedule 3.8(b)	Business Permits
Schedule 3.10(a)	Employee Plans
Schedule 3.10(c)	Multiemployer and ERISA Plans
v

Schedule 3.10(f)	Material Employee Payments
Schedule 3.11(a)	Collective Bargaining Agreements
Schedule 3.11(b)	Labor Organization Notices
Schedule 3.11(f)	Employee Termination Restrictions and Excess Indemnification
Schedule 3.12	Insurance Policies
Schedule 3.13(a)	Owned Real Property
Schedule 3.13(b)	Leased Real Property
Schedule 3.14(a)	Intellectual Property
Schedule 3.18(a)	Material Contracts
Schedule 3.18(c)	Material Distributors, Customers and Suppliers
Schedule 3.18(d)	Supplier Finance Providers
Schedule 3.20	Intercompany Agreements
Schedule 5.1	Conduct of Business
Schedule 5.7	Seller Guarantees
Schedule 5.9(f)	Compensation and Benefits
Schedule 5.9(k)	Substitute Awards
Schedule 5.13	Comingled Contracts
Schedule 5.15	Reorganization
Schedule 5.18	Intercompany Accounts
Schedule 5.19	Terminated Intercompany Agreements
Schedule 5.31	Company Financing
Schedule 5.23	Transferred Machinery
Schedule 6.4(b)	Valuation of Assigned and Licensed Intellectual Property
Schedule 6.4(d)	Binding Allocation Principles
Schedule 7.1(b)	Antitrust Filings or Foreign Investment Law Approvals
Schedule 7.1(d)	Key Reorganization Steps
Schedule 7.3(d)	Consents, Approvals and Waivers

EQUITY AND ASSET PURCHASE AGREEMENT
This EQUITY AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2025, by and among Kimberly-Clark Corporation, a Delaware corporation (the “Seller”), Kimberly-Clark IFP NewCo B.V., a private company with limited liability organized and existing under the Laws of the Netherlands and indirect, wholly owned subsidiary of Seller (the “Company”), and Suzano International Holding B.V., a private company with limited liability organized and existing under the Laws of the Netherlands (the “Buyer” and, together with the Seller, the “Parties”, and each, a “Party”).
RECITALS
A.    WHEREAS, the Seller, through its Selling Affiliates, conducts a global business of manufacturing or having made, marketing, developing, distributing or selling consumer and professional products, including bath tissue, towels, table napkins, hard rolls, facial tissue and wipe products, consisting of those products set forth in Schedule 1.1(i) of the Disclosure Schedules, and, in each case, as conducted through the Seller’s IFP Segment and solely in the ABU Geographic Regions (such business, excluding the businesses included in the definition of the Excluded Business, the “Business”);
B.    WHEREAS, prior to the Closing, the Seller will effect the Reorganization and enter into the Put and Call Option Agreement pursuant to Section 5.15 of this Agreement;
C.    WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, the Seller wishes to, and to cause the Selling Affiliates to, assign, transfer and convey to the Company or one of its Subsidiaries, and the Company and such Subsidiaries wish to accept from the Seller and the Selling Affiliates, the Transferred Assets, including the Purchased Shares, and in connection therewith, the Company or one of its Subsidiaries is willing to assume the Assumed Liabilities; and
D.     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, Buyer Parent (“Guarantor”) and the Buyer have delivered a Guaranty (the “Guaranty”), in favor of the Seller and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Buyer under this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“2025 Capital Budget” means the fiscal-year 2025 capital budget, with respect to fiscal-year 2025, as set forth in Schedule 1.1(a)(i) of the Disclosure Schedules.
“2026 Capital Budget” means the fiscal-year 2026 capital budget, with respect to fiscal-year 2026, as set forth in Schedule 1.1(a)(ii) of the Disclosure Schedules.
“ABU Geographic Regions” means Europe, the United Kingdom, Ireland, Africa, South America, Central America, Puerto Rico, Middle East, Asia (including South East Asia) and Oceania; provided that none of the following countries shall be considered an ABU Geographic Region: (a) Korea;

(b) Mexico; (c) Saudi Arabia; (d) Bahrain; (e) Qatar; (f) Kuwait; (g) Oman; (h) the United Arab Emirates; (i) Brazil; (j) Bolivia; (k) Russia; and (l) Kazakhstan.
“Action” means any claim, action, suit, arbitration, mediation, investigation or proceeding by or before any Governmental Authority.
“Additional Geographic Regions Business” means the business of manufacturing or having made, marketing, developing, distributing or selling consumer and professional tissue products, including bath tissue, towels, table napkins, hard rolls, facial tissue, and wipe products, consisting of those products set forth in Schedule 1.1(i) of the Disclosure Schedules, and, in each case, as conducted through the Seller’s IFP Segment and solely in Russia and Kazakhstan.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. As used in this Agreement, the Company Transfer Agreements and the Ancillary Agreements, after the Closing, the members of the Company Group shall not be considered Affiliates of the Seller or any Selling Affiliate and shall instead be considered Affiliates of the Buyer.
“Ancillary Agreements” means the Company Transfer Agreements, the IP Assignment Agreement, the Transition Services Agreement, the Trademark License Agreement, the Grant-Back Trademark License Agreement, the Transitional Supply Agreements, the Co-Existence Agreement, the Know-How and Patent License Agreement, the Governance Agreement, the Guaranty and the Notarial Deed of Sale and Transfer.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable Law that is designed or related to prohibiting bribery or corruption, money laundering or terrorism financing.
“Anti-Hybrid Mismatch Rules” means rules implemented under the Council Directive (EU) 2017/952 of 29 May 2017 amending Directive (EU) 2016/1164 as regarding hybrid mismatches with third countries (the “Anti-Hybrid Mismatch Directive”), or similar rules.
“Antitrust Law” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Data Protection Requirements” means, to the extent relating to privacy, data protection, or data security: all (a) applicable Laws; (b) Contracts; (c) written privacy policies or notices; and (d) the Payment Card Industry Data Security Standard (PCI DSS) or other industry standards, in each case of clauses (a) through (d), to the extent binding on (x) the Seller or the Selling Affiliates with respect to the Business or (y) any member of the Company Group.
“ARD Business Employee” means each Business Employee whose principal place of work is a jurisdiction subject to the ARD Regulations.
“ARD Regulations” means the Acquired Rights Directive 2001/23 EC of the European Council, dated March 12, 2001, as may be amended from time to time, and such applicable Law, agreement or other measure in each country that implements or extends the Acquired Rights Directive 2001/23 EC and other similar or comparable employee transfer Laws, such as employer substitution Laws, related to the transfer, or liability related to transfer, of employees.
“Asset Jurisdiction” has the meaning set forth in Schedule 1.1(b) of the Disclosure Schedules.

“Asset Jurisdiction Inventory” means all of the Inventory of the Asset Jurisdictions, collectively.
“Asset Jurisdiction Inventory Amount” means, at a specified time and without duplication, the value in U.S. dollars of the Asset Jurisdiction Inventory, calculated in accordance with the Applicable Accounting Principles. For the avoidance of doubt, the Asset Jurisdiction Inventory Amount shall exclude any amounts to the extent otherwise taken into account in the calculation of Transferred Subsidiary Inventory Amount or the Transferred Subsidiary Net Working Capital.
“Asset Jurisdiction Net Working Capital” means, at a specified time and without duplication, an amount (which may be positive or negative) equal to (a) the aggregate value of the current assets of the Asset Jurisdictions to the extent allocated to the Business in accordance with the Applicable Accounting Principles (including the Asset Jurisdiction Inventory Amount), minus (b) the aggregate value of the current liabilities of the Asset Jurisdictions to the extent allocated to the Business in accordance with the Applicable Accounting Principles, in each case, on a basis substantially consistent with the Illustrative Net Working Capital Calculation; provided that, for the avoidance of doubt, Asset Jurisdiction Net Working Capital shall (i) exclude any amounts otherwise taken into account in the calculation of Cash or Indebtedness, (ii) exclude any Tax assets or Liabilities and any Recoverable VAT Loans, (iii) be calculated in accordance with the Applicable Accounting Principles, (iv) exclude the Excluded Assets and the Excluded Liabilities, (v) exclude any amounts otherwise taken into account in the calculation of Transferred Subsidiary Net Working Capital and (vi) exclude any cash held by a member of the Company Group for the purpose of satisfying a Tax liability for which Seller is responsible pursuant to Section 6.1(b) or Section 6.3(b).
“Asset Jurisdiction Net Working Capital Overage” means the amount by which the Estimated Asset Jurisdiction Net Working Capital or the Closing Asset Jurisdiction Net Working Capital (as applicable) exceeds the Final Asset Jurisdiction Net Working Capital Target.
“Asset Jurisdiction Net Working Capital Underage” means the amount (which shall be an absolute value) by which the Final Asset Jurisdiction Net Working Capital Target exceeds the Estimated Asset Jurisdiction Net Working Capital or the Closing Asset Jurisdiction Net Working Capital (as applicable).
“Assumed Plan” means each Business Employee Plan (other than a Transferred Subsidiary Plan) (a) that is specifically identified as an Assumed Plan on Schedule 1.1(c) of the Disclosure Schedules or (b) that otherwise transfers to, or is assumed by, the Buyer or any of its Affiliates by the operation of applicable Law.
“Base Purchase Price” means $1,734,000,000.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas; São Paulo, Brazil; or Amsterdam, Netherlands.
“Business Data” means all business data used in the Business and maintained by or on behalf of the Seller, the Selling Affiliates or members of the Company Group, whether or not in electronic form.
“Business Employee” means, as of the applicable time, (a) each employee of the Seller and its Affiliates who is both (i) classified by the Seller and its Affiliates as regularly scheduled to spend more than 50% of his or her working time in support of the Business and (ii) listed in Schedule 1.1(d) of the Disclosure Schedules, (b) each employee of the Seller and its Affiliates who is listed in Schedule 1.1(e) of the Disclosure Schedules, and (c) and each employee hired or transferred into the Business in accordance with Section 5.1(b) between the date of this Agreement and the Closing, including in all cases any employee that is providing services to Seller and its Affiliates via any PEO Agreement.
“Business Employee Plan” means an Employee Plan (a) that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Seller or any of its Affiliates for the benefit of any of the Business Employees or their dependents or (b) that is a Transferred Subsidiary Plan.
“Business Intellectual Property” means the Transferred Intellectual Property, the Intellectual Property in the Transferred Know-How, the Japan Trademarks and the Licensed Intellectual Property.
“Buyer Designee” means, with respect to the Company Transferred Interests, any direct or indirect wholly owned Subsidiary of the Buyer designated by the Buyer prior to the Closing pursuant to, and in accordance with, Section 10.12 hereof to accept and acquire such Company Transferred Interests.
“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.5 (Brokers).
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to prevent, materially delay or materially impede (a) the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or (b) the consummation by the Buyer of the transactions contemplated hereby or thereby.
“Buyer Parent” means Suzano S.A.
“Buyer’s Share” means, a fraction, (a) the numerator of which shall be the total number of Company Interests (on an as-converted basis) then beneficially owned by the Buyer and its Affiliates (excluding the Company Group) and (b) the denominator of which shall be the total number of issued and outstanding Company Interests (on an as-converted basis).
“Calculation Time” means 12:01 a.m. local time in each applicable jurisdiction on the Closing Date.
“Cash” means, as at a specified time, the aggregate amount of all cash, cash equivalents, checks, money orders, investment accounts, certificates of deposit, any uncleared checks, drafts or wire transfers deposited in the account of the Company Group, freely tradeable marketable securities and short-term instruments held by the Company Group, including all outstanding security, customer or other deposits, in each case, to the extent convertible into cash within thirty (30) days after the Closing Date but excluding (a) any Restricted Cash, (b) any outstanding checks, drafts or wire transfers issued by a member of the Company Group, (c) outbound transaction amounts, in the case of (a) to (c), determined in accordance with the Applicable Accounting Principles, and (d) any cash held by a member of the Company Group for the purpose of satisfying a Tax liability for which Seller is responsible pursuant to Section 6.1(b) or Section 6.3(b) (whether advanced under a Recoverable VAT Loan or otherwise). Notwithstanding the foregoing, “Cash” does not include any amounts included in the calculation of Asset Jurisdiction Net Working Capital or Transferred Subsidiary Net Working Capital.
“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) 51% multiplied by the Closing Cash, plus (c) 51% multiplied by the Closing Asset Jurisdiction Net Working Capital Overage, if any, minus (d) 51% multiplied by the Closing Asset Jurisdiction Net Working Capital Underage, if any, plus (e) 51% multiplied by the Closing Transferred Subsidiary Net Working Capital Overage, if any, minus (f) 51% multiplied by the Closing Transferred Subsidiary Net Working Capital Underage, if any, minus (g) 51% multiplied by the Closing Indebtedness, minus (h) the Closing Seller Transaction Expenses plus (i) the Closing Specified Amount, plus (j) 51% multiplied by the Closing Debt

Financing Expenses, in the case of each of clauses (b) through (j), as finally determined pursuant to Section 2.10.
“Co-Existence Agreement” means the co-existence agreement substantially in the form attached as Exhibit A hereto.
“Code” means the U.S. Internal Revenue Code of 1986.
“Comingled Contracts” means the Contracts (a) set forth in Schedule 5.13 of the Disclosure Schedules and (b) which involve both (i)  the operations and the conduct of (1) the Business or (2) any member of the Company Group and (ii)  the operations and the conduct of the Excluded Business; provided that in no event shall the Comingled Contracts include (x) Contracts with respect to commercially available software (including software-as-a-service Contracts), (y) Contracts which the full benefits of which are delivered to any member of the Company Group under any Ancillary Agreement (including the Transition Services Agreement or the Transitional Supply Agreement), including Contracts with respect to general corporate or shared services provided to, or in support of, the Business and that are provided to both the Business and other businesses of the Seller and its Affiliates, or (z) Contracts with respect to professional services that benefit both (1) the Seller and (2) any member of the Company Group.
“Common Shares” means the single class of common shares in the capital of the Company.
“Company Group” means the Company, each of its Subsidiaries, each of the Transferred Subsidiaries and each of the Subsidiaries of the Transferred Subsidiaries.
“Company Group Equity Interests” means all the issued and outstanding Equity Interests of each member of the Company Group (other than the Company Transferred Interests and the Purchased Shares).
“Company Interests” means all of the issued and outstanding Equity Interests of the Company.
“Company Transfer” means, collectively, the transfer to the Company Group of the Transferred Assets in accordance with Section 2.1 and the assumption by the Company Group of the Assumed Liabilities in accordance with Section 2.3.
“Company Transfer Agreements” means the documentation to effect the Company Transfer, including each of the Local Share Transfer Agreements, the Local Asset Transfer Agreements and the Put and Call Option Agreement.
“Company Transferred Interests” means all of the issued and outstanding Common Shares of the Company.
“Contract” means, with respect to any Person, contract, lease, sublease, deed, deed of trust, license, sublicense, purchase or sale order, arrangement, option, plan, mortgage, note, undertaking, indenture, guaranty, joint venture, instrument or other agreement, commitment or legally binding arrangement to which or by which such Person is a Party or otherwise subject or bound.
“Control”, including, with correlative meaning, the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Crecia License Agreement” means that certain License Agreement, dated March 31, 2021, by and between Kimberly-Clark Commercial Inc. and Nippon Paper Crecia Co. Ltd.
“Debt Financing Expenses” means any reasonable, documented out-of-pocket costs and expenses incurred by the Company, the Seller or its Affiliates prior to Closing, in connection with the Debt Financing, including any original issue discount incurred by the Company.
“Debt Financing Expenses of Buyer” means any reasonable, documented out-of-pocket costs and expenses, incurred by the Buyer or its Affiliates prior to Closing, in connection with the Debt Financing, including any original issue discount incurred by the Company.
“Delayed Transfer Employee Charges” means the actual salary, bonus and allowances and benefits and other employment costs required to be paid as a matter of Law or contract (including social security, national insurance or similar contributions) paid to or provided in respect of each Delayed Transfer Employee by the Seller or any of its Affiliates for the period beginning at the Closing and ending on the Delayed Employee Transfer Date.
“Divestiture Compensation Agreement” means each “Divestiture Compensation Agreement,” by and between the Seller and any Business Employee, in effect on the date hereof, including any provisions regarding long-term assignment and tax equalization incorporated therein.
“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefit plans, Contracts, programs, policies, agreements and arrangements (other than routine administrative procedures), including all pension, profit-sharing, employment, individual consulting, bonus, stock bonus, stock option, other cash or equity-based incentive, deferred compensation, retention, change in control, severance pay, termination indemnity, gratuity, jubilee, vacation, paid time off, and medical and life insurance plans, other than any such plan, Contract, program, policy, agreement or arrangement maintained or to which contributions are required by any Governmental Authority.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, easement, right of way, encumbrance, security interest or other restriction of any kind (not including any license of Intellectual Property).
“Environmental Law” means any Law of any Governmental Authority (a) relating to pollution, the protection of the environment, endangered or threatened species or natural resources, public health and safety (solely to the extent relating to the exposure to Hazardous Materials), worker health and safety (solely to the extent relating to the exposure to Hazardous Materials) or (b) concerning the presence of Hazardous Materials, including any exposure to, or the generation, use, production, manufacture, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, remediation, Release, threatened Release or cleanup of Hazardous Materials.
“Environmental Permits” means all Permits required pursuant to any Environmental Law.
“Equity Interest” means, with respect to any Person, any and all shares, interests or other equivalents (however designated and whether voting or nonvoting) of such Person’s capital stock or other equity interests (including partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) and any equity or debt securities convertible into or exchangeable or exercisable for such Person’s capital stock or other equity interests (including any options, warrants, calls, subscriptions or other purchaser or redemption rights).
“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Purchase Price” means (a) the Base Purchase Price, plus (b) 51% multiplied by the Estimated Closing Cash, plus (c) 51% multiplied by the Estimated Asset Jurisdiction Net Working Capital Overage, if any, minus (d) 51% multiplied by the Estimated Asset Jurisdiction Net Working Capital Underage, if any, plus (e) 51% multiplied by the Estimated Transferred Subsidiary Net Working Capital Overage, if any, minus (f) 51% multiplied by the Estimated Transferred Subsidiary Net Working Capital Underage, if any, minus (g) 51% multiplied by the Estimated Closing Indebtedness, minus (h) the Estimated Seller Transaction Expenses, plus (i) the Estimated Specified Amount, plus (j) 51% multiplied by the Estimated Debt Financing Expenses.
“EU Foreign Subsidies Regulation” means Regulation (EU) 2022/2560 of the European Parliament and of the Council of 14 December 2022 on foreign subsidies distorting the internal market.
“Excluded Affiliates” means any Affiliate of the Seller operating exclusively outside of the ABU Geographic Regions.
“Excluded Business” means, collectively, (a) the Seller’s interest in any of the Excluded Affiliates, (b) the IFP Segment in Brazil and Bolivia, (c) the non-woven fabrics business, (d) the personal protective equipment business, (e) the IFP Segment in Japan relating to the Crecia License Agreement, and (f) any other businesses owned or operated by the Seller or any of its Affiliates other than the Business.
“Excluded Taxes” means (without duplication): (a) Taxes reported on a Seller Consolidated Return (but, without prejudice to clause (d) of this definition, excluding Taxes which are attributable to any member of the Company Group and not to the Seller or any of its Affiliates (excluding any member of the Company Group) that are reported on a Seller Consolidated Return which pertains to a taxable period beginning after the Closing Date (other than any such Taxes which would not have arisen but for a failure by the Seller to comply with its obligations under Section 6.9)); (b) Taxes imposed with respect to the Excluded Assets (including Taxes imposed in connection with a transfer thereof) or the Excluded Business and any Taxes arising from any transactions contemplated by Section 5.11(b); (c) (i) Taxes imposed on or with respect to the Transferred Assets or the Business and (ii) Taxes (including, for the avoidance of doubt, any Pillar Two Tax) imposed upon any member of the Company Group, in the case of each of clauses (c)(i) and (c)(ii), for any Tax period (or portion thereof) ending on or prior to the Closing Date (determined in accordance with Section 6.1(c) in the case of any Straddle Period), except to the extent any such Taxes are paid by the Seller pursuant to Section 6.1(b); (d) Taxes of any Person (other than a member of the Company Group) imposed on any member of the Company Group as a transferee, successor, by contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing; (e) Taxes imposed in a taxable period (or the portion thereof) that begins after the Closing Date as the result of any member of the Company Group being required to include any item of income in, or exclude any item of deduction from, taxable income for any such taxable period as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) final determination by any Taxing Authority in settlement of any audit, examination, or other proceeding entered into prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) deferred revenue or prepaid amount received prior to the Calculation Time solely to the extent such amounts are not included as an item of Indebtedness; (f) Taxes arising out of or resulting directly from (or Taxes arising from a deemed disposition of assets or liabilities that would not have arisen but for) the Reorganization (including, for the avoidance of doubt, the Company Transfer, any transactions contemplated by Section 5.19 and any transfers contemplated by Section 5.22(a) or Section 5.22(d)); (g) Pillar Two Tax imposed on any member of the Company Group, or any Affiliate of the Purchaser, if and to the extent such Pillar Two Tax is imposed as a result of the recalculation of the Effective Tax Rate and/or Top-up Tax (in each case, as defined in the GloBe Rules) for any Pre-Closing Tax Period pursuant to an ETR Adjustment Article (as defined in the GloBe Rules) or an equivalent provision of any GloBe Rules Implementing Legislation (as contemplated by Article 5.4.1 of the GloBe Rules) due to an error by any member of the Company Group or any Affiliate of the Seller in calculating the Pillar Two Tax liability in respect of the relevant Pre-Closing Tax Period (including where such error arises as a result of the information used to calculate such Pillar Two Tax being discovered to have been incorrect); (h) Taxes incurred by any member of the Company Group as a result of the UK Pension Release; and (i) Transfer Taxes Clawback Amounts. Notwithstanding the foregoing, Excluded Taxes shall not include (A) Transfer Taxes or VAT imposed in connection with the transactions contemplated by this Agreement (which are governed by Section 6.3) or (B) Pillar Two Taxes if and to the extent they would not have been incurred or increased but for the relevant member of the Company Group becoming a constituent entity of the Buyer or any of its Affiliates (excluding the Company Group).
“Export Control Laws” means all Laws relating to the import, export, re-export, or transfer of goods, services, or technologies administered or enforced by the United States, including the United States Department of Commerce, or any foreign equivalent.
“Foreign Investment Laws” means any applicable Law, including any state, national or multi-jurisdictional applicable Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests, or otherwise to screen investments in sensitive activities from a national security perspective.
“Fraud” means, with respect to any Person, actual and intentional fraud as determined under Delaware common law (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or omission or recklessness) in respect of the making of the representations and warranties expressly set forth in Article III, Article IV or any certificate delivered in accordance with Section 7.2(c) or Section 7.3(c), as applicable, with intent to deceive another party, or to induce that party to enter into this Agreement, and requires: (a) a false representation of a material fact set forth in Article III, Article IV or such certificate delivered in accordance with Section 7.2(c) or Section 7.3(c); (b) knowledge by the party making such representation that such representation is false; (c) an intention by such party to induce the other party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing such other party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such other party to suffer actual damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any constructive fraud, negligent misrepresentation or omission or any form of fraud premised on recklessness or negligence.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Governance Agreement” means the Joint Venture Agreement, by and among the Seller and the wholly owned Subsidiaries of the Seller party thereto, Buyer Parent and its wholly owned Subsidiary party thereto and the Company, substantially in the form attached hereto as Exhibit B.
“Governmental Authority” means any United States or non-United States national, supranational, federal, state or local governmental, quasi-governmental, regulatory, self-regulatory or administrative authority, agency, division or commission or any judicial or arbitral body of competent jurisdiction.
“Hazardous Material” means any hazardous or toxic material, substance or waste that is listed under or regulated, categorized or defined by Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics or as hazardous, toxic, radioactive, a pollutant or a contaminant, or words of similar meaning and regulatory effect, including petroleum or petroleum by-products, radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls and per- and polyfluoroalkyl substances (so-called PFAS substances).

“IFP Segment” means the business segment described as “International Family Care and Professional” in the Seller’s Form 10-K for the fiscal year ended December 31, 2024.
“Inactive Employee” means any Business Employee who is not actively at work and is on an approved leave of absence as of immediately prior to the Closing Date.
“Income Taxes” means any Taxes measured by, or imposed upon, net income, profits or gains (including any franchise Taxes imposed in lieu thereof and branch profits tax) whether imposed directly or through withholding.
“Indebtedness” means, as at a specified time, without duplication, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or other penalties or “breakage” costs, of (i) any indebtedness for borrowed money of any member of the Company Group and (ii) any indebtedness of any member of the Company Group evidenced by any note, bond, debenture or other debt security, (b) any liability of any obligations of any member of the Company Group under finance leases in accordance with the Applicable Accounting Principles (excluding for the avoidance of doubt any operating leases), (c) any amounts owing by any member of the Company Group for the payment of any deferred purchase price of assets, personal property or services ((x) including earn-outs, milestone or similar payments, contingent or otherwise (in each case, to be valued at the maximum amount reasonably expected to be payable under the applicable Contract for such obligation) but (y) excluding trade payables), (d) any obligations of any member of the Company Group under performance bonds, standby letters of credit or similar facilities, in each case only to the extent called or drawn, as applicable, (e) any defined benefit pension or defined benefit pension-like liabilities and unfunded or underfunded post-retirement welfare liabilities under any Transferred Subsidiary Plan or Assumed Plan (in each case, as calculated in accordance with the Applicable Accounting Principles), and (f) accrued but unpaid base salary and wages and (g) the employer portion of any payroll, social security, unemployment or other Taxes with respect to any payment or settlement of any equity or equity-based awards of any of the Seller and its Affiliates (other than the Company Group). Notwithstanding the foregoing, “Indebtedness” does not include (A) any operating lease obligations, (B) obligations under any interest rate, currency or other hedging agreement (other than breakage costs payable upon termination thereof on the Closing Date), (C) the Asset Jurisdiction Inventory Amount, (D) any liability under the UK Pension Plan, (E) the Transferred Subsidiary Inventory Amount, (F) trade payables and accrued expenses of the Business arising in the Ordinary Course of Business included in Net Working Capital or (G) any Taxes (other than social security, unemployment or other Taxes described in clause (f) of this definition) or Recoverable VAT Loans; provided that, for the avoidance of doubt, Indebtedness shall exclude any amounts otherwise taken into account in the calculation of Asset Jurisdiction Net Working Capital, the Transferred Subsidiary Net Working Capital Seller Transaction Expenses and Debt Financing Expenses.
“Intellectual Property” means: (a) trade names, trademarks and service marks, symbols, logos, designs, commercial slogans, trade dress and similar rights, and applications to register any of the foregoing, and all goodwill associated with any of the foregoing; (b) patents, patent applications, and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations and renewals thereof; (c) copyrights (whether registered or unregistered) and applications for registration; (d) internet domain names; (e) rights in Proprietary Information (including inventions, whether or not patentable); and (f) rights in Software, data, databases and compilations of data.
“Intellectual Property Ancillary Agreements” means: the Trademark License Agreement, the Grant-Back Trademark License Agreement, the Co-Existence Agreement and the Know-How and Patent License Agreement.
“IP Assignment Agreement” means an assignment agreement substantially in the form attached as Exhibit C hereto.

“IT Systems” means all information technology and computer systems, including software, computer hardware, electronic data processing and information and communications systems relating to the generation, transmission, storage, maintenance or processing of data and information that are owned, controlled, or used by the Seller or the Selling Affiliates with respect to the Business or any member of the Company Group.
“Japan Assignment Date” means the day immediately following the expiration or termination of the Crecia License Agreement.
“Japan Trademarks” means the Trademark applications and registrations owned by the Seller or any of its Affiliates set forth on Section 2.13 of the Disclosure Schedules.
“JV Holdco” shall mean Kimberly-Clark IFP Holdings B.V., an indirect, wholly owned Subsidiary of the Seller.
“Key Reorganization Steps” means those certain steps set forth on Schedule 7.1(d) of the Disclosure Schedules.
“Know-How and Patent License Agreement” means the license agreement substantially in the form(s) attached as Exhibit D hereto.
“Knowledge” with respect to the Seller, means the actual (but not constructive or imputed) knowledge of any of the Persons listed in Schedule 1.1(f) of the Disclosure Schedules.
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Leased Real Property” means, collectively, all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Transferred Subsidiaries, and the real property that is the subject of the Transferred Leases.
“Leases” means all leases, subleases, licenses, concessions and other agreements, including amendments, guarantees or supplements thereto (written or oral) pursuant to which any member of the Company Group (or Selling Affiliate under the Transferred Leases) hold or have a right to any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any member of the Company Group (or Selling Affiliate) thereunder.
“Liability” means any debt, liability or obligation of any kind or nature, whether known or unknown, express or implied, direct or indirect, absolute, accrued, contingent or otherwise, whether due or to become due, asserted or unasserted, matured or unmatured, liquidated or unliquidated, on- or off-balance sheet, determined, determinable or otherwise, whenever or however arising, including whether arising out of or under any Contract, Law or Action.
“Licensed Intellectual Property” means any Intellectual Property licensed or sublicensed to the Company under the Trademark License Agreement and the Know-How and Patent License Agreement.
“Local Asset Transfer Agreement” means a local asset transfer agreement substantially in the form attached as Exhibit E hereto.
“Local Share Transfer Agreement” means a local share transfer agreement substantially in the form attached as Exhibit F hereto.
“Lookback Date” means the date that is three (3) years prior to the date hereof.

“Losses” means any losses, liabilities, damages, expenses, Actions, orders, settlements, deficiencies, penalties and interest, including expenses in enforcing a Party’s rights hereunder together with all reasonable attorneys’ fees and other reasonable out-of-pocket disbursements incurred in connection with such Party’s investigation, defense or settlement thereof, but shall not include punitive damages unless such punitive damages are part of any judgement or award against an Indemnified Party to be paid to a Third Party in respect of a Third Party Claim.
“Material Adverse Effect” means any event, change, occurrence or effect that, individually or taken together with any other event, change, occurrence or effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by the Seller or the Company of its obligations under this Agreement, the Company Transfer Agreements or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby; provided, however, that in respect of clause (a) only, no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (ii) any changes generally affecting the industry in which the Business operates; (iii) any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws or Foreign Investment Laws for the consummation of the transactions contemplated hereby; (iv) any adoption, implementation, modification, repeal or other changes in any Laws applicable to the Business, including adoption of or changes in any Public Health Measures or any changes in GAAP, or in binding interpretations of any of the foregoing, in each case, after the date hereof; (v) any failure by the Business to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided that (A) the events, changes, occurrences or effects giving rise to or contributing to such failure that are not otherwise excluded from this definition of “Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect and (B) neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty to any such internal or published projections, forecasts or revenue or earnings predictions); (vi) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities (including hacking, ransomware and other unauthorized cyber intrusions that seek to compromise the confidentiality, integrity or availability of computer or communication systems or information therein), or governmental shutdown or slowdown, or any escalation or worsening of any such conditions; (vii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions; (viii) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions or any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person; (ix) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors partners or employees of the Seller or the Business due to the announcement and performance of this Agreement or the identity of the Parties, or the performance of this Agreement and the transactions contemplated hereby (provided that this clause (ix) shall not apply with respect to Section 3.3(a) or with respect to the condition to Closing contained in Section 7.3(a), to the extent it relates to Section 3.3(a)); (x) any actions taken by the Seller or any Selling Affiliate (solely to the extent related to the Business) that are expressly required by this Agreement (other than any action taken or not taken pursuant to Section 5.1(a)); (xi) any actions taken (or omitted to be taken) by the Seller or the Company at the written request of the Buyer; or (xii) any Excluded Asset or Excluded Liability only to the extent that any such direct or indirect event, change, occurrence or effect affects the Excluded Business; provided that, in the case of clauses (i), (ii), (iii), (vi), (vii) and (viii), such event, change, occurrence or effect may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent the impact of such event, change, occurrence or effect is disproportionately adverse to the Business, taken as a whole, as compared to other Persons companies operating in the same industries and geographical regions in which the Business operates (provided, further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”).
“Mill Jurisdiction” means each jurisdiction in which the Business operates a mill, including Australia, Colombia, El Salvador, France, Germany, Israel, Italy, Malaysia, Peru, South Africa, Spain, Taiwan, Thailand and the United Kingdom.
“Minimum Cash” means the aggregate amount of cash equal to $350,000,000.
“Non-ARD Business Employee” means each Business Employee who, as of immediately prior to the Closing, is not a Transferred Subsidiary Business Employee or an ARD Business Employee.
“Non-U.S. IP” means the Business Intellectual Property (including legal or economic rights with respect thereto) that is held by the Seller or its Affiliates for “foreign use” (within the meaning of Treasury Regulations Section 1.250(b)-4(b)) as of immediately prior to the Closing.
“Notarial Deed of Sale and Transfer” means the notarial deed of sale and transfer among the Seller (or any of its Affiliates), the Buyer (or the Buyer Designee) and the Company with respect to the sale and transfer of the Company Transferred Interests, pursuant to which the Company Transferred Interests Purchase is effected.
“Notice of Disagreement” means a written notice of a good-faith disagreement delivered by a Party in accordance with this Agreement.
“Open Source Software” means any Software subject to licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org as of the date of this Agreement or any substantially similar licenses.
“Ordinary Course of Business” means, with respect to any Person, the conduct of the business of such Person, consistent with the customary customs, practices and procedures of such business.
“Organizational Documents” means, with respect to any Person at any time, in each case as amended, modified and supplemented at that time, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational or constituent documents) of that Person, (b) the articles of association, bylaws, limited liability company agreement, limited partnership agreement, joint venture agreement or the equivalent governing documents of that Person and (c) each document or Contract setting forth the designation, amount or relative rights, limitations or preferences of any class or series of that Person’s Equity Interests.
“Owned Real Property” means, collectively, all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Transferred Subsidiaries, and the Transferred Owned Real Property.
“Pegasus Operational Adjustment” shall have the meaning set forth in Schedule 1.1(g) of the Disclosure Schedules.

“Permit” means any consent, license, franchise, permit, waiver, approval, authorization, certificate, registration, concession, exemption or other similar authorization issued or otherwise granted by, obtained from or made with any Governmental Authority.
“Permitted Encumbrance” means (a) liens for Taxes, assessments or other governmental charges (i) not yet delinquent or (ii) the validity or amount of which is being contested in good faith by appropriate proceedings and, in each case, for which there are adequate reserves on the Statement of Net Assets under GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Seller or any member of the Company Group for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, and in each case for which there are adequate reserves on the Statement of Net Assets under GAAP, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) Encumbrances created by, or at the direction of, the Buyer and (d) with respect to real property: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (ii) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the real property being leased; and (iii) all recorded exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances, in each of the foregoing subclauses (i), (ii) and (iii), to the extent that such Encumbrance (A) does not materially and adversely affect the value of the applicable real property and (B) does not materially interfere with the present ownership or use of the applicable real property by the Business, in each case, taking into account the whole of the applicable parcel of real property.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Information” means any information used in the Business and maintained by or on behalf of the Seller, the Selling Affiliates or any member of the Company Group that relates to an identified or identifiable individual or household or is otherwise defined as “personal information,” “personal data,” or other equivalent term under applicable Law.
“Pillar Two Rules” means (a) the Organization for Economic Co-Operation and Development’s (“OECD”) model rules in respect of Pillar Two of the OECD’s BEPS 2.0 project and any associated rules or guidance issued by the OECD (the “GloBe Rules”) and (b) any Law or regulation of any jurisdiction which implements, or facilitates the implementation of, the GloBe Rules in that or any other jurisdiction (“GloBe Rules Implementing Legislation”).
“Pillar Two Tax” means any tax charged in accordance with the Pillar Two Rules, including (for the avoidance of doubt) any Qualified Domestic Minimum Top-up Tax, and any tax charged pursuant to the Income Inclusion Rule and the Undertaxed Profits Rule as defined in the Pillar Two Rules as implemented under domestic legislation whether in the Netherlands or elsewhere.
“Potentially Delayed Jurisdictions” means those certain jurisdictions set forth on Schedule 1.1(h) of the Disclosure Schedules.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Proprietary Information” means trade secrets and confidential information, including (a) information relating to the financial or trading position, or the assets, customers, suppliers, employees, operations, processes, products, plans, or market opportunities, (b) know-how, trade secrets, technical information, and source code, and (c) findings, data and analysis derived from any information in clause (a) or (b).
“Public Health Measures” means any closures, “shelter-in-place”, “stay at home”, social distancing, shut down, closure, curfew or other similar restrictions or any other Laws, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization in connection with any epidemic, pandemic or similar outbreak of disease, or in connection with or in response to any other public health conditions.
“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.10.
“Put and Call Option Agreement” means the put and call option agreement pursuant to which Kimberly-Clark IFP Holdings B.V. shall grant the Company an option to require Kimberly-Clark IFP Holdings B.V. to transfer all of the issued and outstanding Equity Interests of the UK Transferred Subsidiaries to the Company by way of a capital contribution to the Company by Kimberly-Clark IFP Holdings B.V., and the Company shall grant Kimberly-Clark IFP Holdings B.V. an option to require the Company to acquire all of the issued and outstanding Equity Interests of the UK Transferred Subsidiaries by way of a capital contribution to the Company by Kimberly-Clark IFP Holdings B.V., substantially in the form attached as Exhibit G hereto.
“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer, a copy of which has been made available to the Seller, and to be bound as provided in Section 5.10 in the name and for the benefit of the Buyer.
“R&W Insurer” means each of the insurers named in the R&W Insurance Policy.
“Recoverable VAT” means any VAT paid by a member of the Company Group (or by a group, consolidation or fiscal unity with respect to which a member of the Company Group is a member for VAT purposes, but not the Seller or any of its Affiliates) that is recoverable by a member of the Company Group (or by a group, consolidation or fiscal unity with respect to which a member of the Company Group is a member for VAT purposes, but not the Seller or any of its Affiliates) by way of a cash tax refund from the relevant Taxing Authority or the realization of a cash tax saving.
“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, partners (limited and general), Controlling Persons, Representatives and the respective successors and assigns of each of the foregoing.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including any soil, sediment, subsurface strata, surface water or groundwater.
“Representatives” means, with respect to any Person, the officers, directors, managers, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Restricted Cash” means any cash or cash equivalents to the extent not freely usable by the Company Group because such cash or cash equivalents are subject to Taxes, restrictions or limitations on use or distribution by applicable Law or Contract, including (a) restrictions on dividends and repatriations to the Company and (b) amounts held in escrow or in reserve pursuant to any letter of credit, surety bond or otherwise as collateral and amounts that are held as a deposit for the benefit of a third party.

“Return” including, with correlative meaning, the term “Returns”, means any return, declaration, report, statement, information statement or similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any attachment thereto or amendment thereof.
“Sanctioned Person” means any Person with whom dealings are prohibited by Sanctions Laws, including: (a) any Person designated on any applicable Sanctions Laws-related list of blocked persons; (b) a Governmental Authority of a comprehensively sanctioned country (currently, Cuba, Iran, N. Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); (c) any Person that is, in the aggregate, 50% or greater owned or Controlled by the foregoing; (d) any Person resident in or operating from a comprehensively sanctioned country; or (e) any Person otherwise targeted under any Sanctions Laws.
“Sanctions Laws” means all Laws relating to economic sanctions, including the Laws administered or enforced by the United States, including the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. State Department, the U.S. Commerce Department or any foreign equivalent.
“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict with Organizational Documents), Section 3.4(c) (Company Interests and Purchased Shares) and Section 3.19 (Brokers).
“Seller Occurrence-Based Insurance Policies” means all occurrence-based liability insurance policies (excluding Employee Plans and any captive or self-insurance programs) issued by unaffiliated third parties that (a) are in effect immediately prior to the Closing, (b) are owned or held by or issued in favor of Seller or any of its Affiliates, and (c) cover the Business (or any part thereof) or any of the Transferred Assets (or any part thereof) or any Assumed Liability (or any part thereof).
“Seller Transaction Expenses” means, (a) to the extent not paid at or prior to the Closing, (i) the fees, costs and expenses (including any advisors, experts, consultants and legal, accounting and financial advisory expenses) incurred or owed by any member of the Company Group in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or any Ancillary Agreements or the transactions contemplated by this Agreement or any Ancillary Agreements or the sale process relating to the potential sale of the Business, (ii) all payments with respect to any severance payments, or any success, stay, transaction, retention, sale or change of control bonus or other similar payments or bonuses which become due or are otherwise required to be paid by any member of the Company Group to any current or former individual service provider of any member of the Company Group or any other current or former Business Employee solely as a result of the transactions contemplated by this Agreement, the Company Transfer Agreements or the Ancillary Agreements (including any such payments or bonuses due or otherwise required to be paid pursuant to the Divestiture Compensation Agreements), including the employer portion of any payroll, social security, unemployment or other Taxes related thereto, which for the avoidance of doubt, shall not include any “double trigger” payments that may be triggered, either automatically or with the passage of time, upon a post-Closing termination of employment or by any action of, or at the direction of, the Buyer or any of its Affiliates (including any such “double trigger” payments that may be triggered pursuant to the Divestiture Compensation Agreements) and (iii) all third-party costs and expenses incurred by any member of the Company Group in connection with the Reorganization (other than costs and expenses expressly agreed in this Agreement to be paid by a member of the Company Group) and (b) 49% multiplied by Debt Financing Expenses of Buyer. Notwithstanding the foregoing, Seller Transaction Expenses shall exclude (A) Taxes (other than payroll, social security, unemployment or other Taxes described in clause (a)(ii) of this definition) and (B) any costs and expenses incurred in connection with the R&W Insurance Policy.
“Selling Affiliate” means any Affiliate of the Seller that owns or holds any right, title or interest in and to any Transferred Assets or that has any obligations or liabilities in respect of any Assumed Liabilities, excluding the Excluded Affiliates.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) all documentation, user manuals, and training materials, relating to any of the foregoing.
“Specified Amount” means $12,000,000, as such amount may be adjusted in accordance with Section 5.16(g).
“Straddle Period” means any Tax period that includes but does not end on the Closing Date.
“Sublicensed Patents” means the patents owned by third parties and sublicensed to the Company under the Know-How and Patent License Agreement.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting Equity Interests are owned or Controlled, directly or indirectly, by such first Person.
“Tax” or “Taxes” means (a) any non-U.S., U.S. federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, personal property (tangible and intangible), real property, goods and services, value added, transfer, franchise, profits, license, withholding, payroll, social security, employment, excise, severance, stamp, deed recording fee, occupation, premium, environmental or windfall profit tax, or other governmental fee, assessment or charge, in each case in the nature of a tax (including, for the avoidance of doubt, Pillar Two Tax), (b) any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax described in the foregoing clause (a), and (c) any Transfer Taxes Clawback Amount.
“Taxing Authority” means any Governmental Authority having sole jurisdiction to impose to any Tax.
“Trademark License Agreement” means the license agreement substantially in the form(s) attached as Exhibit H hereto.
“Transfer Taxes” means all transfer, documentary, capital duty, stamp duty, stamp duty reserve tax, stock transfer, deed recording fee, excise, and conveyance Taxes and other similar Taxes, duties, fees, or charges imposed by any Governmental Authority as a result of, or payable or collectible or incurred in connection with, the transactions contemplated by this Agreement (including the Reorganization), together with any interest and penalties thereon, but excluding any VAT, Income Taxes, Pillar Two Taxes and Transfer Taxes Clawback Amounts.
“Transfer Taxes Clawback Amount” means any amount of transfer, documentary, capital duty, stamp duty, stamp duty reserve tax, stock transfer, deed recording fee, excise, stamp duty land tax and conveyance taxes and other similar taxes, duties, fees, or charges imposed by any Governmental Authority or any amount in respect thereof, together with any interest and penalties thereon, which arise as a result of the withdrawal of a relief previously claimed or granted by a Taxing Authority (other than a relief claimed or granted by a Taxing Authority in respect of a Transfer Tax that would (save for such relief) have become payable (or necessary to pay in order to establish title to an asset) as a result of the Company Transfer) as a result of some or all of the transactions contemplated by this Agreement.
“Transferred Subsidiaries” means Kimberly-Clark IFP ANZ Pty. Limited, Kimberly-Clark Hygiene Products PVT Ltd., P.T. Kimberly-Clark Indonesia, S-K Corporation, Taiwan Scott Paper Corp.,

Kimberly-Clark Thailand Ltd., Kimberly-Clark Manufacturing (Thailand) Ltd., Kimberly-Clark S.A.S., Kimberly-Clark S.R.L. and the UK Transferred Subsidiaries.
“Transferred Subsidiary Business Employee” means each Business Employee who, as of immediately prior to the Closing, is employed by a Transferred Subsidiary.
“Transferred Subsidiary Inventory” means, collectively, the Inventory of the Transferred Subsidiaries.
“Transferred Subsidiary Inventory Amount” means, at a specified time and without duplication, the value in U.S. dollars of the Transferred Subsidiary Inventory, calculated in accordance with the Applicable Accounting Principles. For the avoidance of doubt, Transferred Subsidiary Inventory Amount shall exclude any amounts otherwise taken into account in the calculation of Asset Jurisdiction Inventory Amount or the Asset Jurisdiction Net Working Capital.
“Transferred Subsidiary Net Working Capital” means, at a specified time and without duplication, an amount (which may be positive or negative) equal to (a) the aggregate value of the current assets of the Transferred Subsidiaries (including the Transferred Subsidiary Inventory Amount), minus (b) the aggregate value of the current liabilities of the Transferred Subsidiaries, in each case, on a basis substantially consistent with the Illustrative Net Working Capital Calculation, plus (c) the Pegasus Operational Adjustment; provided that, for the avoidance of doubt, clauses (a) and (b) of Transferred Subsidiary Net Working Capital shall (i) exclude any amounts otherwise taken into account in the calculation of Cash or Indebtedness, (ii) exclude any Tax assets or liabilities and any Recoverable VAT Loans, (iii) exclude any current assets or liabilities of entities that are not the Transferred Subsidiaries, (iv) be calculated in accordance with the Applicable Accounting Principles, (v) exclude any amounts otherwise taken into account in the calculation of Asset Jurisdiction Net Working Capital and (vi) exclude any cash held by a member of the Company Group for the purpose of satisfying a Tax liability for which Seller is responsible pursuant to Section 6.1(b) or Section 6.3(b).
“Transferred Subsidiary Net Working Capital Overage” means the amount by which the Estimated Transferred Subsidiary Net Working Capital or the Closing Transferred Subsidiary Net Working Capital (as applicable) exceeds the Final Transferred Subsidiary Net Working Capital Target.
“Transferred Subsidiary Net Working Capital Underage” means the amount (which shall be an absolute value) by which the Final Transferred Subsidiary Net Working Capital Target exceeds the Estimated Transferred Subsidiary Net Working Capital or the Closing Transferred Subsidiary Net Working Capital (as applicable).
“Transferred Subsidiary Plan” means an Employee Plan that is solely sponsored or maintained by any Transferred Subsidiary following the Reorganization or that any Transferred Subsidiary solely contributes to (or is required to contribute to) for or on behalf of any current or former service providers of the Transferred Subsidiary.
“Transition Services Agreement” means the transition services agreement, by and among the Seller, the Company and the Buyer, substantially in the form attached as Exhibit I hereto.
“Transitional Supply Agreement” means the two transitional supply agreements, each by and between the Seller (or one of its Affiliates) and the Company in their respective capacities as supplier and customer, substantially in the form attached as Exhibit J hereto.
“Treasury Regulations” means the regulations issued by the Internal Revenue Service and the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.

“UK Pension Plan” means the Kimberly-Clark Pension Scheme governed by a Trust Deed and Rules dated 21 August 2020.
“UK Transferred Subsidiaries” means Kimberly-Clark Limited and Kimberly-Clark Europe Limited.
“VAT” means (a) any value added tax imposed in compliance with (i) the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), or (ii) the Value Added Tax Act of 1994 in the United Kingdom and (b) any goods or services tax or sales tax (or similar tax) in any jurisdiction.
“Willful Breach” means (a) a deliberate act or failure to act, with the actual knowledge that such act or failure to act would, or would reasonably be expected to, constitute in and of itself a material breach of any covenant or agreement set forth in this Agreement, or (b) the failure of the Buyer or the Seller (on behalf of itself and the Company) to effect the Closing if and when required pursuant to Section 2.8.
“Yankee Dryer Spares” shall have the meaning set forth on Schedule 5.23(b).
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Section
Agreement	Preamble
Alternative Recovery	8.6(b)
Anti-Hybrid Mismatch Directive	1.1
Applicable Accounting Principles	2.9(a)
Asset Allocation Schedule	6.4(c)
Asset Jurisdiction Net Working Capital Target	2.9(a)
Assumed Liabilities	2.3
Burdensome Condition	5.5(e)
Business	Recitals
Business Permits	3.8(b)
Business Registered Intellectual Property	3.14(a)
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer Released Claims	5.20(b)
Buyer Termination Payment	9.3
CBA	3.11(a)
Claim Information	8.5(a)
Claim Notice	8.5(a)
Closing	2.8
Closing Asset Jurisdiction Net Working Capital Overage	2.10(b)
Closing Asset Jurisdiction Net Working Capital Underage	2.10(b)
Closing Cash	2.10(b)
Closing Date	2.8
Closing Date Allocation Schedule	6.4(b)
Closing Debt Financing Expenses	2.10(b)

Closing Indebtedness	2.10(b)
Closing Seller Transaction Expenses	2.10(b)
Closing Specified Amount	2.10(b)
Closing Transferred Subsidiary Net Working Capital Overage	2.10(b)
Closing Transferred Subsidiary Net Working Capital Underage	2.10(b)
Comingled Loss	8.6(c)
Comingled Permit	5.14
Company	Preamble
Company Transfer	2.1
Company Transferred Interests Purchase	2.6
Company Welfare Plans	5.9(g)
Confidentiality Agreement	5.4
Data Room	10.6(a)
Debt Facility	5.31(a)
Debt Financing	5.31(a)
Debt Financing Expenses	1.1
Delayed Approval	5.22(a)
Delayed Business	5.22(a)
Delayed Business Cut-Off Date	5.22(a)
Delayed Business Employee	5.22(a)
Delayed Business Notice	5.22(a)
Delayed Employee Transfer Date	5.9(o)
Delayed Transfer Employee	5.9(o)
Delay Notice	5.22(a)
Direct Claim	8.5(c)
Disclosure Schedules	Article III
Dispute	10.10
Divestiture Remedy	5.5(e)
Enforceability Exceptions	3.2
Estimated Asset Jurisdiction Net Working Capital Overage	2.10(a)
Estimated Asset Jurisdiction Net Working Capital Underage	2.10(a)
Estimated Closing Cash	2.10(a)
Estimated Closing Indebtedness	2.10(a)
Estimated Debt Financing Expenses	2.10(a)
Estimated Transferred Subsidiary Net Working Capital Overage	2.10(a)
Estimated Transferred Subsidiary Net Working Capital Underage	2.10(a)
Estimated Seller Transaction Expenses	2.10(a)
Estimated Specified Amount	2.10(a)
Excluded Assets	2.2
Excluded Benefits	5.9(f)
Excluded Liabilities	2.4
Final Asset Jurisdiction Net Working Capital Target	2.9(b)
Final Closing Statement	2.10(b)
Final Closing Statement Figures	2.10(b)
Final Transferred Subsidiary Net Working Capital Target	2.9(b)

Financial Statements	3.5(a)
Foreign Antitrust Laws	3.3(b)
GloBe Rule	1.1
Group Tax Arrangement	6.9
Guarantor	Preamble
Guaranty	Preamble
Hold-Back Termination Date	5.22(c)
ICC	10.10(b)
ICC Rules	10.10(b)
Immigration Approvals	5.9(p)
Indemnification Tax Benefit	6.8
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Independent Accounting Firm	2.10(d)
Initial Termination Date	9.1(c)
IT Separation Plan	5.17
Intended Tax Treatment	6.4(a)
Intercompany Agreements	3.20
Inventory	2.1(f)
Key Reorganization Steps	7.1(d)
K&E	2.2(t)
Local Closing Date	5.9(a)(ii)
Losses	8.2
Material Contracts	3.18(a)
Material Customers	3.18(b)
Material Distributors	3.18(b)
Material Suppliers	3.18(b)
Net Adjustment Amount	2.10(g)(i)
Net Working Capital Target Calculation	2.9(a)
Non-Assignable Transferred Assets	2.5(a)
Non-Party Affiliate	10.23(a)
Notary	2.6
Objecting Employee	5.9(a)(ii)
OECD	1.1
Outstanding Jurisdiction	5.22(a)
Party(ies)	Preamble
PEO Agreement	3.11(a)
Performance Level	5.9(k)
Phase I Environmental Assessment	5.28
Pre-Closing Event	5.21(b)
Preliminary Closing Statement	2.10(a)
Privileged Information	5.27
Proprietary Information	3.14(f)
Purchased Shares	2.1
Real Property	3.13(a)

Recoverable VAT Loan	6.3(b)
Released Buyer Parties	5.20(a)
Released Seller Parties	5.20(b)
Releasing Buyer Parties	5.20(b)
Releasing Seller Parties	5.20(a)
Reorganization	5.15(a)
Reorganization Committee	5.16(a)
Replacement Contracts	5.13(a)
Replacement Permits	5.14
Retained Marks	5.8(a)
Sales Baseline	5.1(d)
Sample Statement	2.10(a)
Seller	Preamble
Seller Consolidated Group	6.1(a)
Seller Consolidated Return	6.1(a)
Seller Guarantees	5.7
Seller Indemnified Parties	8.3
Seller IP	5.8(a)
Seller Released Claims	5.20(a)
Seller Transaction Taxes	6.3(a)
SG&A Baseline	5.1(d)
Specified Transaction Taxes	5.16(g)
Statement of Net Assets	3.5(a)
Supplier Finance Providers	3.18(c)
Tax Claim	6.6
Termination Date	9.1(c)
Third Party Claim	8.5(a)
Transferred Assets	2.1
Transferred Business Permits	2.1(g)
Transferred Computer Systems	2.1(c)
Transferred Contracts	2.1(a)
Transferred Employees	5.9(c)
Transferred Intellectual Property	2.1(b)
Transferred Know-How	2.1(d)
Transferred Leases	2.1(i)
Transferred Owned Real Property	2.1(j)
Transferred Subsidiary Net Working Capital Target	2.9(a)
UK Pension Employers	5.9(q)(ii)
UK Pension Release	5.9(q)(ii)
WARN	5.9(l)
Yankee Determination	5.23
Yankee Notice	5.23
Yankee Notice Period	5.23

ARTICLE II
COMPANY TRANSFER; PURCHASE AND SALE OF COMPANY TRANSFERRED INTERESTS
Section 2.1    Company Transfer. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, the Seller shall, or shall cause the relevant Selling Affiliate to, contribute, assign, transfer, convey and deliver to the Company or one or more designated Subsidiaries of the Company (as applicable) all of the Seller’s or such Selling Affiliate’s right, title and interest as of the time of the transfer in and to the Transferred Assets, and the Company (or such designated Subsidiaries, as applicable) shall acquire and accept the Transferred Assets (other than the UK Transferred Subsidiaries). In addition, at or prior to the Closing, Seller shall cause Kimberly-Clark IFP Holdings B.V. and the Company to enter into the Put and Call Option Agreement. “Transferred Assets” shall mean: (A) all of the issued and outstanding Equity Interests of the Transferred Subsidiaries (the “Purchased Shares”), which shall be sold free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws); provided that the UK Transferred Subsidiaries shall not be Transferred Assets unless a valid put option or call option is exercised in relation to the UK Transferred Subsidiaries pursuant to the Put and Call Option Agreement; and (B) all of the Seller’s and each relevant Selling Affiliate’s right, title and interest in and to the following enumerated assets as they exist at the time of the transfer and as of the Closing, as applicable (other than the Excluded Assets), which shall be sold free and clear of all Encumbrances (other than Permitted Encumbrances):
(a)    all Contracts (excluding any Employee Plan and any Transferred Lease) (i) to which the Seller or any of its Affiliates (other than the Transferred Subsidiaries or the Excluded Affiliates) is a party or by which the Seller or any of its Affiliates (other than the Excluded Affiliates) is bound and that are exclusively related to the Business (the “Transferred Contracts”) or (ii) which constitute Replacement Contracts;
(b)    all Intellectual Property set forth on Schedule 2.1(b) of the Disclosure Schedules, all Intellectual Property in the Transferred Know-How and all other Intellectual Property owned by Seller or any of its Affiliates on the Closing Date that is exclusively used in the Business, other than (i) any Licensed Intellectual Property and (ii) Intellectual Property in Proprietary Information (the “Transferred Intellectual Property”);
(c)    all computer applications set forth on Schedule 2.1(c) of the Disclosure Schedules (the “Transferred Computer Systems”);
(d)    the know-how solely consisting of (i) the product specifications for any product listed in Schedule 1.1(i) of the Disclosure Schedules that is sold exclusively in the ABU Geographic Regions and exclusively used by such product, in each case, prior to the Closing Date, and (ii) all test results and supporting documentation existing as of the Closing Date and applicable to regulatory certificates (e.g., 510k, CEs) for the products referenced in this clause (i) (the “Transferred Know-How”);
(e)    all furniture, fixtures, furnishings, vehicles, computers, hardware, related computer equipment, leasehold improvements, tools, machinery, equipment and all other fixed assets and tangible personal property of any kind (other than Inventory) (i) exclusively used or held for use in the Business or (ii) located in the Owned Real Property or the Leased Real Property, including all portable electronic devices of the Transferred Employees to the extent exclusively used or held for use in the Business;
(f)    all inventory, including all raw materials, work-in-progress and finished goods owned by such Seller or any of its Affiliates (other than the Excluded Affiliates) and used or held for use exclusively in the Business, wherever located, including if in transit (the “Inventory”);

(g)    all Permits and all applications therefor (i) of such Seller or any of its Affiliates (other than the Excluded Affiliates) used or held for use (A) exclusively in the Business or (B) in connection with ownership, operation or use of any Real Property (the “Transferred Business Permits”), but only to the extent such Permits may be transferred under applicable Law (and in such case, subject to Section 5.14) and (ii) which constitute Replacement Permits;
(h)    all distributors’ and suppliers’ lists, distribution lists, customer lists, sales and promotional literature and other sales-related materials to the extent exclusively related to the Business;
(i)    the Leases set forth on Schedule 2.1(i) of the Disclosure Schedules (the “Transferred Leases”);
(j)    the Owned Real Property set forth on Schedule 2.1(j) of the Disclosure Schedules (the “Transferred Owned Real Property”);
(k)    except as specifically provided for in Section 2.2(f), (i) the personnel records, in any form or medium, of the Transferred Employees (except to the extent any applicable Law prohibits their transfer) and (ii) all books, ledgers, files, reports, plans, manuals and other materials and records, in any form or medium, in each case, to the extent exclusively related to the Business, including any emails sent or received by the Transferred Employees and any laboratory notebooks to the extent containing research and development information exclusively related to the Business;
(l)    all rights to Actions, causes of action, judgments, defenses, rights of subrogation, rights of set-off and demands of any nature in favor of such Seller or any of its Affiliates to the extent exclusively related to the Business, the Transferred Assets or the Assumed Liabilities, including all rights under all guarantees, warranties, indemnities and similar rights and rights to contribution, indemnification, reimbursement and all other rights of recovery in connection thereto in favor of such Seller or any of its Affiliates;
(m)    with respect to each member of the Company Group, the Organizational Documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such member of the Company Group;
(n)    (i) all proceeds of Seller Occurrence-Based Insurance Policies that have not been collected by the Seller or any of its Affiliates prior to the Closing; provided that the Buyer has otherwise complied with Section 5.21 and (ii) all property and casualty insurance proceeds received or receivable in connection with the damage or destruction of any Transferred Assets or assets that would have been Transferred Assets but for such damage or destruction, in each case, net of any “deductibles” or net retentions associated with such proceeds and any reasonable and documented out-of-pocket expenses incurred by the Seller or any of its Affiliates with respect thereto;
(o)    all rights under all confidentiality agreements with prospective purchasers of the Business or any material portion thereof;
(p)    except as specifically provided in Section 5.9, any assets relating to any Transferred Subsidiary Plan or Assumed Plan;
(q)    all Cash held by the members of the Company Group as of the Calculation Time, including all Minimum Cash, and all of the bank accounts of members of the Company Group;
(r)    the goodwill of the Seller and the Selling Affiliates exclusively related to the Business;

(s)    all other tangible assets and personal properties of every kind and nature, wherever located, exclusively related to, exclusively used or exclusively held for use by the Seller and its Affiliates in connection with, the Business; and
(t)    such other assets listed in Schedule 2.1(t) of the Disclosure Schedules.
Section 2.2    Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, neither the Seller nor any of its Affiliates are transferring, assigning or conveying, and the Company Group is not accepting, any assets other than those expressly listed or described in Section 2.1, and the term “Transferred Assets” shall expressly exclude the following assets of the Seller and its Affiliates (other than the Company Group) all of which shall be retained by the Seller and its Affiliates (other than the Company Group) (collectively, the “Excluded Assets”):
(a)    all assets, properties and rights of every kind and nature, whether tangible or intangible, real or personal, and wherever located, to the extent not used or held for use by the Seller and its Affiliates in connection with the Business;
(b)    any assets with respect to the manufacturing, development, sale or distribution of consumer and professional tissue products, including bath tissue, towels, table napkins, hard rolls, facial tissue, and wipe products to the extent not used by the Seller or its Affiliates in (i) the IFP Segment or (ii) the ABU Geographic Regions (including those assets set forth on Schedule 2.2(b) of the Disclosure Schedules);
(c)    the Equity Interests of the Seller and each Excluded Affiliate other than the Purchased Shares, the Company Interests and the Company Group Equity Interests;
(d)    all of the Seller’s and its Affiliates’ cash and cash equivalents (other than, for the avoidance of doubt, Cash held by members of the Company Group as of the Calculation Time, including the Minimum Cash);
(e)    all accounts receivable, including trade accounts receivable and other receivables, of Seller or any of its Affiliates (other than members of the Company Group), in each case, at the Calculation Time;
(f)    (i) the personnel records of the Transferred Employees that are prohibited from transfer by applicable Law, (ii) the Seller’s and any of its Affiliates’ (other than any member of the Company Group’s) (x) books and records of, or related to, internal corporate proceedings and regulatory and compliance matters, (y) Tax records (including Returns) and (z) work papers and (iii) copies of the books and records set forth in Section 2.1(m) that the Seller or any of its Affiliates (other than members of the Company Group) are prohibited from disclosing or transferring to the Buyer under applicable Law;
(g)    all Intellectual Property that is not Transferred Intellectual Property, including, (i) trade dress rights, design rights and copyrights in any product or packaging and (ii) rights in the following names and marks and any variation, translation, combination, or derivation thereof, and all confusingly similar names and trademarks: (v) the Japan Trademarks, solely until the Japan Assignment Date, (w) “RIGHTCYCLE,” (x) “KIMBERLY-CLARK PROFESSIONAL” and “KIMBERLY-CLARK,” (y) names and marks licensed by the Seller or its Affiliates pursuant to the Trademark License Agreement, and (z) names and marks that begin with the constituent element “KIM” and that are not expressly listed in Schedule 3.14(a) of the Disclosure Schedules;
(h)    all of the Seller’s and its Affiliates’ bank accounts (other than any bank accounts of any member of the Company Group);

(i)    all (i) Tax assets and attributes of Seller and its Affiliates (other than the Transferred Subsidiaries) and of any Seller Consolidated Group and (ii) Tax assets and attributes in respect of any Excluded Asset, any Excluded Liability or otherwise with respect to the Excluded Business;
(j)    except as specifically provided in Section 2.1(n) and subject to Section 5.21(b), any of the Seller’s or its Affiliates’ insurance policies and rights, claims or causes of action thereunder;
(k)    except as specifically provided in Section 5.9, any assets relating to any Employee Plan (other than any Transferred Subsidiary Plan or Assumed Plan);
(l)    all assets sold, or otherwise disposed of, in compliance with the terms of this Agreement during the period from the date hereof until the Closing Date;
(m)    all consideration received by the Seller and its Affiliates, and all rights of the Seller and its Affiliates under, this Agreement, the Company Transfer Agreements or any Ancillary Agreements, subject to the terms hereof and thereof;
(n)    subject to Section 5.13, the Comingled Contracts and the Contracts listed on Schedule 2.2(n) of the Disclosure Schedules;
(o)    except as specifically provided in Section 2.1(s) and subject to Section 5.14, the Comingled Permits;
(p)    all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties of the Seller and its Affiliates (other than members of the Company Group) included in the calculation of the Asset Jurisdiction Net Working Capital;
(q)    each Divestiture Compensation Agreement;
(r)    all rights to Actions, causes of action, judgments, defenses, rights of subrogation, rights of set-off and demands of any nature in favor of such Seller or any of its Affiliates set forth on Schedule 2.2(r) of the Disclosure Schedules, including all rights under all guarantees, warranties, indemnities and similar rights and rights to contribution, indemnification, reimbursement and all other rights of recovery in connection thereto in favor of such Seller or any of its Affiliates;
(s)    the assets set forth on Schedule 2.2(s) of the Disclosure Schedules; and
(t)    all confidential communications between the Company, the Seller and its Affiliates (including any Transferred Subsidiary prior to the Closing Date), on the one hand, and Kirkland Ellis LLP (“K&E”) or Baker McKenzie LLP, on the other hand, to the extent relating to (i) the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of K&E in connection therewith, or (ii) subject to Section 5.27, the Business, the Company, the Transferred Assets or the Transferred Subsidiaries (in each case, prior to the Closing Date), solely to the extent such transfer, assignment or conveyance would reasonably be expected to contravene any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of K&E in connection therewith.
Section 2.3    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, the Company Group shall assume and pay, discharge, perform or otherwise satisfy, when due, the following Liabilities of the Seller or the Selling Affiliates, except to the extent such Liability would constitute a category of Liabilities that would constitute an “Excluded Liability” in clauses (a) through (i) of Section 2.4 (collectively, the “Assumed Liabilities”):

(a)    except as otherwise set forth in this Agreement, all liabilities (or any portion thereof) to the extent related to the Business, the Transferred Subsidiaries or the Transferred Assets, whether arising prior to, at or following the Closing;
(b)    all liabilities for (i) Taxes imposed on or with respect to the Transferred Assets or the Business and (ii) Taxes imposed upon any member of the Company Group (other than, for the avoidance of doubt, Taxes reported on a Seller Consolidated Return), in each case, for any Tax period (or portion thereof) beginning after the Closing Date, except to the extent such Taxes are Excluded Taxes;
(c)    all liabilities of the Seller or any of the Selling Affiliates (other than the Excluded Affiliates) under the Transferred Contracts, Transferred Leases and the Transferred Business Permits to be performed before, on or after the Closing Date, if, in either case, such Contract, Lease or Permit has been validly transferred to a member of the Company Group pursuant to Section 2.1(a) or Section 2.1(g);
(d)    all liabilities in respect of products manufactured, marketed, distributed or sold by the Business before, on or after the Closing Date, including product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims;
(e)    except as specifically provided in Section 5.9, all liabilities accruing, arising out of or relating to the Transferred Subsidiary Plans and the Assumed Plans; and
(f)    all liabilities (i) assumed by the Company Group pursuant to Section 5.9 and (ii) accruing, arising out of or relating to the Transferred Employees, to the extent arising after the Closing, including all liabilities relating to or arising out of any employment action or practice in connection with the employment or termination of employment of any Transferred Employees after the Closing.
Without limiting the Buyer’s or the Company’s rights to indemnification under Article VIII, the Company’s obligations under this Section 2.3 shall not be subject to offset for any reason, including by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement, the Company Transfer Agreements or the Ancillary Agreements or any document delivered in connection herewith or therewith.
Section 2.4    Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, no member of the Company Group is assuming any Liabilities that are not Assumed Liabilities, and the Seller shall, or shall cause its Affiliates to, pay, perform or otherwise satisfy all Liabilities of the Seller and its Affiliates that are not Assumed Liabilities (collectively, the “Excluded Liabilities”), including:
(a)    all Liabilities (other than those under Section 2.3(f)) (i) retained by the Seller or its Affiliates pursuant to Section 5.9 arising in respect of or relating to Business Employees, (ii) except as specifically provided in Section 5.9, accruing, arising out of or relating to any Employee Plan that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Seller or any of its Affiliates, at any time prior to, on or following the Closing, other than (A) any such Employee Plan that is a Transferred Subsidiary Plan or Assumed Plan and (B) any Employee Plan that the Company Group is obligated to adopt on or following the Closing to replicate an Employee Plan that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Seller or any of its Affiliates and (iii) except as specifically provided in Section 5.9, accruing, arising out of or relating to (A) employees of the Seller and its Affiliates (other than Business Employees) at any time prior to, on or following the Closing and (B) the Business Employees at any time on or prior to the Closing (and, for any Business Employees who do not become Transferred Employees, prior to, on or following the Closing), including all such liabilities accruing, arising out of or relating to any employment action or practice in connection with the employment or termination of employment of any such Business Employees on or prior to the Closing;

(b)    all Indebtedness of the Seller or any of its Affiliates (other than any Transferred Subsidiary);
(c)    all accounts payable, including trade accounts payable, of Seller or any of its Affiliates (other than any Transferred Subsidiary), at the Calculation Time;
(d)    all Liabilities for Excluded Taxes;
(e)    all Liabilities accruing, arising out of or relating to the ownership, conduct or operation of the Excluded Business or the ownership or use of the Excluded Assets (or any “successor-in-interest”, “de facto merger” or other theories of liability related thereto);
(f)    all Liabilities (or any portion thereof) accruing, arising out of or relating to the ownership, conduct or operation of the business of manufacturing or having made, marketing, developing, distributing or selling consumer and professional tissue products or the ownership or use of any assets, properties or rights related to the business of manufacturing or having made, marketing, developing, distributing or selling consumer and professional tissue products in any geography or region other than the ABU Geographic Regions or not included in the IFP Segment;
(g)    all Liabilities arising out of or related to the conduct or operation of the Business on or prior to the Closing, including by any member of the Company Group, that violates Anti-Corruption Laws, Sanctions Laws, Export Control Laws or applicable Laws related to antitrust, cartels or similar competition matter, whether such Liability arises prior to or after the Closing;
(h)    all Liabilities for which the Seller is responsible under this Agreement;
(i)    all Seller Transaction Expenses; and
(j)    all Liabilities accruing, arising out of or related to (whether before, on or after the Closing) the matters referenced in Schedule 2.4(j) of the Disclosure Schedules.
Section 2.5    Consents to Certain Assignments.
(a)    Notwithstanding anything in this Agreement, any Company Transfer Agreement or any Ancillary Agreement to the contrary, this Agreement, the Company Transfer Agreements and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, Contract, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which the Seller, a Selling Affiliate or a Transferred Subsidiary is a party or by which it is bound, or in any way adversely affect the rights or obligations of the Seller or a Selling Affiliate or any member of the Company Group under such asset, Contract, permit, claim or right (such assets, the “Non-Assignable Transferred Assets”); provided, however, that the Parties shall treat the applicable member of the Company Group as the owner of such any such Non-Assignable Transferred Asset (and of any Delayed Business) to the fullest extent permitted by applicable Law for all purposes as of the Closing Date. Subject to Section 5.13 relating to Comingled Contracts and Section 5.14 relating to Comingled Permits, the Seller shall, or shall cause the relevant Selling Affiliate to, use its commercially reasonable efforts to promptly obtain all necessary consents or waivers required to assign or transfer to the applicable member of the Company Group any Non-Assignable Transferred Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. If any such consent or waiver is not obtained on or prior to the Closing, the Closing shall proceed without the transfer or assignment of such Non-Assignable Transferred Assets unless such failure to obtain such consent or waiver, or to transfer or assign such Non-Assignable Transferred Assets, would cause a failure of any of the conditions to Closing set forth in Article VII. Without limiting the obligations of the Seller and the Selling Affiliates to comply with this Section 2.5, each of the Buyer and the Company agrees that neither the Seller nor any Selling Affiliate shall have any liability to the Company or the Buyer arising out of or relating to the failure to obtain any such consent or waiver that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom.
(b)    If any such consent or waiver is not obtained on or prior to the Closing and, as a result thereof, the applicable members of the Company Group shall be prevented from receiving the rights and benefits with respect to such Non-Assignable Transferred Asset, or if any attempted assignment would adversely affect the rights of the Seller, a Selling Affiliate or any member of the Company Group thereunder so that the applicable members of the Company Group would not in fact receive all such rights or the Seller or such Selling Affiliate or any member of the Company Group would forfeit or otherwise lose the benefit of rights that it is entitled to retain, the Seller, the applicable members of the Company Group and the Buyer shall cooperate with each other and shall use their commercially reasonable efforts to institute a lawful and commercially reasonable arrangement, as the Seller and the Buyer shall agree (in each case, acting reasonably and in good faith) for a period of (i) up to eighteen (18) months following the Closing or (ii) in the case of any Delayed Business subject to a Delayed Approval, the Delayed Business Cut-Off Date, that would cause the applicable members of the Company Group, to obtain all of the economic claims, rights and benefits under such Non-Assignable Transferred Asset and, to the extent such claims, rights and benefits are so delivered, assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the applicable members of the Company Group; provided that the Seller shall, and shall cause the Selling Affiliates to, continue to use its commercially reasonable efforts to promptly obtain all necessary consents or waivers required to assign or transfer to the applicable member of the Company Group any Non-Assignable Transferred Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder during such eighteen (18)-month period; provided, further, that all expenses of such cooperation and related actions shall be paid by the Seller (prior to the Closing). The Seller shall, or shall cause the relevant Selling Affiliate to, promptly pay to the applicable members of the Company Group when received all monies received by the Seller or such Selling Affiliate (net of applicable Taxes, if any, imposed in connection with the receipt of such monies) under such Non-Assignable Transferred Asset (including any Delayed Business) and all claims, rights and benefits arising thereunder. For so long as the Seller holds any Non-Assignable Transferred Asset in compliance with the Company’s instructions and provides to the applicable members of the Company Group all claims, rights and benefits of any such Non-Assignable Transferred Asset, the Company shall indemnify and promptly pay the Seller for all liabilities of the Seller or such Selling Affiliate associated with such Non-Assignable Transferred Asset (including any Delayed Business). Notwithstanding the foregoing, nothing in this Agreement shall require the Seller and the Selling Affiliates to take any action that would, in the reasonable opinion of the Seller’s in house counsel, be ineffective under, or contravene, applicable Law. To the extent the Seller or any of the Selling Affiliates is not permitted under applicable Law to obtain or structure an arrangement for the applicable members of the Company Group to receive (or for the Seller and its Selling Affiliates to enforce for the benefit of the applicable members of the Company Group) all of the economic and operational claims, rights and benefits of ownership of such Non-Assignable Transferred Assets (including any Delayed Business), the Seller shall use commercially reasonable efforts to segregate the proceeds received by the Seller or any Selling Affiliate associated with the ownership of such Non-Assignable Transferred Assets (including any Delayed Business) in an account for the Company’s benefit, such funds to be released as promptly as practicable once permitted under applicable Law.
Section 2.6    Purchase and Sale of the Company Transferred Interests. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall or shall cause the Company or the Seller’s applicable Affiliates to sell, transfer and deliver to the Buyer or the Buyer Designee, and the Buyer or the Buyer Designee shall purchase from the Seller (or the Seller’s applicable Affiliates), all of the Seller’s (or such Affiliates’) rights, title and interest in and to the Company Transferred Interests, free and clear from all Encumbrances (other than restrictions on transfer under applicable securities Laws) for the Estimated Purchase Price specified in Section 2.7(a), as it may be adjusted in accordance with Section

2.10 and Section 2.11 (collectively, the “Company Transferred Interests Purchase”). The Company Transferred Interests Purchase shall be effected at the Closing pursuant to the Notarial Deed of Sale and Transfer to be executed by a Dutch civil law notary to be mutually agreed by the Parties (the “Notary”) and relevant proxy holders on behalf of the Buyer (or the Buyer Designee), the Seller (or its Affiliate) and the Company based on the powers of attorney to be delivered pursuant to Section 2.7(b)(ii), Section 2.7(c)(ii)(A) and Section 2.7(c)(ii)(B).
Section 2.7    Actions at the Closing; Closing Deliverables.
(a)    In consideration for the receipt, purchase and sale of the Company Transferred Interests, at the Closing, the Buyer shall, or shall cause the applicable Buyer Designee to, pay to the Seller (or one or more of the Selling Affiliates as may be designated by the Seller), by wire transfer to a bank account designated in writing by the Seller to the Buyer at least ten (10) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price in immediately available funds in United States dollars.
(b)    At or prior to the Closing, the Buyer shall deliver, or cause to be delivered,
(i)    to the Seller (or one or more of its Affiliates designated by the Seller) the following:
(A)    payment as set forth in Section 2.7(a) (which, for the avoidance of doubt, shall be made prior to the execution of the Notarial Deed of Sale and Transfer);
(B)    the certificate contemplated by Section 7.2(c); and
(C)    a duly executed counterpart of each of the Ancillary Agreements and Company Transfer Agreements signed by each party other than the Company Group, the Seller, or an Affiliate of Seller; provided that the Notarial Deed of Sale and Transfer shall be executed before the Notary on the Closing Date; and
(ii)    to the Notary, a duly executed power of attorney to the satisfaction of the Notary granted by the Buyer or the Buyer Designee for the execution of the Notarial Deed of Sale and Transfer.
(c)    At or prior to the Closing, the Seller shall deliver, or cause to be delivered,
(i)    to the Company and the Buyer the following:
(A)    the certificate contemplated by Section 7.3(c);
(B)    copies of all documents evidencing the Company Transfer, as such documents exist as of the Closing Date, including a duly executed counterpart of each of the Company Transfer Agreements signed by each party other than the Buyer or a Buyer Designee; provided that the Notarial Deed of Sale and Transfer shall be executed before the Notary on the Closing Date;
(C)    a duly executed counterpart of each of the Ancillary Agreements signed by each party other than the Buyer; provided that the Notarial Deed of Sale and Transfer shall be executed before the Notary on the Closing Date;
(D)    a resignation letter, effective as of the Closing, duly executed by each director, manager or officer of the relevant members of the Company Group, except for such directors, managers and officers that the Buyer specifies in writing to the Seller prior to the Closing Date, or resolutions removing such directors, managers or officers; and

(ii)    to the Notary, the following:
(A)    a duly executed power of attorney to the satisfaction of the Notary granted by the Seller or its Affiliate for the execution of the Notarial Deed of Sale and Transfer;
(B)    a duly executed power of attorney to the satisfaction of the Notary granted by the Company for the execution of the Notarial Deed of Sale and Transfer; and
(C)    the original shareholders’ register of the Company.
Section 2.8    Closing. The closing of the Company Transferred Interests Purchase (the “Closing”) shall be effected remotely without the need for the Parties to be present in Amsterdam, the Netherlands, by the execution of the Notarial Deed of Sale and Transfer at the offices of the Notary by the Notary and relevant proxy holders on behalf of the Buyer (or the Buyer Designee), the Seller (or its Affiliate) and the Company based on the powers of attorney to be delivered pursuant to Section 2.7(b)(ii), Section 2.7(c)(ii)(A) and Section 2.7(c)(ii)(B), by instructing the Notary accordingly and the exchange of other documentation and consideration required to be delivered at Closing, at 10:00 a.m., Dallas, Texas time on the first (1st) Business Day of the month immediately following the month in which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or at such other time or on such other date as the Seller (on behalf of itself and the Company) and the Buyer mutually may agree in writing; provided that if all such conditions are satisfied or, to the extent permitted by applicable Law, waived, during the last five (5) Business Days of a month, the Closing shall take place on the first (1st) Business Day of the second month after the satisfaction or valid waiver of all such conditions. The Closing shall be deemed effective at the Calculation Time. The day on which the Closing takes place is referred to as the “Closing Date.”
Section 2.9    Net Working Capital Target.
(a)    On or prior to January 20, 2026, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement that sets forth in reasonable detail the Seller’s good faith calculations of the target Asset Jurisdiction Net Working Capital (the “Asset Jurisdiction Net Working Capital Target”) and target Transferred Subsidiary Net Working Capital (the “Transferred Subsidiary Net Working Capital Target” and together with the Asset Jurisdiction Net Working Capital Target, the “Net Working Capital Target Calculation”), which targets shall be the average month-end net working capital for the twelve (12) months ended December 31, 2025, calculated on a basis consistent with Exhibit N and the accounting principles, practices, assumptions, conventions and policies referred to therein, including any exclusions or deviations from GAAP reflected therein (the “Applicable Accounting Principles”); provided that the Pegasus Operational Adjustment shall be excluded for purposes of calculating the Transferred Subsidiary Net Working Capital Target and the Net Working Capital Target Calculation. Following the delivery of the Net Working Capital Target Calculation, the Buyer shall have the right (but not the obligation) to review such calculations. The Seller will review any comments proposed by the Buyer with respect to such calculations and will consider, in good faith, any appropriate changes. The Seller and the Buyer shall in good faith seek to resolve any differences that they may have with respect to the calculation of the Asset Jurisdiction Net Working Capital Target and the Transferred Subsidiary Net Working Capital Target. The Net Working Capital Target Calculation shall become final and binding on the fifteenth (15th) Business Day following delivery thereof, unless prior to 11:59 p.m. Dallas, Texas time on the last day of such fifteen (15) Business Day period, the Buyer delivers to the Seller a Notice of Disagreement, specifying in reasonable detail the nature and amount of any dispute as to the applicable calculations as set forth in the Net Working Capital Target Calculation. The Buyer shall be deemed to have agreed with all items and amounts of the Net Working Capital Target Calculation figures not specifically referenced in such Notice of Disagreement, and such items and amounts shall be final and binding on the Parties and shall not be subject to review in accordance with Section 2.9(b).

(b)    During the thirty (30)-day period following delivery of the Notice of Disagreement by the Buyer to the Seller, the Seller and the Buyer in good faith shall seek to resolve in writing any differences that they may have with respect to any line item of the Net Working Capital Target Calculation. Any disputed items resolved in writing between the Buyer and the Seller within such thirty (30)-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Buyer in the relevant Notice of Disagreement and the amount of any line item of the Net Working Capital Target Calculation, the amounts so determined shall be final and binding on the Seller and the Buyer for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by 11:59 p.m. Dallas, Texas time on the last day of such thirty (30)-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm jointly retained by the Buyer and the Seller (the “Independent Accounting Firm”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the Net Working Capital Target Calculation, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the Net Working Capital Target Calculation. The Independent Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution reasonably acceptable to, and as shall be agreed in writing by, the Seller and the Buyer. The Buyer and the Seller shall enter into a customary engagement letter with the Independent Accounting Firm. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. All communications with the Independent Accounting Firm shall include at least one Representative of each of the Buyer and the Seller, and neither the Buyer nor the Seller shall be permitted to communicate with the Independent Accounting Firm other than as expressly set forth herein. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of any line item of the Net Working Capital Target Calculation that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with Exhibit N and the Applicable Accounting Principles, and the Independent Accounting Firm shall not be permitted to make any other determination. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value or less than the smallest value for such item set forth in the Net Working Capital Target Calculation or applicable Notice of Disagreement. The Independent Accounting Firm’s determination of any line item of the Net Working Capital Target Calculation figures, as applicable, shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The final Asset Jurisdiction Net Working Capital Target and the Transferred Subsidiary Net Working Capital Target, as applicable, shall be (i) if the Buyer does not deliver a Notice of Disagreement with respect to the Net Working Capital Target Calculation, the Asset Jurisdiction Net Working Capital Target and the Transferred Subsidiary Net Working Capital Target set forth in the Net Working Capital Target Calculation, (ii) if the Buyer delivers a Notice of Disagreement with respect to the Net Working Capital Target Calculation, but the Buyer and the Seller resolve such differences, the Asset Jurisdiction Net Working Capital Target and the Transferred Subsidiary Net Working Capital Target agreed by the Buyer and the Seller, as applicable, and (iii) if the Independent Accounting Firm is engaged pursuant to this Section 2.9, the Asset Jurisdiction Net Working Capital Target and the Transferred Subsidiary Net Working Capital Target as determined by the Independent Accounting Firm, as applicable (the “Final Asset Jurisdiction Net Working Capital Target” and the “Final Transferred Subsidiary Net Working Capital Target”, as applicable). The determination of the Independent Accounting Firm shall be conclusive and binding upon the Seller and the Buyer and shall not be subject to appeal or further review, absent fraud or manifest error. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Section 2.9.

(c)    The fees and expenses of the Independent Accounting Firm shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each of the Seller and the Buyer incurred in connection with the preparation or review of the Net Working Capital Target Calculation and preparation or review of any relevant Notice of Disagreement shall be borne by such Party.
(d)    During the period from and after the date of delivery of the Net Working Capital Target Calculation through the resolution of any calculations contemplated by this Section 2.9(d), the Seller will afford the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business and the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.9. Each of the Seller and the Buyer shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.9; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants. The rights of any Party shall not be prejudiced by the failure of any other Party to comply with this Section 2.9(d).
(e)    The calculation of the Final Asset Jurisdiction Net Working Capital Target and the Final Transferred Subsidiary Net Working Capital Target pursuant to this Section 2.9, including the determination of all or any part of the Final Asset Jurisdiction Net Working Capital Target and the Final Transferred Subsidiary Net Working Capital Target, shall be without prejudice to, and shall not be construed to in any way limit, the rights of the Parties pursuant to Section 2.10.
Section 2.10    Closing Purchase Price Adjustment.
(a)    At least five (5) Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) that sets forth in reasonable detail the Seller’s good faith estimate, in each case determined as of the Calculation Time (and without giving effect to the transactions contemplated hereby, other than the Reorganization and the Company Transfer), of (i) the Asset Jurisdiction Net Working Capital Overage, if any (the “Estimated Asset Jurisdiction Net Working Capital Overage”), (ii) the Asset Jurisdiction Net Working Capital Underage, if any (the “Estimated Asset Jurisdiction Net Working Capital Underage”), (iii) the Transferred Subsidiary Net Working Capital Overage, if any (the “Estimated Transferred Subsidiary Net Working Capital Overage”), (iv) the Transferred Subsidiary Net Working Capital Underage, if any (the “Estimated Transferred Subsidiary Net Working Capital Underage”), (v) Indebtedness (the “Estimated Closing Indebtedness”), (vi) Cash (the “Estimated Closing Cash”), (vii) the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), (viii) the Specified Amount (the “Estimated Specified Amount”), and (ix) the Debt Financing Expenses (“Estimated Debt Financing Expenses”), in each case, based on the Seller’s books and records and other information available at the Closing. The Preliminary Closing Statement shall (A) be calculated on a basis consistent with Exhibit K and the Applicable Accounting Principles and the Sample Statement and (B) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. An illustrative example of a Preliminary Closing Statement and calculation of the Asset Jurisdiction Net Working Capital, the Transferred Subsidiary Net Working Capital, Indebtedness, Cash, Seller Transaction Expenses, Debt Financing Expenses and the Specified Amount is attached as Exhibit L (the “Sample Statement”). Following the delivery of the Preliminary Closing Statement, but prior to the Closing, the Buyer shall have the right (but not the obligation) to review the Preliminary Closing Statement. Prior to the Closing, the Seller will review any comments proposed by the Buyer with respect to the Preliminary Closing Statement and will consider, in good faith, any appropriate changes. The Seller and the Buyer shall in good faith seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided that, if the Buyer and the Seller are unable to resolve such differences prior to the Closing, the amounts of the Estimated Asset Jurisdiction Net Working Capital Overage, Estimated Asset Jurisdiction Net Working Capital Underage, Estimated Transferred Subsidiary Net Working Capital Overage, Estimated Transferred Subsidiary Net Working Capital Underage, Estimated Closing Indebtedness, Estimated Closing Cash, Estimated Seller Transaction Expenses, Estimated Specified Amount and Estimated Debt Financing Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price to be paid on the Closing Date.
(b)    Within ninety (90) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a good faith calculation in reasonable detail, in each case determined as of the Calculation Time (and without giving effect to the transactions contemplated hereby, other than the Company Transfer and the Reorganization), of the (i) Asset Jurisdiction Net Working Capital Overage, if any (“Closing Asset Jurisdiction Net Working Capital Overage”), (ii) Asset Jurisdiction Net Working Capital Underage, if any (“Closing Asset Jurisdiction Net Working Capital Underage”), (iii) Transferred Subsidiary Net Working Capital Overage, if any (“Closing Transferred Subsidiary Net Working Capital Overage”), (iv) Transferred Subsidiary Net Working Capital Underage, if any (“Closing Transferred Subsidiary Net Working Capital Underage”), (v) Indebtedness (“Closing Indebtedness”), (vi) Cash (“Closing Cash”), (vii) Seller Transaction Expenses (“Closing Seller Transaction Expenses”), (viii) Specified Amount (“Closing Specified Amount”), and (ix) Debt Financing Expenses (“Closing Debt Financing Expenses”) (such amounts in clauses (i) through (ix), the “Final Closing Statement Figures”). The Final Closing Statement (A) shall be calculated on a basis consistent with the Applicable Accounting Principles and the Sample Statement and (B) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. To the extent any actions following the Closing with respect to the accounting books and records of the Seller on which the Final Closing Statement and the calculation of the Final Closing Statement Figures, as applicable, is to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.
(c)    The Final Closing Statement shall become final and binding on the sixtieth (60th) day following delivery thereof, unless prior to 11:59 p.m. Dallas, Texas time on the last day of such sixty (60)-day period, the Seller delivers to the Buyer a Notice of Disagreement specifying in reasonable detail the nature and amount of any dispute as to the applicable Final Closing Statement Figure(s) as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Final Closing Statement Figures not specifically referenced in such Notice of Disagreement, and such items and amounts shall be final and binding on the Parties and shall not be subject to review in accordance with Section 2.10(d).
(d)    During the thirty (30)-day period following delivery of the relevant Notice of Disagreement by the Seller to the Buyer, the Seller and the Buyer in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of any of the Final Closing Statement Figures as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such thirty (30)-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the relevant Notice of Disagreement and the amount of any of the Final Closing Statement Figures, the amounts so determined shall be final and binding on the Seller and the Buyer for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by 11:59 p.m. Dallas, Texas time on the last day of such thirty (30)-day period, the Buyer and the Seller shall submit, in writing, to the Independent Accounting Firm, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of any of the Final Closing Statement Figures, as applicable, and the

Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of any of the Final Closing Statement Figures, as applicable. The Independent Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution reasonably acceptable to, and as shall be agreed in writing by, the Seller and the Buyer. The Buyer and the Seller shall enter into a customary engagement letter with the Independent Accounting Firm. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. All communications with the Independent Accounting Firm shall include at least one Representative of each of the Buyer and the Seller, and neither the Buyer nor the Seller shall be permitted to communicate with the Independent Accounting Firm other than as expressly set forth herein. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of any of the Final Closing Statement Figures, as applicable, that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors, determining whether any other non-recurring specific item included in Adjusted EBITDA was included in accordance with the definition of Adjusted EBITDA, and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement, and the Independent Accounting Firm shall not be permitted to make any other determination, including any determination as to whether the Asset Jurisdiction Net Working Capital Target or Transferred Subsidiary Net Working Capital Target is correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value or less than the smallest value for such item set forth on the Preliminary Closing Statement or the Final Closing Statement, as applicable. The Independent Accounting Firm’s determination of any of the Final Closing Statement Figures, as applicable, shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the Seller and the Buyer and shall not be subject to appeal or further review, absent fraud or manifest error. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Section 2.10.
(e)    The fees and expenses of the Independent Accounting Firm shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each of the Seller and the Buyer incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any relevant Notice of Disagreement, as applicable, shall be borne by such Party.
(f)    During the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustments to the Purchase Price contemplated by this Section 2.10(f), each of the Buyer and the Seller will afford the other Party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business and the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.10. Each of the Seller and the Buyer shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.10; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants. The rights of any Party shall not be prejudiced by the failure of any other Party to comply with this Section 2.10(f).
(g)    The Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be zero, positive, or negative, equal to the difference between the Closing Purchase Price as determined pursuant to this Section 2.10 and the Estimated Purchase Price, expressed as (A) a positive number if the Closing Purchase Price exceeds the Estimated Purchase Price, (B) a negative number if the Estimated Purchase Price exceeds the Closing Purchase Price or (C) zero if the Estimated Purchase Price equals the Closing Purchase Price.
(ii)    If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay an amount equal to the Net Adjustment Amount by wire transfer of immediately available funds to the Seller (or to such other Person or Persons as the Seller directs in writing).
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this Section 2.10(g)(iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall make a payment to the Buyer in an amount equal to the Net Adjustment Amount by wire transfer of immediately available funds to the Buyer (or to such other Person or Persons as the Buyer directs in writing).
(iv)    If the Net Adjustment Amount is zero, then no adjustments to the Purchase Price shall be made.
(h)    Payments in respect of Section 2.10(g) shall be made within five (5) Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to the provisions of this Section 2.10 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Party entitled to such payment at least two (2) Business Days prior to such payment date.
(i)    For the avoidance of doubt, this Section 2.10 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.10, or to adjust for any inconsistencies between the Applicable Accounting Principles and the Sample Statement, on the one hand, and GAAP, on the other. In the event of a conflict between consistent application of the Applicable Accounting Principles and the Sample Statement, on the one hand, and GAAP, on the other, the Applicable Accounting Principles and the Sample Statement shall apply.
Section 2.11    Withholding. Each of the Buyer and the Seller shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement all Taxes that are required to be deducted and withheld under any applicable provision of Law. With respect to the consideration for the Company Transferred Interests, if the Buyer determines any deduction or withholding is required under applicable Law, the Buyer shall use commercially reasonable efforts to notify the applicable payee in writing at least ten (10) Business Days prior to making any such deduction or withholding, and such notice shall include the amount of, and the basis for, such deduction and withholding. The Buyer shall consider in good faith any objections raised by the applicable payee to the imposition of such deduction or withholding and shall cooperate in good faith with the payee and use commercially reasonable efforts to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law. All amounts deducted and withheld in accordance with this Section 2.11 and properly paid over to the appropriate Taxing Authority shall be treated as having been paid to the

Person in respect of whom such deduction and withholding was made, except to the extent that such deduction or withholding is with respect to consideration for the Company Transferred Interests and such deduction or withholding arises solely as a result of the Buyer or any of its Affiliates (excluding, following the Closing, any member of the Company Group) having a present or former connection with the jurisdiction imposing such deduction or withholding.
Section 2.12    Japan Transfer.
(a)    Upon the terms and subject to the conditions of this Agreement, on the Japan Assignment Date, the Seller shall, or shall cause the relevant Selling Affiliate to, contribute, assign, transfer, convey and deliver to the Company or another member of the Company Group designated by the Company (as applicable) all of the Seller’s and its Affiliate’s right, title and interest as of the time of the transfer in and to the Japan Trademarks, and the Company (or such designated Subsidiaries, as applicable) shall acquire and accept the Japan Trademarks, free and clear of all Encumbrances (other than Permitted Encumbrances). The Japan Trademarks shall, for purposes of this Agreement, be deemed a Transferred Asset as of the Japan Assignment Date, and will be deemed an Excluded Asset prior to the Japan Assignment Date.
(b)    From and after the Closing and the Japan Assignment Date, except (i) as otherwise expressly required or permitted by this Agreement (including, for the avoidance of doubt, with respect to the Company Transfer and the Reorganization), (ii) as set forth in Schedule 5.1 of the Disclosure Schedules, or (iii) as required by applicable Law (including any Public Health Measure), unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall (and shall cause each of the Selling Affiliates and, prior to the applicable Closing, the applicable members of the Company Group to):
(i)    use its commercially reasonable efforts to enforce, maintain and prosecute the Japan Trademarks, including the timely payment of all renewal fees due on or prior to the Japan Assignment Date, which shall be deemed Excluded Liabilities;
(ii)    not sell, transfer, license, assign, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire any Japan Trademark (except for (A) non-exclusive licenses granted in the Ordinary Course of Business or (B) the expiration of Intellectual Property at the end of its statutory term); and
(iii)    not renew, extend or expand, or permit the renewal, extension or expansion of, the term of the Crecia License Agreement or the scope of the license granted thereunder, in each case, solely to the extent related to the Business and affecting the Business Intellectual Property.
(c)    On the Japan Assignment Date, the Seller shall deliver, or caused to be delivered, to the Company and the Buyer, a duly executed counterpart of the IP Assignment Agreement providing for the assignment of the Japan Trademarks to the Company (or its designated Affiliate).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Disclosure Schedules to this Agreement (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization and Qualification of the Seller and the Company. Each of the Seller, each Selling Affiliate and each member of the Company Group is a legal entity (a) duly organized, validly existing and (to the extent applicable) in good standing or the local equivalent under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all necessary corporate power and authority to own, lease and operate the Transferred Assets currently held by it and that will be transferred to the Company Group pursuant to the Reorganization and to carry on the Business as it is now being conducted and as is proposed to be conducted by the Company Group after the Reorganization, and (b) duly licensed or qualified to carry on the Business as it is now being conducted and as is proposed to be conducted and is in good standing (or local equivalent, if applicable) as a foreign corporation or other legal entity in each jurisdiction in which it operates the Business or where the ownership, leasing or operation of Transferred Assets requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of any member of the Company Group to own, lease or operate the Transferred Assets currently held by it or to carry on the Business as it is currently being conducted or as is proposed to be conducted.
Section 3.2    Authority. Each of the Seller, each Selling Affiliate and the Company has all the necessary corporate power and authority to execute and deliver this Agreement, the Company Transfer Agreements or the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Reorganization) and thereby. The execution, delivery and performance by the Seller, each Selling Affiliate and the Company of this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party and the consummation by the Seller, each Selling Affiliate and the Company of the transactions contemplated hereby (including the Reorganization) and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, each Selling Affiliate and the Company, and no other corporate proceedings on the part of the Seller, each Selling Affiliate and the Company are necessary to authorize this Agreement, the Company Transfer Agreements or the Ancillary Agreements or to consummate the transactions contemplated hereby (including the Reorganization) and thereby. This Agreement has been, and each of the Company Transfer Agreements and Ancillary Agreements at the Closing will be, duly executed and delivered by the Seller, each Selling Affiliate party thereto and the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Seller, such Selling Affiliate or the Company, enforceable against the Seller, such Selling Affiliate or the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (such limitations, the “Enforceability Exceptions”).
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Seller, each Selling Affiliate and the Company of this Agreement, each of the Company Transfer Agreements and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby (including the Reorganization) and thereby do not and will not:
(i)    conflict with or violate the Organizational Documents of (A) the Seller, such Selling Affiliate or the Company, or (B) any other member of the Company Group;
(ii)    conflict with or violate any Law applicable to the Seller, such Selling Affiliate, member of the Company Group, the Business, or any of the Transferred Assets or by which the Seller, such Selling Affiliate, member of the Company Group, the Business, or any of the Transferred Assets may be bound or affected;
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, result in the triggering of any payment or other obligation or loss of any right or benefit under, or give to others any right of termination, amendment, modification, acceleration or cancellation under, any Material Contract, Lease or any Contract encumbering any Owned Real Property; or

(iv)    result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Assets;
except, in the case of clause (i)(B), (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or prevent, materially delay or materially impede the performance by the Seller, each Selling Affiliate and the Company of its obligations under this Agreement, each of the Company Transfer Agreements and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby, or that arise as a result of any facts or circumstances solely relating to the Buyer or any of its Affiliates.
(b)    None of the Seller, any Selling Affiliate, or any member of the Company Group is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller, any Selling Affiliate or the Company of this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party, or the consummation of the transactions contemplated hereby (including the Reorganization) and thereby, except (i) for any filings required to be made under the applicable requirements of Antitrust Laws or other competition Laws of jurisdictions other than the United States (“Foreign Antitrust Laws”) or Foreign Investment Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Seller, each Selling Affiliate and each member of the Company Group of its obligations under this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or (iii) as arise as a result of any facts or circumstances solely relating to the participation of the Buyer or any of its Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements.
Section 3.4    Title to Transferred Assets; Sufficiency of Assets; Company Interests and Purchased Shares.
(a)    This Agreement and the Ancillary Agreements shall be adequate and sufficient to transfer to the Company Group the Seller’s or the relevant Selling Affiliate’s entire right, title and interest in and to all the Transferred Assets, subject to Section 2.5, Section 5.13 and Section 5.14. Except as set forth in Schedule 3.4(a) of the Disclosure Schedules, the Seller or relevant Selling Affiliate has, and following the Reorganization at the Closing the Company Group will have, good, marketable and valid title to, or a valid and enforceable license in, all tangible Transferred Assets, free and clear of any Encumbrance other than Permitted Encumbrances. All tangible Transferred Assets owned, licensed, used or leased by the Seller, a Selling Affiliate or a member of the Company Group with respect to the Business have been maintained in accordance with generally accepted industry practice in all material respects, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate in all material respects for the uses to which they are currently being put.
(b)    The Transferred Assets and the assets, rights, and properties of the Transferred Subsidiaries, when taken together with (x) the services provided by the Seller or one of its Subsidiaries under the Transition Services Agreement (subject to the terms thereof), (y) the rights licensed or made available under any other Ancillary Agreement and (z) any Comingled Contracts, (i) constitute all of the assets, properties and rights necessary to conduct the Business in all material respects as currently conducted by the Seller as of the date hereof, and (ii) assuming the consummation of the transactions contemplated by Section 5.22(c) in connection with any Potentially Delayed Jurisdiction, are sufficient in all material respects to permit the Company Group to conduct the Business immediately following the Closing in substantially the same manner as conducted by the Seller as of the date hereof.

(c)    This Agreement and the Local Share Transfer Agreements shall be adequate and sufficient to transfer to the Company, the Seller’s and its Affiliates’ entire right, title and interest in and to the Purchased Shares, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws). This Agreement and the Notarial Deed of Sale and Transfer shall be adequate and sufficient to transfer to the Buyer, the Seller’s and its Affiliates’ entire right, title and interest in and to the Company Transferred Interests, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws). Immediately upon the consummation of the Reorganization, the Seller will have the power, authority and right to transfer the legal and beneficial title and ownership of the Purchased Shares. As of immediately prior to the Closing Date, the Seller or one or more of the Selling Affiliates will be the sole legal and beneficial owner of the Purchased Shares, the Company Transferred Interests and the Company Group Equity Interests, and upon delivery by the Seller or such Selling Affiliate of the Purchased Shares, the Company Transferred Interests and the Company Group Equity Interests at the Closing, good, valid and marketable title to the Purchased Shares, the Company Transferred Interests and the Company Group Equity Interests, free and clear of all Encumbrances (other than restrictions on transfer under the applicable securities Laws), shall pass to the Company, the Buyer or the Buyer Designees, as applicable. The Purchased Shares have been, and the Company Interests and the Company Group Equity Interests will each be, duly authorized and validly issued in compliance with all applicable Laws, fully paid and non-assessable and the Purchased Shares were not, and the Company Interests and the Company Group Equity Interests will not be, issued in violation of any preemptive or subscription rights or similar rights. The Purchased Shares represent and, together with the Company Interests and the Company Group Equity Interests, shall represent all of the issued and outstanding Equity Interests of each member of the Company Group (respectively) and there are no and shall be no other Equity Interests issued or outstanding of any member of the Company Group, and there are no and shall be no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Seller, its Affiliates or any member of the Company Group is or may become obligated to issue or sell, or in any way dispose of, any Equity Interests of any member of the Company Group, or any securities or obligations convertible, exercisable, or exchangeable securities or other Equity Interests in any member of the Company Group or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of any member of the Company Group, or any “tag-along,” “drag-along” or similar rights with respect to any Equity Interests of any member of the Company Group, and no securities or obligations evidencing such rights are authorized, issued or outstanding. No member of the Company Group has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholder of any member of the Company Group on any matter. None of the Purchased Shares, the Company Transferred Interests or the Company Group Equity Interests are subject to any voting trust agreement, shareholders agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Purchased Shares, Company Transferred Interests or Company Group Equity Interests.
(d)    Each member of the Company Group that is not a Transferred Subsidiary was or will be formed solely for the purpose of engaging in the transactions contemplated hereby (including the Reorganization), has no Liabilities of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby (including the Reorganization), and prior to the Closing, will not have engaged in any other business activities other than those relating exclusively to the transactions contemplated hereby or other necessary formation or organizational actions. No member of the Company Group owns, directly or indirectly, any capital stock or other Equity Interests of any Person (other than another member of the Company Group) or has any direct or indirect equity or ownership interest in any business, or is a member of or participant in any partnership, joint venture or similar Person. The Seller has made available prior to the date hereof, or, with respect to any Organizational Documents created, modified or amended following the date hereof, shall make available, to the Buyer true, correct and complete copies of the Organizational Documents of each member of the Company Group, each as amended, and each as so made available is or shall be in full force and effect. No member of the Company Group is in violation in any material respect of any provisions of its Organizational Documents.
Section 3.5    Financial Statements.
(a)    True, correct and complete copies of (i) the unaudited statements of net assets of the Business as at December 31, 2024 (the “Statement of Net Assets”) and December 31, 2023 and (ii) the related statements of income of the Business for the fiscal years ended December 31, 2024 and December 31, 2023 and for the fiscal quarter ended March 31, 2025 (collectively referred to as the “Financial Statements”) are attached as Schedule 3.5 of the Disclosure Schedules.
(b)    Each of the Financial Statements (i) has been prepared by the Seller in accordance and consistent with, and were derived from, the books and records of the Seller and the Selling Affiliates pertaining to the Business, (ii) has been prepared in accordance with GAAP, applied in all material respects on a consistent basis with past practices of the Seller throughout the periods indicated, except as otherwise noted therein, and (iii) fairly presents, in all material respects, the financial position and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein, except that such Financial Statements reflect the Business on an estimated stand-alone basis and are not necessarily indicative of the financial position and results of operations of the Business that would have resulted if the Business had been operated on a stand-alone basis during such periods.
(c)    The Seller, the Selling Affiliates and each member of the Company Group maintain and have maintained for all periods covered by the Financial Statements, internal accounting controls sufficient in all material respects to provide reasonable assurance regarding the reliability of the Seller’s, the Selling Affiliates’ and each member of the Company Group’s financial reporting and the preparation of the Financial Statements in accordance with GAAP. Since the Lookback Date, none of the Seller or its Subsidiaries or, to the Knowledge of the Seller, any Representative of the Seller or any its Subsidiaries has received in writing any complaint, allegation, assertion or claim regarding any material deficiency in the accounting or auditing practices, procedures, methodologies, methods or controls (including internal accounting controls) of the Seller, the Selling Affiliates or the members of the Company Group, or any complaint, allegation, assertion or claim that any of the Seller, the Selling Affiliates or members of the Company Group has engaged in questionable accounting or auditing practices or fraud.
(d)    (i) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Business taken as a whole, all Inventory, whether or not reflected in the Financial Statements, is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the Ordinary Course of Business, net of any respective reserve set forth in the Financial Statements, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Financial Statements, and (ii) no Inventory is held on a consignment basis.
Section 3.6    No Undisclosed Liabilities. There are no Liabilities of the Business or the Company Group, other than any such Liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) incurred since the date of the Statement of Net Assets in the Ordinary Course of Business, (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or (iv) that are incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement, the Company Transfer Agreements or the Ancillary Agreements.
Section 3.7    Absence of Certain Changes or Events. Since the date of the Statement of Net Assets:
(a)    there has not occurred any Material Adverse Effect; and

(b)    other than the negotiations related to a sale of the Business (including, for the avoidance of doubt, the Reorganization), the Business has operated in the Ordinary Course of Business in all material respects and the Seller, the Selling Affiliates and members of the Company Group have not, individually or collectively, taken any action or inaction that would have required the consent of Buyer or any Buyer Designee pursuant to Section 5.1(b) had such action or inaction been taken from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms.
Section 3.8    Compliance with Law; Business Permits.
(a)    The Business and the Transferred Assets are being conducted, operated, used or owned (as applicable), and since the Lookback Date have been conducted, operated, used or owned (as applicable), in compliance with all Laws applicable to the conduct or operation of the Business or the ownership or use of the Transferred Assets in all material respects, and since the Lookback Date, neither the Business nor any Transferred Assets has been in violation or default in any material respect of any such Law, nor has the Seller, any of the Selling Affiliates or any member of the Company Group been in such violation or default, nor has the Seller or any of its Subsidiaries received any written notice of any such violation or default at any time since the Lookback Date.
(b)    The Seller and, as applicable, each Selling Affiliate and each Transferred Subsidiary is currently in possession of, and at the Closing each other member of the Company Group will possess, all material Permits necessary for it to lawfully own, lease and operate the Transferred Assets and to carry on the Business as currently conducted and proposed to be conducted by the Company under this Agreement and the Ancillary Agreements (the “Business Permits”). Schedule 3.8(b) of the Disclosure Schedules sets forth, as of the date hereof, all material Environmental Permits and all material Permits required for the manufacture of any products of the Business. All of the Business Permits are valid and in full force and effect in all material respects. Since the Lookback Date, neither the Seller nor any of its Subsidiaries has received any written notice of, and neither Seller nor any of its Subsidiaries is under investigation with respect to, any material violation of any Business Permits. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) none of the Seller, the Selling Affiliates or the members of the Company Group is in default or violation of any Business Permit and (ii) to the Knowledge of the Seller, no event or circumstance has occurred which would reasonably be expected to result in the early termination, revocation or material adverse modification of any Business Permit. With respect to the Seller, its Affiliates and the Transferred Subsidiaries, there is no Action pending or, to the Knowledge of the Seller, threatened by any Governmental Authority to cancel, revoke, suspend, modify or fail to renew any such Business Permit where such cancellation, revocation, suspension, modification or failure to renew would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(c)    The Seller, each Selling Affiliate, each member of the Company Group, the Business and each of the Transferred Assets, and, to the Knowledge of the Seller, all Persons acting on behalf of the Seller, the Selling Affiliates, members of the Company Group and the Business (i) are not Sanctioned Persons and (ii) have operated the Business at all times in the past five (5) years in material compliance with all applicable Anti-Corruption Laws, Sanctions Laws and Export Control Laws. To the Knowledge of the Seller, none of the Selling Affiliates, members of the Company Group, the Business or any Transferred Asset is the subject of any allegation, deficiency notice, voluntary disclosure, investigation, prosecution, subpoena, or other enforcement action related to any Anti-Corruption Laws, Sanctions Laws or Export Control Laws.
Section 3.9    Litigation. There is no Action by or against the Seller, any Selling Affiliates or any member of the Company Group in connection with the Business, Transferred Assets or Assumed Liabilities pending, or threatened in writing, that would, (i) individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (ii) prevent, materially delay or materially impede the performance by the Seller, each Selling Affiliate and each member of the Company Group of its obligations under this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby (including the Reorganization) or thereby or (iii) affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby (including the Reorganization). Each of the Seller, any Selling Affiliates and members of the Company Group is not subject to or a party to any Law of any Governmental Authority (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party. As of the date hereof, neither the members of the Company Group nor any of the Transferred Assets are subject to any material continuing order of, settlement agreement or other similar written agreement with, or, to the Knowledge of the Seller, continuing investigation by, any Governmental Authority.
Section 3.10    Employee Plans.
(a)    Schedule 3.10(a) of the Disclosure Schedules lists each material Business Employee Plan and separately identifies each Transferred Subsidiary Plan. For each material Business Employee Plan, the Seller has made available to the Buyer true and complete summaries of the material terms of each such Business Employee Plan. For each material Business Employee Plan, the Seller has made available to the Buyer a copy of such plan and all material amendments thereto. For each material Business Employee Plan that is an Assumed Plan or Transferred Subsidiary Plan, the Seller has additionally made available to the Buyer (i) each trust, insurance, annuity or other funding contract related thereto, (ii) the most recent summary plan description and (iii) the most recent financial statements and actuarial or other valuation reports.
(b)    With respect to the Business Employee Plans, except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or otherwise materially impair the operation of the Business: (i) no event has occurred and, to the Knowledge of the Seller, there exists no condition or set of circumstances in connection with which the Seller or any of its Affiliates would reasonably be expected to incur any liability under the applicable Law; (ii) to the Knowledge of the Seller, each of the Business Employee Plans has been established, funded, operated and administered in accordance with its terms and applicable Law; (iii) all employer and employee contributions to each Assumed Plan and Transferred Subsidiary Plan required by Law or by the terms of such plan have been timely made or, if applicable, accrued in accordance with normal accounting practices; and (iv) each Business Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(c)    Except as set forth in Schedule 3.10(c) of the Disclosure Schedules, no Business Employee Plan is, and no member of the Company Group maintains, sponsors, contributes to, has any obligation to contribute to, or otherwise has any liability under or with respect to any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise as defined benefit plan (as defined in Section 414 of the Code).
(d)    No Business Employee Plan provides any post-retirement medical or life insurance benefits to any Business Employee (other than coverage mandated by applicable Law).
(e)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or otherwise materially impair the operation of the Business, (i) there are no pending or threatened in writing Actions concerning the Business Employee Plans and (ii) there are no audit, inquiries or proceedings pending or threatened in writing by any Governmental Authority with respect to the Business Employee Plans.

(f)    Except as set forth in Schedule 3.10(f) of the Disclosure Schedules, neither the execution of this Agreement nor the consummations of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Business Employee or any other current or former individual service provider of the Business to any material payment or benefit, (ii) accelerate the time of payment or vesting, trigger any material payment or funding or increase the amount of compensation or benefits due to any current or former Business Employee or any other current or former individual service provider of the Business (or any dependent or beneficiary thereof), (iii) restrict or limit the ability of any member of the Company Group to administer, amend or terminate any Business Employee Plan, or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).
(g)    No current or former Business Employee or any other current or former individual service provider of the Business is entitled to be indemnified, grossed-up, reimbursed or otherwise made whole for any Taxes, including under Section 409A, 457A or 4999 of the Code.
Section 3.11    Labor and Employment Matters.
(a)    Except as set forth in Schedule 3.11(a) of the Disclosure Schedules, the Seller and its Affiliates are not a party to or bound by (i) any labor or collective bargaining, trade union or other labor Contract with any union, works council, labor organization or other employee representative, other than any sector or industry level collective bargaining agreements (each, a “CBA”), that pertains to any Business Employees or (ii) any employee leasing professional employer organization or similar arrangement (each, a “PEO Agreement”) that pertains to any Business Employees. Since the Lookback Date, there has been no pending or threatened in writing (A) labor strike, slowdown, lockout, stoppage or union organizing effort with respect to the Business Employees or the Business or (B) material labor dispute, grievance or similar material proceeding with respect to the Business Employees or the Business.
(b)    Except as set forth in Schedule 3.11(b) of the Disclosure Schedules, there are no pre-signing notice or consultation obligations to any labor union, labor organization or works council that represents any Business Employee in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.
(c)    Since the Lookback Date with respect to the Business and the Business Employees, the Seller and its Affiliates have been in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, working time, overtime, discrimination, harassment, civil rights, affirmative action, work authorization, immigration, collective bargaining, information and consultation, classification of independent contractors and employees, the collection and payment of withholding or social security Taxes and safety and health and welfare, except for failures to comply that have not and would not, individually or in the aggregate, reasonably be expected result in a material Liability to the Business or otherwise materially impair the operation of the Business.
(d)    The Seller has made available to the Buyer accurate and up-to-date examples of pro forma contracts of employment and statements of terms and conditions, and each Business Employee is employed under a contract of employment that is in substantially the same form as such pro forma contracts.
(e)    The Seller has made available a list (which may be anonymized to the extent necessary to comply with applicable data privacy Laws) setting forth the following for each Business Employee as of the date of this Agreement: name or employee identification number; title; job location; employing entity; hire date; full- or part-time status; active or on leave status (and, if on leave, the nature of the leave and the expected return date); annual salary or wage rate; most recent annual bonus received; and current annual bonus opportunity. The Seller shall promptly update such list upon reasonable request by the Buyer from time to time following the date of this Agreement and, fifteen (15) Business Days prior to the Closing Date, Seller will provide the Buyer with a revised version of such list that is updated as of such date (or as of such nearest earlier date as may be reasonably practicable), with such revised version of such list to additionally include accrued but not used vacation or paid time off for each Business Employee. There are a sufficient number of Business Employees to operate the Business in all material respects in the manner in which it is currently conducted.
(f)    Except as set forth in Schedule 3.11(f) of the Disclosure Schedules or as otherwise required by applicable Law, there are no Business Employees who are party to a Contract, agreement or arrangement with the Seller or its Affiliates that restricts such Business Employee’s employment from being terminated at any time or that entitles such Business Employee to a severance, termination or similar payment from such Business Employee’s employing entity in excess of 100% of such Business Employee’s annual base salary or annual base wages.
Section 3.12    Insurance. Schedule 3.12 of the Disclosure Schedules sets forth a true, correct and complete list of all insurance policies of the Seller and its Affiliates that cover the Business, the Transferred Assets or the Assumed Liabilities and an asterisk denoting which policies constitute Seller Occurrence-Based Insurance Policies, copies of which have been provided to the Buyer. All such insurance policies are in full force and effect and all premiums with respect thereto have been paid in full in accordance with the terms of such policy. No notice of cancellation or termination has been received in writing by the Seller, any Subsidiary of the Seller or any member of the Company Group with respect to any such insurance policies. No claim with respect to the Business, the Transferred Subsidiaries or the Transferred Assets is currently pending under any such policy involving an amount in excess of $1,000,000. To the Knowledge of the Seller, the Seller, the Selling Affiliates and each member of the Company Group have taken all actions under its Seller Occurrence-Based Insurance Policies to ensure that all material insurable risks of the Seller, the Selling Affiliates and each member of the Company Group related to the Business are and will be covered by such policies.
Section 3.13    Real Property.
(a)    Schedule 3.13(a) of the Disclosure Schedules sets forth the correct and complete address and applicable title registry number or tax assessor’s parcel number (or its equivalent for each parcel) of each Owned Real Property (together with the Leased Real Property, the “Real Property”). With respect to each Owned Real Property: (i) each Transferred Subsidiary, the Seller or each Selling Affiliate (as the case may be) has, and following the Reorganization at the Closing the Company Group will have, good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) except as set forth in Schedule 3.13(a) of the Disclosure Schedules, each member of the Company Group, the Seller and each Selling Affiliate (as the case may be) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of the Buyer pursuant to this Agreement or as expressly set forth in Schedule 5.15 of the Disclosure Schedules with respect to the Reorganization, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. None of the Seller, any of its Subsidiaries or any member of the Company Group is a party to any agreement or option to purchase any real property or interest therein related to the Business.
(b)    Schedule 3.13(b) of the Disclosure Schedules sets forth the address of each Leased Real Property and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Seller has delivered to the Buyer a true and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as set forth in Schedule 3.13(b) of the Disclosure Schedules, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect and the applicable member of the Company Group has a valid leasehold interest in such Leased Real Property free of Encumbrances other than Permitted Encumbrances; (ii) each member of the Company Group’s, the Seller’s, and each Selling Affiliates’ (as the case may be) possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Seller, there are no disputes with respect to such Lease; (iii) none of the members of the Company Group, the Seller, the Selling Affiliates (as the case may be) or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no event or circumstance exists that, with or without notice or lapse of time, or both, would constitute a default by any counterparty to any such Lease; and (v) none of the members of the Company Group, the Seller, or the Selling Affiliates (as the case may be) have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or otherwise materially impair the operation of the Business, the Real Property and the improvements thereon are free of damage or defects (other than damage that has been repaired) and otherwise in suitable operating condition for the Business as currently conducted in the Ordinary Course of Business. The Real Property constitutes all the real property necessary and sufficient to continue to operate the Business substantially in the same manner as conducted by the Seller up to the date hereof, in accordance with the Ordinary Course of Business.
(d)    As of the date of this Agreement, to the Knowledge of the Seller, there are no pending or threatened in writing Actions or orders relating to the Real Property, including condemnation proceedings or eminent domain proceedings, or other matters that could be reasonably expected to materially adversely affect the current use, occupancy, or value of the Real Property.
Section 3.14    Intellectual Property.
(a)    Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of all (i) patents and patent applications, (ii) registered trademarks and registered service marks and applications to register any trademarks and service marks, (iii) registered copyrights, (iv) internet domain names, in each case that constitutes Business Intellectual Property (other than, in each case, Licensed Intellectual Property) (clauses (i) through (iv), the “Business Registered Intellectual Property”). Except as set forth on Schedule 3.14(a) of the Disclosure Schedules, each item of Business Registered Intellectual Property (other than applications included in the Business Registered Intellectual Property) is subsisting, valid and enforceable.
(b)    The Seller, a Selling Affiliate or a member of the Company Group solely and exclusively own all Business Intellectual Property (other than the Sublicensed Patents), free and clear of all Encumbrances, other than Permitted Encumbrances. The Business Intellectual Property, together with the rights provided pursuant to the Transferred Contracts or the Comingled Contracts, the services and rights made available to the Buyer under the Transition Services Agreement and the Intellectual Property Ancillary Agreements, constitute all Intellectual Property (other than the Japan Trademarks) used in or necessary for the operation of the Business as currently conducted, in all material respects. Immediately after the Closing, the Company Group will be able to exploit the Business Intellectual Property (other than the Japan Trademarks) in materially the same manner as Seller, its Affiliates, and the Company Group were able to exploit such Business Intellectual Property immediately prior to the Closing, subject to the terms and conditions of the Intellectual Property Ancillary Agreements. Immediately after the Japan Assignment Date, the Company Group will be able to exploit the Japan Trademarks in materially the same manner as the Seller and its Affiliates would have been able to exploit the Japan Trademarks immediately prior to the Japan Assignment Date (without giving effect to the Crecia License Agreement).
(c)    No claim has been asserted before any Governmental Authority (which, for the purposes of this Section 3.14(b), includes national or supra-national intellectual property offices and registries) that the use or exploitation by the Seller, any Selling Affiliate or any member of the Company Group of any Business Intellectual Property as of the date hereof infringes, misappropriates or violates the Intellectual Property of any third party in any material respect.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business, neither the conduct of the Business nor any of the Business Intellectual Property has in the last six (6) years infringed, misappropriated or violated, or infringes, misappropriates or violates, any Intellectual Property rights of any third party.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business, no third party is infringing, misappropriating or otherwise violating, or has in the last six (6) years infringed, misappropriated or otherwise violated, the Business Intellectual Property.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business, all Proprietary Information used in the operation of the Business has been kept confidential and has not been disclosed to third parties except in the Ordinary Course of Business and subject to written confidentiality obligations from the third party (or otherwise subject to ethical obligations to keep such information confidential), and such third-party confidentiality obligations have not been breached.
(g)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business, each current and former employee and consultant of the Seller and Selling Affiliates who has contributed to the creation or development of Intellectual Property for or on behalf of the Business has executed a valid written agreement irrevocably (i) assigning to the Seller, a Selling Affiliate, or a member of the Company Group all right, title and interest in and to all such Intellectual Property (except where ownership of such Intellectual Property vests in the Seller, a Selling Affiliate or a member of the Company Group by operation of Law) and (ii) waiving in favor of the Seller, a Selling Affiliate or the Company Group, to the extent permissible under applicable Law, all non-assignable rights such Person possesses in Copyrights included within such Intellectual Property.
(h)    None of the Seller or any Selling Affiliate, with respect to the Business, or any member of the Company Group has experienced any material security breach or unauthorized access or use of any Transferred Computer System or other IT System that resulted in unauthorized access to, or unauthorized use or disclosure of, any Personal Information or material confidential Business Data. None of the Seller, any Selling Affiliate or any member of the Company Group has been required to send a notification to any affected individuals under any applicable Laws for such breaches or incidents, except, in each case, that would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or have a material adverse effect on the operation of the Business.
(i)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or have a material adverse effect on the operation of the Business, (i) the Seller, each Selling Affiliate and each member of the Company Group has taken commercially reasonable measures designed to protect the security of the Transferred Computer Systems and (ii) such systems are free from viruses, worms, trojan horses and other known contaminants that could reasonably be expected to disrupt, disable or harm such systems.
(j)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or have a material adverse effect on the operation of the Business, the Business has not distributed any Open Source Software incorporated in any Software owned or purported to be owned by Seller, a Selling Affiliate, or the Company Group in a manner that would (i) require the Company Group to make available, disclose or distribute the source code for any such Software, (ii) require the Company Group to license any such software with the permission to create derivative works, or (iii) require the Company Group to grant permission to create modifications to or derivative works of any such Software.
(k)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or have a material adverse effect on the operation of the Business, the Seller and each Selling Affiliate, with respect to the Business, and each member of the Company Group has, since the Lookback Date, complied in all material respects with Applicable Data Protection Requirements. Since the Lookback Date and no Person (including any Governmental Authority) has made any claim or commenced any action against the Seller or any Selling Affiliate, with respect to the Business, or any member of the Company Group with respect to alleged violations of Applicable Data Protection Requirements. Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or have a material adverse effect on the operation of the Business, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby (including the transfer to the Buyer of Personal Information and Business Data hereunder and continued processing of such Personal Information and Business Data by the Buyer following the Closing in substantially the same manner in which the Personal Information and Business Data are processed prior to the Closing) will result in any material violation of Applicable Data Protection Requirements.
(l)    The Seller, each Selling Affiliate and each member of the Company Group have implemented reasonable technical, physical, administrative, and operational measures designed (i) to secure Personal Information and material Business Data within its custody or control from compromise of confidentiality, integrity, availability or security and (ii) to ensure the continued operation of the IT Systems, including employing reasonable maintenance, disaster recovery, redundancy, backup, and virus or malicious device scanning/protection measures. Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business or otherwise materially impair the operation of the Business, there is not currently pending, and there has not been since the Lookback Date, any allegation made in writing to the Seller or any Selling Affiliate, with respect to the Business, or any member of the Company Group, of a material deficiency in or failure to meet any of the technical, physical, administrative, and operational measures described above.
Section 3.15    Taxes.
(a)    All material Returns required to be filed by (i) Seller or its Subsidiaries with respect to the Transferred Assets or the Business and (ii) members of the Company Group have, in each case, been timely filed (taking into account extensions), and such Returns (in the case of the preceding clause (i), to the extent pertaining to the Transferred Assets or the Business) are true, correct and complete in all material respects.
(b)    Whether or not shown on such Returns described in Section 3.15(a), all material Taxes owed by (i) Seller or its Subsidiaries with respect to the Transferred Assets or the Business and (ii) members of the Company Group have, in each case, been paid, except for any such Taxes being contested in good faith or for which reserves have been set aside in the Financial Statements.
(c)    There are no Encumbrances on the assets of any member of the Company Group for material Taxes (other than Permitted Encumbrances).
(d)    No member of the Company Group has waived or agreed to extend any statute of limitations pertaining to any material Taxes, which waiver or extension remains outstanding, or has been granted any extension of time outside the Ordinary Course of Business for filing any material Return that has not since been filed.

(e)    No audits, investigations, suits, claims, actions or administrative or judicial proceedings are pending or being conducted (or have been threatened in writing) with respect to material Taxes of the Company Group.
(f)    No written claim has been made by a Taxing Authority in a jurisdiction where members of the Company Group do not file Returns alleging that it is subject to taxation by that jurisdiction, which claim has not been satisfied, withdrawn or otherwise resolved.
(g)    No member of the Company Group is or has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Income Tax Return, nor does any member of the Company Group have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of Law, by Contract (except for any commercial Contract entered into in the Ordinary Course of Business the primary purpose of which is not Taxes), or as a transferee or successor.
(h)    No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) final determination by any Taxing Authority following the settlement of any audit, examination, or other proceeding entered into prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) deferred revenue or prepaid amount received outside the Ordinary Course of Business prior to the Closing.
(i)    To the knowledge of the Seller, (i) the current or expected status and characteristics of (and/or the characterization, classification or treatment of any member of the Company Group by) the Seller and its Affiliates (other than the members of the Company Group) are not expected to result in any payment made or expected to be made by any member of the Company Group after the Closing Date being treated as not deductible in computing the income or net profits for Tax purposes of any member of the Company Group and (ii) neither the Seller nor any of its Affiliates (other than any member of the Company Group) is or is expected to become a party to a structured arrangement (as defined in the Anti-Hybrid Mismatch Directive or applicable Anti-Hybrid Mismatch Rules) or a transaction or arrangement which forms part of a series of transactions or arrangements that includes or gives rise to a “relevant mismatch” (as defined in section 259KA of the United Kingdom’s Taxation (International and Other Provisions) Act 2010), or an equivalent hybrid mismatch arising under the Anti-Hybrid Mismatch Rules implemented in another jurisdiction, in each case that it is reasonable to suppose would not otherwise be subject to counteraction under the applicable Anti-Hybrid Mismatch Rules, and which is expected to result in any payment made or expected to be made by any member of the Company Group after the Closing Date being treated as not deductible in computing the income or net profits for Tax purposes of any member of the Company Group, in each case of clauses (i) and (ii), as a result of the application of the Anti-Hybrid Mismatch Rules.
Section 3.16    Environmental Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole:
(i)    each of the Seller, its Subsidiaries and the members of the Company Group is not, and since the Lookback Date has not, violated any Environmental Law that was in effect as of such violation, as applicable to the conduct or operation of the Business or the ownership or use of the Transferred Assets, and has obtained and currently is, and have been since the Lookback Date, in compliance with all Environmental Permits required for the operation of the Business as presently conducted and the ownership or use of the Transferred Assets;
(ii)    there are no written claims or notices or Actions alleging violation of or Liability pursuant to any Environmental Law pending or, to the Knowledge of the Seller threatened against the Seller, any Subsidiary of the Seller or any member of the Company Group related to the conduct or operation of the Business or the ownership or use of the Transferred Assets; and
(iii)    there has been no Release of any Hazardous Material by any of the Seller, any Selling Affiliate or any member of the Company Group at, on, under, or from any Owned Real Property or Leased Real Property in quantities or concentrations that are required to be investigated or remediated by any of the Seller, any Selling Affiliate or any member of the Company Group or has resulted or would reasonably be expected to result in any violation of or Liability under applicable Environmental Laws in effect as of the date of such violation or the incurrence of such Liability.
(b)    The Seller has made available prior to the date hereof to the Buyer copies of all material environmental reports prepared in the last three (3) years relating to the Company’s Owned Real Property or Leased Real Property that are in Seller’s, Selling Affiliates’ or a member of the Company Group’s possession.
Section 3.17    Products.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) there is no, and since the Lookback Date there has not been any, product liability Action pending or threatened in writing that relates to the Business or any products of the Business, (ii) since the Lookback Date there has been no accident or circumstances involving personal injury that would reasonably be expected to lead to a product liability claim against the Seller or its Subsidiaries related to the Business or any products of the Business, and (iii) all products of the Business and all services or merchandise manufactured, marketed, promoted, sold, and delivered in connection with the Business have conformed (including with respect to standards for quality and workmanship) with all applicable Laws, and express and implied warranties.
(b)    Since the Lookback Date, none of Seller or its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall or market withdrawal or replacement concerning any products of the Business and, to the Knowledge of the Seller, no facts or circumstances exist that would reasonably be expected to cause Seller or its Subsidiaries or any Governmental Authority to require the recall, market withdrawal, replacement, reformulation, relabeling or suspension of manufacturing, promotion, importation or sale of any of the products of the Business, other than as would not reasonably be expected to be material to the Business, taken as a whole.
Section 3.18    Material Contracts.
(a)    Schedule 3.18(a) of the Disclosure Schedules sets forth a true, correct and complete list of each Contract that is of a type described below as of the date hereof (such Contracts as described in this Section 3.18(a) being “Material Contracts”):
(i)    Contracts that involve the payment or receipt by the Seller, any Selling Affiliate exclusively related to the Business, or a member of the Company Group of more than $1,500,000 during the calendar year ended December 31, 2024, or is reasonably expected to result in making or receiving a payment of more than $1,500,000 during the year ending December 31, 2025, including, in each case, any such Contracts with distributors, vendors, suppliers or clients but excluding any Employee Plan;

(ii)    Contracts (A) relating to indebtedness for borrowed money to the extent related to the Business, any member of the Company Group, including any Contracts that constitute a guaranty of any obligation of any Person, other than: (1) indebtedness for an amount less than $1,500,000; (2) accounts receivables and payables in the Ordinary Course of Business; (3) intercompany loans in the Ordinary Course of Business that will be fully repaid at or prior to the Closing; or (4) extensions of credit to distributors in the Ordinary Course of Business or (B) that create or impose a material Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of the Business, tangible or intangible;
(iii)    Contracts that contain any non-competition or similar covenant or that limit or restrict or purport to materially limit or restrict the ability of the Business, any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing, or from otherwise purchasing, selling, supplying or distributing any product or service;
(iv)    Contracts that relate to the formation, establishment or operation of any joint venture, strategic alliance, partnership, limited liability company or similar Contracts, or other similar arrangement involving a sharing of profits, losses, costs or liabilities by the Business or any member of the Company Group with any third party;
(v)    Contracts (A) entered into after the Lookback Date or not yet consummated, in each case, that relate to the disposition or acquisition directly or indirectly (including by merger, consolidation, combination or amalgamation) of material assets or properties of the Business or of any Person to the extent related to the Business, or (B) pursuant to which any member of the Company Group has an obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation or an outstanding material obligation with respect to indemnification or warranty, in each case of clauses (A) and (B), excluding (x) Contracts involving amounts under $1,500,000 and (y) that certain Asset Purchase Agreement, by and among the Seller, Ansell Healthcare Products LLC and Ansell Limited, dated as of April 7, 2024 (and all agreements, exhibits and schedules related thereto);
(vi)    Contracts that are a settlement, conciliation or similar agreement with any Governmental Authority to the extent related to the Business or any member of the Company Group;
(vii)    material Contracts to the extent relating to the right to use any Business Intellectual Property, whether granted by or to the Business, excluding (A) Contracts for commercially available software or information technology systems, including software-as-a-service Contracts, (B) non-exclusive licenses entered into in the Ordinary Course of Business (including those entered into with customers, vendors, service providers, suppliers, resellers, and distributors), (C) contracts in which the license or grant of rights to use Intellectual Property is ancillary or incidental to the transaction contemplated in such Contract (including feedback licenses), (D) Contracts with officers, directors, members, managers, partners, employees, contractors, or third party service providers of the Seller, any Selling Affiliate or any member of the Company Group that assign to the Seller, any Selling Affiliate, any member of the Company Group or the Transferred Subsidiary, as applicable, any Intellectual Property invented, authored, created, or developed by any such Person in the scope of their employment or engagement with the Seller, any Selling Affiliate or member of the Company Group, as applicable, (E) Contracts that relate to the past or future disposition or acquisition of Intellectual Property used by the Business, and (F) any non-disclosure or confidentiality Contracts;
(viii)    all Contracts (or group of related Contracts) with any Material Distributor, Material Customer or Material Supplier;
(ix)    Contracts that (A) impose exclusivity requirements or obligate the Seller, any Selling Affiliate exclusively related to the Business, or member of the Company Group to purchase or otherwise obtain any product or service exclusively from a single party or granting any third party any exclusive rights (including any “requirements” or exclusive purchasing Contract) to develop, market, sell or distribute any products or services related to the Business or (B) contain a “most favored nation,” “most favored customer status” or similar provision or preferential terms and conditions (including with respect to pricing) in favor of any customer or other counterparty or a limitation on the Seller’s, such Selling Affiliate’s or member of the Company Group’s ability to increase prices, in each case of clauses (A) and (B), that restricts, obligates or impacts, in any material respect, the Business or any member of the Company Group;
(x)    Contracts with any customer providing for discounts, allowances and incentives offered by the Seller to its customers, to or by which the Seller, any Selling Affiliate exclusively related to the Business or member of the Company Group is party or otherwise subject or bound, in each case, that involve the payment or receipt by the Seller, any Selling Affiliate exclusively related to the Business or member of the Company Group of more than $4,000,000 during the calendar year ended December 31, 2024, or that is reasonably expected to be more than $4,000,000 during the year ending December 31, 2025;
(xi)    Contracts that grant any Person rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any Transferred Asset (including material Intellectual Property), any Japan Trademark or any member of the Company Group;
(xii)    Contracts with any Governmental Authority that exclusively relate to the Business;
(xiii)    Contracts that are CBAs;
(xiv)    Contracts that are PEO Agreements;
(xv)    Contracts for capital expenditures to be incurred by the Seller, any Selling Affiliate or member of the Company Group to the extent related to the Business or to be constructed on any Real Property and involving payments of more than $2,000,000 individually, or $5,000,000 in the aggregate for related capital expenditures;
(xvi)    Contracts under which the Seller (A) has a right to acquire any real property pertaining to the Business or (B) is obligated to sell any Owned Real Property; and
(xvii)    Contracts to agree to do any of the foregoing.
(b)    The Seller has made available to the Buyer true, correct and complete copies of each Material Contract, including all material amendments, annexes, exhibits and schedules thereto, and an accurate description of all material terms of any oral Material Contracts. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) each Material Contract is valid and binding on and enforceable against the Seller, a Selling Affiliate or a member of the Company Group, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, in accordance with its terms, and is in full force and effect and (ii) the Seller, each Selling Affiliate and each member of the Company Group, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, have performed all obligations required to be performed by them under each Material Contract. None of the Seller, the Selling Affiliates or the members of the Company Group, as applicable, is in material breach of, or material default under (and no event has occurred that with or without notice or lapse of time or both would constitute such a material breach or material default thereunder by Seller, any applicable Selling Affiliate or applicable member of the Company Group, or, to the Knowledge of the Seller, any other counterparty thereto) any Material Contract to which it is a party. In the last twelve (12) months, (A) neither the Seller, any of its Subsidiaries nor any member of the Company Group has provided or received any written notice of any default, material breach or termination, or of any intention to terminate, materially modify or, to the extent applicable, not renew any such Material Contract

(except for non-renewals and end-of-term terminations in the Ordinary Course of Business) and (B) no party to any Material Contract has given the Seller, any of its Subsidiaries or any member of the Company Group any written notice of any material dispute with respect to any Material Contract.
(c)    Schedule 3.18(c) of the Disclosure Schedules sets forth a correct and complete list of (i) (A) the fifteen (15) largest distributors to the professional segment of the Business on a consolidated basis globally and (B) to the extent not included in the foregoing clause (A), the five (5) largest distributors to the professional segment of the Business in each Mill Jurisdiction (in each of clauses (A) and (B), based on the dollar amount of sales to such distributors) (the “Material Distributors”); (ii) (A) the fifteen (15) largest customers to the family care segment of the Business on a consolidated basis globally and (B) to the extent not included in the foregoing clause (A), the five (5) largest customers to the family care segment of the Business in each Mill Jurisdiction (in each of clauses (A) and (B), based on the dollar amount of sales to such customers) (the “Material Customers”); and (iii) (A) the fifteen (15) largest suppliers of the Business on a consolidated basis globally and (B) to the extent not included in the foregoing clause (A), the five (5) largest suppliers of the Business in each Mill Jurisdiction (in each of clauses (A) and (B), based on the dollar amount of payments to such supplier) (the “Material Suppliers”), in each case, for the year ended December 31, 2024, identifying for each such Material Distributor, Material Customer or Material Supplier the amount of consideration paid to or by the Business with respect to such Material Distributor, Material Customer or Material Supplier during such year globally and in each Mill Jurisdiction, as applicable.
(d)    Section 3.18(d) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all providers to the Business of financing in connection with trade payables incurred in the Ordinary Course of Business (including sponsors or financial institutions that facilitate supplier finance programs) (the “Supplier Finance Providers”), identifying for each such Supplier Finance Provider the estimated (1) aggregate amount of outstanding invoices and (2) number of outstanding invoices, in each case, to the extent related to the Business.
Section 3.19    Brokers. Except for Centerview Partners LLC and Goldman Sachs & Co. LLC, the fees, commissions and expenses of which will be paid as specified herein, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller, any Selling Affiliate or any member of the Company Group.
Section 3.20    Intercompany Agreements. Except for intercompany Contracts that (a) will be terminated at or prior to the Closing or will be terminated pursuant to this Agreement, (b) are not material to the Business, taken as a whole, or (c) are related to employment, the payment of compensation, incentive arrangement and benefits in the Ordinary Course of Business, Schedule 3.20 of the Disclosure Schedules sets forth a correct and complete list of all Contracts between or among the any member of the Company Group, on the one hand, and any of the Seller or its Affiliates (other the Company Group) or any of their respective officers or directors, employees, on the other hand (the “Intercompany Agreements”).
Section 3.21    Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty relating to the Business, the Company Group or the Transferred Assets of any kind or nature whatsoever, oral or written, express or implied (including any representation or warranty relating to financial condition or results of operations of the Business, the Company Group or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Transferred Assets), except as expressly set forth in this Article III, and the Seller hereby disclaims any such other representations or warranties, it being understood that, except as expressly set forth in this Article III, such Transferred Assets are being acquired “as is, where is” on the Closing Date, and the Buyer and each Buyer Designee shall rely solely on their own examination and investigation of the Business, the Company Group and the Transferred Assets as well as the representations and warranties of the Seller set forth in this Article III. The Seller acknowledges and agrees that except as expressly set forth in Article IV, none of the Buyer or its Affiliates or Representatives makes or has made any other representation or warranty, express or implied, at Law or in equity. The provisions of this Section 3.21 shall not, and shall not be deemed or construed to, prevent, impede, waive or release any claims for Fraud committed by a Party hereto to the other Party, solely with respect to such instance of Fraud.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
Section 4.1    Organization. The Buyer and any Buyer Designee is each a legal entity duly organized, validly existing and (to the extent applicable) in good standing or the local equivalent under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all necessary power and authority to own, lease and operate the properties currently held by it and to carry on its business as it is now being conducted except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.2    Authority. The Buyer and any Buyer Designee each has the corporate power and authority to execute and deliver this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer or any applicable Buyer Designee of this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party and the consummation by the Buyer or such applicable Buyer Designee of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer or such Buyer Designee, and no other corporate proceedings on the part of the Buyer or such Buyer Designee are necessary to authorize this agreement, the Company Transfer Agreements or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the Company Transfer Agreements and Ancillary Agreements at the Closing will be, duly executed and delivered by the Buyer or any applicable Buyer Designee and, assuming due execution and delivery by each of the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Buyer or such applicable Buyer Designee, enforceable against the Buyer or such applicable Buyer Designee in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer and any Buyer Designee of this Agreement, the Company Transfer Agreements and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)    conflict with or violate the Organizational Documents of the Buyer or such Buyer Designee;
(ii)    conflict with or violate any Law applicable to the Buyer or such Buyer Designee or by which any property or asset of the Buyer or such Buyer Designee is bound or affected;
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, result in the triggering of any payment or other obligation or loss of any right or benefit under, any material Contract or agreement to which the Buyer or such Buyer Designee is a party; or

(iv)    result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Buyer or such Buyer Designee except, in the case of clause (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating solely to the Seller or any of its Affiliates.
(b)    None of the Buyer or any Buyer Designee is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer or any Buyer Designee of this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the applicable requirements of Foreign Antitrust Laws, Foreign Investment Laws or EU Foreign Subsidies Regulation, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iii) as arise as a result of any facts or circumstances relating solely to the participation of the Seller or any of its Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements.
Section 4.4    Financing. The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements, and to pay all related fees and expenses.
Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or any Buyer Designee.
Section 4.6    Litigation. There is no Action by or against the Buyer or any Buyer Designee pending or, to the knowledge of the Buyer, threatened in writing that would, if determined adversely to the Buyer, (a) individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or (b) affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Each of the Buyer and any Buyer Designee is not subject to any Law of any Governmental Authority (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements to which it will be a party.
Section 4.7    R&W Insurance Policy. The Buyer has provided a true and correct copy of a written commitment from the R&W Insurer to bind the R&W Insurance Policy to the Seller prior to the date hereof. The Buyer acknowledges that obtaining such commitment and the R&W Insurance Policy is a material inducement to the Seller’s entering into this Agreement, and that the Seller is relying on the Buyer’s covenants and obligations set forth in this Section 4.7. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement.
Section 4.8    Pending Transactions. Neither the Buyer nor any of its Affiliates is party to any transaction pending to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, in each case, that would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (b) materially increase the risk of any Governmental Authority entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement or (c) materially increase the risk of not being able to remove any such order on appeal or otherwise.
Section 4.9    Anti-Hybrid Mismatch Rules. To the knowledge of the Buyer, (i) the current or expected status and characteristics of (and/or the characterization, classification or treatment of any member of the Company Group by) the Buyer and its Affiliates (other than the members of the Company Group) are not expected to result in any payment made or expected to be made by any member of the Company Group after the Closing Date being treated as not deductible in computing the income or net profits for Tax purposes of any member of the Company Group and (ii) neither the Buyer nor any of its Affiliates (other than any member of the Company Group) is or is expected to become a party to a structured arrangement (as defined in the Anti-Hybrid Mismatch Directive or applicable Anti-Hybrid Mismatch Rules) or a transaction or arrangement which forms part of a series of transactions or arrangements that includes or gives rise to a “relevant mismatch” (as defined in section 259KA of the United Kingdom’s Taxation (International and Other Provisions) Act 2010), or an equivalent hybrid mismatch arising under the Anti-Hybrid Mismatch Rules implemented in another jurisdiction, in each case that it is reasonable to suppose would not otherwise be subject to counteraction under the applicable Anti-Hybrid Mismatch Rules, and which is expected to result in any payment made or expected to be made by any member of the Company Group after the Closing Date being treated as not deductible in computing the income or net profits for Tax purposes of any member of the Company Group, in each case of clauses (i) and (ii), as a result of the application of the Anti-Hybrid Mismatch Rules.
Section 4.10    Exclusivity of Representations and Warranties. Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty relating to the Buyer or any of its Affiliates or Representatives of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV, and the Buyer hereby disclaims any such other representations or warranties it being understood that the Seller and its Affiliates shall rely solely on the representations and warranties of the Buyer set forth in this Article IV. The Buyer acknowledges and agrees that except as expressly set forth in Article III, none of the Seller or its Affiliates or Representatives makes or has made any other representation or warranty, express or implied, at Law or in equity. The provisions of this Section 4.10 shall not, and shall not be deemed or construed to, prevent, impede, waive or release any claims for Fraud committed by a Party hereto to the other Party, solely with respect to such instance of Fraud.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing.
(a)    Except (i) as otherwise expressly required or permitted by this Agreement (including, for the avoidance of doubt, with respect to the Company Transfer and the Reorganization), (ii) as set forth in Schedule 5.1 of the Disclosure Schedules, (iii) to the extent exclusively relating to the Excluded Business, the Excluded Assets or the Excluded Liabilities, in each case other than the Japan Trademarks, or (iv) as required by applicable Law (including any Public Health Measure), between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall (and shall cause each of the Selling Affiliates and the applicable members of the Company Group to) use its commercially reasonable efforts to operate the Business in the Ordinary Course of Business, and the Seller shall (and shall cause each of the Selling Affiliates and the applicable members of the Company

Group to) use its commercially reasonable efforts to (A) preserve intact in all material respects the Business (including the Transferred Assets), (B) preserve intact in all material respects the commercial relationships with Governmental Authorities, customers, suppliers, distributors, landlords and other Persons with whom the Seller, a Selling Affiliate or a member of the Company Group deals with in connection with the conduct of the Business in the Ordinary Course of Business, (C) implement the capital expenditures consistent with the 2025 Capital Budget, and consistent with the 2026 Capital Budget, in each case, in accordance therewith, and (D) in all material respects, comply with the terms and conditions of all Business Permits; provided, however, that no action by the Seller, any Selling Affiliate or any members of the Company Group with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).
(b)    Except (w) as otherwise expressly required or permitted by this Agreement (including, for the avoidance of doubt, with respect to the Company Transfer, the Reorganization and the UK Pension Release), (x) as set forth in Schedule 5.1 of the Disclosure Schedules, (y) to the extent exclusively relating to the Excluded Business, the Excluded Assets or the Excluded Liabilities or (z) as required by applicable Law (including any Public Health Measures), between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause each Selling Affiliate and member of the Company Group not to, in connection with the Business:
(i)    except as required by the existing terms of any Business Employee Plan or CBA in effect on the date of this Agreement, (A) (i) materially increase or decrease the benefits provided or (ii) increase or decrease the compensation payable, in each case, to any current or former Business Employee or any other current or former individual service provider of the Business, (B) establish, adopt, enter into, terminate or amend (including acceleration of funding, vesting or payment) any material Business Employee Plan or any other plan, program, policy, Contract, agreement or arrangement that would have been a material Business Employee Plan had it been in effect on the date of this Agreement, other than (1) de minimis administrative amendments or (2) in connection with the annual renewal of a health or welfare benefit plan that, in each case, does not result in a materially greater cost with respect to any such Business Employee Plan or other plan, program, policy, Contract, agreement or arrangement, (C) hire, promote or engage, or terminate the employment or engagement of any Business Employee or other individual service provider of the Business, other than (1) the hiring of an individual to fill a Business Employee vacancy that exists today (to the extent set forth on Schedule 5.1(b)(i) of the Disclosure Schedules) or occurs following the date of this Agreement on terms substantially identical to similarly situated employees and (2) the termination of the employment or engagement of a Business Employee or other individual service provider of the Business for cause, (D) transfer or reassign the duties of a Business Employee such that he or she is no longer a Business Employee, except as may be required to comply with applicable Law, (E) transfer or reassign the duties of any other employee of Seller or any of its Affiliates such that he or she would become a Business Employee, or (F) materially reduce the percentage of a Business Employee’s respective working time spent in support of the Business;
(ii)    (A) implement or announce any employee layoffs, furloughs, plant closings or other actions that could implicate WARN, (B) modify, extend, terminate or enter into any CBA or recognize or certify any union, works council, labor organization or other employee representative for any Business Employees or (C) knowingly waive or release any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Business;
(iii)    sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Transferred Assets (except for Business Intellectual Property which is addressed in Section 5.1(b)(v)), Purchased Shares or

Company Interests or any interest therein, other than (A) pursuant to Contracts made available to the Buyer prior to the date hereof or (B) sales or dispositions of Inventory in the Ordinary Course of Business;
(iv)    (A) except in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract had it been entered into prior to the date hereof, (B) amend or modify in any material respect, or waive any material right under, any Material Contract or Contract that would have been a Material Contract had it been entered into prior to the date hereof, or (C) terminate (excluding any expiration in the Ordinary Course of Business in accordance with its terms), assign, convey, encumber or otherwise transfer, in whole or in part, rights or interests pursuant to, any Material Contract or Contract that would have been a Material Contract had it been entered into prior to the date hereof; provided that in no event shall the Seller, any Selling Affiliate or member of the Company Group be permitted to take any of the actions in the foregoing clauses (A), (B) and (C), whether or not in the Ordinary Course of Business, with respect to any Contract that would have been a Material Contract under Section 3.18(a)(iii), (iv), (v), (vi), (vii), (ix), (xi), (xii) or (xiv) if such Contract had been entered into prior to the date hereof;
(v)    sell, transfer, license, assign, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire any Business Intellectual Property rights (except for (A) non-exclusive licenses granted in the Ordinary Course of Business or (B) the expiration of Intellectual Property at the end of its statutory term);
(vi)    acquire (including by merger, consolidation, share exchange or purchase of all or substantially all the assets of) (A) any corporation, partnership, limited liability company, other business organization, or division thereof or (B) any assets, in each case, where the amount paid for such acquisition exceed $2,500,000 individually, or $5,000,000, in the aggregate;
(vii)    adopt any amendments to or otherwise change the Organizational Documents of any member of the Company Group, other than any ministerial amendments;
(viii)    (A) split, combine or reclassify the outstanding Equity Interests of any of any member of the Company Group, (B) with respect to any member of the Company Group, declare, set aside or pay any non-cash dividend or non-cash distribution to any Person, (C) purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of any member of the Company Group, or (D) deposit any Purchased Shares or Company Interests into a voting trust or enter into a voting agreement or, stockholders agreement or similar arrangement with respect to any Purchased Shares or Company Interests or grant any proxy with respect thereto;
(ix)    issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Equity Interests or other securities or any options, calls, subscriptions or equity rights or other rights of any kind to acquire any Equity Interests of, any member of the Company Group, the Company Interests or any debt or equity securities that are convertible into or exercisable or exchangeable for such Equity Interests;
(x)    (A) with respect to any member of the Company Group, dissolve, restructure, reorganize or, completely or partially liquidate or file a bankruptcy petition, or adopt a plan or agreement of liquidation, dissolution, merger, consolidation or other reorganization or consent to a bankruptcy petition or (B) merge or consolidate any member of the Company Group with any other Person;
(xi)    make any change to any methods of financial accounting in effect at the date of the Statement of Net Assets or with respect to any accounting policies or procedures applicable to the Business or any member of the Company Group, except as required to comply with a change in GAAP or in applicable Law or as made by the Seller on an enterprise-wide basis that is implemented in a non-discriminatory manner and not otherwise targeted at the Business;

(xii)    except as set forth in the 2025 Capital Budget or in the 2026 Capital Budget, commit or authorize any commitment to make any capital expenditures requiring cash payments after the Closing in excess of an aggregate amount of $10,000,000;
(xiii)    make any change to the cash management, receivables collection, payables or working capital practices of the Business or any member of the Company Group or the extension of any material credits, discounts or rebates, other than such changes which are consistent with the past practices of the Business and would not reasonably be expected to have an annual impact in excess of $2,000,000 on the cash flows of the Business;
(xiv)    except for transactions among the Seller and its Affiliates in the Ordinary Course of Business that do not result in or create any Assumed Liabilities, issue any note, bond or other debt security, or create, incur, assume or guarantee, or allow the Business or any member of the Company Group to create, incur, assume or guarantee, any Indebtedness for borrowed money in excess of $5,000,000 in the aggregate or make any loans or advances to any Person, in each case, other than (A) liabilities included in the calculation of either Asset Jurisdiction Net Working Capital or Transferred Subsidiary Net Working Capital, (B) intercompany loans and intercompany advances that will be fully repaid prior to the Closing Date, (C) Excluded Liabilities and (D) indebtedness for borrowed money that will be fully repaid and the Business will be fully released from all obligations thereunder prior to or at the Closing Date;
(xv)    except as pertains to any Seller Consolidated Return, (A) make (other than consistent with past practice), change or revoke any material Tax election, (B) change any material method of Tax accounting, (C) enter into any “closing agreement” (as defined in Section 7121 of the Code) (or any analogous or similar agreement under the principles of non-U.S. Tax Law) with any Taxing Authority with respect to a material amount of Taxes, (D) settle any claim or assessment in respect of a material amount of Taxes, or (E) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, to the extent such action could reasonably be expected to materially increase the Taxes of any member of the Company Group after the Closing;
(xvi)    acquire or enter into any Contract to (A) acquire or sell any real property, (B) grant any Lease, sublease or right of use or occupancy with respect to any Real Property, (C) assign any Lease, or (D) enter into any Lease outside of the Ordinary Course of Business or for a rent amount exceeding $2,500,000 individually for the term of the Lease, or $5,000,000, in the aggregate for the term of any such Leases;
(xvii)    create, incur or assume any Encumbrance (other than Permitted Encumbrances or restrictions on transfer under the applicable securities Laws) on any Transferred Asset or Company Interests;
(xviii)    (A) commence, settle, compromise, waive or release any Action affecting the Business, the Transferred Assets, the Assumed Liabilities or any member of the Company Group, in each case, other than if (1) the Losses resulting from such waiver, release, settlement or compromise involve solely the payment of money damages or cash settlement not in excess of $1,000,000, individually or in respect of a series of related claims, (2) customary releases in favor of the Company Group and/or the Business, as applicable, are obtained from the parties receiving such money damages or cash settlement, and (3) such money damages or cash settlement amount is fully paid prior to the Closing Date, or (B) settle any Action affecting the Business, the Transferred Assets, the Assumed Liabilities or any member of the Company Group that provides for any remedy other than money damages;
(xix)    cancel, surrender, allow to expire or fail to renew any Business Permit;

(xx)    fail to use reasonable best efforts to maintain adequate insurance policies related to the Transferred Assets or Assumed Liabilities in the Ordinary Course of Business; or
(xxi)    authorize or agree to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xiv).
(c)    Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to Control or direct the Company Group’s, the Seller’s or any of its Affiliates’ (including any Transferred Subsidiary’s) businesses or operations prior to the Closing.
(d)    The Seller will use commercially reasonable efforts to ensure that (i) the methodology for allocating employees to the Business and disclosed to the Buyer prior to the date of this Agreement shall not be modified in any material respect following the date of this Agreement, and (ii) the revised final list of Business Employees required by Section 3.11(e) includes (A) a number of Business Employees who are classified by the Seller and its Affiliates in Section 3.11(e) of the Disclosure Schedules as “SG&A” and have at least three (3) months of experience in their respective functions as of the Closing that is at least equal to 80% of 1,327 (which, for the avoidance of doubt, shall not include any Business Employees who are included in the Sales Baseline (as such term is defined below)) (the “SG&A Baseline”); provided that the SG&A Baseline shall be increased or decreased on a one-for-one basis for each additional or removed role, as applicable, in each case, as mutually agreed by the Buyer and the Seller prior to the Closing, and (B) a number of all other Business Employees in the commercial/sales, trade marketing, merchandising, and marketing areas with at least three (3) months of experience in their respective functions as of the Closing that is at least equal to 80% of 1,329 (the “Sales Baseline”); provided that the Sales Baseline shall be increased or decreased on a one-for-one basis for each additional or removed role, as applicable, in each case, as mutually agreed by the Buyer and the Seller prior to the Closing. At the Closing, and subject to the following sentence, the Seller shall cause the Company Group to have a sufficient number of Business Employees reasonably necessary to operate the Business in all material respects in the manner in which it is currently conducted and conducted as of immediately prior to the Closing. If for any jurisdiction, the number of Business Employees is insufficient to operate the Business in all material respects in the manner in which it is currently conducted and conducted as of immediately prior to the Closing, the Seller shall promptly notify the Buyer and shall promptly work together in good faith with the Buyer to develop and implement an alternative arrangement reasonably acceptable to the Buyer that to the greatest possible extent affords the Buyer the benefits of the affected Business Employees, including, where appropriate, by entering into an employee leasing agreement or providing such Transitional Services (as defined in the Transition Services Agreement) to the Company pursuant to the Transition Services Agreement as are reasonably necessary to operate the Business in all material respects in the manner in which it is currently conducted and conducted as of immediately prior to the Closing. The Seller shall charge the Company for such Transitional Services at cost and applicable transfer pricing without any mark-up or other service charge or fees.
Section 5.2    Covenants Regarding Information; Litigation Support.
(a)    Pre-Closing Access. From the date hereof until the earlier of the Closing Date and valid termination of this Agreement under Section 9.1, upon reasonable notice, the Seller shall, and shall cause its Affiliates to, afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, Contracts, books and records of the Seller and its Affiliates relating exclusively to the Business, and, during such period, the Seller shall, and shall cause its Affiliates to, furnish as promptly as reasonably practicable to the Buyer and its Representatives all information and documents concerning the Business or the Company Group as the Buyer may reasonably request; provided, however, that any such access shall be (i) conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Seller or the Business and (ii) limited to such properties, offices, plants and other facilities, books and records of the Seller and its Affiliates under the Seller’s or its Affiliates’ control or possession (for the avoidance of doubt, the Buyer hereby acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Company Transfer Agreements or the Ancillary Agreements, nothing in this Agreement, the Company Transfer Agreements or the Ancillary Agreements shall create any duty for the Seller to afford the Buyer and its Representatives access to tours, audits and other inspections by the Seller of properties, offices, plants and other facilities, books and records under the control of third parties or otherwise not related to the Business); provided, further, that with respect to any properties, plants or other facilities related to the Business, except as provided in Section 5.28, any such access shall not include access for the purpose of conducting any real property assessments, environmental analysis or other testing or sampling of any such properties, plants or other facilities unless with the consent of the Seller. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide access to any information to the Buyer or its Representatives if the Seller determines, in its sole discretion, that (A) such access would jeopardize any attorney-client or other legal privilege, (B) such access would, upon the advice of counsel, contravene any applicable Law, injunction, decree or order of any Governmental Authority, fiduciary duty or binding agreement entered into prior to the date hereof, (C) the information to be accessed is pertinent to any litigation in which the Seller or any of its Subsidiaries or Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (D) the information to be accessed would result in the disclosure of any trade secrets, (E) the information to be accessed relates to the Seller’s or any of its Subsidiaries’ entry into or conducting of a sale process with respect to the Business prior to the execution of this Agreement, including any information related to proposals from other Persons relating to any other potential transaction with the Seller or any of its Subsidiaries relating to the Business or (F) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller, any of its Affiliates or any of their respective predecessor entities; provided that the Seller shall, and shall cause its Affiliates to, inform the Buyer of the general nature of any information withheld pursuant to the foregoing clauses and use reasonable best efforts to promptly provide to the Buyer such access to such information in another manner that does not violate the foregoing (including through the use of “clean teams” or providing information on an “outside counsel only” basis). Within sixty (60) days following the date hereof, the Seller shall, and shall cause its Affiliates to, use reasonable best efforts to assist and facilitate, at times and, if applicable, locations mutually agreeable to the Seller and the Buyer, (1) face-to-face meetings with the members of the senior management of the Business who presented to the Buyer at the management presentations and the leaders of the “Accountable Business Units” of the Business and (2) virtual meetings with senior employees of the Business that are part of the third level of the Business structure, who report to the head of the regions of the Business, and senior employees assigned to the areas of marketing, sales, industrial and supply chain of the Business. Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing and the valid termination of this Agreement, within ten (10) Business Days following the end of each calendar month (or such other date as may be mutually agreed between the Seller and the Buyer), the Seller shall use reasonable best efforts to deliver to the Buyer the monthly financial information relating to the Business that executive management of the Business has historically prepared for the Seller with respect to the Business, in the form attached hereto as Exhibit O.
(b)    Post-Closing Access by Seller. For a period of seven (7) years following the Closing (except as otherwise mutually agreed in writing by the Parties or as required by the Governance Agreement), each of the Buyer and the Company shall, and shall cause its Affiliates to, (i) retain the following books and records included in Transferred Assets relating to the Business relating to periods prior to the Closing to the extent they were delivered to the Buyer or a member of the Company Group: (x) Actions by or against the Company, the Seller or any of its Affiliates (including the Transferred Subsidiaries); (y) records relating to any regulatory filings of the Company, the Seller or any of its Affiliates (including the Transferred Subsidiaries); and (z) records that have been, or became, subject to any audit relating to the Company, the Seller or any of its Affiliates (including the Transferred Subsidiaries) and (ii) afford the Seller and its Affiliates and the Representatives of the Seller and its Affiliates reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours under the supervision of the Company Group’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Company Group or the Business, to such books and records. Notwithstanding the foregoing, from and after the Closing Date, the Seller and its Affiliates shall be provided reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours under the supervision of the Company Group’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Company or the Business, to the personnel, properties, offices, plants and other facilities, books and records of each of the Buyer and the Company Group in each case, relating exclusively to the Business if: (A) necessary for the Parties to complete the separation of assets as contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements; (B) necessary in connection with the Seller’s or its Affiliates’ (1) preparation of financial statements, (2) statutory audit disclosure and SEC reporting obligations or (3) facilitating the Seller’s compliance with applicable Environmental Laws; (C) necessary in connection with Actions to which none of the Buyer, the Company or any of their Affiliates or any member of the Company Group is party; or (D) primarily related to the Excluded Business, the Buyer and the Company Group will cooperate reasonably with the Seller in providing such reasonable access and obtaining any such information that may be necessary for such compliance by the Seller. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 5.2(b), the Buyer, its Affiliates and the Company may withhold access, documents or information if (I) such access would jeopardize any attorney-client or other legal privilege, (II) such access would contravene any applicable Law of any Governmental Authority, fiduciary duty or binding agreement entered into prior to the date hereof or (III) the information to be accessed is pertinent to any Action in which the Seller or any of its Affiliates on one hand, and any member of the Company Group, the Buyer or any of its Affiliates, on the other hand, are adverse parties; provided that, in the case of the foregoing clauses (I) and (II), the Buyer shall, and shall cause its Affiliates (including the Company Group) to, (x) inform the Seller of the general nature of any information to be withheld pursuant to such clauses and (y) use reasonable best efforts to promptly provide to the Seller such access to such information in another manner that does not violate the foregoing (including through the use of “clean teams” or providing information on an “outside counsel only” basis).
(c)    Post-Closing Access by the Company and the Buyer. For a period of seven (7) years following the Closing (except as otherwise mutually agreed in writing by the Parties or as required by the Governance Agreement), the Seller shall, and shall cause its Affiliates to, (i) retain the following books and records relating to the Business relating to periods prior to the Closing which were not otherwise delivered to the Company pursuant to Section 2.1: (w) material books and records that must be retained pursuant to a bona fide record retention policy; (x) Actions by or against the Seller or any of its Affiliates (including the Transferred Subsidiaries); (y) records relating to any regulatory filings of the Seller or any of its Affiliates (including the Transferred Subsidiaries); and (z) records that have been, or became, subject to any audit relating to the Seller or any of its Affiliates (including the Transferred Subsidiaries); and (ii) afford the Buyer, its Affiliates and the Company and the Representatives of the Buyer, its Affiliates and the Company reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours under the supervision of the Seller’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Seller, to such books and records. Notwithstanding the foregoing, from and after the Closing Date, the Buyer, its Affiliates and the Company shall be provided reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours under the supervision of the Seller’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Seller, to the personnel, properties, offices, plants and other facilities, books and records of the Seller relating to the Business if: (A) necessary for the Parties to complete the separation of assets as contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements; (B) necessary in connection with the Company’s, the Buyer’s or its Affiliates’ (1) preparation of financial statements, (2) statutory audit disclosure and reporting obligations under applicable securities Law or (3) facilitating the Buyer’s or any member of the Company Group’s compliance with applicable Laws; (C) necessary in connection with Actions to which neither the Seller nor any of its Affiliates is party; or (D) primarily related to the Business or the Company Group, and the Seller will cooperate reasonably with the Buyer and the Company, and cause any Selling Affiliate, as applicable, to cooperate reasonably with the Buyer and the Company in providing such reasonable access and obtaining any such information that may be necessary for such compliance by the Buyer and the Company. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section

5.2(c), the Seller and its Affiliates may withhold access, documents or information if (I) such access would jeopardize any attorney-client or other legal privilege, (II) such access would contravene any applicable Law, injunction, decree or order of any Governmental Authority, fiduciary duty or binding agreement entered into prior to the date hereof, (III) the information to be accessed is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and any member of the Company Group, the Buyer or any of its Affiliates, on the other hand, are adverse parties, (IV) the Seller determines (in consultation with its legal counsel) that the information to be accessed would result in the disclosure of any trade secrets, (V) the information to be accessed relates to the Seller’s or any of its Subsidiaries’ entry into or conducting of a sale process prior to the execution of this Agreement, including any information related to proposals from other Persons relating to any other potential transaction with the Seller or any of its Subsidiaries relating to sale or disposition of the Business or (VI) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller, any of its Affiliates or any of their respective predecessor entities; provided that, in the case of the foregoing clauses (I), (II), (IV) and (VI), the Seller shall, and shall cause its Affiliates to, (x) inform the Buyer of the general nature of any information to be withheld pursuant to such clauses and (y) use reasonable best efforts to promptly provide to the Buyer such access to such information in another manner that does not violate the foregoing (including through the use of “clean teams” or providing information on an “outside counsel only” basis).
(d)    If and for so long as a Party or any of its Affiliates is prosecuting, contesting or defending any Action (other than with respect to any Action involving a dispute between the Seller or any of its Affiliates (excluding any member of the Company Group), on the one hand, and any member of the Company Group, the Buyer or any of their Affiliates, on the other hand) in connection with (i) any transactions contemplated by this Agreement, the Company Transfer Agreements or any Ancillary Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction to the extent relating to, in connection with or arising from an Assumed Liability (in the case of the Buyer or the Company) or an Excluded Liability (in the case of the Seller), then the other Parties shall, and shall cause their Subsidiaries (and its and their officers, employees, and Representatives) to reasonably cooperate with the other Party and its counsel in such prosecution, contest or defense (including by making available its personnel for meetings, interviews and legal proceedings); provided that any reasonable out-of-pocket costs incurred in providing such cooperation (including the internal personnel costs to provide such cooperation) shall be promptly reimbursed by such requesting Party.
Section 5.3    Contact with Business Relations. Notwithstanding anything in the Confidentiality Agreement, from the date hereof until the earlier of the Closing Date and valid termination of this Agreement under Section 9.1, except as otherwise provided in this Agreement, the Buyer and its Representatives shall not, without the prior written consent of the Seller (which consent will be given by a member of the corporate development group of the Seller or Courtney Roane and shall not to be unreasonably withheld, delayed or conditioned), contact or communicate with any of the distributors, customers, vendors, independent contractors, partners, suppliers, employees (except for members of the corporate development group of the Seller or Courtney Roane) or other business relations of the Seller, any of its Affiliates or the Business, in each case, in connection with the transactions contemplated hereby; provided, however, that the obligations set forth in this Section 5.3 shall not apply with respect to (a) contacts with any distributors, customers, vendors, independent contractors, partners, suppliers, employees or other business relations of the Buyer or any of its Affiliates in the Ordinary Course of Business and unrelated to the transactions contemplated by this Agreement or the Business (provided that the Buyer shall remain subject to the Confidentiality Agreement in accordance with the terms thereof), (b) any contacts or communications as may be required or advisable to comply with Law (including applicable securities Laws), listing rules or any listing or trading agreement concerning the Buyer’s or its Affiliates’ publicly traded securities or other existing contractual arrangements or (c) employees of the Business at such a time and in such a manner as mutually agreed to in writing by the Buyer and the Seller in advance in connection with post-Closing matters relating to such employees’ employment or to the extent expressly permitted or required by this Agreement or the Ancillary Agreements. The Seller shall have the right to have one or more of its Representatives present at all times during any contact or communication contemplated by this Section 5.3.
Section 5.4    Confidentiality. Each of the Seller and the Buyer shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other Party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, dated as of September 26, 2024, between Buyer Parent and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect; provided, however, that, effective as of the Closing, notwithstanding anything in the Confidentiality Agreement to the contrary, the non-solicitation provisions, standstill and confidentiality and non-use provisions contained in the Confidentiality Agreement (and, for the avoidance of doubt, no other provisions thereof) shall terminate only with respect to the portion of the Confidential Information (as defined in the Confidentiality Agreement) to the extent related to the Business or the Company Group or any of the transactions contemplated by this Agreement and the Confidentiality Agreement shall otherwise remain in effect until the date set forth in clause (ii) of paragraph 21 of the Confidentiality Agreement. Subject to this Section 5.4, following the Closing Date, the Company agrees to be bound by, observe, and comply with, and to be liable for any breaches of, or its failure to comply with, all of the terms and provisions of the Confidentiality Agreement that are applicable to the Buyer (including as a “Bidder,” as defined in the Confidentiality Agreement) as fully and to the same extent as if the Confidentiality Agreement were executed by the Company. If for any reason this Agreement is properly terminated in accordance with Article IX prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
Section 5.5    Consents and Filings; Further Assurances.
(a)    Upon the terms and subject to the conditions of this Agreement, including Section 5.5(e) each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and reasonably cooperate with each other in order to do, any and all things necessary, proper or advisable under applicable Foreign Antitrust Laws, Foreign Investment Laws and EU Foreign Subsidies Regulation to consummate and make effective the transactions contemplated by this Agreement and to eliminate each and every impediment that is asserted by any Governmental Authority to permit Closing to occur by the Termination Date, including using reasonable best efforts to: (i) cause the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and take such actions as are reasonably necessary to obtain any requisite consent or expiration of any applicable waiting period under any applicable Foreign Antitrust Law, Foreign Investment Law and EU Foreign Subsidies Regulation; (ii) defend on the merits all Actions by or before any Governmental Authority challenging the legality, validity, or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement under any applicable Foreign Antitrust Law, Foreign Investment Law or EU Foreign Subsidies Regulation; and (iii) resolve any objection asserted with respect to the transactions contemplated under this Agreement under any applicable Foreign Antitrust Law, Foreign Investment Law or EU Foreign Subsidies Regulation raised by any Governmental Authority and prevent the entry of any court order, and have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Authority under applicable Foreign Antitrust Law, Foreign Investment Law or EU Foreign Subsidies Regulation that would prevent, prohibit, materially restrict or materially delay the consummation of the transactions contemplated by this Agreement.
(b)    In furtherance and not in limitation of the provisions of Section 5.5(a), each of the Parties, as applicable, agrees to prepare and make all necessary filings as promptly as reasonably practicable after the date hereof, and thereafter make any other required submissions, with respect to this Agreement required under applicable Foreign Antitrust Laws, Foreign Investment Laws and EU Foreign Subsidies Regulation. The Buyer shall not withdraw any such filing pursuant to any applicable Foreign Antitrust Laws, Foreign Investment Laws or EU Foreign Subsidies Regulation without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer shall pay all filing fees and other charges for the filings required under all applicable Foreign Antitrust Laws or Foreign Investment Laws by the Seller, the Company and the Buyer in order to obtain the necessary consents, clearances, approvals or authorizations or any expiration or termination of a waiting period, it being understood and agreed that each of the Seller, the Company and the Selling Affiliates shall be responsible for its own legal fees and expenses in respect of all filings and other submissions required to be made under all applicable Foreign Antitrust Laws or Foreign Investment Laws by the Seller, the Company or the Selling Affiliates.
(c)    If a Party receives a formal or informal request for information or documentary material from any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party to the extent practicable, a response which is in substantial compliance (based on the information then available to such Party) with such request.
(d)    The Parties shall keep each other reasonably apprised of status with respect to the matters set forth in this Section 5.5 and reasonably cooperate in connection with obtaining the consent, authorization, expiration or termination of any waiting period, approval, waiver, or any exemption under any applicable Foreign Antitrust Law, Foreign Investment Law and EU Foreign Subsidies Regulation from each applicable Governmental Authority, including:
(i)    reasonably cooperating with each other in connection with filings required to be made by any Party under any applicable Foreign Antitrust Law, Foreign Investment Law or EU Foreign Subsidies Regulation and reasonably liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all material communications with such Governmental Authorities. In particular, to the extent permitted by Law or Governmental Authority, no Party will make any notification in relation to the regulatory approvals and consents contemplated hereunder without first providing the other Party with a copy of such notification in draft form and giving such other Party a reasonable opportunity, considering the deadline such Party is required to submit such notification, to discuss its content before it is filed with the relevant Governmental Authorities, and such first Party shall consider in good faith and take account of all reasonable comments timely made by the other Party in this respect (it being understood and agreed that the Buyer shall control and lead all communications, negotiations, timing decisions and strategy on behalf of the Parties relating to any approval or consent under any Foreign Antitrust Law, Foreign Investment Law or EU Foreign Subsidies Regulation applicable to the transactions contemplated by this Agreement, and the Seller shall take all reasonable actions to support the Buyer in connection therewith);
(ii)    furnishing to the other party all information within its possession to the extent that is required for any application or other regulatory filing to be made by the other Party pursuant to the applicable Foreign Antitrust Laws, Foreign Investment Laws or EU Foreign Subsidies Regulation in connection with the transactions contemplated by this Agreement, subject to disclosing any competitively sensitive or legally privileged information on a “counsel to counsel” basis only;
(iii)    promptly notifying each other of any material communications from or with any Governmental Authority with respect to the matters set forth in this Section 5.5 and ensuring to the extent permitted by Law or Governmental Authority and, to the extent practicable (with respect to any spontaneous telephonic discussions, conferences or meetings), that each of the Parties is entitled to attend any substantive meetings, conferences, telephone calls, or other substantive discussions with or other appearances before any Governmental Authority with respect thereto;
(iv)    reasonably consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to applicable Foreign Antitrust Laws, Foreign Investment Laws and EU Foreign Subsidies Regulation; and

(v)    without prejudice to any rights of the Parties, reasonably consulting and cooperating with the other in defending on the merits all Actions by or before any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement.
(e)    The obligations of the Buyer to use reasonable best efforts under this Section 5.5 shall include the Buyer committing to any: (i) Divestiture Remedy; and (ii) behavioral remedy; provided that, notwithstanding anything to the contrary herein, in no event shall the Buyer or any of its Subsidiaries or Affiliates be obligated to commit to take, or to take, any action that would constitute a Burdensome Condition (and without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole discretion), in no event shall the Seller or any of its Subsidiaries or Affiliates commit to take, or take, any action that would constitute a Burdensome Condition). For purposes of this Agreement, “Burdensome Condition” shall mean any of the following: (x) any behavioral remedy that would reasonably be expected to have a material adverse effect on either (A) the Business or (B) the business of the Buyer and its Affiliates taken as a whole (in the case of clause (B), measured on a scale relative to the size of the Business); or (y) any Divestiture Remedy related to Transferred Assets that generated more than $120,000,000 in net sales (calculated in accordance with GAAP), individually or in the aggregate, for the twelve (12) months ended December 31, 2024. In furtherance of, and without limiting the foregoing, no Party shall be required to take, or agree to take, and no Party shall propose to any Governmental Authority, any action pursuant to this Section 5.5 that is not conditioned on the Closing. The Buyer shall keep the Seller reasonably informed regarding the status of any divestitures required pursuant to the foregoing sentence and shall promptly provide the Seller with any correspondence and drafts of any transaction documents with respect thereto. For purposes of this Section 5.5: “Divestiture Remedy” shall mean any undertakings, commitments or other obligations agreed with a Governmental Authority that would require the Buyer or its Affiliates to: (A) sell, divest, or otherwise convey all or any part of any Transferred Assets (but, for the avoidance of doubt, none of the assets or businesses of the Buyer or any of its Affiliates) to a third party; or (B) license or hold separate arrangements with respect to all or any part of any Transferred Assets (but, for the avoidance of doubt, none of the assets or businesses of the Buyer or any of its Affiliates). For the avoidance of doubt, the use of, or access to, the Transferred Assets or the assets of Buyer or any of its Affiliates to implement a behavioral remedy contemplated by this Section 5.5(e) shall not constitute a Divestiture Remedy.
(f)    The Parties, as they deem advisable and necessary, may designate any commercially or competitively sensitive information and materials of a Party provided to the other Parties under this Section 5.5 as “Outside Counsel Only Material,” and such materials and the information contained therein shall be given only on an outside counsel-only basis and will not be disclosed to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.
(g)    The Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of Equity Interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period.
Section 5.6    Public Announcements. On and after the date hereof and through the Closing Date, the Buyer and the Seller (on behalf of itself and each member of the Company Group) shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither the Buyer nor the Seller (on behalf of itself and each member of the Company Group) shall (and shall cause such Party’s Affiliates and Representatives not to) issue any press release or make any public statement prior to obtaining the other Party’s written approval, which approval shall not be unreasonably withheld; provided that no such approval shall be necessary to the extent disclosure is required by applicable Law or any listing agreement of either the Buyer or the Seller so long as each Party gives the other Party a reasonable opportunity to review and comment prior to making such disclosure.
Section 5.7    Release of Seller Guarantees. The Parties agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller or its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed in Schedule 5.7 of the Disclosure Schedules (the “Seller Guarantees”), in each case, effective at and from the Closing and otherwise in form and substance reasonably satisfactory to the Buyer and the Seller. In the event any of the Seller Guarantees are not released prior to or at the Closing, the Company will (a) indemnify and hold the Seller and its Affiliates that are a party to each such Seller Guarantee harmless for any and all payments required to be made under, and all reasonable and documented out-of-pocket costs and expenses incurred in connection with, such Seller Guarantee by the Seller or its Affiliates that are a party to such Seller Guarantee until such Seller Guarantee is released and (b) continue to cooperate and use their respective commercially reasonable efforts to obtain the release of the Seller or its Affiliates, as applicable, from the Seller Guarantees that are not released at the Closing, in each case, in form and substance reasonably satisfactory to the Company and the Seller; provided that, in no event shall the Buyer or any member of the Company Group be obligated to agree to adverse terms under the Contract that is supported by any such Seller Guarantee.
Section 5.8    Intellectual Property Matters.
(a)    Except as expressly provided in this Agreement or in any Ancillary Agreement, it is expressly agreed that neither the Buyer (through its purchase of the Company Transferred Interests) nor any member of the Company Group is receiving a license under this Agreement, any of the Company Transfer Agreements or any of the other Ancillary Agreements, and the Seller is not conveying ownership rights or granting any member of the Company Group, the Buyer or any of its Affiliates (including any Buyer Designees) any right, title, license or interest (whether express or implied, whether by implication, estoppel, or otherwise) in, to or under the name “Kimberly-Clark” or any trade name, trademark, service mark, logo or domain name incorporating the name “Kimberly-Clark” or any derivation, variation, translation or adaption thereof, or any trademarks that are confusingly similar to “Kimberly-Clark”, including or embodying any of the foregoing (collectively, the “Retained Marks”) or any other Intellectual Property owned by or licensed to the Seller or any of its Affiliates that is not Business Intellectual Property (the foregoing, together with the Retained Marks and the Licensed Intellectual Property, the “Seller IP”). Except as expressly provided in any Ancillary Agreement, it is expressly agreed that neither the Buyer (through its purchase of the Company Transferred Interests) nor any member of the Company Group is purchasing or acquiring under this Agreement or any Ancillary Agreement any right, title or interest (whether express or implied) in, to or under the Retained Marks or other Seller IP.
(b)    The Company and the Buyer, for itself and its and their Subsidiaries and Affiliates (including any Buyer Designees), acknowledge and agree that as between the Parties, the Seller or its Affiliates own or have the exclusive right to use and display any and all of the Retained Marks and exploit all other Seller IP and, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, none of the members of the Company Group, the Buyer or any of its Affiliates (including any Buyer Designees) shall, as of the Closing, have any rights in or to the Retained Marks or other Seller IP.
(c)    As soon as reasonably practicable after Closing, but in any case no later than one hundred and eighty (180) days following the Closing Date (except to the extent that such name change would result in the loss of any Permit or is prohibited by applicable Law), the Company and the Buyer shall, or shall cause, the corporate names of the Transferred Subsidiaries containing a Retained Mark to be changed to names that do not incorporate or include, in whole or in part, any of the Retained Marks or any confusingly similar name, and the Transferred Subsidiaries shall be permitted to use the Retained Marks as part of its corporate name until such change is effective. Except as permitted under this Agreement, any of the Company Transfer Agreements and any of the Ancillary Agreements, each member of the Company Group shall cease and discontinue promptly as of the Closing any and all uses of any and all Retained Marks and Seller IP in the Business.
Section 5.9    Employee Matters.
(a)    Transferred Subsidiary Business Employees. The Company shall (or shall cause its Subsidiaries to) continue the employment of each Transferred Subsidiary Business Employee with effect from the Closing Date as follows:
(i)    ARD Business Employees. It is acknowledged that the transfer of the Business to the Company Group pursuant to the Reorganization shall constitute a relevant transfer within the meaning of the ARD Regulations. The Parties intend that the Seller, the Selling Affiliates and the Transferred Subsidiaries shall take all necessary steps to effectuate the transfer of the ARD Business Employees to the applicable member of the Company Group prior to the Closing in accordance with the Reorganization and pursuant to the applicable ARD Regulations (subject to any right of any ARD Business Employee to object to the transfer under such ARD Regulations). Each applicable member of the Company Group and the Buyer (through its purchase of the Company Transferred Interests) shall provide all reasonable cooperation required to assist the Seller and the Selling Affiliates in carrying out their obligations (i) under the ARD Regulations and (ii) in connection with any required information and consultation or negotiation procedure with any works council, union or employee representative bodies, in each case, with respect to the transfer of the ARD Business Employees to the Company Group in accordance with the Reorganization. In the event that the Contract of employment of any ARD Business Employee is found or alleged not to have effect following the Reorganization as if originally made with any member of the Company Group (other than in circumstances where the ARD Business Employee has timely exercised their right of objection under the ARD Regulations (as outlined under applicable Law)), such ARD Business Employee shall be made an offer of employment by the applicable member of the Company Group on terms consistent with those described in Section 5.9(a)(iii) and the provisions in Section 5.9(a)(iii) and Section 5.9(f) shall apply to such ARD Business Employee as if they were a Non-ARD Business Employee.
(ii)    ARD Business Employee Objections. Where an ARD Business Employee timely exercises (as outlined under applicable Law) his or her right to object to the transfer of their employment to the applicable member of the Company Group (an “Objecting Employee”) and the Company Group has complied with its obligations pursuant to the ARD Regulations, the Seller shall be solely responsible for, and shall indemnify and hold harmless the Company from, the costs incurred in respect of the Objecting Employee’s employment during the period from the date on which the local Reorganization occurs (the “Local Closing Date”) until the date of termination of the Objecting Employee’s employment and any costs paid by the Seller (or its Affiliates) in connection with the termination of such Objecting Employee’s employment with the Seller or its Affiliates, including: (A) the amount of any statutory redundancy payment, severance payment, contractual termination payment or any other mandatory payment required to be paid in connection with such termination under any Law; (B) any payment in lieu of notice paid by the Seller (or its Affiliates) to the Objecting Employee; (C) any payment of compensation or benefits during any notice period, period of “garden leave” or similar period mandated under any Law or Contract; and (D) any payment of tax (including Pay As You Earn, national insurance contributions or employer payroll or social security costs) paid by the Seller (or its Affiliates) in accordance with the termination of the Objecting Employee’s employment. The Seller further agrees to be solely responsible for, and shall indemnify and hold harmless the Company from, the Losses associated with any claim for a breach of any obligations under any Law in any jurisdiction in connection with the termination of such Objecting Employee’s employment, including any proposed redundancy or severance payable to the Objecting Employee.
(iii)    Non-ARD Business Employees. No later than ninety (90) days prior to the Local Closing Date, the Company shall, or shall cause one of its Subsidiaries to, extend offers of employment to each Non-ARD Business Employee (such offers to take effect from the Closing Date) on terms no less favorable than those set forth in Section 5.9(f) below; provided that any offer of employment to an Inactive Employee who is not otherwise a Transferred Subsidiary Business Employee shall provide for employment with the applicable member of the Company Group or an Affiliate of the Company to commence at the expiry of such Inactive Employee’s leave, provided that such Inactive Employee returns to active employment within twelve (12) months following the Closing Date, or, in the case of a Delayed Transfer Employee, within twelve (12) months of the Delayed Employee Transfer Date and, in each case, except as otherwise required by applicable Law. The Seller shall reasonably cooperate with the Company to ensure the Company has all information necessary to comply with its obligations under this Section 5.9(a)(iii) and shall encourage the Non-ARD Business Employees to accept their offers of employment.
(b)    Severance Costs Consequent on the Transfer of Non-ARD Business Employees. Parent and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance or termination of employment of any Business Employee prior to or upon the Closing (or Local Closing Date, as applicable) for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller or any of its Affiliates, and that the Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing (or Local Closing Date, as applicable), and the Company shall comply with any requirement under applicable Laws to ensure the same. The Company shall be solely responsible for, and shall indemnify and hold harmless the Seller from, all liabilities in respect of: (i) any statutory redundancy payment, severance payment, contractual termination payment or any other mandatory payment (including end of service payments); (ii) any payment in lieu of notice; (iii) any payment of compensation or benefits during any notice period, period of “garden leave” or similar period mandated under any Law or Contract; and (iv) any payment of tax (including Pay As You Earn, national insurance contributions or employer payroll or social security costs) on the payments in clauses (i), (ii) and (iii), paid by the Seller (or its Affiliates) in respect of any Business Employee who becomes a Transferred Employee which were triggered by Law on the transfer of such employee from the Seller (or its Affiliates) to any member of the Company Group.
(c)    Transferred Employees. “Transferred Employee” means: (i) each Non-ARD Business Employee that accepts such offer of employment from the applicable member of the Company Group and commences employment with the applicable member of the Company Group; (ii) each Transferred Subsidiary Business Employee; and (iii) each ARD Business Employee who is not an Objecting Employee. The employment of all such Non-ARD Business Employees who accept such offers of employment from the applicable member of the Company Group and commence employment with the applicable member of the Company Group shall commence effective as of 12:01 a.m. local time on the applicable Local Closing Date and shall be deemed for all purposes to have occurred with no interruption or break in service.
(d)    Non-Business Employees. Prior to the Closing, Seller shall or shall cause its Affiliate to transfer the employment of any employee employed by any member of the Company Group who is not a Business Employee, along with all related liabilities, personnel records and vacation and paid time off, to Seller or its Affiliates.
(e)    Non-ARD Business Employees Who Do Not Become Transferred Employees.
(i)    In the event that any Non-ARD Business Employee refuses to accept an offer of employment from the Company or one of its Subsidiaries as a result of a breach of the obligations in Section 5.9(a)(iii) by the Company or one of its Subsidiaries (or otherwise does not receive an offer of employment), the Company agrees to reimburse the Seller for any costs required to be paid by the Seller (or its Affiliates) in connection with the termination of such Non-ARD Business Employee’s employment with the Seller or its Affiliates, including: (A) the amount of any statutory redundancy payment, severance payment, contractual termination payment or any other mandatory payment required to be paid in connection with such termination under any Law; (B) any payment in lieu of notice paid by the Seller (or its Affiliates) to such Non-ARD Business Employee; (C) any payment of compensation or benefits during any notice period, period of “garden leave” or similar period mandated under any Law or Contract; and

(D) any payment of tax (including “Pay As You Earn”, national insurance contributions or employer payroll or social security costs) paid by the Seller (or its Affiliates) in accordance with the termination of such Non-ARD Business Employee’s employment, and in such event, the Company further agrees to indemnify and hold harmless the Seller (for and on behalf of itself and any Affiliate) against any Losses associated with any claim for a breach of any obligations under any Law in any jurisdiction in connection with the termination of such Non-ARD Business Employee’s employment, including, but not limited, to any proposed redundancy or severance payable to such Non-ARD Business Employee; provided, however, that the Seller has provided notice of termination to such Non-ARD Business Employee on or prior to the Closing.
(ii)    In the event that any Non-ARD Business Employee refuses to accept an offer of employment from the Company or one of its Subsidiaries and such offer of employment otherwise complies with Section 5.9(a)(iii), the Seller shall be solely responsible for any costs required to be paid by the Seller (or its Affiliates) in connection with the termination of such Non-ARD Business Employee’s employment with the Seller or its Affiliates, including: (A) the amount of any statutory redundancy payment, severance payment, contractual termination payment or any other mandatory payment required to be paid in connection with such termination under any Law; (B) any payment in lieu of notice paid by the Seller (or its Affiliates) to such Non-ARD Business Employee; (C) any payment of compensation or benefits during any notice period, period of “garden leave” or similar period mandated under any Law or Contract; and (D) any payment of tax (including Pay As You Earn, national insurance contributions or employer payroll or social security costs) paid by the Seller (or its Affiliates) in accordance with the termination of such Non-ARD Business Employee’s employment, and in such event, the Seller further agrees to indemnify and hold harmless the Company (for and on behalf of itself and any Affiliate) against any Losses associated with any claim for a breach of any obligations under any Law in any jurisdiction in connection with the termination of such Non-ARD Business Employee’s employment, including any proposed redundancy or severance payable to such Non-ARD Business Employee.
(iii)    In the event that any Non-ARD Business Employee refuses to accept an offer of employment from the Company or one of its Subsidiaries, then, during the applicable Service Period (as defined in the Transition Services Agreement), (A) the Seller shall use reasonable endeavors to continue to employ such Non-ARD Business Employee and to cause, subject to compliance with applicable Law and the terms of the Transition Services Agreement, the services of any such Non-ARD Business Employee to be provided to the Company Group, (B) the Seller shall not enter into any new Contracts or modify any existing Contracts with such Non-ARD Business Employee with respect to the transactions contemplated hereby or such Non-ARD Business Employee’s compensation or benefits, except as permitted by Section 5.1(b)(i), and (C) the Seller shall not terminate the employment of any such Non-ARD Business Employee (other than for cause) without consultation in good faith with the Company and shall use commercially reasonable efforts to replace any such Non-ARD Business Employee who terminates employment prior to the end of the Service Period, subject to consultation in good faith with the Company with respect to any such replacement.
(f)    Compensation and Benefits, Working Arrangements, Job Title and Responsibilities. For a period commencing on the applicable Local Closing Date and ending on the twelve (12)-month anniversary of the Closing Date (or the date the applicable Transferred Employee’s employment terminates, if sooner), the Company shall, or shall cause one of its Subsidiaries to, provide each Transferred Employee with: (i) a base salary or wage rate that are no less than the base salary or wage rate as were provided to such Transferred Employee immediately prior to the Closing and set forth with respect to such individual on Schedule 5.9(f)(i) of the Disclosure Schedules; (ii) target cash incentive compensation opportunities (excluding any transaction, change in control, sale, retention or other one-time incentive opportunities) that are no less than the target cash incentive compensation opportunities as were provided to such Transferred Employee immediately prior to the Closing and set forth with respect to such individual on Schedule 5.9(f)(i) of the Disclosure Schedules; (iii) employee benefits, including target equity compensation opportunities (excluding any severance, which is addressed in Section 5.9(h), retention, change in control or transaction plans or arrangements (“Excluded Benefits”)) that are substantially comparable in the aggregate to those (other than Excluded Benefits) provided to such Transferred Employee immediately prior to the Closing Date; (iv) working arrangements and location that are substantially similar to those applicable to the Transferred Employee immediately prior to the Closing; and (v) job title, authority, duties or responsibilities that are substantially similar to those applicable to the Transferred Employee immediately prior to the Closing. Without prejudice to the foregoing, the Company shall, or shall cause the relevant Subsidiary to, ensure that all the terms and conditions provided to each Transferred Employee shall be subject to the requirements of applicable Law and CBAs. Without prejudice to the foregoing, prior to the Closing, the Parties shall cooperate to develop a long-term incentive plan, with awards thereunder to be granted at the Closing to the Business Employees whose names are set forth on Schedule 5.9(f)(ii) of the Disclosure Schedules. Notwithstanding the foregoing provisions of this Section 5.9, with respect to Business Employees whose terms and conditions of employment are subject to a PEO Agreement, the Company shall, or shall cause the relevant Subsidiary to, instead comply with the terms and conditions of each such applicable PEO Agreement, subject to the requirements of applicable Law. With respect to each Transferred Employee who as of the Closing is subject to a mobility contract, the Company shall, or shall cause the relevant Subsidiary to, honor the terms and conditions of such Transferred Employee’s mobility contract, including benefits related to the return to their home country as applicable to such person as of or following the Closing.
(g)    Service Crediting; Company Welfare Plans. The Transferred Employees shall receive credit for all periods of employment and/or service with the Seller and its Affiliates prior to the Closing Date (including with any predecessor employers where such service was recognized by the Seller or its Affiliates) for purposes of eligibility to participate, vesting and benefit accrual under any employee benefit plans, programs, or arrangements that are maintained by the Company or any of its Subsidiaries on or after the Closing Date, to the same extent as if such service had been performed for the Company or any of its Subsidiaries, except (i) to the extent that recognition of such credit would result in a duplication of benefits or compensation for the same period of service or (ii) under any Excluded Benefits (except as otherwise required by applicable Law). In addition, and without limiting the generality of the foregoing, (A) each Transferred Employee shall be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans of the Company Group providing benefits to any Transferred Employee on or after the Closing Date (“Company Welfare Plans”) and (B) for purposes of each Company Welfare Plan, the Company shall, or shall cause one of its Affiliates to, cause (1) such Company Welfare Plan to waive all preexisting condition exclusions, actively-at-work requirements, requirements to show evidence of good health and other limitations with respect to participation and coverage requirements for each Transferred Employee and his or her covered dependents (including domestic partners), unless such conditions would not have been waived or satisfied under the comparable Employee Plan in which such Transferred Employee participated immediately prior to the Closing Date, and (2) any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the plan year in which the Closing Date occurs and ending on the Closing Date to be taken into account under such Company Welfare Plan for purposes of satisfying all deductibles, coinsurance payments, co-payments and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for such plan year.
(h)    Severance Benefits. For a period commencing on the Closing Date and ending on the twelve (12)-month anniversary of the Closing Date (or on the date the applicable Transferred Employee’s employment terminates, if sooner), the Company shall, or shall cause one of its Subsidiaries to, provide, or cause provision of, each Transferred Employee with severance benefits that are no less favorable than the severance benefits of the Seller and its Affiliates under the applicable Business Employee Plan for which such Transferred Employee would have been eligible if terminated as of immediately prior to the Closing Date; provided, however, that (i) the Company and its Subsidiaries shall not be obligated to pay such severance pay if such Transferred Employee’s employment has been terminated for cause, as determined by the Company in its reasonable discretion, and (ii) as a condition to such Transferred Employee’s receipt of severance pay in excess of the requirements under applicable Law, to the extent permissible under applicable Law, the Company shall require such Transferred Employee to execute an irrevocable waiver and general release of claims in favor of the Company and its predecessors, successors, parents and Affiliates, and their respective present and former officers, directors, employees, agents and representatives, which release shall become effective and irrevocable in accordance with its terms prior to the payment of such severance pay.
(i)    Paid Time Off; Flex Days. As of the Closing Date, to the fullest extent permitted by applicable Law and solely to the extent reflected in either Asset Jurisdiction Net Working Capital or Transferred Subsidiary Net Working Capital, the Company shall assume and honor (or otherwise the Company shall reimburse the Seller or its Subsidiaries for the pay out) for each Transferred Employee all flex days, paid time off, or other vacation time that has been accrued but unused through immediately prior to the Closing. To the extent that a Business Employee is entitled under any applicable Law or any policy of the Seller or its Affiliates to be paid for any such accrued but unused amounts as of the Closing, the Seller shall, or shall cause its Affiliates to, discharge such liability.
(j)    Annual Incentive Awards. Subject to applicable Law and solely to the extent reflected in either Asset Jurisdiction Net Working Capital or Transferred Subsidiary Net Working Capital, within thirty (30) days following the Closing Date, the Company shall pay, or cause to be paid, to each Transferred Employee his or her target annual incentive bonus for the year in which the Closing Date occurs, pro-rated for the portion of such year ending on the Closing Date.
(k)    Equity Awards. As of the Closing Date, the Seller shall cause each Transferred Employee to immediately vest (at the applicable Performance Level for performance-based equity awards) in a pro-rated portion of each outstanding Seller equity award held by such Transferred Employee immediately prior to the Closing (based on the period of time elapsed from the equity award’s grant date or vesting commencement date, as applicable, through the Closing Date). Effective as soon as reasonably practicable following the Closing Date, the Company shall, or shall cause one of its Subsidiaries to, provide an economically equivalent award in assumption, substitution or replacement for any unvested Seller equity award (or portion thereof, in each case, at the applicable Performance Level for performance-based equity awards) that any Transferred Employee forfeits as a result of the transactions contemplated hereby (including any associated transfer of employment) with such assumption, substitution or replacement to be determined in accordance with the Seller’s policies as described in Schedule 5.9(k) of the Disclosure Schedules (and values to be set forth in Column T of Attachment 5.9(k)(i) set forth on Schedule 5.9(k) of the Disclosure Schedules) and which anticipated forfeited awards (or portions thereof) are listed on Attachment 5.9(k)(i) set forth on Schedule 5.9(k) of the Disclosure Schedules (which attachment to schedules shall be updated by the Seller and delivered to the Buyer two (2) Business Days prior to the Closing Date). Any such awards provided by the Company Group may be in the form of one or more cash, equity or equity-based instruments of the Company Group that preserve the intrinsic value of the forfeited awards, as determined in the discretion of the Company. “Performance Level” means for all outstanding performance-based Seller equity awards, the greater of target and actual or projected performance through the Closing Date, as reasonably determined by the Seller.
(l)    WARN Act. The members of the Company Group shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act or any similar applicable Law (“WARN”) arising as a result of the transactions contemplated hereby to the extent such Losses arise as a result of actions taken by members of the Company Group on or following the Closing, and the Company hereby indemnifies the Seller and its Affiliates against and agrees to hold each of them harmless from any Losses incurred or suffered by the Seller or its Affiliates with respect to WARN, to the extent such Losses arise as a result of actions taken by members of the Company Group on or following the Closing. The Seller shall be solely responsible for all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under WARN arising as a result of the transactions contemplated hereby to the extent such Losses arise as a result of actions taken by the Seller and its Affiliates on or prior to the Closing, and the Seller hereby indemnifies the Company and its Affiliates against and agrees to hold each of them harmless from any Losses incurred or suffered by the Company or its Affiliates with respect to WARN, to the extent such Losses arise as a result of actions taken by the Seller and its Affiliates on or prior to the Closing.
(m)    No Third-Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.9, express or implied, (i) is intended to or shall confer upon any Person other than the Parties, including any Business Employee or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (iii) shall create any obligation on the part of the Seller, any member of the Company Group, the Buyer or any of their respective Affiliates to employ any Business Employee for any period following Closing.
(n)    Information and Consultation. Without prejudice to the Company’s obligations in Section 5.9(a)(i), the Company shall (or shall procure that its Affiliates shall) provide any information reasonably requested by the Seller (or its Affiliates) for the purposes of any information and consultation process relating to the Business Employees or their works councils or other employee representative bodies, including as further detailed in Exhibit M. Further, and if so requested by the Seller or reasonably requested by the Company, the Company shall (or shall cause its Affiliates to) send an appropriate representative to any meetings of the works councils or other employee representative bodies and shall cooperate with the Seller or any of its Affiliates regarding the preparation for and conduct of any such meeting(s), the information to be provided at such meeting(s) and the information and consultation process with such works councils or other employee representative bodies generally. Where required by local Law, the Parties acknowledge that any required consultation process with works councils or other employee representative bodies should occur at a moment in time when the works councils or other employee representative bodies are still able to have a meaningful impact on the transactions contemplated by this Agreement.
(o)    Delayed Transfer Employees. In the event that the transfer of employment to the Company or its Subsidiaries of any Business Employee is delayed (a “Delayed Transfer Employee”) because: (i) neither the Company nor its Subsidiaries has a local legal entity or presence to the extent required by Law in the relevant jurisdiction for a Non-ARD Business Employee or an ARD Business Employee to take up employment with the Company or a Subsidiary with effect from either Local Closing Date or the Closing Date in accordance with this Section 5.9; or (ii) information and consultation, including as set forth in Exhibit M, has not been completed in accordance with applicable Law, the Seller shall use reasonable endeavors to cause, subject to compliance with applicable Law, the services of any such Delayed Transfer Employees to be provided to the Company or its Subsidiaries, until such date (A) for a maximum period of twelve (12) months following the Closing Date as the Company or a Subsidiary has an approved local presence in the relevant jurisdiction; or (B) as the relevant information and consultation process has concluded in accordance with applicable Law, including as set forth in Exhibit M (as applicable, the “Delayed Employee Transfer Date”). In consideration of such Delayed Transfer Employees providing services to the Company or any Affiliates during the period between the Closing Date and the relevant Delayed Employee Transfer Date, the Company shall reimburse the Seller (for and on behalf of itself and any Affiliate) for the Delayed Transfer Employee Charges incurred between the Closing Date and the relevant Delayed Employee Transfer Date. The Seller shall provide written invoices to the Company for such Delayed Transfer Employee Charges on a monthly basis. If, by the Delayed Employee Transfer Date, the relevant Delayed Transfer Employee has not resigned and has been unable to take up employment with the Company or any Affiliate, the Seller (or, as applicable, its Affiliate) shall be entitled to terminate the employment of the relevant Delayed Transfer Employee and provide such Delayed Transfer Employee with severance no greater than the severance required to be paid in connection with such termination under applicable Law, the cost of which the Seller shall be solely responsible for, and the Seller shall indemnify and hold harmless the Company (for and on behalf of itself and any Affiliate) for the Losses associated with any claim for a breach of any obligations under any Law in any jurisdiction in connection with the termination of such Delayed Transfer Employee’s employment.

(p)    Immigration Employees. The Seller, the Company and the Buyer (through its purchase of the Company Transferred Interests) shall reasonably co-operate to facilitate the transfer of Business Employees as anticipated by this Agreement, including providing such assistance as may be reasonably required to transfer any visa, work permit or other approvals required to transfer employment (“Immigration Approvals”). If any Business Employee requires an Immigration Approval as required to transfer employment as contemplated by this Agreement and such approval is not obtained by the Local Closing Date or the Closing Date or, in the case of a Delayed Transfer Employee, the Delayed Employee Transfer Date, the Seller, the Company and Buyer shall use commercially reasonable efforts to obtain such Immigration Approvals as soon as reasonably practicable and to effect the transfer such employment in accordance with the terms of Section 5.9 and no later than fifteen (15) Business Days after the date of receipt of such Immigration Approval and make the services of such employee available to the Company or its Subsidiaries until such time as the relevant Immigration Approval is obtained, provided that the costs of the provision of such services shall be borne by the Buyer, in accordance with the Buyer’s Share, and the Seller bearing the remainder. Without prejudice to the foregoing, if the Immigration Approval has not been obtained within twelve (12) months of the Closing Date or, as applicable, the Delayed Employee Transfer Date (and taking into account any adjustments required to such timings for Inactive Employees), the Seller (or an Affiliate) may terminate the employment of the relevant Business Employee and provide such Business Employee with severance required to be paid in connection with such termination under such Business Employee’s employment contract and the Seller shall indemnify and hold harmless the Company (for and on behalf of itself and any Affiliate) for all Losses associated with any claim for a breach of any obligations under any Law in any jurisdiction in connection with the termination of such employment.
(q)    Assumed Plans; Transferred Subsidiary Plans; UK Pension Plan.
(i)    The Company shall, or shall cause one of its Subsidiaries to, assume each Assumed Plan in relation to the Transferred Employees. Each Transferred Subsidiary Business Employee shall continue to participate in the applicable Transferred Subsidiary Plans. With effect from the Closing Date, the Transferred Employees shall cease active participation in each Business Employee Plan that is not an Assumed Plan or a Transferred Subsidiary Plan.
(ii)     Seller shall (or shall cause its Affiliates and Subsidiaries to) use commercially reasonable efforts to release Kimberly-Clark Limited and Kimberly-Clark Europe Limited (together the “UK Pension Employers”) of their obligations to the UK Pension Plan (including under Section 75 of the Pensions Act 1995 and the trust deed and rules of the UK Pension Plan) (the “UK Pension Release”) prior to the Closing Date. Without prejudice to the indemnity set forth in this Section 5.9(q)(ii), the obligation to effect the UK Pension Release shall not require the Seller (or its Affiliates) to pay the Section 75 debts in respect of the UK Pension Employers. To the extent that the UK Pension Release is not achieved prior to the Closing, then the Seller shall continue to use commercially reasonable efforts, and the Company shall (or shall cause its Affiliates to) use commercially reasonable efforts to assist the Seller (or its Affiliates) to achieve the UK Pension Release as soon as reasonably practicable after the Closing. The UK Pension Plan and any obligation on a Buyer Indemnified Party to make any payment or to put in place financial support to or in respect of the UK Pension Plan on or after the Closing Date, including any such payment or support following exercise of the UK Pensions Regulator’s powers, including any power to issue a notice, order or injunction or to issue a financial support direction or contribution notice under the Pensions Act 1995 or the Pensions Act 2004 or pursuant to Section 75 of the Pensions Act 1995 or the trust deed and rules of the UK Pension Plan, shall be treated as an Excluded Liability suffered directly by a Buyer Indemnified Party, and for the avoidance of doubt, the UK Pension Plan shall not be an Assumed Plan or Transferred Subsidiary Plan.
(iii)    The Company (or its Subsidiaries) shall or shall cause the UK Pension Employers to consider and, if reasonable and to the extent consistent with the UK Pension Employers implied duty of trust and confidence, refuse any requests to early retirement under the UK Pension Plan for so long as the UK Pension Employers are “Successor Employers” under the UK Pension Plan Trust

Deed & Rules and have a right to consent to early retirement under the UK Pension Plan Trust Deed & Rules.
Section 5.10    R&W Insurance Policy. After the Closing, the Buyer agrees that it will pay all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy, and that it will not agree to any amendment, variation or waiver of any provision under the R&W Insurance Policy that would reasonably be expected to alter the R&W Insurer’s waiver of its rights to bring any claim against the Company, the Seller or any other Seller Indemnified Party by way of subrogation or claim for contribution or otherwise, or would otherwise adversely affect the Seller or any other Seller Indemnified Party without the Seller’s prior written consent, in each case, except with respect to claims arising from Fraud.
Section 5.11    Refunds and Remittances; Wrong Pockets; Mail and Other Communications.
(a)    Refunds and Remittances. If at any time within twenty-four (24) months after the Closing, (i) the Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to a member of the Company Group in accordance with the terms of this Agreement and the Transition Services Agreement, the Seller shall promptly remit, or shall cause to be remitted, such amount to the Company, and (ii) the Company Group receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Company Group shall promptly remit, or shall cause to be remitted, such amount to the Seller, in each case no later than forty-five (45) days following receipt.
(b)    Wrong Pockets. If at any time within twenty-four (24) months after the Closing, or with respect to the Japan Trademarks, twenty-four (24) months after the Japan Assignment Date, (i) either the Seller or the Company identifies (x) a Transferred Asset in the possession or control of the Seller or any of its Affiliates or (y) that the Seller or any or any of its Affiliates is liable under or otherwise responsible for discharging an Assumed Liability, the Seller and the Company shall, and shall cause their respective Affiliates to (subject to Section 2.5, Section 5.13 and Section 5.14), promptly transfer, or cause to be transferred, all rights, title and interest in such asset to the Company, or another member of the Company Group, or promptly assume, or cause to be assumed, such liability by the Company, or another member of the Company Group, in each case, for no additional consideration, and (ii) either the Seller or the Company identifies (x) an Excluded Asset in the possession or control of the Company Group or (y) that Company Group is liable under or otherwise responsible for discharging an Excluded Liability, the Seller and the Company shall, and shall cause their respective Affiliates to (subject to Section 2.5, Section 5.13 and Section 5.14), promptly transfer, or cause to be transferred, all rights, title and interest in such asset to the Seller, or its designated Affiliate, or promptly assume, or cause to be assumed, such liability by the Seller, or its designated Affiliate, in each case, for no additional consideration; provided that, except as otherwise expressly provided herein, none of the Company, the Seller or any of their Affiliates shall have any obligation to make any material payments or incur any material liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Action with respect to any such transfer or assumption, as the case may be.
(c)    Mail and Other Communications. From and after the Closing Date, the Seller and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to the Company and its Affiliates. From and after the Closing Date, the Company and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to the Seller and its Affiliates. Accordingly, at all times from and after the Closing Date, each of the Seller and the Company authorizes the other and their respective Affiliates to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 5.11(c), open all mail, packages and other communications received by it and not unambiguously intended for the other Party (or its Affiliates) or any of the other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they exclusively relate to the Business (in the case of receipt by the Company and its Affiliates) or the Excluded Business (in the case of receipt by the Seller and its Affiliates), or to the extent that they do not exclusively relate to the Business (in the case of receipt by the Company and its Affiliates) or the Excluded Business (in the case of receipt by the Seller and its Affiliates), the receiving Party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Business and the Excluded Business, copies thereof) to the other Party. The provisions of this Section 5.11(c) are not intended to, and shall not be deemed to, constitute (i) an authorization by either the Seller or the Company (or any of their respective Affiliates) to permit the other (or its Affiliates) to accept service of process on its behalf, and neither the Seller nor the Company is or shall be deemed to be the agent of the other for service of process purposes or (ii) a waiver of attorney-client privilege by either the Seller or the Company (or any of their respective Affiliates).
Section 5.12    Bulk Transfer Laws. The Parties each hereby waives compliance by the other Party with the provisions of any so-called “bulk transfer Laws” of any jurisdiction in connection with the transfer of the Transferred Assets to the Company.
Section 5.13    Comingled Contracts.
(a)    Each of the Seller, the Company and the Buyer (through its purchase of the Company Transferred Interests) shall, and shall cause their respective Affiliates to, cooperate with each other and shall use their commercially reasonable efforts to, as agreed between the Buyer and the Seller (in each case, acting reasonably and in good faith), cause the Comingled Contracts (i) to be replaced with separate Contracts with the counterparty that provide that a member of the Company Group designated by the Buyer receives rights and obligations under such separate Contracts on economic and pricing terms and conditions that are equivalent, and on such other terms and conditions that are equivalent in all material respects, as applied mutatis mutandis, to those contract rights and obligations under such Comingled Contracts utilized by the Seller, the Selling Affiliates or any member of the Company Group in the conduct of the Business (including as to pricing metrics) or (ii) to be assigned without any amendment to any terms and conditions the portion of such Comingled Contracts that relates to the Business to the member of the Company Group designated by the Buyer (the Contracts under either clause (i) or (ii) of this Section 5.13 the “Replacement Contracts”). Any out-of-pocket costs or fees arising from establishing a Replacement Contract for a Comingled Contract, or in connection with any arrangement with respect thereto described in this Section 5.13 (including any fee, expense or other consideration that is paid to a third party in order to establish such Replacement Contract) shall be borne by the Seller (prior to the Closing) and by the Company (after the Closing).
(b)    Each of the Buyer (through its purchase of the Company Transferred Interests), the Company and the Seller shall cooperate and provide each other with reasonable assistance in effecting such separation or assignment of the Comingled Contracts in accordance with Section 5.13(a) prior to the Closing and for a period of twelve (12) months following the Closing Date, which time period may be increased upon mutual agreement between the Seller and the Buyer (on behalf of itself and the Company). If the members of the Company Group and the Seller or its Affiliates are not able to effect the separation or assignment of a Comingled Contract prior to the Closing, then after the Closing, until any such Comingled Contract is separated or assigned into a Replacement Contract, to the extent permissible under Law and under the terms of such Comingled Contract, the Company and the Seller shall, and shall cause its Affiliates to, (i) assume and perform the liabilities under such Comingled Contract relating to its business or the businesses of its respective Affiliates (and shall promptly reimburse the other Party for any reasonable and documented out-of-pocket expenses relating thereto incurred by the other Party or its Affiliates), allocated in accordance with this Section 5.13, (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, all monies (net of applicable Taxes, if any, imposed by a Governmental Authority in connection with the receipt of such monies) and other benefits received pursuant to such Comingled Contract relating to the business of the other Party (or the business of its respective Affiliates) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantively similar economic position as if such Comingled Contract were separated as described above; provided that, following the twelve (12)-month anniversary of the Closing Date, (w) the Seller and its Affiliates shall not have any obligation to renew any Comingled Contract upon the expiration or termination thereof, (x) the Seller and its Affiliates shall not extend the term or otherwise amend the terms of any Comingled Contract in a manner that would materially and adversely affect any member of the Company Group upon obtaining a Replacement Contract without the Buyer’s prior written consent, (y) to the extent any such Comingled Contract contains an “evergreen” provision that automatically renews such Comingled Contract unless terminated or cancelled by either party thereto, the Seller and its Affiliates be prohibited from terminating or canceling such Comingled Contract as permitted pursuant to the terms thereof without the consent of the Buyer and (z) subject to this Section 5.13(b), none of the Seller, any of its Affiliates, the Company Group or the Buyer shall have any obligation to make any material payments, incur any material liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Action in order to obtain any consents or approvals of third parties or effect the transfers or arrangements contemplated by this Section 5.13. Without limiting the obligations of the Seller and the Selling Affiliates to comply with this Section 5.13, the Seller shall have no liability relating to the replacement of any Comingled Contracts to the extent they are not separated as described above prior to twelve (12) months following the Closing Date.
(c)    The Parties acknowledge and agree that neither the Seller nor its Affiliates shall have any obligation to replace or separate any Contract or agreement that is not a Comingled Contract.
(d)    With respect to liabilities under or resulting from a given Comingled Contract, such liabilities shall, unless otherwise allocated pursuant to (i) this Agreement, (ii) a Replacement Contract or (iii) an agreement between the Parties or their Affiliates and the third party to such Comingled Contract, be allocated from time to time between the Seller and the Selling Affiliates, on the one hand, and the Company Group, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the liabilities relate to a specific period, over such period, and otherwise over the term of such Comingled Contract, measured up to the date of determination, without duplication) by the Seller and the Selling Affiliates, on the one hand, or the Company Group, on the other hand, under such Comingled Contract. The Company shall promptly (but in no event later than thirty (30) days following receipt of an invoice from the Seller) reimburse the Seller for any such reasonable and documented out-of-pocket costs, expenses, and payments in respect of such Comingled Contract that are the responsibility of a member of the Company Group under this Section 5.13, and neither the Seller nor any of its Affiliates shall have any liability whatsoever to any member of the Company Group, the Buyer or any of its Affiliates (including the Transferred Subsidiaries) arising out of the failure to obtain, in and of itself, any such consents or approvals required by this Section 5.13, and the failure to receive, in and of itself, any such consents or approvals or to effect any such transfers or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article VII shall have been satisfied. Notwithstanding the foregoing, each Party shall be solely responsible for any and all liabilities to the extent arising out of or relating to such Party’s (or its Affiliates’) breach of such Comingled Contract. From and after the Closing, (y) the Company shall indemnify and hold harmless the Seller and its Affiliates for all Losses arising from or relating to the portion of any Comingled Contract to be apportioned to any member of the Company Group that constitute an Assumed Liability and (z) the Seller shall indemnify and hold harmless the Company Group for all Losses arising from or relating to the portion of any Comingled Contract to be apportioned to the Seller and its Affiliates that constitute an Excluded Liability.
Section 5.14    Comingled Permits. To the extent that there are any Permits related to the Business that are also related to the Excluded Business and do not otherwise relate to any Real Property (each, a “Comingled Permit”), such Comingled Permits will remain with the Seller; provided that, prior to the Closing and for a period of twelve (12) months after the Closing Date, the Seller shall, and shall cause each of its Affiliates to, cooperate and assist the Company Group and shall use its commercially reasonable efforts to, as the Buyer reasonably requests in writing, (a) to promptly obtain and establish replacement Permits (“Replacement Permits”) to be held by a member of the Company

Group designated by the Buyer for any such Comingled Permits, or (b) to establish reasonable and lawful arrangements designed to provide a member of the Company Group designated by the Buyer with all of the Seller’s or its Affiliates’ rights with respect to the Business under such Comingled Permit. Any out-of-pocket costs or fees arising from establishing a Replacement Permit for a Comingled Permit, or in connection with any arrangement with respect thereto described in this Section 5.14 (including any reasonable and documented out of pocket fee, expense or other consideration that is required to be paid to a third party in order to establish such Replacement Permit), shall be borne by the Seller (prior to the Closing) and the Company (after the Closing).
Section 5.15    Reorganization.
(a)    Prior to the Closing, the Seller shall, and shall cause its Subsidiaries and Selling Affiliates to, take all steps necessary to effect and carry out a corporate reorganization relating to the Business (including the Transferred Assets and the Assumed Liabilities) and the related transactions to complete the separation of the Business as detailed in Schedule 5.15 of the Disclosure Schedules (the “Reorganization”), including by complying with and completing all information and consultation requirements under applicable Law relating to the Business Employees or their works councils or other employee representative bodies, by means of which certain Transferred Assets and certain Assumed Liabilities shall be transferred to the Transferred Subsidiaries.
(b)    The Seller shall use reasonable best efforts to provide the Buyer with drafts of each material Company Transfer Agreement for each jurisdiction (it being understood and agreed that the Local Share Transfer Agreement and Local Asset Transfer Agreement for each jurisdiction, as applicable, is deemed a material Company Transfer Agreement for purposes of this Section 5.15(b)), and any other material Contract or other material documentation to effect the Reorganization reasonably in advance of execution of the same and shall consider in good faith any reasonable changes proposed by the Buyer. Notwithstanding the foregoing sentence, the Seller shall disclose to the Buyer any proposed modifications to Schedule 5.15 of the Disclosure Schedules at least ten (10) Business Days (or, in the case of any proposed modifications necessitated by a change in applicable Law after the date hereof, as soon as reasonably practicable) prior to the execution of any such modifications and shall consider in good faith any reasonable changes proposed by the Buyer; provided that (i) the Buyer shall notify the Seller in writing if any such modifications would reasonably be expected to be materially adverse to the Buyer or its Affiliates, and the Buyer and Seller shall cooperate in good faith to identify a commercially reasonable manner to implement such proposed modification in a manner that would not reasonably be expected to be materially adverse to the Seller, the Buyer or their respective Affiliates, and (ii) the Seller shall obtain the Buyer’s prior written consent to any such modification that would reasonably be expected to materially impair or materially alter the value of the Business or the Transferred Subsidiaries, taken as a whole (it being understood and agreed that any such modifications that would reasonably be expected to alter the allocation of Transferred Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities set forth in this Agreement as of the date of this Agreement between the Company Group, on the one hand, and the Seller, on the other hand, shall require the Buyer’s prior written consent). Notwithstanding the foregoing, in no event shall the Seller be required to obtain the Buyer’s written consent to immaterial modifications that would not be reasonably expected to be materially adverse to the Company Group, the Buyer or the value of the Business or any Transferred Subsidiary or that would not alter the allocation of Transferred Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities set forth in this Agreement as of the date of this Agreement between the Company Group, on the one hand, and the Seller, on the other hand. The Seller may update Section 5.15 of the Disclosure Schedules one or more times, no later than ten (10) Business Days (or, in the case of any proposed modifications necessitated by a change in applicable Law after the date hereof, as soon as reasonably practicable) prior to the Closing Date (and in any event prior to the delivery of the Preliminary Closing Statement), to include any new entities formed in order to effect the Reorganization; provided that the representations and warranties set forth in the first sentence of Section 3.4(d) shall as of the Closing, be true and correct for each such newly formed entities. As promptly as practicable following the date of this Agreement, the Seller shall setup a virtual data room to which the Buyer and its Representatives have access, organized on a country-by-country basis, where the Seller and the Company shall deposit all material agreements and documentation to effect the Reorganization. Prior to the Closing, the Seller shall provide to the Buyer in such virtual data room copies of all material, executed final documentation effecting each step of the Reorganization, it being understood and agreed that, prior to the Closing the Seller shall make available to the Buyer in such virtual data room (A) copies of such Local Share Transfer Agreements and Local Asset Transfer Agreements, as applicable, and (B) copies of documentation evidencing satisfaction of each of the Reorganization steps necessary to be completed to satisfy the condition set forth in Section 7.1(d).
(c)    Each Party shall, and shall cause each of its Affiliates that is a party to a Company Transfer Agreement to, cooperate in good faith with the counterparties to such Company Transfer Agreement to arrive at such mutual agreements between the parties thereto as the terms of such Company Transfer Agreement contemplate and as are consistent with the terms of this Agreement. Each Party further agrees that the only amendments that will be made to the form of Local Share Transfer Agreement and the form of Local Asset Transfer Agreement are those that are necessary or appropriate to effect the transfer of the Transferred Assets or the assumption of the Assumed Liabilities and the transfer of the Excluded Assets or the assumption of the Excluded Liabilities pursuant to this Agreement and that are consistent with this Section 5.15(c). Each Local Share Transfer Agreement and each Local Asset Transfer Agreement to effect the Reorganization shall be in all material respects in the forms attached hereto as Exhibit E and Exhibit F, respectively, in respect of any jurisdiction, except in each case for: (i) the deletion of provisions which are inapplicable to the Transferred Assets or Assumed Liabilities or Excluded Assets or Excluded Liabilities, as applicable, that are the subject of such Local Share Transfer Agreement or Local Asset Transfer Agreement, as applicable; (ii) such changes as may be necessary to satisfy requirements of applicable Law; (iii) such other changes as may be mutually agreed by the Seller and the Buyer; and (iv) such changes as may be necessary to effect Transfer Taxes or VAT provisions required for local jurisdictions, including any customary transfer as a going concern language, provided the risk allocation shall reflect Section 6.3(a) of this Agreement. Notwithstanding anything to the contrary in this Agreement or in any Company Transfer Agreement, the Parties acknowledge and agree that the Company Transfer Agreements are being entered into solely for the purpose of facilitating the transfer of the Company Group Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities or the transfer of the Excluded Assets and the assumption of the Excluded Liabilities in each of the relevant jurisdictions, and that the terms of this Agreement shall govern in all respects the transfer of the Company Group Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities and the transfer of the Excluded Assets and the assumption of the Excluded Liabilities, and that the payment of the Purchase Price under this Agreement shall be deemed to include the payment of any applicable purchase price under any Company Transfer Agreement. Notwithstanding anything to the contrary in this Agreement or in any Company Transfer Agreement, in the event that the Company Transfer Agreement requires any local payment of consideration or settlement, the Buyer shall, and shall cause its Affiliates to, cooperate in good faith with the Seller so that the Seller can make, or cause to be made, any payments necessary to effectuate the Company Transfer Agreement. In the event of any conflict between the terms of this Agreement and the terms of any Company Transfer Agreement, the terms of this Agreement shall prevail.
Section 5.16    Reorganization Committee.
(a)    Within thirty (30) Business Days following the date hereof, the Parties shall establish and hold the first meeting of a reorganization committee (the “Reorganization Committee”), the purpose of which shall be, subject to and solely to the extent consistent with applicable Laws and the Confidentiality Agreement, among other mutually agreed objectives, (i) providing and discussing updates on the efforts of the Seller with respect to the Reorganization(including the calculation of Seller Transaction Taxes and Specified Transaction Taxes), (ii) discussing and providing information relating to the status of, and any delays known or reasonably expected or any other legal or operational or Tax issues with respect to the Company Group in relation to, implementation and completion of the Reorganization, (iii) discussing and providing information related to the specific transactions to be implemented in order to move the Transferred Assets, the Transferred Subsidiaries and the Assumed

Liabilities into the Company Group and the Excluded Assets and Excluded Liabilities out of the Company Group (including a copy of any analysis that the Seller or any of its Affiliates has obtained regarding the expected Tax consequences to the Company Group of those transactions; provided that (x) any such analysis shall be shared with the Buyer on a “non-reliance basis” and subject to any other conditions as to reliance or confidentiality that may be required by the third-party tax advisor that prepared such analysis, and (y) the Seller shall be entitled to redact from any such analysis any information relating to the Tax consequences of the relevant transactions to the Seller or any of its Affiliates (other than any member of the Company Group), which the Seller considers (acting reasonably and in good faith) as not relevant to the Tax consequences of the transactions to the Company Group), excluding, for the avoidance of doubt, such information relating to the Seller and its Affiliates to the extent unrelated to the Business and the transactions contemplated by this Agreement, any Company Transfer Agreement or any Ancillary Agreement, (iv) discussing and providing information relating to the status of any Debt Financing pursuant to Section 5.31 (and any Tax issues with respect to the Company Group in relation to the structuring of any Debt Financing) and (v) discussing any steps that are reasonably necessary to remediate delays with, or issues relating to, implementation and completion of the Reorganization.
(b)    Except as otherwise agreed in writing (email being acceptable), the Reorganization Committee will meet on a monthly basis either in person or virtually, or at any other reasonably requested time and place mutually agreed by the Buyer or the Seller. The Reorganization Committee shall be composed of four (4) designees of the Buyer Parent and four (4) designees of the Seller and its Affiliates representing the Business. The initial members of the Reorganization Committee shall be determined by mutual agreement of Buyer Parent and Seller reasonably promptly after the date hereof. A quorum of the Reorganization Committee will require attendance from at least one representative from each of the Buyer Parent and the Seller.
(c)    A Party may replace any or all of its representatives on the Reorganization Committee, from time to time by prior written notice to the other representatives on the Reorganization Committee; provided that any such replacement shall have reasonably sufficient seniority and experience to undertake and perform the obligations of such Party.
(d)    The Buyer Parent or the Seller may engage third-party advisors to participate in Reorganization Committee meetings or advise such Party in connection with Reorganization Committee meetings; provided that any fees, costs and expenses incurred in connection with the engagement of any such third-party advisor shall be borne by the Party engaging such third-party advisor. The Buyer Parent shall consult with the other members of the Reorganization Committee regarding the scope, access and performance of any such third-party advisors engaged by the Buyer Parent. Any third-party advisor shall be deemed as a “Representative” as such term is defined in and for purposes of the Confidentiality Agreement and shall be subject to the applicable terms of the Confidentiality Agreement.
(e)    The Seller shall use reasonable best efforts to provide the Reorganization Committee with such information that any member of the Reorganization Committee reasonably requests in order for the Reorganization Committee to be informed regarding the progress of the Reorganization, and to be able to discuss any issues, delays, proposed changes or other risks in connection with the Reorganization. Such information shall in any event not include information (x) if the provision of that information would not be permitted under any applicable Law or (y) regarding Excluded Assets or Excluded Liabilities (provided that the Seller shall update the Reorganization Committee on, and the members of the Reorganization Committee may reasonably request, updates regarding the carveout of any Excluded Assets or Excluded Liabilities from the Company Group). Notwithstanding the foregoing, the Seller and its Affiliates shall not be required to provide any information to the Reorganization Committee to the extent that such provision, in the Seller’s good faith determination, could or could reasonably be expected to adversely impact the independent business operations of the Seller and its Affiliates or violate any contractual, legally or fiduciary obligation of confidentiality of the Seller or any of its Affiliates; provided that the Seller and its Affiliates shall use commercially reasonable efforts to make reasonable substitute disclosure arrangements that do not result in such adverse impact or violation. For the avoidance of doubt, the Seller shall not be required to make available to the Buyer or its Affiliates any Seller Consolidated Return.
(f)    In relation to the matters set forth in Section 5.16(a) that are related to the Reorganization or the Debt Financing, the Seller and its Affiliates shall use commercially reasonable efforts to take into consideration the avoidance of actions or positions that would have a disproportionate and adverse impact on the Tax position or Tax liabilities of the Seller or any of its Affiliates, on the one hand, or the Buyer or any of its Affiliates (including, after the Closing, members of the Company Group), on the other hand (with respect to the Reorganization, solely to the extent the Buyer has made the Seller aware of such considerations in writing, and with respect to the Debt Financing, solely to the extent the Seller has made the Buyer aware or the Buyer has made the Seller aware of such considerations in writing); provided, however, that nothing in this Section 5.16(f) shall require the Seller to modify any of the steps set forth in Section 5.15 of the Disclosure Schedules.
(g)    The Parties acknowledge that, between the date of this Agreement and the Closing Date, the Seller shall determine (acting reasonably and in good faith): (i) the aggregate amount of anticipated Transfer Taxes and VAT (other than Recoverable VAT) attributable to the Company Transfer (such amount, “Specified Transaction Taxes”); (ii) the aggregate amount of anticipated Recoverable VAT attributable to the Company Transfer; and (iii) the amount of cash expected to be held by the Company Group at the Calculation Time for the purposes of paying Specified Transaction Taxes and Recoverable VAT, and shall notify the Buyer in writing of its reasonable determination of Specified Transaction Taxes, such Recoverable VAT and such amount of cash and the anticipated quantum of, timing of advance of and parties to any Recoverable VAT Loans which the Seller intends to advance (or procure that its Affiliates advance) in respect of such Recoverable VAT as contemplated by Section 6.3(b). The Seller shall reasonably promptly provide the Buyer with such supporting documentation and information as the Buyer may reasonably request in connection with the Seller’s determination of Specified Transaction Taxes and Recoverable VAT, which documentation and information shall be provided in a form reasonably satisfactory to the Buyer, acting in good faith. In the event that the Seller reasonably determines that Specified Transaction Taxes are materially lower than $24,000,000, then the Parties may, by mutual written agreement, reduce the Specified Amount prior to the date that the Final Closing Statement becomes final and binding pursuant to Section 2.10. In the event that the Seller reasonably determines that Specified Transaction Taxes are at least equal to $30,000,000, the Specified Amount shall be increased to $15,000,000. The Parties acknowledge that the final amount of Specified Transaction Taxes may be unknown as of the Closing Date or as of the date that the Final Closing Statement becomes final and binding pursuant to Section 2.10 and, accordingly, any adjustment to the Specified Amount pursuant to this Section 5.16(g) shall be based upon estimates prepared in good faith by the Seller.
Section 5.17    Separation of Business Data. No later than 90 days following the date of the first meeting of the Reorganization Committee, the Parties shall discuss in good faith and agree on a plan for the transfer and hand over of all Business Data included in the Transferred Assets and Transferred Computer Systems that are not already in the possession of or controlled by, or will not, as of the Closing, be in the possession of or be controlled by, a member of the Company Group (the “IT Separation Plan”). From and after the date hereof, the Seller shall use commercially reasonable efforts to implement and complete all separation activities assigned to it in the IT Separation Plan on the timeline set forth therein and any costs and expenses incurred in connection with such separation activities by or on behalf of the Seller or the Company Group or any of their Affiliates shall be borne by the Seller.
Section 5.18    Intercompany Accounts; Cash. (a) At or prior to the Closing, all intercompany accounts, except for those accounts listed on Schedule 5.18 of the Disclosure Schedules, between the Seller or any of its Affiliates (other than members of the Company Group), on the one hand, and any member of the Company Group, on the other hand, shall be fully settled or otherwise eliminated, in each case, without further Liability of any party thereunder and (b) prior to the Calculation Time, any and all Cash (excluding the Minimum Cash and any cash held by a member of the Company Group for the purpose of satisfying a Tax liability for which Seller is responsible pursuant to Section 6.1(b) or Section 6.3(b)) of the Company Group may be extracted from the Company Group by the Seller, in the case of each of clause (a) and clause (b), in such a manner as the Seller shall determine in its sole discretion.
Section 5.19    Termination of Intercompany Arrangements. At or prior to the Closing, other than any intercompany arrangement governing the intercompany accounts listed on Schedule 5.18 of the Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by the Seller or any of its Affiliates (other than members of Company Group), on the one hand, and any member of the Company Group, on the other hand, shall be terminated without any party thereto having any continuing obligations or Liability to the other and be of no further force or effect so that, as of the Closing Date, there shall be no intercompany Contracts or intercompany obligations, including any intercompany assets or liabilities, except for (i) this Agreement, the Company Transfer Agreements and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, any Company Transfer Agreements or any Ancillary Agreements to be entered into by any of the Seller or its Affiliates (other than members of the Company Group), on the one hand, and any member of the Company Group on the other hand), (ii) any Contracts or understandings to which any unaffiliated third party is a party (including the Comingled Contracts) and (iii) the other arrangements, understandings or Contracts listed in Schedule 5.19 of the Disclosure Schedules.
Section 5.20    Release.
(a)    Except (x) as expressly set forth Section 5.18 or Section 5.19, (y) for any rights or obligations of the Seller or its Affiliates under the terms of this Agreement, any Company Transfer Agreement or any other Ancillary Agreement, and (z) any Intercompany Agreements set forth on Schedule 3.20 of the Disclosure Schedules, and subject to Section 5.20(c), effective as of the Closing, the Seller, on behalf of itself and each of its Affiliates and each of its and their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders, Controlling Persons or Affiliates, or any successor or assign of any of the foregoing (collectively, the “Releasing Seller Parties”), hereby irrevocably and unconditionally releases and forever discharges the members of the Company Group, the Buyer and its Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, Controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Buyer Parties”), of and from any and all Action, causes of Action, executions, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in Law or in equity (whether based upon contract, tort or otherwise), including, for the avoidance of doubt, any Environmental Law, that the Releasing Seller Parties may have against each of the Released Buyer Parties, now or in the future, in each case, arising out of or relating to, the organization, management, ownership or operation of the Business, the Company Group, the Transferred Assets or the Assumed Liabilities prior to the Closing (the foregoing, the “Seller Released Claims”). Without limitation of the foregoing, the Seller, on behalf of itself and the other Releasing Seller Parties, covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Seller Released Claim.
(b)    Except (x) as expressly set forth in Section 5.18 or Section 5.19, (y) for any rights or obligations of the Company, the Buyer or its Affiliates under the terms of this Agreement, any Company Transfer Agreement or any other Ancillary Agreement, and (z) any Intercompany Agreements set forth on Schedule 3.20 of the Disclosure Schedules, and subject to Section 5.20(c), effective as of the Closing, the Company and the Buyer, on behalf of itself and each of its Affiliates and each of its and their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders, Controlling Persons or Affiliates, or any successor or assign of any of the foregoing

(collectively, the “Releasing Buyer Parties”), hereby irrevocably and unconditionally releases and forever discharges the Seller and its Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, Controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Seller Parties”) of and from any and all Action, causes of Action, executions, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in Law or in equity (whether based upon contract, tort or otherwise), including, for the avoidance of doubt, any Environmental Law, that the Releasing Buyer Parties may have against each of the Released Seller Parties, now or in the future, in each case, arising out of or relating to, the organization, management, ownership or operation of the Business, the Transferred Subsidiaries, the Transferred Assets or the Assumed Liabilities prior to the Closing (the foregoing, the “Buyer Released Claims”). Without limitation of the foregoing, each of the Company and the Buyer, on behalf of itself and the other Releasing Buyer Parties, covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Buyer Released Claim.
(c)    Notwithstanding anything to the contrary in this Section 5.20, in no event shall the foregoing releases in this Section 5.20 include (i) any liability expressly contemplated by this Agreement, any Company Transfer Agreement or any other Ancillary Agreement (including the Governance Agreement) to be in effect between the Company, the Seller and the Buyer (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) any Contracts between the Seller or its Affiliates, on the one hand, and the Buyer or its Affiliates (other than the Company Group), on the other hand, or (iii) any Contract or liability not required to be terminated pursuant to Section 5.19.
Section 5.21    Insurance.
(a)    Except as set forth in Section 5.21(b), from and after the Closing, the members of the Company Group shall cease to be insured by the current and past insurance policies and programs of the Seller and its Affiliates, including for the avoidance of doubt, any self-insurance, fronted insurance, or captive insurance policy or program, and none of the members of the Company Group, the Buyer or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies and programs (including the right to make claims or receive proceeds thereunder) to cover any assets or any liability of the members of the Company Group or of or arising from the operation of the Business at any time, whether before, at or after the Closing, in each case including with respect to all known and incurred but not reported claims. Except as set forth in Section 5.21(b), each of Seller and its Subsidiaries and Affiliates (excluding members of the Company Group) may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.21. From and after the Closing, the Company shall be responsible for securing all insurance it considers appropriate for the Company Group and the Business. Except as set forth in Section 5.21(b), each of the Company and the Buyer further covenants and agrees that it will not, and will cause the members of the Company Group not to, and each member of the Company Group shall not, seek to assert or exercise any rights or claims of such member of the Company Group or the Business under or in respect of any current or past insurance policy or program of any of the Seller and its Affiliates (excluding members of the Company Group).
(b)    Notwithstanding Section 5.21(a), with respect to events or circumstances relating to the Business, the Transferred Assets or the Assumed Liabilities that occurred or existed prior to the Closing (each, a “Pre-Closing Event”) that are covered by a Seller Occurrence-Based Insurance Policy, the Seller shall, and shall cause its Affiliates to, after the Closing: (i) at the Company Group’s request, take all reasonable actions to assist the Buyer and members of the Company Group in making claims under the Seller Occurrence-Based Insurance Policies in respect of a Pre-Closing Event (which claims, for the avoidance of doubt, shall be made by the Seller or its applicable Affiliate on behalf of the members of the Company Group or the Business) and use commercially reasonable efforts to pursue and seek recovery on such claims; (ii) provide members of the Company Group with reasonable access to such Seller Occurrence-Based Insurance Policies upon reasonable request (which policies shall not be disclosed to any third Person without the Seller’s prior written consent); (iii) not accept or settle any such claims made in respect of such Pre-Closing Event without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); and (iv) remit, as promptly as practicable, any payment made under the Seller Occurrence-Based Insurance Policies in respect of any such claim to the applicable member of the Company Group (as directed by the Buyer). The Company Group shall exclusively bear the amount of (x) any “deductibles” or net retentions associated with such claims and (y) any reasonable and documented out-of-pocket expenses incurred by any member of the Company Group with respect to such claims to the extent they are not covered under the relevant insurance policies. Members of the Company Group shall promptly reimburse the Seller and its Affiliates for any reasonable and documented out-of-pocket costs and expenses incurred by them in connection with the provisions of this Section 5.21(b). Neither the Seller nor any Affiliate of the Seller shall take any action to amend, modify, waive or terminate any Seller Occurrence-Based Insurance Policies in a manner that would adversely affect the rights of the members of the Company Group under this Section 5.21(b).
Section 5.22    Delayed Approvals and Delayed Closing.
(a)    If, with respect to any Potentially Delayed Jurisdiction, the Seller notifies the Buyer in writing (such notice, a “Delay Notice”) no less than five (5) Business Days prior to the Closing that (x) any notice, authorization, approval, order, permit or consent of a Governmental Authority or any other Person required to complete the transfer of the Transferred Assets and Assumed Liabilities in such Potentially Delayed Jurisdiction has not been not obtained (a “Delayed Approval”), (y) notwithstanding the Seller’s good faith efforts to effect the Reorganization prior to the Closing pursuant to Section 5.15(a), it is impractical or illegal to complete the transfer of the Transferred Assets and Assumed Liabilities in such Potentially Delayed Jurisdiction or (z) the transfer of the Transferred Assets and Assumed Liabilities in such jurisdiction would unreasonably and adversely impact the Company’s ability to operate the Business on the Closing in such Potentially Delayed Jurisdiction, in each case, on or prior to the date on which the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than the conditions that, by their nature, are to be satisfied on the Closing Date) shall have been satisfied or waived (each such Potentially Delayed Jurisdiction, an “Outstanding Jurisdiction”), the Parties agree (subject to the satisfaction of the conditions set forth in Article VII) that, provided that the Laws of such Outstanding Jurisdiction permit consummation of the transactions contemplated hereby in all territories other than the Outstanding Jurisdiction, the Parties will effect the Closing (including the payment, allotment and delivery of the full Purchase Price), subject to the terms of this Agreement, including by conveying, assigning, transferring or delivering to the Company all of the Seller’s and the applicable Selling Affiliate’s right, title and interest in the Transferred Assets, transferring any Business Employees employed by a Selling Affiliate in such Outstanding Jurisdiction (each, a “Delayed Business Employee”) and the Company assuming the Assumed Liabilities pursuant to the terms and conditions hereof to the extent permissible under any applicable Law and subject to Section 2.5, Section 5.13 and Section 5.14, it being agreed that the Closing shall refer to the consummation of such conveyance, assignment, transfer or delivery of such Transferred Assets and the assumption of such Assumed Liabilities at such time and shall only exclude, subject to Section 2.5, Section 5.13 and Section 5.14, the Transferred Assets in that Outstanding Jurisdiction to which such Delayed Approval relates (a “Delayed Business”).
(b)    The obligations of the Parties set forth in this Section 5.22 shall continue with respect to each Delayed Business until the earliest to occur of (i) the date a Delayed Approval is obtained, (ii) the date on which the Seller notifies the Company that any such assets subject to a Delay Notice are ready to be transferred into the Company and (iii) the date that is forty-eight (48) months after the Closing Date (the “Hold-Back Termination Date”), and until the earliest to occur of the foregoing (the date of such earliest occurrence, the “Delayed Business Cut-Off Date”), the Seller shall, and shall cause its Subsidiaries to:

(i)    use reasonable efforts to operate any Delayed Business in the Ordinary Course of Business in all material respects;
(ii)    consult with the Company and the Buyer in respect of all material commercial decisions related to management and operation of any Delayed Business, and refrain from taking any action in respect of the management or operations of the Delayed Business as requested by the Company;
(iii)    hold in trust for the account of the Company all income, proceeds or other monies generated by the Delayed Business or received by the Seller or any of its Affiliates for, or on behalf of, the Delayed Business; and
(iv)    in respect of any Delayed Business, not (A) declare or pay, in cash or in kind, any dividend or distribution, (B) make any payment in return of any share capital, (C) pay any director, monitoring or similar fees, (D) waive or release any amounts owed to such Delayed Business, or (E) otherwise make any payment to the Seller or any of its Affiliates (other than the any member of the Company Group) other than for goods sold or services rendered by the Seller or any of its Affiliates to the Delayed Business.
(c)    From and after the Closing until the Delayed Business Cut-Off Date for any Delayed Business, the benefits and burdens of such Delayed Business shall be for the account of the Company. Within ten (10) Business Days of the end of each month, the Seller shall pay, or shall cause to be paid, to the Company the net profits (if any) of any Delayed Business for the immediately preceding month and shall provide a written statement setting forth in reasonable detail the calculation thereof. Notwithstanding the foregoing, the Board (as defined in the Governance Agreement) may determine an alternative schedule for such payments in the interests of mitigating any adverse Tax consequences of such payments (it being agreed and understood that such alternative schedule shall not require payments to be made more frequently than what is described in the immediately preceding sentence).
(d)    Upon obtaining a Delayed Approval or the Seller notifying the Company that any such assets subject to a Delay Notice are ready to be transferred into the Company pursuant to Section 5.22, the Parties shall effect the transfer to the Company (or one or more Subsidiaries that the Company designates) of the Transferred Assets, the assumption of the Assumed Liabilities and the transfer of Delayed Business Employees related to such Delayed Business for the jurisdiction relating thereto, and, for purposes of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.7(b)(i)(C), Section 2.7(c)(i)(C), Section 5.9 and Section 5.30, to the extent applicable in connection with any Outstanding Jurisdiction, all references to the Closing or the Closing Date shall be deemed references to the applicable Delayed Business closing and the date thereof. For purposes of Section 2.3(f) and Section 5.9, to the extent applicable in connection with any Outstanding Jurisdiction, all references to the Transferred Employees shall be deemed to include all Delayed Business Employees. To the extent permissible under applicable Law, such transfer shall be retroactive to, and be deemed to have occurred on, the Closing Date; provided that, in accordance with Section 2.5(a), to the fullest extent permitted by applicable Law, the Parties shall treat the Company as the owner of any Delayed Business as of the Closing Date.
(e)    In the event that a Delayed Approval is not obtained with respect to a Delayed Business prior to the Hold-Back Termination Date, the Parties shall negotiate in good faith arrangements consistent with Section 2.5 applicable to Non-Assignable Transferred Assets to deliver to the Company Group all of the economic claims, rights and benefits of such Delayed Business, and, to the extent such claims, rights and benefits are so delivered, the Company Group shall assume the economic burdens and obligations with respect thereto in accordance with this Agreement.
Section 5.23    Transferred Machinery. (a) As promptly as practicable following the date of this Agreement, and in any event prior to the Closing, the Seller shall, and shall cause each of its Affiliates to, (i) relocate and install at the Seller’s sole cost and expense, each of the items of equipment and other personal tangible property set forth on Schedule 5.23(a) of the Disclosure Schedules to the facilities of the Company and its Affiliates indicated on such on Schedule 5.23(a) of the Disclosure Schedules and (ii) commence operations of such equipment and other personal tangible property, and (b) as promptly as practicable following the date of this Agreement, and in any event within ninety (90) days of the date of this Agreement (the “Yankee Notice Period”), the Seller shall use commercially reasonable efforts to allocate the Yankee Dryer Spares between the Company and the Seller as set forth on Schedule 5.23(b) and confirm the same in writing to the Buyer (the “Yankee Notice”). If the Seller is unable to deliver such Yankee Notice by the Yankee Notice Period, then the Parties shall reasonably and in good faith work to identify an equitable and fair allocation of the Yankee Dryer Spares (meaning an equal number of spare parts allocated to each of the Seller and the Company, with each such allocated spare part being adequate for certain of such Party’s tissue machines), and shall agree to such allocation as promptly as practicable following the last day of the Yankee Notice Period, and in any event within thirty (30) days thereafter (the “Yankee Determination”). Following delivery of the Yankee Notice or the Yankee Determination, as applicable, the Seller shall arrange for and bear the costs to transport and deliver (i) any such Yankee Dryer Spare that will be owned by the Company per the Yankee Determination that currently resides outside of the ABU Geographic Region to the ABU Geographic Region and (ii) any such Yankee Dryer Spare that will be owned by the Seller per the Yankee Determination that resides in the ABU Geographic Region to a location outside of the ABU Geographic Region. For the avoidance of doubt, any Yankee Dryer Spare that upon delivery of the Yankee Notice or the Yankee Determination, as applicable, will be owned by the Company shall be considered a “Transferred Asset” and any Yankee Dryer Spare that that upon delivery of the Yankee Notice or the Yankee Determination, as applicable, will be owned by the Seller shall be considered an “Excluded Asset”.
Section 5.24    Removal of Excluded Assets. At or prior to the Closing, or, to the extent not reasonably practicable, as soon as reasonably practicable following the Closing, the Seller shall remove, at the Seller’s sole cost and expense, all Excluded Assets located on any Real Property. The Buyer and the Company Group will have no Liability to the Seller in connection with the storage at, or removal from, such Real Property of such Excluded Assets.
Section 5.25    Additional Geographic Regions Business. From and after the date hereof, unless otherwise agreed between the Seller and the Buyer, the Seller shall not, and shall cause its Affiliates not to, contribute, assign, transfer, convey and deliver any portion of the assets, rights and properties (as determined by the Buyer in its sole discretion) of the Additional Geographic Regions Business to any Person other than the Company (or one or more designated Subsidiaries of the Company).
Section 5.26    Supply Chain Financing. Prior to the Closing, the Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to cooperate with and assist the Buyer’s arrangement of supply chain financing with respect to the Business to be put in place at the Company Group as of the Closing Date to replace the supply chain financing utilized by the Seller and its Affiliates with respect to the Business as of the date hereof in connection with its suppliers’ trade payables incurred in the Ordinary Course of Business.
Section 5.27    Privileged Matters. Following the Closing, the Parties acknowledge and agree that the attorney-client privilege, attorney work product protection and expectation of client confidentiality involving general business matters of the Company Group, the Transferred Assets or the Assumed Liabilities and arising prior to the Closing for the benefit of both the Seller and the Business or any member of Company Group (collectively, “Privileged Information”) shall be, to the maximum extent permitted under applicable Law, subject to a joint and common interest privilege and protection between the Seller, on the one hand, and the Company or such other member of Company Group, on the other hand, and the Seller and the Company or other member of Company Group shall have equal right to assert all such joint privilege and protection. Each Party acknowledges and agrees that (a) the Seller or its Affiliates, without the prior written consent of the Company, or (b) the Company or any other member of

Company Group, without the prior written consent of the Seller, in each case, shall not disclose, waive, or otherwise seek to waive the privilege or similar protection of any Privileged Information. For the avoidance of doubt, any U.S. tax advice provided to the Seller or its Affiliates prior to the Closing shall not be subject to a joint and common interest privilege.
Section 5.28    Environmental Insurance. Prior to the Closing, the Seller shall, and shall cause the Selling Affiliates to, provide the Buyer and its Representatives reasonable access to any of the Transferred Owned Real Property and Leased Real Property as part of the Buyer’s attempts to obtain environmental insurance to conduct Phase I environmental site assessments that align in whole or in part with ASTM E1527-21 to the extent reasonably required in connection with the Buyer’s attempt to obtain environmental insurance coverage for the Business (each, a “Phase I Environmental Assessment”). The Seller shall, and shall cause the Selling Affiliates to (a) reasonably cooperate with the Buyer in connection with its efforts to obtain such environmental insurance and (b) make reasonably available for interviews with the Buyer (and its Representatives) those Representatives of the Seller and the Selling Affiliates, who have knowledge of health, safety and environmental matters related to the Business to the extent such interviews are customary or necessary to complete the Phase I Environmental Assessment or to obtain environmental insurance. In no event shall the Buyer or its Representatives be entitled to conduct a Phase II environmental assessment or undertake any other testing or sampling (including of any environmental media) of the Transferred Assets, prior to the Closing. Any Phase I Environmental Assessment pursuant to this Section 5.28 shall be conducted (i) upon reasonable advance written notice, which at a minimum shall consist of five (5) Business Days prior written notice, (ii) at the Buyer’s sole expense, (iii) during normal business hours, (iv) under the supervision of the Seller’s personnel and (v) in such a manner as to not unreasonably interfere with the use of the Transferred Assets or the operations of the Seller or the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide access to any information to the Buyer or its Representatives if the Seller determines, in its sole discretion, that (A) such access would jeopardize any attorney-client or other legal privilege, (B) such access would contravene any applicable Law, injunction, decree or order of any Governmental Authority, fiduciary duty or binding agreement entered into prior to the Closing Date, (C) the information to be accessed is pertinent to any litigation in which the Seller or any of its Subsidiaries or Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (D) the information to be accessed would result in the disclosure of any trade secrets or similar confidential information, (E) the information to be accessed relates to the Seller’s or any of its Subsidiaries’ entry into or conducting of a sale process with respect to the Business prior to the execution of this Agreement, including any information related to proposals from other Persons relating to any other potential transaction with the Seller or any of its Subsidiaries relating to the Business or (F) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller, any of its Affiliates or any of their respective predecessor entities; provided that the Seller shall, and shall cause its Affiliates to, reasonably inform the Buyer of the general nature of any information withheld pursuant to the foregoing clauses and use commercially reasonable efforts to provide to the Buyer such access to such information in another manner that does not violate the foregoing (including through the use of “clean teams” or providing information on an “outside counsel only” basis); provided, further, that the Seller shall not be required to create new documents or summaries in response to the Buyer’s requests. The cost of any environmental insurance coverage for the Business obtained by the Buyer as contemplated by this Section 5.28 shall be the sole cost and expense of the Buyer. It is agreed and understood that this Section 5.28 shall in no way obligate the Buyer to conduct any Phase I Environmental Assessment or to otherwise obtain any environmental insurance policy for the Business.
Section 5.29    Minimum Cash Allocation. Following the date hereof, each of the Buyer and the Seller shall, and shall cause its Representatives to, cooperate to allocate the Minimum Cash to the bank accounts of the members of the Company Group in the applicable operational regions and jurisdictions, taking into consideration any restrictions or limitations on transfer and any payment obligations of each member of the Company Group following the Closing Date. At the Closing, the Seller shall cause the applicable members of the Company Group to have the Minimum Cash available to it in the bank accounts as agreed between the Buyer and the Seller pursuant to this Section 5.29. For purposes of clarification, any cash held by a member of the Company Group for the purpose of satisfying a Tax liability for which Seller is responsible pursuant to Section 6.1(b) or Section 6.3(b) shall not be treated as Minimum Cash.
Section 5.30    Further Assurances. From time to time after the Closing, and for no further consideration, each of the Parties shall, and the Seller shall cause the Selling Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions, conveyances, notices and other documents and instruments and take such other actions as may be necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement, the Company Transfer Agreements and the Ancillary Agreements.
Section 5.31    Company Financing.

(a)    Following the date of this Agreement, each of the Buyer and the Seller shall consult with one another, and discuss in the Reorganization Committee meetings, the type of debt financing for the purpose of funding the Company at and after the Closing (such debt financing, the “Debt Financing”), pursuant to a debt facility with the terms set forth in on Schedule 5.31 of the Disclosure Schedules (the “Debt Facility”).
(b)    The Seller shall, and shall cause the Company to, provide, and shall use commercially reasonable efforts to cause its and their respective Representatives to provide, such cooperation as is determined in the Reorganization Committee meetings to be reasonably necessary to obtain the Debt Financing and entering into the Debt Facility, including, (i) upon reasonable notice, making management of the Business available to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing, (ii) assisting with the preparation of material for rating agency presentations and bank information memoranda and similar documents customarily prepared in connection with such financing, (iii) facilitating accountant’s comfort letters and legal opinions, (iv) facilitating the pledging of the Transferred Assets (or a portion thereof) as collateral, and (v) promptly furnishing all documentation and other information about the Company Group and the Business required by Governmental Authorities with respect to such financing under applicable “know your customer” and Anti-Corruption Laws and reasonably requested by prospective Debt Financing sources.
(c)    Notwithstanding anything to the contrary contained in this Section 5.31, nothing in this Section 5.31 shall require the Buyer, the Seller or any of their respective Affiliates or Representatives to (i) incur any liability or obligation (including any indemnification obligation) in connection with any Debt Financing or pay any commitment or other fee in connection with any Debt Financing that would not be reimbursed by the Company at or prior to the Closing, (ii) provide any financial or other information that is not reasonably available to the Seller, the Company or the Buyer, as applicable, (iii) take any action that such Person reasonably determines would conflict with or violate such Person’s organizational documents, as applicable, or any applicable Law or result in a material violation or material breach of, or material default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party (not created in contemplation hereof), (iv) take any action that would subject any director, manager, officer or employee of the Seller, the Company or the Buyer to any actual or reasonable potential personal liability, (v) take any action that would unreasonably interfere in any material respect with the ongoing commercial operations of the Seller, the Company, the Buyer or the Business or (vi) take any action that would cause (or would be reasonably likely to cause) any representation or warranty in this Agreement to be breached, or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement.
(d)    The Company shall promptly upon request by the Seller or the Buyer, as applicable, reimburse, or cause its Affiliates (including, after the Closing, the Company Group) to reimburse, the Seller and its Affiliates, or the Buyer and its Affiliates, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 5.31.
(e)    For the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing and the Parties shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.
ARTICLE VI
TAX MATTERS
Section 6.1    Returns; Refunds.
(a)    Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 6.1(b) and Section 6.6), (i) the Seller shall have sole responsibility for the preparation and filing of Returns for any affiliated, consolidated, combined, joint, unitary or similar Tax group that includes the Seller or any of its Affiliates (other than any member of the Company Group), on the one hand, and any member of the Company Group, on the other hand (any such Return, a “Seller Consolidated Return”, and any such group, a “Seller Consolidated Group”), and (ii) the Seller shall control any Tax audit, claim, demand or administrative or judicial proceeding pertaining to any Seller Consolidated Return, and neither the Company nor the Buyer shall have the right to participate in any such action.
(b)    The Seller shall prepare (or cause to be prepared) all Returns required by applicable Law to be filed with respect to the Company Group, the Business or the Transferred Assets for any Pre- Closing Tax Period or Straddle Period that are required to be filed (taking into account extensions) following the Closing Date. The Seller shall use commercially reasonable efforts to deliver such Returns to the Company in the form proposed for filing at least ten (10) Business Days (or, in the case of an Income Tax Return that is due less than twenty (20) Business Days after the end of the relevant taxable period or a non-Income Tax Return, as soon as reasonably practicable) prior to the filing deadline (taking into account extensions) and shall consider in good faith any reasonable comments provided by the Company with respect thereto. Any Returns described in this Section 6.1(b) shall be prepared in a manner consistent with the past practices of the Seller or its Affiliates (including the members of the Company Group) except as otherwise required by applicable Law or this Agreement and shall be timely filed by the Party required to file such Return under applicable Law. At least two (2) Business Days before the filing deadline (taking into account extensions) of any Return described in this Section 6.1(b), the Seller shall pay (or cause to be paid) to the Company or the applicable member of the Company Group the amount of Taxes shown as due thereon for the Pre-Closing Tax Period (determined in accordance with Section 6.1(c) in the case of any Straddle Period), which payment shall be increased if and only to the extent as necessary so that the applicable member of the Company Group receives sufficient proceeds on an after-Tax basis to pay the Taxes reflected on such Return for which the Seller is responsible; provided that the Seller shall be deemed to have satisfied its obligation to make such payment in respect of a particular Tax liability of the applicable member of the Company Group if and to the extent such member holds sufficient cash at the Calculation Time to pay such Tax liability; provided further that any cash held by a member of the Company Group for the purposes of paying a Tax liability for which the Seller would otherwise be required to make a payment pursuant to this Section 6.1(b) shall not be treated as Minimum Cash. The Parties agree to use their respective commercially reasonable efforts to structure payments described in the immediately preceding sentence so as to minimize the amount of Taxes (if any) imposed thereon. Notwithstanding anything to the contrary in this Section 6.1(b), the Seller shall indemnify the Company Group for any penalties and interest that arise as a direct result of a member of the Company Group not having received (directly or indirectly) sufficient cash from the Seller that is available to timely pay the portion of such member’s Tax liability for which the Seller is responsible; provided that, without limiting the Seller’s indemnification obligations pursuant to Section 8.2, each member of the Company Group shall use commercially reasonable efforts to utilize any available cash for the payment of such Taxes in order to mitigate any penalties or interest and shall not unreasonably delay or withhold payment to any Taxing Authority of Taxes due and payable. Promptly after filing any Return described in this Section 6.1(b), the Company shall furnish the Buyer and the Seller with a copy of such Return (as filed) together with proof of payment of the Tax liability reflected on such Return. Notwithstanding anything to the contrary in this Agreement, the Seller (i) shall be permitted to make, or cause to be made, an election to close the taxable year of any Transferred Subsidiary that is a corporation for U.S. federal Income Tax purposes pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i) as of the end of the day on the Closing Date and (ii) in each case with the written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall be permitted to take, and, upon the request of the Seller, the Parties shall cause the applicable members of the Company Group to take, at the Seller’s sole cost, any reasonable actions to mitigate or minimize any Excluded Taxes, including by making any claim or election to reallocate profits or gains to, or to accept the surrender of losses from, the Seller or any of its Affiliates; provided, however, that the Seller shall not be permitted, and the members of the Company Group shall not be required, to take any action to mitigate or minimize any Excluded Taxes to the extent that such action would subject the members of the Company Group or the Buyer to additional Taxes, result in the loss or unavailability for any member of the Company Group or the Buyer of any Tax relief, or otherwise put the Company Group or the Buyer in a worse Tax position than it would have been in but for such action to mitigate or minimize any Excluded Taxes. If it is possible as a matter of applicable Law, protectively or otherwise, to elect for any Excluded Taxes (or any income, profit or gain giving rise to any Excluded Taxes) that in each case fall under limb (f) of the definition of Excluded Taxes to be treated as arising to the Seller or any Affiliate of the Seller (in each case other than the Company Group), including pursuant to section 792 Corporation Tax Act 2009 and section 171A Taxation of Chargeable Gains Act 1992, and if requested by the Seller or the Buyer, the Parties shall, or shall procure that the relevant entity or entities shall, enter into any such election and, if required, file such election with the relevant Taxing Authority in each case within the applicable time limit. The filing party shall provide evidence to the other of such filing as soon as reasonably practicable thereafter and shall not amend or revoke such election without the Buyer’s prior written consent.
(c)    Where it is necessary for purposes of this Agreement to apportion Taxes for a Straddle Period, (i) Taxes based on or measured by income, receipts, payroll or sales (including Income Taxes) shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day after the Closing Date on the basis of an interim closing of the books as of the end of the day on the Closing Date and (ii) all other Taxes shall be allocated ratably across the entire Straddle Period on a per diem basis. Notwithstanding anything to the contrary in this Section 6.1(c), any exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation and amortization) shall be allocated ratably, in the manner described in clause (ii) above.
(d)    The Seller shall be entitled to (i) any Tax refunds that are received by the Buyer or any member of the Company Group and (ii) any amounts credited against Tax (to the extent such credit gives rise to a cash tax saving) to which any member of the Company Group becomes entitled in a Tax period ending after the Closing Date (including any amounts received in respect of Recoverable VAT, save to the extent such amounts are required to be applied to repay a Recoverable VAT Loan as contemplated by Section 6.3(b)), which refunds or credits relate to (x) Excluded Taxes paid prior to the Closing Date or borne by Seller pursuant to this Agreement (including Section 6.1(b) and Section 8.2), or (y) Seller Transaction Taxes. The Company shall, or shall procure the applicable member of the Company Group shall, pay over to the Seller any such refund or the amount of any such cash tax saving (less any out-of-pocket expenses (including Taxes) incurred by a member of the Company Group in connection with the obtaining or receipt of such refund or cash tax saving) within five (5) days after receipt of such refund or within five (5) days of realizing such cash tax saving. Except as otherwise required by applicable Law, the applicable member of the Company Group shall request a refund (rather than a credit against future Taxes) with respect to all Pre-Closing Tax Periods and Straddle Periods to the extent any member of the Company Group would be obligated to make a payment to the Seller pursuant to this Section 6.1(d) with respect to such refund. For the avoidance of doubt, payments made pursuant to this Section 6.1(d) shall not be increased to compensate the Seller or any Affiliate of the Seller in respect of any Tax that may be withheld or incurred on such payments.
Section 6.2    Cooperation on Tax Matters.
(a)    Following the Closing, the Company, the Buyer and the Seller agree to furnish, or cause to be furnished to the other upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company Group, the Transferred Assets and the Business as is reasonably necessary for the filing of any Return, the preparation for any Tax audit or the prosecution or defense of any Tax claim or proceeding, or for the efficient management of the Tax affairs of the requesting Party, in each case, at the expense of the requesting Party; provided, however, that the Seller shall not be obligated to furnish, or cause to be furnished, to the Company, the Buyer or any of their respective Affiliates, any Income Tax Returns of Seller or any of its Affiliates (other than any member of the Company Group) or any Seller Consolidated Returns. The Company, the Buyer and the Seller shall keep all such information and documents received by them confidential unless otherwise required by Law. The Company, the Buyer and the Seller shall cooperate with each other as reasonably necessary to effect the foregoing. The Company, the Buyer and the Seller agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated under this Agreement. Nothing in this Section 6.2(a) shall require the disclosure of any information not related specifically to the Transferred Assets, the Business or the members of the Company Group to the extent the Seller reasonably deems such information to be confidential and such information is not required by applicable Law to be provided to any Taxing Authority.
(b)    The Parties agree to retain, or cause to be retained, all books and records pertinent to the Transferred Assets, the Business and the members of the Company Group until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by all record retention agreements entered into with any Taxing Authority.
Section 6.3    Transfer Taxes and VAT.
(a)    Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary: (i) the Buyer shall be responsible for and bear all Transfer Taxes and VAT (including interest and penalties with respect thereto) attributable to the Company Transferred Interests Purchase (including, for the avoidance of doubt, any Transfer Taxes and VAT incurred by the Company or any member of the Company Group solely as a result of the Company Transferred Interests Purchase) and any out of pocket costs and expenses in connection with the preparation of Returns with respect to such Transfer Taxes and VAT; and (ii) the Seller shall be responsible for and bear all Transfer Taxes and VAT (including interest and penalties with respect thereto) attributable to the Reorganization (including the Company Transfer) and any out of pocket costs and expenses in connection with the preparation of Returns with respect to such Transfer Taxes and VAT (such amounts described in this clause (ii), “Seller Transaction Taxes”).
(b)    The Parties agree that the Seller or its Affiliates (other than any member of the Company Group) shall put the relevant member(s) of the Company Group in funds (at least two Business Days before the payment deadline) to pay all Seller Transaction Taxes to the extent that such member of the Company Group is liable to pay such Seller Transaction Taxes (including any UK stamp duty, where it shall be assumed for these purposes that it is the purchaser of the relevant assets which has the liability to pay), which payments shall be increased if and only to the extent as necessary so that the applicable member of the Company Group receives sufficient proceeds on an after-Tax basis to pay the relevant Seller Transaction Taxes. The Seller shall be deemed to have satisfied its obligation under this Section

6.3(b) in respect of a particular Tax liability of the applicable member of the Company Group which has a payment deadline on or after the Calculation Time if and to the extent such member holds sufficient cash at the Calculation Time to pay such Tax liability (and such cash is not held by the applicable member of the Company Group for the purposes of paying a Tax liability to which Section 6.1(b) applies (as determined by the Seller in its sole discretion)); provided that any cash held by a member of the Company Group for the purposes of paying a Tax liability for which the Seller would otherwise be required to make a payment pursuant to this Section 6.3(b) shall not be treated as Minimum Cash. Without prejudice to the Seller’s obligation to bear all Seller Transaction Taxes, the Parties agree that Seller and its Affiliates shall be permitted to structure any payments pursuant to this Section 6.3(b) so as to minimize the amount of Taxes (if any) imposed thereon (or imposed upon the remittance of any refund in respect of Recoverable VAT pursuant to Section 6.1(d)), provided that, subject to the immediately following sentence of this Section 6.1(b), the Seller and its Affiliates shall not advance such funds to the Company Group by way of a loan. If and to the extent Seller Transaction Taxes are comprised of Recoverable VAT, the Seller and its Affiliates shall be permitted to put the relevant member(s) of the Company Group in funds to pay such Recoverable VAT by making an interest free loan on customary terms to the applicable member of the Company Group (a “Recoverable VAT Loan”), provided that the aggregate amount of any Recoverable VAT Loans made by the Seller and its Affiliates to the Company Group (irrespective of whether or not such Recoverable VAT Loans are subsequently repaid) shall in no circumstances exceed $20,000,000. Any Recoverable VAT Loan shall be repayable on recovery of a cash tax refund from the relevant Taxing Authority or the realization of a cash tax saving by the relevant member of the Company Group (or by a group, consolidation or fiscal unity comprised solely of members of the Company Group with respect to which such member of the Company Group is a member for VAT purposes) in respect of the Recoverable VAT in respect of which the Recoverable VAT Loan is made. To the extent the Seller determines (acting reasonably and in good faith) that any Recoverable VAT in respect of which a Recoverable VAT Loan is made is not in fact recoverable by way of a cash tax refund from the relevant Taxing Authority or the realization of a cash tax saving, the Seller shall reasonably promptly waive or eliminate (as determined by the Seller) such relevant portion of the Recoverable VAT Loan and indemnify the Company Group on an after-Tax basis for any Taxes that arise as a result of such waiver or elimination. Any amounts advanced under any Recoverable VAT Loan which have not been repaid in accordance with the foregoing provisions of this Section 6.3(b) shall be waived or eliminated (as determined by the Seller) on or prior to two years after the Closing Date and the Seller shall indemnify the Company Group on an after-Tax basis for any Taxes that arise as a result of such waiver or elimination.
(c)    The Parties shall, and shall cause their respective Affiliates to, (i) cooperate in good faith to file, or cause to be filed, any applicable Returns related to Transfer Taxes or VAT required by applicable Law to be filed by the Seller, the Buyer or any member of the Company Group (or any of their respective Affiliates) and (ii) use commercially reasonable efforts to obtain any available reduced rate of, exemption from or refund of Transfer Taxes or VAT pursuant to applicable Laws. Without prejudice to the Seller’s obligation to bear all Seller Transaction Taxes, the Company shall pay, or cause the applicable member of the Company Group to pay, all Transfer Taxes and VAT attributable to the Reorganization, in a timely manner.
(d)    The Parties agree that the consideration (including the Purchase Price for the Company Transferred Interests Purchase) payable for the Company Transfer and the Company Transferred Interests Purchase shall be considered as exclusive of any applicable VAT. If any VAT is chargeable on such consideration, the relevant Parties shall cooperate, and shall cause their relevant Affiliates to cooperate, in good faith, and each relevant Party shall, and shall cause its relevant Affiliates to, use commercially reasonable efforts to obtain any available reduced rate of, exemption from or refund of VAT pursuant to applicable Laws. Without prejudice to Section 6.3(a) or Section 6.3(b), the Parties further agree that, if no VAT exemption or refund is available, or if it is not commercially viable to pursue an exemption or refund, any VAT that is chargeable on the consideration of a relevant transaction shall be added to the relevant consideration and be payable by the transferee of the relevant transaction upon receipt of an invoice issued by the transferor of the relevant transaction in accordance with applicable VAT Laws.

Section 6.4    Intended Tax Treatment; Purchase Price Allocation.
(a)    The Parties agree that, for U.S. federal (and applicable state and local) Income Tax purposes, in accordance with Revenue Ruling 99-5, Situation 1, the Company Transferred Interests Purchase is intended to be treated as a deemed purchase of a 51% fractional interest in each of the Company’s assets (including any assets held by any member of the Company Group that is disregarded as separate from JV Holdco) by the Buyer or its designee from JV Holdco, immediately followed by a deemed contribution by JV Holdco and the Buyer or its designee of their respective fractional interests in such assets to a newly formed partnership pursuant to Section 721 of the Code (which deemed contribution is not intended to be subject to Section 707(a)(2)(B) of the Code) (the “Intended Tax Treatment”).
(b)    Within one hundred and twenty (120) days after the date of this Agreement, the Seller shall prepare and provide to the Buyer a schedule setting forth a valuation of each applicable jurisdiction, the Intellectual Property that is assigned pursuant to this Agreement (including the Japan Trademarks) and the Intellectual Property that is licensed pursuant to the Know-How and Patent License Agreement and the Trademark License Agreement, in each case, including any additional Intellectual Property agreed by the Parties as required to be assigned or licensed pursuant to any such agreement after the date of this Agreement (the “Closing Date Allocation Schedule”). Unless the Buyer objects to the Closing Date Allocation Schedule in writing within thirty (30) days after receipt thereof, such schedule shall become final. If the Buyer objects to the Closing Date Allocation Schedule in writing within thirty (30) days after receipt thereof, then the Parties shall negotiate in good faith to resolve their disputes. If the Buyer and the Seller cannot resolve all disputes within thirty (30) days after the Buyer objects to the Closing Date Allocation Schedule (or within such longer period as the Parties may mutually agree in writing), they shall submit any remaining disputes to the Independent Accounting Firm and shall instruct the Independent Accounting Firm to, within fifteen (15) days of the submission thereto, determine the final Closing Date Allocation Schedule. The fees, costs and expenses of the Independent Accounting Firm incurred in resolving such dispute shall be paid 50% by the Seller and 50% by the Buyer. The Buyer and the Seller shall reasonably cooperate in accordance with this Section 6.4(b) to update the Closing Date Allocation Schedule for the passage of time as necessary after the date the Closing Date Allocation Schedule becomes final hereunder but prior to the Closing. The valuation of the Intellectual Property that is assigned pursuant to this Agreement (including the Japan Trademarks) and the Intellectual Property that is licensed pursuant to the Know-How and Patent License Agreement and the Trademark License Agreement (in each case, as set forth on the Closing Date Allocation Schedule that is finalized pursuant to this Section 6.4(b)) shall be set forth on Schedule 6.4(b) of the Disclosure Schedules.
(c)    To the extent required under applicable Law (including for purposes of calculating Transfer Taxes or VAT, filing any Return or executing any local transfer agreement), the Seller shall prepare one or more schedules setting forth a valuation of those assets of the Company Group for which a valuation is required under applicable Law (any such schedule, an “Asset Allocation Schedule”), which shall be prepared in a manner consistent with the Closing Date Allocation Schedule. The Seller shall deliver a draft of any Asset Allocation Schedule to the Buyer at least sixty (60) days prior to such date that the applicable asset is transferred to the Company Group. Unless the Buyer objects to an applicable Asset Allocation Schedule in writing within thirty (30) days after receipt thereof, such schedule shall become final. If the Buyer objects to an Asset Allocation Schedule, then any disputes shall be resolved in accordance with the procedures set forth in the preceding Section 6.4(b), applied mutatis mutandis; provided, however, that any disputes shall be resolved in a manner consistent with the Closing Date Allocation Schedule.
(d)    The Company, the Buyer and the Seller (and their respective Affiliates) shall file all applicable Returns in a manner consistent with (i) the Intended Tax Treatment and (ii) the Closing Date Allocation Schedule and any Asset Allocation Schedules, as ultimately agreed to or as determined by the Independent Accounting Firm, and neither the Company, the Buyer nor the Seller (nor any of their respective Affiliates) shall take any position (whether in Tax proceedings, on Returns, or otherwise)

inconsistent therewith except as may be required as the result of an audit by a Taxing Authority or by court decision. To the extent there are any adjustments to the Purchase Price as a result of any indemnification payment pursuant to Article VIII or otherwise, the Company, the Buyer and the Seller shall cooperate in good faith to make any necessary adjustments to the Post-Closing Allocation Schedule and any Asset Allocation Schedule.
Section 6.5    Tax Restrictions. Following the Closing, except as required by applicable Law, the Company and the Buyer shall not (and shall cause their respective Affiliates and the Transferred Subsidiaries not to) take any of the following actions without the written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed): (a) file any amended Return with respect to any member of the Company Group for any Pre-Closing Tax Period or Straddle Period; (b) make or modify any Tax election or modify any method of accounting with respect to any member of the Company Group for any Pre-Closing Tax Period or Straddle Period; (c) voluntarily approach any Governmental Authority regarding Tax matters pertaining to any member of the Company Group for any Pre-Closing Tax Period or Straddle Period; (d) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any member of the Company Group for any Pre-Closing Tax Period or Straddle Period; (e) take any action outside the Ordinary Course of Business on the Closing Date after the Closing (other than pursuant to the transactions expressly contemplated by this Agreement, which shall include, for the avoidance of doubt, any transactions forming part of or contemplated by the Reorganization); or (f) make any election under Section 338 or Section 336 of the Code with respect to any Transferred Subsidiary, in the case of clauses (a) through (f), to the extent such action could reasonably be expected to give rise to any Seller payment obligation under this Agreement or otherwise increase the Tax obligations of the Seller or any of its Affiliates.
Section 6.6    Tax Proceedings. Each Party shall promptly notify the other Party, and the Company shall promptly notify both Parties, in writing upon receipt by either Party or any member of the Company Group or any of their respective Affiliates of notice of any pending or threatened Tax audit, claim, demand or administrative or judicial proceeding with respect to the Transferred Assets, the Business or any member of the Company Group (each such action, a “Tax Claim”) in respect of (a) any Pre-Closing Tax Period or Straddle Period or (b) the Company Transferred Interests Purchase. Such notice shall include a copy of the relevant portion of any correspondence received from the applicable Taxing Authority and shall describe in reasonable detail the nature of the Tax Claim to the extent known by the applicable Party or the Company. The Seller shall have the exclusive right to control, at its own cost and expense, any Tax Claim to the extent that such Tax Claim relates in greater part (as determined mutually by the Buyer and the Seller) to Taxes for which the Seller is responsible (including pursuant to Section 8.2), and the Company shall have the exclusive right to control any other Tax Claim; provided that the controlling party (i) shall keep the non-controlling party reasonably informed as to the progress of any such Tax Claim, (ii) shall permit the non-controlling party to participate, at the non-controlling party’s sole cost and expense, in such Tax Claim and (iii) shall not settle such Tax Claim without the non-controlling party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Upon the Seller’s request, the Company or the Buyer, as applicable, shall execute, and shall cause its Affiliates to execute, any powers of attorney or similar documents that may be required to effectuate the intent of this Section 6.6.
Section 6.7    Tax Status. The Parties acknowledge and agree that the Non-U.S. IP shall be held solely for “foreign use” as defined in Section 250(b)(5)(A) of the Code and Treasury Regulations Section 1.250(b)-4(d). Any Person receiving, purchasing or otherwise acquiring any Non-U.S. IP shall not be either (a) a “United States person” (within the meaning of Section 7701(a)(30) of the Code) or (b) a disregarded entity whose regarded owner is a “United States person” (within the meaning of Section 7701(a)(30) of the Code). If necessary at any time to effect the requirements of this Section 6.7, the Parties shall cooperate to cause any Non-U.S. IP to be assigned to another member of the Company Group.

Section 6.8    Treatment of Certain Payments. Following the Closing, any payment made between the Buyer and its Affiliates, the Seller and its Affiliates and the members of the Company Group pursuant to Section 2.10(g), Section 6.1(b), Section 6.1(d), Section 6.3(b) or Article VIII shall be treated by the Parties, to the extent permitted by Law, for U.S. federal Income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transactions contemplated by this Agreement; provided that, to the extent any indemnification payment under Article VIII is not so treated, (a) such indemnification payment shall be increased if and only to the extent as necessary so that the Indemnified Party receives an amount, net of any amount of Tax imposed on the Indemnified Party with respect to such indemnification payment or other payment, equal to the amount that such party would have received if no Tax had been imposed with respect to such indemnification payment and (b) such indemnification payment shall be reduced by any Tax benefit attributable to the indemnified Loss actually realized by the Indemnified Party as a cash Tax saving in the taxable year in which the indemnified Loss is incurred or the succeeding three (3) taxable years (an “Indemnification Tax Benefit”). The Parties agree to use their respective commercially reasonable efforts to structure any indemnification payments under Article VIII so as to minimize the amount of Taxes imposed thereon.
Section 6.9    Tax Group Arrangements. The Seller shall procure that if a member of the Company Group is a member of a tax consolidation, fiscal unity or other group arrangement for Tax purposes with the Seller or any Affiliate of the Seller (a “Group Tax Arrangement”) it shall cease to be a member of such Group Tax Arrangement with effect, so far as practicable, from a time on or prior to the Closing. The Seller shall provide the Buyer with such evidence as the Buyer shall reasonably request to confirm compliance with the foregoing.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either the Seller (on behalf of itself and the Company) or the Buyer, each in its sole discretion (provided that such waiver shall only be effective as to the conditions of such waiving Party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, instigated, enforced or entered any Law or pending litigation (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    Any applicable waiting period (and any extension thereof), notice or review periods under the Foreign Antitrust Laws and the Foreign Investment Laws listed in Schedule 7.1(b) of the Disclosure Schedules and the EU Foreign Subsidies Regulation shall have expired or shall have been terminated, and all required permits, approvals, clearances or approvals under the Foreign Antitrust Laws and the Foreign Investment Laws listed in Schedule 7.1(b) of the Disclosure Schedules and the EU Foreign Subsidies Regulation shall have been made and obtained.
(c)    The UK Pension Release shall have been completed.
(d)    The Key Reorganization Steps shall have been completed in accordance with the Schedule 7.1(d) of the Disclosure Schedules.
(e)    The put option or the call option under the Put and Call Option Agreement shall have been exercised.

Section 7.2    Conditions to Obligations of the Seller. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller (on behalf of itself or the Company) in its sole discretion:
(a)    (i) The Buyer Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date as though then made as of and on the Closing Date (other than those Buyer Fundamental Representations that by their terms address matters only as of an earlier specified date, which shall be true and correct in all but de minimis respects only as of such specified date) and (ii) the representations and warranties of the Buyer contained in Article IV, other than the Buyer Fundamental Representations, shall be true and correct (disregarding any “materiality” or “Buyer Material Adverse Effect” qualifications set forth therein) as of the Closing Date as though then made as of and on the Closing Date (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    The Seller shall have received from the Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    (i) The Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date as though then made as of and on the Closing Date (other than those Seller Fundamental Representations that by their terms address matters only as of an earlier specified date, which shall be true and correct in all but de minimis respects only as of such specified date), (ii) the representation and warranty in Section 3.7(a) shall be true and correct in all respects as of the Closing Date as though then made as of and on the Closing Date and (iii) the representations and warranties of the Seller contained in Article III, other than the Seller Fundamental Representations and the representation and warranty in Section 3.7(a), shall be true and correct (disregarding any “materiality” or “Material Adverse Effect” qualifications set forth therein) as of the Closing Date as though then made as of and on the Closing Date (other than those representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each of the Seller and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    The Buyer shall have received from the Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use its efforts to cause the Closing to occur as required by Section 5.5.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival of Representations, Warranties and Covenants.
(a)    The representations and warranties of the Seller and the Buyer contained in Article III and Article IV, respectively, and any certificate delivered hereto or thereto shall terminate at, and not survive, the Closing.
(b)    The covenants and agreements of the Seller and the Buyer contained in this Agreement shall terminate at, and not survive, the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive until fully performed in accordance with their terms.
(c)    The survival periods set forth in Section 8.1(a) and Section 8.1(b) are in lieu of, and the Parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. Other than in the case of Fraud, no claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in Section 8.1(a) and Section 8.1(b); provided that, if a proper notice of a claim with respect to covenants and agreements as provided in Section 8.1(b), is delivered by the Indemnified Party prior to the end of the applicable survival period set forth in Section 8.1(b), then the claim(s) specified therein shall survive until final resolution thereof.
Section 8.2    Indemnification by the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Buyer, its Affiliates (including members of the Company Group), and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (a) any breach of any covenant or agreement of the Seller or any of its Affiliates contained in this Agreement requiring performance by the Seller or any of its Affiliates after the Closing and (b) any Excluded Liability (including, for the avoidance of doubt, any Excluded Taxes). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in no event shall any Buyer Indemnified Party recover for the same Losses relating to both clause (a) and clause (b) of the foregoing sentence.
Section 8.3    Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from any breach of any covenant or agreement of the Buyer contained in this Agreement requiring performance by the Buyer after the Closing.
Section 8.4    Indemnification by the Company. From and after the Closing, the Company shall indemnify and hold harmless the Seller Indemnified Parties from and against the Buyer’s Share of any Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting directly from (a) any breach of any covenant or agreement of the Company contained in this Agreement requiring performance by the Company after the Closing or (b) any Assumed Liability. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in no event shall any Seller Indemnified Party recover for the same Losses relating to both clause (a) and clause (b).

Section 8.5    Procedures.
(a)    In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly (and in any event within twenty (20) Business Days) after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the estimated amount or method of computation of the amount of such claim to the extent known or ascertainable and (iii) the basis with respect to which such Indemnified Party claims to be entitled to indemnification hereunder, including the nature of the breach of representation, warranty, covenant or agreement (a “Claim Notice” and all of the foregoing information, the “Claim Information”), and shall thereafter provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice on a timely basis, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is actually prejudiced by such failure.
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of a Claim Notice, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (i) for equitable or injunctive relief, (ii) if the Indemnifying Party does not so notify the Indemnified Party of such election within the time period specified above or (iii) any claim that would impose criminal liability or criminal fines on the Indemnified Party, or that involves a distributor, customer, supplier or material business relation of the Indemnified Party, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party, any such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof in which case the Indemnifying Party shall not be required to pay for more than one outside counsel (plus local counsel, if required), but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the Indemnified Party has engaged such separate counsel due to a material and actual conflict of interest with the Indemnifying Party (including as a result of existing specific defenses available to the Indemnified Party that are different from to those available to the Indemnifying Party and that would be materially adverse to the Indemnifying Party), in which case the Indemnified Party shall be entitled to recover the reasonable and documented out of pocket fees and expenses of such separate counsel from the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not be required to agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend unless: (A) such settlement, compromise or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim (and the Indemnified Party is fully indemnified for 100% of its Losses, and such Losses do not exceed any cap on the Indemnified Party’s Losses hereunder); (B) such settlement, compromise or discharge includes a full and unconditional release of the Indemnified Party in connection with such Third Party Claim; (C) such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party; and (D) such settlement, compromise or discharge does not involve any restrictions on, or otherwise materially and adversely affect, the Indemnified Party or its Affiliates. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(c)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim (a “Direct Claim”) being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall promptly deliver notice of such Direct Claim containing the Claim Information promptly to the Indemnifying Party (and in any event within sixty (60) days after the Indemnified Party first learns of the facts on which such Direct Claim is based), and shall thereafter provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice on a timely basis, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, and provide reasonable access to, and copies of, information, records and documents relating to such matters and shall make employees reasonably available to answer questions in connection with the investigation, defense and resolution of such Direct Claim. The Indemnified Party and Indemnifying Party shall attempt in good faith to resolve any Direct Claim for no less than forty-five (45) days after delivery of a written notice of Direct Claim, and, prior thereto, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 8.5(c).
Section 8.6    Limits on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific reserve for the amount of such Loss was accurately reflected on the Financial Statements; provided that this clause (i) shall not apply to any Loss relating to Taxes that are Excluded Liabilities;
(ii)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the amount of such Loss was included in the calculation of the Purchase Price or the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.10; and
(iii)    in no event shall any Indemnified Party be entitled to seek or receive indemnification for the same Loss more than once under this Article VIII even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one covenant or agreement contained in this Agreement.
(b)    The amount of any and all Losses under this Article VIII shall be determined net of (i) any insurance, indemnity or reimbursement proceeds that have actually been recovered by the Indemnified Party for the same Losses (less any costs and expenses incurred by the Indemnified Party in connection with recovery of such insurance proceeds and any related increases in insurance premiums) (each, an “Alternative Recovery”) and (ii) any Indemnification Tax Benefits. Each of the Buyer, the Seller and the Company hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. In the event that the Indemnified Party receives payment of any amount pursuant to an Alternative Recovery for, or realizes any Indemnification Tax Benefit in respect of, Losses for which it has already been paid by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount (less any costs and expenses incurred by the Indemnified Party in connection with recovery of such insurance proceeds and any related increases in insurance premiums) to the Indemnifying Party.
(c)    The Parties acknowledge and agree that certain Losses may arise out of or result from Liabilities, a portion of which are Assumed Liabilities and a portion of which are Excluded Liabilities,

and certain Losses may arise out of or result from Excluded Liabilities that are, in the Buyer’s reasonable discretion, recoverable under the R&W Insurance Policy (such Losses, “Comingled Losses”). To the extent a Comingled Loss would reasonably be expected to be recoverable under the R&W Insurance Policy, then the Buyer Indemnified Parties (as applicable) shall first seek to recover under the R&W Insurance Policy that portion of such Comingled Loss that would reasonably be expected to be recoverable under the R&W Insurance Policy. Notwithstanding the foregoing, the preceding sentence shall not limit the Seller’s obligation to indemnify the Buyer Indemnified Parties for Losses arising out of or resulting from Excluded Liabilities, including that portion of any Comingled Loss arising out of or resulting from an Excluded Liability. Notwithstanding anything to the contrary in this Agreement, in respect of any claim relating to Excluded Taxes for which recovery is permitted under Section 8.2, the Buyer Indemnified Parties shall seek to recover Losses directly from an Indemnifying Party and shall have no obligation to notify the R&W Insurer or seek recovery under the R&W Insurance Policy with respect thereto.
(d)    Notwithstanding anything herein to the contrary, in no event shall any Party be liable for any amount in excess of the Purchase Price received by the Seller pursuant to this Agreement.
(e)    For purposes of this Article VIII, any and all Losses of an Indemnified Party shall expressly include the amount required to gross up such Indemnified Party to take into account the portion of any related indemnification payment indirectly borne by the Buyer and the Seller (in accordance with the Buyer’s and the Seller’s relative ownership in the Company) as applicable.
(f)    Each Indemnified Party entitled to indemnification hereunder shall take commercially reasonable steps, to the extent required under the Laws of the State of Delaware, to mitigate Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
Section 8.7    Tax Matters. In the event of any inconsistency between this Article VIII and Article VI, Article VI shall govern. Without limiting the generality of the foregoing, Section 8.5(a) and Section 8.5(b) (with respect to Third Party Claims) shall not govern the procedures applicable to any Tax Claim.
Section 8.8    Exclusive Remedy.
(a)    Except for any matters relating to Fraud, after the Closing, Section 2.10, Section 5.9, Section 5.13(d), Section 6.1(b), Section 6.3(b), this Article VIII, Section 10.6(b) and Section 10.13 will provide the exclusive remedy against any Party hereto, such Party’s Affiliates, and its and their respective officers, directors, employees and agents for any claim pursuant to this Agreement, including with respect to any matters arising under or relating to any Environmental Law.
(b)    Notwithstanding anything in this Agreement to the contrary, the Buyer (on behalf of itself and the Buyer Indemnified Parties) acknowledges and agrees that, except as otherwise provided in this Article VIII, following the Closing, in respect of any breaches of any representation or warranty set forth in this Agreement (or any certificate delivered hereunder), it is relying exclusively on, and its sole recourse for any actual or alleged breach of any representation or warranty set forth in this Agreement (or any certificate delivered hereunder) shall be, the R&W Insurance Policy (except in the case of Fraud), and the Buyer and its Affiliates shall have no, and shall not seek any, recourse against any of the Seller or any of its Affiliates for any such actual or alleged breaches of such representations and warranties (except in the case of Fraud).
(c)    The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer and the Buyer Indemnified Parties remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.

Section 8.9    No Right of Setoff. Each Party, for itself and its Subsidiaries, Affiliates, successors and assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that any other Party or any of its Subsidiaries, Affiliates, successors and assigns has or may have with respect to the payments under the Company Transfer Agreements, the Ancillary Agreements or any other payments to be made pursuant to this Agreement or any other document or instrument delivered in connection herewith.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller (on behalf of itself and the Company);
(b)    (i) by the Seller (on behalf of itself and the Company), if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations and warranties in Article IV or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured by the earlier of two (2) Business Days prior to the Termination Date or the date that is thirty (30) calendar days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller in writing (on behalf of itself and the Company) (provided that the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller (on behalf of itself and the Company)) or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations and warranties in Article III or covenants contained in this Agreement and such breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.3, (2) cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured by the earlier of two (2) Business Days prior to the Termination Date or the date that is thirty (30) calendar days following delivery of written notice of such breach or failure to perform and (3) has not been waived by the Buyer in writing;
(c)    by either the Seller (on behalf of itself and the Company) or the Buyer if the Closing shall not have occurred on or prior to September 2, 2026 (the “Initial Termination Date”, as it may be extended pursuant to this Section 9.1(c), the “Termination Date”); provided, however, that if as of 11:59 p.m. Dallas, Texas time on the Initial Termination Date, any of the conditions set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied (with respect to Section 7.1(a), as a result of a Law or Action that relates to any Foreign Antitrust Law or Foreign Investment Law or the EU Foreign Subsidies Regulation), then either the Buyer or the Seller may, in its respective sole discretion, elect by delivery of written notice to the other Parties to extend the Initial Termination Date to 11:59 p.m. Dallas, Texas on December 2, 2026; provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party if such Party’s breach of any provision of this Agreement is the primary cause of the failure of the Closing to occur on or prior to the Termination Date; or
(d)    by either the Seller (on behalf of itself and the Company) or the Buyer in the event that any Governmental Authority shall have issued any injunction, decree or order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, decree or order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party if such Party’s breach of any provision of this Agreement is the primary cause of such injunction, decree or order or other action being imposed.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other Party.
Section 9.2    Effect of Termination. In the event of valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (a) for the provisions of Section 5.4, Section 5.6, this Section 9.2, Section 9.3 and Article X, each of which shall survive such valid termination, and (b) except as provided in Section 9.3, nothing herein shall relieve any Party from any liabilities or damages arising out of Fraud or a Willful Breach occurring prior to a valid termination, in which case the non-breaching Party shall be entitled to seek all rights and remedies available in equity or at law (including specific performance), consequential, indirect, special or punitive damages, damages for the benefit of the bargain lost by Seller and diminution in value of the Business and, without limitation, the reimbursement of the Seller and the Selling Affiliates’ reasonable and documented out-of-pocket costs and expenses.
Section 9.3    Buyer Termination Payment.
(a)    In the event that this Agreement is validly terminated either pursuant to Section 9.1(c) or Section 9.1(d) (solely to the extent the applicable injunction, decree, order or other action arises under Foreign Antitrust Laws, Foreign Investment Laws or the EU Foreign Subsidies Regulation), and, as of the time of such termination, (i) the conditions set forth in at least one of Section 7.1(a) or Section 7.1(b) shall not have been satisfied or waived (provided that, with respect to Section 7.1(a), solely to the extent the applicable Law or pending litigation arises under Foreign Antitrust Laws, Foreign Investment Laws or the EU Foreign Subsidies Regulation); (ii) a material breach by the Seller or the Company of this Agreement has not been the primary cause of such failure of the conditions in Section 7.1(a) (solely to the extent the applicable Law or pending litigation arises under Foreign Antitrust Laws, Foreign Investment Laws or the EU Foreign Subsidies Regulation) or Section 7.1(b) to be satisfied; and (iii) all other conditions to the obligations of the Buyer and the Seller to consummate the Closing set forth in Article VII shall have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur), then the Buyer shall pay to the Seller $120,000,000 (the “Buyer Termination Payment”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller, within three (3) Business Days after such termination.
(b)    In no event shall the Buyer (or any Affiliate of Buyer) be required to pay the Buyer Termination Payment on more than one (1) occasion. The agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages (and not a penalty) in a reasonable amount that will compensate the Seller and the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision, and without these agreements, the Parties would not enter into this Agreement. The right to receive the Buyer Termination Payment shall not limit or otherwise affect the Seller’s or the Company’s right to specific performance as provided in Section 10.13 or any remedies under the Confidentiality Agreement; provided that under no circumstances shall the Seller or the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Buyer Termination Payment or other monetary damages being paid. Notwithstanding anything in this Agreement to the contrary, except in the case of Fraud and Willful Breach, in the event the Agreement is terminated under circumstances in which the Buyer Termination Payment is actually paid, the payment by the Buyer of the Buyer Termination Payment pursuant to Section 9.3(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller, the Company and each of its and their former, current or future Affiliates and Representatives for any and all Losses of any kind suffered or incurred by any of the Seller, the Company or any of their former, current or future Affiliates or Representatives, in connection with this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination). Without limiting the generality of the foregoing, upon the payment by the Buyer of the Buyer Termination Payment, except in the case of Fraud and Willful Breach, the Seller and the Company and its and their former, current or future Affiliates and Representatives hereby irrevocably release and waive, and in no event shall any such Person be entitled to seek or obtain, any other recourse, remedy, right, recovery, judgement or damages of any kind through any legal action sounding in contract, contribution, tort, strict liability or any other legal theory with respect to this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination). If the Buyer fails to promptly pay the Buyer Termination Payment pursuant to this Section 9.3, when due, and in order to obtain such payment, the Seller or the Company, as applicable, commences an Action that results in a judgment against the Buyer for the amount set forth in this Section 9.3, then the Buyer shall pay to the Seller or the Company, as applicable, interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
ARTICLE X
GENERAL PROVISIONS
Section 10.1     Buyer’s Investigation and Reliance The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Company Group, the Company Transferred Interests, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with adequate access to the Representatives, properties, offices, plants and other facilities, books and records of the Seller and the Company, each exclusively relating to the Business and other information that they have requested in connection with their investigation of the Company Group, the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby. The Buyer acknowledges and agrees that none of the Seller, any of its Affiliates or any of its Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company Group, the Company Transferred Interests, the Business, the Transferred Assets or the Assumed Liabilities contained herein or made available in connection with the Buyer’s investigation of the foregoing, and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, except as expressly set forth in Article III, the Company Transfer Agreements or any Ancillary Agreements. The Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that it has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III, the Company Transfer Agreements or any Ancillary Agreements. Except as expressly set forth in Article III, the Company Transfer Agreements or any Ancillary Agreements, the Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that none of the Seller, any of its Affiliates or any of its Representatives shall have or be subject to any liability to the Buyer or any of its Related Parties or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. The Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that none of the Seller, any of its Affiliates or any of its Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company Group, the Company Transferred Interests, the Business or the Transferred Assets, including in any confidential information memoranda, “data rooms”, management presentations or due diligence discussions, except as expressly set forth in Article III, the Company Transfer Agreements or any Ancillary Agreements. The Buyer (on behalf of itself and its Affiliates) acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that none of the Seller, any of its Affiliates and any of its Representatives is making, and the Buyer hereby waives, any representation or warranty, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Company Group, the Company Transferred Interests, the Business, the Transferred Assets or any part thereof, except as expressly set forth in Article III, the Company Transfer Agreements or any Ancillary Agreements. The Company and the Buyer (through its purchase of the Company Transferred Interests) (on behalf of itself and its Affiliates) acknowledge and agree that, should the Closing occur, the Company shall acquire the Business, the Transferred Assets and the Transferred Subsidiaries and the Buyer, through itself or a Buyer Designee shall acquire the Company Transferred Interests, each on an “as is” and “where is” basis, except as otherwise expressly set forth in Article III, any Company Transfer Agreement or any Ancillary Agreement. Each Party (on behalf of itself and its Affiliates) acknowledges that the representations and warranties expressly set forth in Article III are the result of arm’s length negotiations between sophisticated parties and such representations and warranties are made. The provisions of this Section 10.1 shall not, and shall not be deemed or construed to, prevent, impede, waive or release any claims for Fraud.
Section 10.2    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement, the Company Transfer Agreements and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated. In the event of valid termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from Fraud or a Willful Breach of this Agreement by the other. For the avoidance of doubt, the cost of the R&W Insurance Policy shall be the sole cost and expense of the Buyer, and the Seller shall not have any liability with respect thereto.
Section 10.3     Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.
Section 10.4     Waiver; Extension. At any time prior to the Closing, on one hand the Seller (on behalf of itself and the Company), and the Buyer on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party contained herein, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered by such Party pursuant hereto or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. At any time following the Closing, on one hand the Buyer (on behalf of itself and the Company), and the Seller on the other hand, may (x) extend the time for performance of any of the obligations or other acts of the other Party contained herein or (y) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extensions or waivers shall be valid only if set forth in a written agreement executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of either the Seller (on behalf of itself and the Company, prior to the Closing) or the Buyer (on behalf of itself and the Company, following the Closing) in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Section 10.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) (a) if delivered personally or by email (provided no “out-of-office,” “bounceback” or “notice of non-delivery” is received) or (b) if delivered utilizing a next-day service by an internationally recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Seller or the Company (prior to the Closing), to:
c/o Kimberly-Clark Corporation 351 Phelps Drive
Irving, TX 75038 Attention: Courtney Roane
Email: [*****]
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Edward J. Lee, P.C.; Steven M. Choi
Email: [*****]
Kirkland & Ellis LLP
401 Congress Avenue Austin, TX 78701
Attention: Kim Hicks, P.C.; Emily Lichtenheld
Email: [*****]
If to the Buyer or the Company (after the Closing), to:
Suzano International Holding B.V.
Spaces Zuidas I, Office 4.10,
Barbara Strozzilaan 201 1083 HN Amsterdam, the Netherlands
Attention: Walner Alves Cunha Junior; Justo Gomez Palmes
E-mail: [*****]
with a copy (which shall not constitute notice) to:
Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: Paul K. Humphreys; Enrique Dancausa
Email: [*****]
Section 10.6    Interpretation.
(a)    When a reference is made in this Agreement to a Section, Article, Exhibit, Disclosure Schedule or Schedule, such reference shall be to a Section, Article, Exhibit, Disclosure Schedule or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Accounting terms used in this Agreement that are not defined in this Agreement but are defined in the Applicable Accounting Principles shall have the meanings ascribed to them in the Applicable Accounting Principles. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Unless otherwise indicated, references herein: (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent such amendment, supplement or modification has been made available to the Buyer prior to the date hereof and is permitted by the provisions thereof; (y) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (z) to the Company Group shall refer to each member of the Company Group. The word “including” and words of similar import when used in this Agreement will mean

“including, without limitation”, unless otherwise specified. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Where used with respect to information, the phrases “provided,” “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to the Buyer, material that has been made available and accessible continuously in unredacted form to the extent it relates to the Business (or to the extent in redacted form, redacted solely to the extent it relates to the Excluded Business) to the Buyer and its Representatives in the virtual data room hosted by Intralinks named “Project Pegasus-Live” (the “Data Room”) by no later than two (2) days prior to the execution hereof (or the Closing Date, in the case of information required to be delivered or made available prior to the Closing Date (other than any such information that is specified to be required to be delivered or made available more than two (2) days prior to the Closing)). References to days mean calendar days unless otherwise specified. All time periods will be counted excluding the date when such period begins and including the last date when such period ends. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(b)    To the extent the provisions of any agreement, transfer document or other instrument necessary to give effect to the transfer of title of any Transferred Assets, Excluded Assets, or to effectuate the assumption of the Assumed Liabilities or Excluded Liabilities are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement: (i) the provisions of this Agreement shall prevail and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller, the Company and the Buyer shall cause the provisions of such agreement, transfer document or other instrument to be adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent the foregoing is not permissible, the Seller shall indemnify Company and the Buyer against all Losses suffered by the Company or the Buyer, as the case may be.
Section 10.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Company Transfer Agreements, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. None of this Agreement, any Company Transfer Agreement or any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.
Section 10.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article VIII and Section 10.23, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 10.9    Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.
Section 10.10    Submission to Jurisdiction. Each of the Parties irrevocably agrees that any dispute, controversy or claim arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (a “Dispute”) brought by any Party or its successors or permitted assigns against the other Party shall be brought and determined as provided in this Section 10.10.
(a)    Prior to the Closing Date, any Dispute, shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees that prior to the Closing Date, it shall not commence any Action, suit or proceeding relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or order rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any such Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and brought prior to the Closing Date (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b)    Any Dispute not brought in the Court of Chancery in the State of Delaware or another court as provided above in Section 10.10(a) prior to the Closing Date shall be resolved by three (3) arbitrators in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) in effect at the time of the commencement of arbitration. The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two (2) arbitrators nominated by the Parties shall nominate a third arbitrator within thirty (30) days after the nomination of the later-nominated arbitrator. The third arbitrator shall act as president of the tribunal. If any of the three (3) arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s) in accordance with the ICC Rules. The seat of the arbitration shall be New York, NY, and the language of the arbitration shall be English. The award shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction. Notwithstanding anything in the ICC Rules to the contrary, all fees and expenses (including attorney fees and disbursement) incurred in connection with or during the arbitral proceedings shall be borne by the Party unsuccessful in the arbitration, and the arbitral tribunal shall so order in its award. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the tribunal, the ICC, the Parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a Party may disclose the existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings.
Section 10.11    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability or relevance of such information and disclosure is reasonably apparent on its face, except that, for purposes of any information or disclosure required pursuant to Section 3.7(a), such information or disclosure must be specifically disclosed on Schedule 3.7(a) of the Disclosure Schedules. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement, except that, for purposes of any information or disclosure required pursuant to Section 3.7(a), such information or disclosure must be specifically disclosed on Schedule 3.7(a) of the Disclosure Schedules. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Inclusion of a matter in any Disclosure Schedule shall expressly not be deemed to constitute an admission by the Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.
Section 10.12    Assignment; Successors.
Except as otherwise expressly permitted herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price to one or more Affiliates of the Seller without the consent of the Buyer; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
Section 10.13    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for such nonperformance or breach. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any Action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post bond or any other security as a prerequisite to obtaining equitable relief.
Section 10.14    Currency; Exchange Rate. All references to “dollars” or “$” or “US$” in this Agreement, any Company Transfer Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement, any Company Transfer Agreement and any Ancillary Agreement, except as otherwise expressly set forth therein. In the event that there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement any Company Transfer Agreement or any Ancillary Agreement, except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law) or as agreed by the Parties, the applicable rates of exchange shall be that published on the Bloomberg FX Fixings-Portal at the close of business on the Business Day prior to the applicable date (or, if no such exchange rate is published on the Bloomberg FX Fixings-Portal on such date, the first date thereafter on which such exchange rate is published on the Bloomberg Fixings-Portal).
Section 10.15    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.16    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, COMPANY TRANSFER AGREEMENTS, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.16. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.17    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 10.18    Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g., DocuSign or Adobe Sign) and delivered by email or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.
Section 10.19    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.20    No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.
Section 10.21    Prevailing Party. If there shall occur any Action between the Parties to this Agreement or the transactions contemplated hereby, the non-prevailing Party shall pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses) of the prevailing Party.
Section 10.22    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any Representative or investor of the Seller or the Buyer.
Section 10.23    Non-Recourse
(a)    All Actions (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this

Agreement, the Company Transfer Agreements or the Ancillary Agreements, (ii) the negotiation, execution or performance of this Agreement, any Company Transfer Agreement or any Ancillary Agreement (including any representation or warranty made in connection with, or as inducement to enter into, this Agreement), (iii) any breach or violation of this Agreement, the Company Transfer Agreements or the Ancillary Agreements and (iv) any failure of the transactions contemplated by this Agreement, the Company Transfer Agreements or the Ancillary Agreements to be consummated, in each case, may be brought only against (and are those solely of) the Persons that are expressly named as Parties, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein. Notwithstanding the foregoing sentence, any claim brought in connection with the agreements evidencing the Reorganization shall be between the Parties regardless of the named party to any such agreements. No Person who is not a named Party to this Agreement, any Company Transfer Agreement or any Ancillary Agreement, including any Related Parties of any such party to this Agreement, any Company Transfer Agreement or any Ancillary Agreement (each, a “Non-Party Affiliate”), shall have any liability (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). To the maximum extent permitted by applicable Law, each Party waives and releases all such Actions against any such Non-Party Affiliate. For avoidance of doubt, the Parties acknowledge and agree that the Non-Party Affiliates referred to herein are intended third party beneficiaries of this Section 10.23(a).
(b)    Each Party knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 10.23 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.23, each Party would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
KIMBERLY-CLARK CORPORATION
By:    /s/ Jeffrey P. Melucci
Name: Jeffrey P. Melucci
Title: Chief Strategy, Business Development and
Administrative Officer
KIMBERLY-CLARK IFP NEWCO B.V.
By: Kimberly-Clark IFP Holdings B.V., its Director
By: Kimberly-Clark Latin America, Inc., its Director
By:    /s/ Courtney J. Roane
Name: Courtney J. Roane
Title: Vice President and Secretary
[Signature Page to Equity and Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SUZANO INTERNATIONAL HOLDING B.V.
By:    /s/ Justo Gomez Palmes
Name: Justo Gomez Palmes
Title: Managing Director

[Signature Page to Equity and Asset Purchase Agreement]

Exhibit B

Form of Governance Agreement

EXHIBIT B

JOINT VENTURE AGREEMENT

in relation to

[NEWCO] B.V.

among

[NEWCO] B.V.,

SUZANO INTERNATIONAL HOLDING B.V.,

SUZANO S.A., solely for purposes of Section 2.12, Section 9.4, Section 12.3 and Section 13.20,

[KIMBERLY-CLARK DUTCH HOLDCO],

and

KIMBERLY-CLARK CORPORATION, solely for purposes of Section 2.12, Section 9.4 and Section 12.3

Dated as of [●]

ii

iii

iv

EXHIBITS
Exhibit A	Form of Joinder Agreement

SCHEDULES
Schedule I	Capitalization Table
Schedule II	Initial Directors and Officers
Schedule III	Veto Matters
Schedule IV	Board Approval Matters
Schedule V	Minimum Qualification Requirements
Schedule VI	Restricted Transferees
Schedule VII	Call Option Purchase Price
Schedule VIII	Proxy
Schedule IX	Long-Term Incentive Plan
Schedule X	Treasury Principles
Schedule XI	Pre-Closing Reorganization
Schedule 2.12(c)	Strategic Alliances
Schedule 3.1(a)	2025 and 2026 Annual Budget
Schedule 12.3(b)	Certain Transferred Employees
Schedule 12.3(e)	Restricted Products

ANNEX
Annex I	Tax Matter Annex

v

JOINT VENTURE AGREEMENT
OF
[NEWCO] B.V.
This JOINT VENTURE AGREEMENT of [NewCo] B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (registered under [●]) having its corporate seat in [Amsterdam, the Netherlands] and its office address at [●] (the “Company”), is made and effective as of [●], 202[●], by and among (a) the Company, (b) Suzano International Holding B.V., a private company with limited liability organized and existing under the Laws of the Netherlands (“Suzano”), (c) [K-C Dutch Holdco 1] (“K-C Holdco 1”), a [●], (d) [K-C Holdco 2], a [●] (“K-C Holdco 2”), (e) [K-C Holdco 3] (“K-C Holdco 3”), a [●] (K-C Holdco 1, K-C Holdco 2 and K-C Holdco 3, collectively, “K-C”), (f) solely for purposes of Section 2.12, Section 9.4 and Section 12.3, Kimberly-Clark Corporation, a Delaware corporation (“K-C Parent”), and (g) solely for purposes of Section 2.12, Section 9.4, Section 12.3 and Section 13.20, Suzano S.A. (“Suzano Parent”). Each of Suzano and K-C shall be referred to as a “Shareholder” (as defined herein).
RECITALS
WHEREAS, the Company was formed under the Laws of the Netherlands by means of the execution of a notarial deed of incorporation, dated May 1, 2025;
WHEREAS, certain indirect wholly-owned Subsidiaries of K-C Parent collectively hold [●] Preferred Shares of the Company representing 100% of all the issued and outstanding Preferred Shares of the Company;
WHEREAS, pursuant to that certain Equity and Asset Purchase Agreement, dated as of June [●], 2025, by and among K-C Parent, Suzano and the Company (the “EAPA”), Suzano acquired from K-C Parent (or its indirect Subsidiaries) 100% of all the issued and outstanding Common Shares of the Company; and
WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain agreements and arrangements with respect to the management, control, operation, shareholding and certain other matters relating to the Company.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1    Certain Defined Terms. Each of the following terms shall have the meaning provided in this Section:
“2025 and 2026 Annual Budget” has the meaning set forth in Section 3.1(a).
“ABU Geographic Regions” means Europe, the United Kingdom, Ireland, Africa, South America, Central America, Puerto Rico, Middle East, Asia (including Southeast Asia) and Oceania. For the avoidance of doubt, none of the following countries shall be considered an ABU Geographic Region: (a) Korea; (b) Mexico; (c) Saudi Arabia; (d) Bahrain, (e) Qatar; (f) Kuwait; (g) Oman; (h) the United Arab Emirates; (i) Brazil; (j) Bolivia; (k) Russia; and (l) Kazakhstan.
“Adjusted EBITDA” has the meaning set forth in Schedule VII.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that, for purposes of this Agreement, K-C shall be deemed not to be an Affiliate of the Company or any of its Subsidiaries and vice versa.
“Agreement” means this Joint Venture Agreement in relation to the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
“Annual Budget” has the meaning set forth in Section 3.2(a).
“Annual Budget and Business Plan” has the meaning set forth in Section 3.2(a).
“Approved Funding Requirements” means the amount of Capital Contributions set forth in an approved Annual Budget or Business Plan as being required of the Shareholders to fund the Company Group.
“Articles of Association” means the article of association (statuten) of the Company as applicable from time to time.
“As-Converted Basis” means, with respect to any outstanding Preferred Shares as of any date, the number of Common Shares that would be issuable upon the conversion of all such Preferred Shares on such date (at the conversion rate specified in Section 2.9(b)(ii)) in accordance with Section 2.9(b)(ii).
“Auditor” has the meaning set forth in Section 8.1(a).
“Available Cash” means, as of any time, all Cash of the Company and its Subsidiaries, less the aggregate amount (or estimated aggregate amounts) of Cash reasonably necessary, appropriate or advisable to (a) provide for any legal or statutory reserves and any other required allocation under applicable Law and (b) establish and maintain sufficient voluntary reserves or other allocation to provide for the forecasted Selling, General and Administrative (SG&A) expenses, distribution costs, advertisement and promotion expenses (A&CP) and Cost of Good Sold (COGS) costs requirements of the Company Group for the subsequent 45 days, in each case, as reasonably determined by the CEO in accordance with IFRS (with such calculation subject to reasonable oversight by the Board).
“Bankruptcy Event”, with respect to the Company or any of its Subsidiaries, means a declaration of bankruptcy (faillietverklaring), an application for a suspension of payments (surséance van betaling), becoming subject to a pre-insolvency private plan procedure (onderhands akkoordprocedure) (or each of their equivalents outside the Netherlands) or any other similar relief under any bankruptcy, insolvency or similar applicable Law.
“Baseline EBITDA” has the meaning set forth in Schedule VII.
“Board” has the meaning set forth in Section 5.1.
“Business” means (a) a global business of manufacturing or having made, marketing, developing, distributing or selling consumer and professional tissue products, including bath tissue, towels, table napkins, hard rolls, facial tissue, wipe products and those products set forth in Schedule 1.1(i) of the EAPA, (b) all such other businesses and services that the Company and its Subsidiaries engage in as of the date hereof and (c) as such business referenced in clauses (a) and (b) may evolve as permitted hereunder.
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“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas, Sao Paulo, Brazil or Amsterdam, the Netherlands.
“Business Plan” has the meaning set forth in Section 3.2(a).
“Call Option” has the meaning set forth in Section 9.4(a).
“Call Option Calculation Time” has the meaning set forth in Section 9.4(d).
“Call Option Closing” has the meaning set forth in Section 9.4(b).
“Call Option Closing Date” has the meaning set forth in Section 9.4(b).
“Call Option Final Closing Statement” has the meaning set forth in Section 9.4(g)(i).
“Call Option Net Adjustment Amount” has the meaning set forth in Section 9.4(g)(vi)(A).
“Call Option Notice” has the meaning set forth in Section 9.4(b).
“Call Option Notice of Disagreement” has the meaning set forth in Section 9.4(g)(ii).
“Call Option Purchase Price” has the meaning set forth in Schedule VII.
“Call Shares” has the meaning set forth in Section 9.4(a).
“CapEx” means, with respect to any member of the Company Group, as of any specified date or for any specified period, the total amount of capital expenditures incurred or to be incurred to further the development, maintenance, improvement, construction, acquisition or expansion of any mills, distribution centers or any other facilities or other fixed assets of the Business (including any leasehold improvements) or their operations and the assets related thereto or any other capital expenditures recorded and capitalized in accordance with IFRS.
“CapEx Deviation” has the meaning set forth in Schedule VII.
“Capital Call” has the meaning set forth in Section 4.2(c).
“Capital Contribution” means, with respect to any Shareholder, a contribution of cash or property to the Company in exchange for Common Shares or Preferred Shares, as applicable.
“Cash” means, with respect to any Person as of a specified time, the aggregate amount of all cash, cash equivalents, checks, money orders, investment accounts, certificates of deposit, any uncleared checks, drafts or wire transfers deposited in the account of such Person, freely tradeable marketable securities and short-term instruments held by such Person, in each case, without duplication and to the extent convertible into cash within thirty (30) days after such specified time, but excluding (a) any Restricted Cash, (b) any outstanding checks or wire transfers issued by such Person and (c) outbound transaction amounts, in each case, determined in accordance with IFRS.
“CCO” has the meaning set forth in Section 5.11(a).
“CEO” means the Chief Executive Officer of the Company.
“CFO” means the Chief Financial Officer of the Company.
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“Chair” has the meaning set forth in Section 5.10.
“Closing Call Option Purchase Price” has the meaning set forth in Section 9.4(h)(i).
“Closing CapEx Deviation” has the meaning set forth in Section 9.4(h)(i).
“Closing Input Costs Deviation” has the meaning set forth in Section 9.4(h)(i).
“Closing Net Indebtedness” has the meaning set forth in Section 9.4(h)(i).
“Closing SAP Cost Reimbursement Amount” has the meaning set forth in Section 9.4(h)(i).
“Common Shares” means the single class of common shares in the capital of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Group” means the Company and each of its Subsidiaries.
“Confidential Information” has the meaning set forth in Section 13.1(a).
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Conversion” has the meaning set forth in Section 2.9(b)(ii).
“COO” has the meaning set forth in Section 5.11(a).
“Corporate Opportunity” has the meaning set forth in Section 2.12(b).
“Covered Person” means (a) a Shareholder, any Affiliate of a Shareholder, any officers, directors, employees, managers, partners, members, controlling Person or shareholders of a Shareholder, or its or their respective Affiliates, in each case, other than any member of the Company Group, solely in such Person’s capacity as such, (b) any Director (solely in such Person’s capacity as a Director), and (c) any Officer (solely in such Person’s capacity as an Officer).
“Deadlock Notice” has the meaning set forth in Section 5.7.
“Direct Shares” has the meaning set forth in Section 9.4(a).
“Director” has the meaning set forth in Section 5.2(a).
“Dispute” has the meaning set forth in Section 13.13(a).
“Distribution Policy” has the meaning set forth in Section 7.1.
“Dutch Holdco Entity” means K-C or a Permitted Transferee of K-C that (a) is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, (b) was formed solely for purposes of holding Shares and activities relating directly to the Pre-Closing Reorganization, (c) has not engaged at any time in any other business or
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activities other than relating solely to holding Shares and activities relating directly to the Pre-Closing Reorganization, and (d) has no liabilities (contingent or otherwise), debts or obligations of any nature whatsoever or made any investments at any time other than those relating solely to holding Shares or activities relating directly to the Pre-Closing Reorganization.
“EAPA” has the meaning set forth in the Recitals.
“EBITDA Insufficiency Delay Period” has the meaning set forth in Schedule VII.
“EBITDA Notice of Disagreement” has the meaning set forth in Section 9.4(c).
“Emergency” means (a) any unexpected event or situation that requires prompt action by any member of the Company Group to avoid, prevent, mitigate or otherwise prudently respond to (i) an event or situation which would, unless remedied without delay, be reasonably expected to result in a health or safety risk, including harm to persons, injury, illness, or death of any person, damage or loss to the properties or assets of any member of the Company Group or of any other Person, or damage to the environment (including natural resources or wildlife); (ii) any damage or disrepair to any property or assets of any member of the Company Group (including repairs or replacements thereof); or (iii) any material violation of applicable Laws; or (b) any action required to prevent or otherwise prudently respond to (x) a situation or event which would, unless remedied without delay, be reasonably expected to result in any member of the Company Group not having sufficient cash on hand (or access to immediately drawable credit) to satisfy the obligations of any member of the Company Group in the ordinary course as they become due at any point in the immediately subsequent three (3) months or (y) a material default or event of default by any member of the Company Group, or to cure a material default or event of default, on any material Contract to which any member of the Company Group is a party (other than any such Contract between a member of the Company Group, on the one hand, and Suzano, K-C or any of their respective Affiliates (other than the Company Group), on the other hand).
“Emergency Loan” has the meaning set forth in Section 4.2(d).
“Emergency Required Funds” has the meaning set forth in Section 4.2(d).
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, easement, right of way, encumbrance, security interest or other restriction of any kind.
“Estimated Call Option Purchase Price” has the meaning set forth in Section 9.4(c).
“Estimated CapEx Deviation” has the meaning set forth in Section 9.4(c).
“Estimated Input Costs Deviation” has the meaning set forth in Section 9.4(c).
“Estimated Net Indebtedness” has the meaning set forth in Section 9.4(c).
“Estimated SAP Cost Reimbursement Amount” has the meaning set forth in Section 9.4(d).
“Exercise Period” has the meaning set forth in Section 4.2(d).
“Fair Market Value” means, as determined in good faith by the Board, (a) for any Share, as of any valuation date, the fair market value of each such Share that a willing, unaffiliated buyer having all relevant knowledge would pay to a willing seller for such Share in an arm’s length transaction occurring on the date of valuation and (b) for any asset or any other security for any purpose not covered by clause (a), as of any valuation date, the fair market value of such assets or securities.
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“Final CapEx Deviation” has the meaning set forth in Section 9.4(g)(iii).
“Final Input Costs Deviation” has the meaning set forth in Section 9.4(g)(iii).
“Final Net Indebtedness” has the meaning set forth in Section 9.4(g)(iii).
“Final SAP Cost Reimbursement Amount” has the meaning set forth in Section 9.4(g)(iii).
“Final Specified Adjusted EBITDA” has the meaning set forth in Section 9.4(b).
“Fiscal Quarter” means each of (a) the period commencing on January 1 in any year and ending on March 31 in the same year, (b) the period commencing on April 1 in any year and ending on June 30 in the same year, (c) the period commencing on July 1 in any year and ending on September 30 in the same year and (d) the period commencing on October 1 in any year and ending on December 31 in the same year or such other quarterly accounting period as may be adopted by the Board in accordance with the terms of this Agreement.
“Fiscal Year” means (a) the period commencing upon the formation of the Company and ending on December 31, 2025 or (b) any subsequent twelve-month period commencing on January 1 and ending on December 31 or such other yearly accounting period as may be proposed by the Board and approved by the General Meeting in accordance with the terms of this Agreement.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“General Meeting” means the general meeting of the Shareholders (algemene vergadering).
“Governmental Authority” means any United States or non-United States national, supranational, federal, state or local governmental, quasi-governmental, regulatory, self-regulatory or administrative authority, agency, division or commission or any judicial or arbitral body of competent jurisdiction.
“Guaranteed Obligations” has the meaning set forth in Section 13.20.
“ICC Rules” has the meaning set forth in Section 13.13(a).
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time and consistently applied.
“Indemnified Party” has the meaning set forth in Section 11.4.
“Indemnifying Party” has the meaning set forth in Section 11.4.
“Indirect Shares” has the meaning set forth in Section 9.4(a).
“Initial CEO” has the meaning set forth in Section 5.11(a).
“Initial CFO” has the meaning set forth in Section 5.11(a).
“Issuance Notice” has the meaning set forth in Section 4.2(d).
“K-C” has the meaning set forth in the Preamble.
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“K-C Competitive Activity” has the meaning set forth in Section 12.3(a).
“K-C Competitive Target” has the meaning set forth in Section 12.3(a).
“K-C Directors” has the meaning set forth in Section 5.2(a).
“KC Holdco 1” has the meaning set forth in the Preamble.
“KC Holdco 2” has the meaning set forth in the Preamble.
“KC Holdco 3” has the meaning set forth in the Preamble.
“KC SAP Cost Reimbursement” has the meaning set forth on Schedule VII.
“KC SAP Excess” means, as of any time of determination, the positive amount, if any, equal to (a) (i) K-C’s Percentage Interest multiplied by (ii) the SAP Costs minus (b) $30,000,000 minus (c) all amounts paid to K-C instead of Suzano prior to the time of determination pursuant to the last sentence of Section 7.1(a). For the avoidance of doubt, if the calculation in this definition results in a negative number, the KC SAP Excess shall be equal to zero.
“K-C Parent” has the meaning set forth in the Preamble.
“KPMG” has the meaning set forth in Section 9.4(b).
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Leverage Ratio” has the meaning set forth in the Treasury Principles.
“Liquidating Trustee” means the Managing Shareholder or such other Person appointed by the Managing Shareholder to serve as the liquidating trustee of the Company.
“Lock-Up Period” means (a) with respect to K-C, until the date that is three (3) years after the date hereof and (b) with respect to Suzano, until the later of (i) the date that is three (3) years after the date hereof and (ii) the date on which K-C and/or its Permitted Transferees cease to hold any Shares in the Company.
“Losses” has the meaning set forth in Section 11.1(b).
“Majority Vote” means, with respect to any matter to be voted on, the written approval of, or the affirmative vote by, a majority of the Directors serving on the Board entitled to vote.
“Managing Shareholder” means Suzano and any successor managing shareholder or managing member of the Company that is selected solely by Suzano.
“Material Accounting Engagements” means (a) with respect to Suzano Parent or Suzano, engaging KPMG (i) as its independent auditor to audit its consolidated financial statements, (ii) for any other accounting or audit engagement involving fees payable to KPMG in excess of $5,000,000 in any calendar year, (iii) for matters relating to this Agreement or the EAPA not expressly contemplated by this Agreement or the EAPA, or (iv) in any matter where KPMG would be advising the board of directors or other governing body of Suzano Parent, (b) with respect to the Company Group, engaging KPMG for any accounting or audit engagement involving (i) fees payable to KPMG in excess of $1,000,000 in any calendar year or (ii) matters relating to this Agreement or the EAPA not expressly contemplated by this Agreement or the EAPA, and (c) with respect to K-C Parent or K-C, engaging KPMG (i) as its independent
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auditor to audit its consolidated financial statements, (ii) for any accounting or audit engagement involving fees payable to KPMG in excess of $5,000,000 in any calendar year, (iii) for matters relating to this Agreement or the EAPA not expressly contemplated by this Agreement or the EAPA, or (iv) in any matter where KPMG would be advising the board of directors of K-C Parent.
“Measurement Time” means 11:59 p.m. Dallas, Texas time on the last day of the month immediately preceding the Trigger Date.
“Minimum Qualification Requirements” means has the meaning set forth on Schedule V.
“Necessary Investments” has the meaning set forth in Section 3.1(b).
“Net Indebtedness” has the meaning set forth on Schedule VII.
“Officers” means those Persons to which the Board has granted certain authority by means of granting unlimited or limited powers of attorney to represent and bind the Company Group.
“Other Indemnification Agreement” means one or more certificate or articles of incorporation, articles of association, by-laws, limited partnership agreement, limited liability company operating agreement, joint venture agreement and any other organizational document, and insurance policies maintained by any Shareholder, director or Affiliate of such Shareholder or Director or Officer providing for, among other things, indemnification of and advancement of expenses for any Covered Person for, among other things, the same matters that are subject to indemnification and advancement of expenses under Section 11.2 or Section 11.3.
“Percentage Interest” of a Shareholder means, as of any time of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Shares owned by such Shareholder (on an As-Converted Basis) and the denominator of which is the sum of the total number of Shares owned by all Shareholders (on an As-Converted Basis).
“Permits” means any consent, license, franchise, permit, waiver, approval, authorization, certificate, registration, concession, exemption, or other similar authorization issued or otherwise granted by, obtained from or made with any Governmental Authority.
“Permitted Encumbrances” means (a) liens for Taxes, assessments or other governmental charges (i) not yet delinquent or (ii) the validity or amount of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company Group, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any member of the Company Group for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, and in each case for which there are adequate reserves on the financial statements of the Company Group, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) with respect to real property: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (ii) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the real property being leased; and (ii) all recorded exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances, in each of the foregoing clauses (i), (ii) and (iii), to the extent that such Encumbrance (A) does not materially and adversely affect the value of the applicable real property and (B) does not materially interfere with the ownership or use of the applicable real property by the Business, taken as a whole.
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“Permitted Transferee” means (a) with respect to a specified Person, any controlled Affiliate of such Person, and (b) with respect to K-C, any Transferee of Shares pursuant to Section 9.4.
“Person” means an individual, corporation, private limited company, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Pre-Closing Reorganization” means the transfers, transactions and other steps of K-C Parent and its Subsidiaries specifically set forth on Schedule XI.1
“Preemptive Right” has the meaning set forth in Section 4.2(d).
“Preferred Shares” means the single class of preferred shares in the capital of the Company.
“Preliminary Call Option Closing Statement” has the meaning set forth in Section 9.4(c).
“Proposed Candidate List” has the meaning set forth in Section 5.11(a).
“Prospective Transferee” has the meaning set forth in Section 9.3.
“Recoverable VAT Loan” has the meaning set forth in the EAPA.
“Relationship Banks” has the meaning set forth in the Treasury Principles.
“Representatives” has the meaning set forth in Section 13.1(a).
“Required Governmental Authorizations” has the meaning set forth in Section 9.4(d).
“Restricted Cash” means, with respect to any Person as of a specified time, any Cash to the extent not freely usable by such Person because such cash or cash equivalents are subject to Taxes, restrictions or limitations on use or distribution by applicable Law or Contract, including (a) restrictions on dividends and repatriations to such Person and (b) amounts held in escrow or in reserve pursuant to any letter of credit, surety bond or otherwise as collateral and amounts that are held as a deposit for the benefit of a third party.
“Restricted Territory” means (a) each ABU Geographic Region where the Business operates as of the date hereof and (b) any other jurisdiction or country other than the United States (excluding Puerto Rico), Korea, Mexico, Canada, Saudi Arabia, Bahrain, Qatar, Kuwait, Oman, the United Arab Emirates, Bolivia and Brazil.
“Restricted Transferee” means the Persons set forth on Schedule VI.
“SAP Costs” has the meaning set forth in Schedule VII.
“SAP Cost Reimbursement Amount” has the meaning set forth in Schedule VII.
“Second Call Option Notice” has the meaning set forth in Schedule VII.
1     Note to K-C: This Schedule to include the Reorganization deck agreed by the parties at signing (as updated between signing and closing by mutual agreement of the parties).
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“Senior Officers” has the meaning set forth in Section 5.11(a).
“Shareholder” means any Person named as a Shareholder of the Company on Schedule I attached hereto and any Person admitted as an additional Shareholder pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a Shareholder of the Company.
“Shareholder Affiliate” has the meaning set forth in Section 13.18(b).
“Shareholder Meeting Notice” has the meaning set forth in Section 6.1.
“Shareholders Register” has the meaning set forth in Section 2.11.
“Shares” means any issued and outstanding Common Shares and Preferred Shares.
“Specified Adjusted EBITDA” means, as of any specified date, the average of the Adjusted EBITDA of the Company Group, measured for the periods of the most recent two (2) consecutive years ending prior to such specified date, subject to the adjustment set forth in Section 9.4(b).
“SRO” has the meaning set forth in Section 8.1(c).
“Steering Committee” has the meaning set forth in Schedule VII.
“Strategic Alliance” has the meaning set forth in Section 2.12(c).
“Subsidiary”, with respect to any Person, means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned or Controlled, directly or indirectly, by such first Person.
“Supermajority Vote” has the meaning set forth in Section 5.7.
“Surviving Provisions” means Article I, Section 7.3, Article XI, Article XIII, Sections 1(d) and 1(e) of Part A and Sections 1(b) and 1(c) of Part B of Schedule 2.12(c), and Sections 4(a), 4(b), 4(c) and 4(f) of Annex I.
“Suzano” has the meaning set forth in the Preamble.
“Suzano Directors” has the meaning set forth in Section 5.2(a).
“Suzano Parent” has the meaning set forth in the Preamble.
“Target Leverage Ratio” has the meaning set forth in the Treasury Principles.
“Tax” or “Taxes” means (a) any non-U.S., U.S. federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, personal property (tangible and intangible), real property, goods and services, value added, transfer, franchise, profits, license, withholding, payroll, social security, employment, excise, severance, stamp, deed recording fee, occupation, premium, environmental or windfall profit tax, or other governmental fee, assessment or charge, in each case in the nature of a tax (including, for the avoidance of doubt, Pillar Two Tax), and (b) any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax described in the foregoing clause (a).
“Tax Annex” means the Tax Matters Annex attached hereto.
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“Term Loan” has the meaning set forth in the Treasury Principles.
“Test Period” has the meaning set forth in the Treasury Principles.
“Third Party”, with respect to any Shareholder, means any Person (other than a Permitted Transferee of such Shareholder).
“Transfer” means, in respect of any Share, property or other asset of the Company Group, any direct or indirect (including through the transfer of equity interests of any Person that holds, or Controls any Person that directly or indirectly holds, such Share) sale, assignment, transfer, gift, distribution or other disposition or Encumbrance thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily, involuntarily or by operation of Law or any agreement or commitment to do any of the foregoing; provided that, notwithstanding anything herein to the contrary, the acquisition or Transfer of equity interests in K-C Parent or Suzano Parent, or the issuance of new equity interests by K-C Parent, Suzano Parent or any of their respective successor or ultimate parent entities shall not constitute a Transfer hereunder.
“Transferee” means any Person that is a transferee of a Shareholder’s interest in the Company, or part thereof.
“Treasury Principles” has the meaning set forth in Section 4.4.
“Trigger Date” has the meaning set forth in Section 9.4(a).
“Upper Limit” has the meaning set forth in the Treasury Principles.
“VAT” means (a) any value added tax imposed in compliance with (i) the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), or (ii) the Value Added Tax Act of 1994 in the United Kingdom and (b) any goods or services tax or sales tax (or similar tax)2 in any jurisdiction.
“Veto Matter” has the meaning set forth in Section 5.7.
Section 1.2    Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to a Section, Article, Exhibit, Annex or Schedule, such reference is to a Section, Article, Exhibit, Annex or Schedule of this Agreement;
(b)    the table of contents and headings contained in this Agreement or in any Exhibit, Schedule or Annex are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(c)    all words used in this Agreement will be construed to be of such gender or number as the circumstances require;
(d)    the definitions contained herein are applicable to the singular as well as the plural forms of such terms;
2     Note to Seller: To align definition with agreed definition of “VAT” in the EAPA.
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(e)    any capitalized terms used in any Exhibit, Schedule or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement;
(f)    all Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein;
(g)    unless otherwise indicated, references herein:
(i)    to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and
(ii)    to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;
(h)    the word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified;
(i)    the words “hereof”, “herein”, “hereby”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement;
(j)    the term “or” is not exclusive;
(k)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(l)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;
(m)    references to “day” or “days” mean calendar days unless otherwise specified;
(n)    all time periods will be counted excluding the date when such period begins and including the last date when such period ends;
(o)    whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day;
(p)    references to a Person are also to its successors and permitted assigns;
(q)    unless otherwise indicated, “the Company Group” shall refer to each member of the Company Group; and
(r)    references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.
Section 1.3    General Undertakings and Agreements by the Shareholders. Each Shareholder, in its capacity as a shareholder of the Company and to the extent permitted by applicable Law as such Law relates to the ownership of Shares and to the Company Group, will, and will instruct and cause each Director nominated by such Shareholder to, cause the Company Group to conduct themselves in accordance with the terms of this Agreement.
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ARTICLE II
ORGANIZATION
Section 2.1    Name. The name of the Company is [NewCo] B.V. The Business shall be conducted under such name or such other names that comply with the Law as the Board may select from time to time; provided, however, that the Business may not be conducted under any other name unless the Board approves it and in no event shall the name include a name that is an “Excluded Asset” under Section 2.2(g) of the EAPA.
Section 2.2    Term. The term of the Company shall commence on the date the notarial deed of incorporation was executed and shall continue in existence perpetually until the Company is dissolved in accordance with Article X and applicable Law.
Section 2.3    Principal Place of Business. The principal place of business of the Company shall be in [●] or such other place or places in the Netherlands as the Board may determine from time to time, and the Company shall have other regional offices and operations as the Board may determine from time to time.
Section 2.4    Central Management and Control. The Shareholders shall, and shall cause the Company to, use their commercially reasonable efforts to ensure that the central management and control of the Company is exercised in the Netherlands and the place of effective management of the Company is the Netherlands. The Shareholders shall cause the Company to use its commercially reasonable efforts to conduct its affairs in a manner that ensures it is a resident in the Netherlands, including with respect to income Taxes.
Section 2.5    Title to Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Shareholder, individually, shall have any direct ownership interest in such property.
Section 2.6    Purpose. The purpose of the Company is to engage in (a) the Business and (b) any and all lawful activities in accordance with its Articles of Association which the Board deems necessary or advisable in connection with the Business, together with all business activities related or incidental thereto, including actively managing its Subsidiaries against remuneration (to the extent approved by the Board), including actively managing and providing services to its Subsidiaries in exchange for remuneration (to the extent approved by the Board).
Section 2.7    Maintenance of Separate Existence. The Company shall conduct its business in its name and comply with all organizational formalities to maintain its separate existence, including holding regular meetings of Shareholders and maintaining its own records, books, resolutions and other entity documents.
Section 2.8    No Personal Liability. Except as provided by applicable Law, no Shareholder and no Director shall be personally liable for any obligations of the Company and, except as specifically provided in Article IV, no Shareholder shall have any obligation or be required to make any capital contribution or loan or otherwise advance any funds to the Company.
Section 2.9    Shares. The Company shall have two classes of shares, being Common Shares and Preferred Shares. All Common Shares shall have identical rights in all respects to all other Common Shares except as otherwise specified in this Agreement. All Preferred Shares shall have identical rights in all respects to all other Preferred Shares except as otherwise specified in this Agreement. The Preferred Shares and the Common Shares shall all have identical rights, preferences and privileges in all respects except as otherwise specified in this Agreement.
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(a)    Common Shares. Each holder of Common Shares shall be entitled to one (1) vote for each Common Share.
(b)    Preferred Shares.
(i)    Each holder of Preferred Shares shall be entitled to vote together with the holders of Common Shares as a single class on any matter on which the holders of Common Shares are entitled to vote or to consent pursuant to this Agreement or applicable Law. Each holder of Preferred Shares shall be entitled to cast one vote for each share of Common Shares that would be issuable to such holder of Preferred Shares upon the conversion of all of the Preferred Shares held by such holder on the record date for the determination of shareholders entitled to vote or consent (at the conversion rate specified in Section 2.9(b)(ii)) and in accordance with Section 2.9(b)(ii). As long as the conversion rate specified in Section 2.9(b)(ii) is 1:1, the Articles of Association shall reflect that each holder of Preferred Shares shall be entitled to one (1) vote for each Preferred Share.
(ii)    K-C shall have the right to convert, at any time at its discretion, on a one-to-one basis, all (but not less than all) of its Preferred Shares into a number of Common Shares that is identical to the number of Preferred Shares held by K-C immediately prior to such conversion (such conversion, a “Conversion”); provided that such conversion rate shall be adjusted to reflect any stock splits, subdivision, combination, reclassification, and similar actions with respect to the Common Shares, if any, as if the Preferred Shares were converted into Common Shares immediately prior to the occurrence of such action or event. Upon Conversion, all rights with respect to such converted Preferred Share(s) shall immediately cease and terminate. The holder of such converted Preferred Share(s) will become the holder of the applicable newly issued Common Shares, which shall carry the same rights, privileges, duties, liabilities and obligations as other Common Shares in accordance with the Company’s Articles of Association and this Agreement. For clarity purposes, as of the date of this Agreement, a Conversion of the Preferred Shares held by K-C would result in a number of Common Shares that is equal to forty-nine percent (49%) of the total issued and outstanding Common Shares following such conversion.
(iii)    A Conversion will take place in accordance with the provisions of the Articles of Association pursuant to a written notice by K-C to the Company (by email shall suffice) of the irrevocable election to convert all the Preferred Shares. Upon the receipt of such irrevocable conversion request, the Company will immediately take action to effect such Conversion. To the extent necessary to achieve such Conversion, each of the parties hereto agrees to take all necessary actions and resolutions required to effect such Conversion.
Section 2.10    Admission of New Shareholders. New Shareholders may be admitted to the Company from time to time (x) in connection with an issuance of Shares by the Company, or (y) in connection with a Transfer of Shares, in each case, only on terms and conditions that are in accordance with this Agreement. Without limiting the generality of the foregoing:
(a)    New Shareholders receiving newly issued Shares shall obtain Shares and shall participate in the profits, losses, and distributions of the Company on such terms and with such amendments to this Agreement as are unanimously approved by the Shareholders.
(b)    A Transferee of any existing Shareholder’s Shares shall be admitted as a substitute Shareholder only if the Transfer to the Transferee is made in accordance with the requirements of Article IX (including the requirement that such Transferee becomes a party to this Agreement) and the Transferee complies with all of the terms of this Agreement applicable to it.
Section 2.11    Shareholders Register. The Company shall maintain a shareholders register (aandeelhoudersregister) (the “Shareholders Register”). The Shareholders Register shall set forth, at a minimum, the date as of which the Shareholders Register is effective, the then-current names,
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mailing address and contact information of the Shareholders, and the number of Common Shares or Preferred Shares, as applicable, held of record. The Board of the Company shall cause the Shareholders Register to be amended and updated to reflect the transfer of any shares in the share capital of the Company, the admission of additional Shareholders, the change of contact information of a Shareholder, the number of Shares and other information called for by the Shareholders Register, and such maintenance, amendment or supplementation, consistent with the terms of this Agreement, shall not require the approval of any Shareholder or any Supermajority Vote. The capitalization table of the Company as attached hereto as Schedule I provides for the name of, current mailing address and contact information of, and number of Common Shares and/or the Preferred Shares held by each of the Shareholders as of the date hereof.
Section 2.12    Waiver of Fiduciary Duties; Acquisition Opportunities.
(a)    This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty, other than fiduciary duties which cannot be waived by Law) on any of the Covered Persons. Further, none of the Shareholders shall owe any duties of any nature whatsoever (including fiduciary duties) to the Company, the other Shareholders or any other Person as a result of this Agreement, other than fiduciary duties which cannot be waived by Law, and any liability for a breach of such waived duties is hereby waived and eliminated (to the fullest extent permitted by applicable Law). Further, the Shareholders hereby waive (to the fullest extent permitted by Law) any and all duties (including fiduciary duties) that, absent such waiver, may be implied or imposed by Law, and in doing so, recognize, acknowledge and agree that the duties and obligations of each Covered Person to one another and to the Company are only as expressly set forth in this Agreement, and all other duties (including fiduciary duties) are hereby eliminated and waived, all to the maximum extent permitted by Law.
(b)    Notwithstanding Section 2.12(a), in the event K-C Parent, Suzano Parent or any of their respective controlled Affiliates or any Director is offered or presented or develops or discovers an opportunity to acquire all or substantially all the equity interests or assets of a business or a brand of a Third Party (excluding, for the avoidance of doubt, any strategic alliance, joint venture or other similar partnership, which shall be exclusively governed by Section 2.12(c)) of the type and character that is consistent with the Business or strategy and goals of the Company Group (each, a “Corporate Opportunity”), irrespective of whether such Person believes that the Company would be able (financially or otherwise) or willing to pursue such Corporate Opportunity, such Person shall, prior to taking or failing to take any action that would prevent the Company Group from pursuing such Corporate Opportunity, offer to the Company the right to pursue such acquisition for the benefit of the Company. Subject to Schedule III and Section 12.3, if the Company, by vote of the Board, does not determine to pursue (or determines not to pursue) such Corporate Opportunity within twenty (20) days of its presentation to the Company, the presenting Director or Person therein shall be free to pursue such Corporate Opportunity or otherwise dispose of such Corporate Opportunity as such Person shall in its discretion determine.
(c)    Notwithstanding anything in this Agreement to the contrary (including Section 2.12(a)), if K-C Parent, Suzano Parent or any of their respective controlled Affiliates (in each case, solely while such Person is the ultimate parent of a Shareholder) or any Director is offered or presented or develops or discovers an opportunity to a strategic alliance, joint venture or other similar partnership that relates to the ownership of equity interests of or equity investment in any Person that is consistent with the Business or strategy and goals of the Company Group (each, a “Strategic Alliance”), irrespective of whether such Person believes that the Company Group would be able (financially or otherwise) or willing to pursue such Strategic Alliance, such Person shall, prior to taking or failing to take any action that would prevent the Company Group from pursuing such Strategic Alliance, offer to the Company the right to pursue such Strategic Alliance for the benefit of the Company. The K-C Directors will engage in good faith with the Suzano Directors in evaluating and discussing such Strategic Alliance (including by using commercially reasonable efforts to attend duly called meetings of the Board where the notice and agenda delivered to the Directors pursuant to Section 5.3(b) expressly indicates that the discussion and
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evaluation of a Strategic Alliance is on the agenda). The K-C Directors shall review and consider in good faith such Strategic Alliance, including by assigning appropriate internal resources and, if appropriate in K-C’s sole discretion, external resources, to review, consider and evaluate such Strategic Alliance and provide feedback to the Suzano Directors regarding such Strategic Alliance, including whether K-C believes such Strategic Alliance is reasonably expected to be beneficial to the Company Group. If the Company, by Supermajority Vote, does determine to pursue such Strategic Alliance within twenty (20) days of its presentation to the Company, then the Shareholders shall use their respective reasonable best efforts to pursue such Strategic Alliance through the Company Group in accordance with the provisions set forth in Schedule 2.12(c). If the Company does not determine to pursue (or determines not to pursue) such Strategic Alliance within twenty (20) days of its presentation to the Company because of the failure to obtain K-C’s or the K-C Directors’ vote or approval, as applicable, then the parties hereto agree to comply with the provisions, and shall be required to follow the procedures, set forth in Schedule 2.12(c).
ARTICLE III
BUSINESS PLAN AND ANNUAL BUDGET
Section 3.1    2025 and 2026 Annual Budget.
(a)    An initial estimated budget and operating plan of the Company Group for Fiscal Years ended December 31, 2025 and 2026 (the “2025 and 2026 Annual Budget”) is attached to this Agreement as Schedule 3.1(a).
(b)    Notwithstanding anything in this Agreement to the contrary (including Section 5.7), the Officers of the Company shall prepare and the CEO shall submit to the Board for approval, which approval shall require a Majority Vote, an amended 2025 and 2026 Annual Budget within ninety (90) days of the date hereof, which shall set forth, in addition to customary operating and capital budget matters, any additional expenses necessary to effectuate and complete the separation of the Business from K-C Parent as contemplated by the EAPA (such additional separation expenses, the “Necessary Investments”), solely to the extent such separation expenses are not to be borne exclusively by K-C Parent or its Affiliates pursuant to the terms of the EAPA or any Ancillary Agreement; provided, however, that if the projected Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the proposed amended 2025 and 2026 Annual Budget, is lower by more than ten percent (10%) than the Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the 2025 and 2026 Annual Budget set forth in Schedule 3.1(a), then the approval of the proposed amended 2025 and 2026 Annual Budget shall require a Supermajority Vote. Notwithstanding the foregoing, to the extent the Company is unable to implement and effectuate all the Necessary Investments contemplated by the 2025 and 2026 Annual Budget in the applicable Fiscal Years covered thereby, such Necessary Investments (assuming (x) receipt of the required approval, if applicable, set forth in the first proviso of this Section 3.1(b) and (y) that such Necessary Investments are in the same amounts and for the same projects as contemplated by the 2025 and 2026 Annual Budget) shall be automatically reflected and effectuated in the Annual Budget (as defined below) for the Fiscal Year ended December 31, 2027; provided, further, that such incorporation of Necessary Investments shall be excluded from and not taken into account for purposes of calculating any deviation from the Adjusted EBITDA for the 2025 and 2026 Annual Budget set forth in Schedule 3.1(a) or the amended 2025 and 2026 Annual Budget.
Section 3.2    Subsequent Annual Budgets.
(a)    Beginning for the Fiscal Year ending December 31, 2027, and for each subsequent Fiscal Year, no later than ninety (90) days prior to the commencement of each such Fiscal Year, the Officers shall prepare and the CEO shall submit to the Board for approval, which approval shall require a Majority Vote (except as otherwise set forth below or with respect to a specific matter not previously contemplated by the then-applicable Annual Budget and Business Plan that is required to be approved by Supermajority Vote pursuant to Section 5.7), a draft financial and strategic business plan of
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the Company Group (the “Business Plan”) and annual operating and capital budget of the Company Group, broken down by Fiscal Quarters (the “Annual Budget”) for the applicable Fiscal Year (each, an “Annual Budget and Business Plan”). If the projected Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the proposed Annual Budget and Business Plan for the next Fiscal Year, is lower by more than ten percent (10%) than the Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the Annual Budget and Business Plan for the immediately prior Fiscal Year (as amended by the Necessary Investments (if applicable) and exogenous factors incurred during such Fiscal Year), then approval of the proposed Annual Budget and Business Plan for the next Fiscal Year shall require Supermajority Vote; provided, however, that, to the extent the matter or item that causes the deviation from such Adjusted EBITDA for the immediately prior Fiscal Year has already been approved by a Director appointed by K-C, such matter or item (in the same scope and amount, and on a substantially similar schedule, as was previously approved by such Director) shall be excluded from and not taken into account for purposes of calculating any such deviation from such Adjusted EBITDA for the immediately prior Fiscal Year.
(b)    The Shareholders shall request that the Board approve the Annual Budget and Business Plan no later than sixty (60) days prior to the commencement of each Fiscal Year. In the event the Annual Budget and Business Plan has not been validly approved by the Board pursuant to this Section 3.2 (including if required with respect to a specific matter not previously contemplated by the then-applicable Annual Budget and Business Plan that is required to be approved by Supermajority Vote pursuant to Section 5.7) by the commencement of the applicable Fiscal Year, the Annual Budget and Business Plan which applied to the year immediately prior to the Fiscal Year in which no Annual Budget and Business Plan has yet been approved by the Board in accordance with this Agreement, shall apply for such Fiscal Year (as adjusted to reflect an increase of three percent (3%) in the aggregate for inflationary purposes, effective as of January 1 of such Fiscal Year and as further increased in any line item in order to permit expenditures under any contract of the Company Group that is properly authorized under this Agreement and such expenditures were not contemplated in the prior Fiscal Year’s Annual Budget and Business Plan), until such time as the Board validly approves an Annual Budget and Business Plan for such Fiscal Year in accordance with this Section 3.2. For the avoidance of doubt, the approval by a K-C Director of any Annual Budget and Business Plan shall be deemed an approval of any matter expressly set forth in the Annual Budget or Business Plan that would otherwise require Supermajority Vote pursuant to Section 5.7.
(c)    In connection with the preparation of the Company’s Annual Budget and Business Plan, the Officers shall consult with K-C and its Representatives in the same manner and with the same frequency as it consults with Suzano and its Representatives.
ARTICLE IV
FUNDING; CAPITAL CALLS
Section 4.1    No Funding Obligation. Except as specifically provided in this Article IV, no Shareholder shall be required to make any capital contributions, make any loan or provide any credit support to the Company, and this Agreement shall not be construed or deemed and is not intended to constitute a guarantee of the obligations or liabilities of the Company or a maintenance agreement in respect of the Company.
Section 4.2    Funding and Capital Calls.
(a)    The Shareholders acknowledge that it is the intention of the Shareholders that the Company Group shall fund its ongoing operations from its cash from operations.
(b)    Subject to K-C’s approval rights set forth in Schedule III and the Treasury Principles, to the extent that the Board determines that additional funding beyond that available from its cash from operations is necessary for the operations of the Company Group (including any Approved
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Funding Requirements), such funding may be obtained through any one or a combination of the following sources at the election of the Board: (i) through external borrowing from financial sources on arms’ length terms, (ii) through Emergency Loans pursuant to Section 4.2(d), and (iii) through contributions in exchange for new equity, including by the Shareholders in proportion to each Shareholder’s respective Percentage Interest in the Company in accordance with Section 4.2(c) and subject to K-C’s approval rights set forth in Schedule III.
(c)    The Board may, with a Supermajority Vote, determine that additional Capital Contributions are necessary for the conduct of the Business. In that event, each Shareholder shall have the right (but not obligation) to participate in such additional capital contributions in accordance with its Percentage Interest. In the event that such funding is made in the form of additional Capital Contribution (a “Capital Call”) from the Shareholders, the Shareholders satisfying such Capital Call shall receive additional share(s) of Common Shares or Preferred Shares, as applicable, issued in accordance with formalities and requirements under applicable Law at the same implied price per Share as that paid for Suzano’s initial interest in the Company in connection with the transactions contemplated by the EAPA. The Company shall notify each Shareholder of the Capital Contribution to be made pursuant to this Section 4.2 by delivering a written notice to each Shareholder in accordance with Section 13.4 specifying (i) the aggregate amount of the Capital Call required at such time and (ii) the amount of the Capital Call to be provided by such Shareholder which amount shall be in accordance with such Shareholder’s Percentage Interest in the Company. To the extent that any Shareholder elects not to participate in (or do not elect to participate in a full Percentage Interest allocation of) a Capital Call, the other Shareholders that do elect to participate in full in such Capital Call shall have the right (but not the obligation) to increase their additional Capital Contributions pro rata in accordance with their respective Percentage Interests (as between those Shareholders who are participating in full) such that the total of the additional Capital Contribution equals the total amount of the Capital Call and, for the avoidance of doubt, no penalty shall be incurred by a non-funding Shareholder. Unless otherwise determined by the Board, by a Supermajority Vote, the funding of any such additional Capital Call shall be made within ten (10) Business Days following a Shareholder’s receipt of a Capital Call notice. For the avoidance of doubt, Shares shall be issued to the Shareholders pursuant to this Section 4.2(c) on the same date on which such Shareholder makes a Capital Contribution to the Company.
(d)    Notwithstanding anything to the contrary in this Agreement (including Section 5.7), in the event of an Emergency, and in the reasonable good faith determination of the Board that it would not be practical or feasible under the circumstances to obtain debt financing from a Third Party, if the Company and its Subsidiaries do not have sufficient Available Cash to satisfy the payment obligations of such Emergency, then K-C and Suzano shall have the right, but not the obligation and without the need for the consent or approval of any other Person, to fund their Percentage Interest portion of the funds that are reasonably necessary to respond to or remedy the Emergency (which total amount of funds shall be such amount reasonably necessary to respond to or remedy such Emergency as reasonably determined by the Board) (such total amount of funds, the “Emergency Required Funds”), through the issuance of a loan to the Company (an “Emergency Loan”), which loan shall comply with the terms set forth in Section 4.2(d)(i) below. If either K-C or Suzano does not elect to fund its full Percentage Interest of an Emergency Loan on the date on which any Emergency Loan is due as specified by the Board, then the Board shall permit the other Shareholder who shall have the right, but not the obligation, to fund 100% of the Emergency Required Funds. The Company shall, or shall cause its applicable Subsidiary, to use the proceeds from any such loan solely to respond to or remedy such Emergency (and in no event to pay any distributions to Shareholders pursuant to the Distribution Policy set forth in Section 7.1).
(i)    The Emergency Loan (i) shall be unsecured and the Shareholder (or its Affiliate) providing such Emergency Loan shall not be granted any Encumbrance on any assets or equity interests of the Company or any of its Subsidiaries, (ii) shall bear interest at an interest rate equivalent to such Shareholder’s cost of borrowing from a third party lender acting on an arm’s length basis at the time such Emergency Loan is issued, and in any event, at no greater than the maximum interest rate permitted by applicable Law, (iii) shall have a maturity date of not more than six (6) years, as reasonably determined
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by the Board taking into account, among other things, the Emergency and the amount of Emergency Required Funds; provided that the Emergency Loan shall require the Company Group to prepay (without penalty) in full such Emergency Loan prior to the payment of any distributions to Shareholders pursuant to the Distribution Policy set forth in Section 7.1, (iv) may, to the extent permitted by applicable Law and the terms of any existing credit facility of the Company or any of its Subsidiaries, require quarterly payments of interest and amortization of principal over the life of the Emergency Loan; provided that such payments shall only be required to be made in cash to the extent the Company Group has Available Cash which would otherwise be distributable to the Shareholders pursuant to the Distribution Policy set forth in Section 7.1 (and, to the extent such payments are not permitted to be made in cash (including because there is not sufficient Available Cash), such payments (or portion thereof) shall be made in-kind by adding the amounts thereof to the outstanding principal amount of the Emergency Loan), (v) shall provide for a “gross up” with respect to any Taxes required to be deducted or withheld in respect of interest, so that the Shareholder (or its Affiliate) providing the Emergency Loan receives the same net amount of payments (taking into account the deducted or withheld taxes) as it would have received if no deduction or withholding of taxes were required and (vi) shall, subject to Section 4.2(d)(iii), otherwise be on such other terms and conditions no more favorable to the Shareholder providing the Emergency Loan than such terms and conditions that the Company or its applicable Subsidiary could obtain from a third-party lender.
(ii)    No Shareholder (or any of its Affiliates) making an Emergency Loan to the Company or any of its Subsidiaries pursuant to Section 4.2(d) shall, in its capacity as a lender to the Company or any of its Subsidiary in respect of such Emergency Loan, (i) institute or consent to the institution of, or otherwise seek or cause, a Bankruptcy Event of the Company or any of its Subsidiaries or (ii) accelerate or exercise similar remedial actions with respect to such loan; provided, however, that the Shareholder making such Emergency Loan (or its Affiliate(s), as the case may be) shall be permitted to accelerate or exercise any other remedial actions in respect of such Emergency Loan in the event the Company or any of its Subsidiaries or any of their respective creditors, receivers, custodians or trustees has independently instituted, sought or otherwise caused a Bankruptcy Event.
(iii)    Any Shareholder (or any Affiliate of a Shareholder) making an Emergency Loan to the Company or any of its Subsidiaries pursuant to Section 4.2(d) shall, to the extent legally permitted and practicable under the circumstances, use commercially reasonable efforts to seek to structure such Emergency Loan so as to minimize the imposition of any Taxes with respect to which a “gross up” would be required under Section 4.2(d), including, to the extent legally permitted and practicable under the circumstances, by (x) extending the Emergency Loan through a “local” Affiliate or an Affiliate located in a jurisdiction with an applicable income tax treaty and (y) providing the Company or any of its Subsidiaries any applicable tax forms, withholding certificates or any other information reasonably required to reduce or eliminate any such Taxes. The “gross up” set forth in Section 4.2(d) shall not apply to any Taxes measured by, or imposed upon, net income (including any franchise taxes imposed in lieu thereof).
Section 4.3    Preemptive Rights. Each Shareholder shall have the right (a “Preemptive Right”), but not the obligation, to participate in any issuance of additional Shares in the Company pro rata in accordance with such Shareholder’s Percentage Interest in the Company, for the same price and on the same terms as such issuance of additional Shares. The Company shall provide written notice (the “Issuance Notice”) to each Shareholder of any proposed issuance of new Shares in the Company. The Issuance Notice shall include the number of Shares to be issued, the price per Share, the terms of issuance, and the deadline for exercising the Preemptive Rights. Each Shareholder shall have a period of twenty (20) days from the date of the Issuance Notice (the “Exercise Period”) to notify the Company in writing of its intention to exercise its Preemptive Rights and to specify the number of Shares it wishes to acquire, up to its pro rata share. Each Shareholder electing to exercise its Preemptive Rights shall deliver the full purchase price for the Shares it has elected to acquire to the Company within the Exercise Period, or such other period as may be specified in the Issuance Notice. If any Shareholder fails to exercise its Preemptive Rights in full within the Exercise Period, the remaining Shares shall be offered to the other Shareholders who have exercised their Preemptive Rights in full, on a pro rata basis
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or as otherwise agreed among them. The Company shall provide written notice to such Shareholders of the remaining Shares and the additional period (not exceeding fifteen (15) days) within which they may elect to acquire such remaining Shares. Any portion of such Shares that is not acquired by the Shareholders pursuant to this Section 4.2(d) it may be offered by the Company to a third party purchaser approved by the Board, on terms no less favorable to the Company than those offered to the Shareholders, subject to the execution and delivery of a joinder agreement in the form attached hereto as Exhibit A.
Section 4.4    Target Leverage Ratio. The Company Group shall be managed so as to comply with the treasury principles set forth on Schedule X attached hereto (the “Treasury Principles”) and the Shareholders intend to cooperate in good faith to comply with such Treasury Principles.
ARTICLE V
BOARD; DIRECTORS
Section 5.1    Management of the Company. Subject to the provisions of this Agreement, the Articles of Association and applicable Laws, the management of the Company shall be vested exclusively in the Company’s board of directors (the “Board”), which may from time to time by resolution delegate authority to others to act on behalf of the Company. Subject to the Board’s duties and obligations under applicable Law, the Board shall exercise its duties in accordance with the instructions of the General Meeting and shall act in accordance with the provisions of this Agreement and the Articles of Association. Subject to Section 5.7, any two directors acting jointly (as long as one of them is a Suzano Director) are authorized to represent the Company. Except as otherwise agreed by the Shareholders, no Shareholder shall have any right or authority to take any action on behalf of the Company or to bind or commit the Company with respect to third parties or otherwise.
Section 5.2    Board.
(a)    Each Shareholder shall appoint one or more individuals to the Board (each of such individuals, a “Director”). The total number of Directors shall be five (5), of whom (i) three (3) shall be designated by Suzano (the “Suzano Directors”) and (ii) two (2) shall be designated by K-C (the “K-C Directors”). The initial Directors as of the date of this Agreement shall be those Persons set forth in Schedule II.
(b)    Each Director shall serve indefinitely, until such Director is removed by the Shareholder that designated such Director pursuant to this Section 5.2, or otherwise until the earlier of such Director’s resignation or death. A Shareholder may at any time remove any Director designated by such Shareholder pursuant to this Section 5.2, with or without cause.
(c)    In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Director designated pursuant to this Section 5.2, such vacancy shall be filled by a person designated by the Shareholder, the removal, resignation or death of whose designee or nominee created the vacancy.
(d)    Officers, directors, employees or other representatives (including the accountants, attorneys and/or financial advisors) of a Shareholder entitled to designate a Director shall be permitted to attend Board meetings as non-voting observers upon invitation by the Chair or any Director (after 24 hours prior written notice by such Director to the Chair); provided that no more than three (3) such individuals shall be permitted to attend each Board meeting (unless otherwise agreed by a K-C Director and a Suzano Director, acting jointly).
(e)    Any Director may resign at any time by notifying the Company by the delivery of a written notice to the Chair. Such resignation shall be effective upon receipt of such notice by the Chair,
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or at such later time as is therein specified, and unless otherwise specified the acceptance of such resignation shall not be necessary to make such resignation effective.
(f)    Each Shareholder agrees to take all necessary or desirable actions, including to vote, or to act by written consent with respect to, all their respective Shares, to carry out and effect the Board composition (or any changes thereto) contemplated by this Article V, and to cause each Shareholder’s nominees to be duly elected to or removed from the Board, as applicable.
Section 5.3    Board Meetings; Quorum.
(a)    All meetings of the Board shall take place at a location in the Netherlands designated by the Board from time to time (or such other place as may be agreed by the Board). Directors shall in principle attend regular Board meetings in person (unless otherwise agreed to be held by means of a tele- or videoconference or similar communications equipment by the Board). If a Director is unable to attend such Board meeting in person, such Director may grant a proxy to one of the other Directors appointed by the same Shareholder who will attend the Board meeting in person. If none of the Directors appointed by the same Shareholder are available to attend such Board meeting in person, the Directors appointed by such Shareholder may participate in such meeting of the Board by means of a tele- or videoconference or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance and presence in person at such meeting.
(b)    Regular meetings of the Board shall be held at least quarterly or at such more frequent times as may be determined from time to time by the Chair. A special meeting of the Board may be called at any time by the Chair or any other Director. The Directors shall use commercially reasonable efforts to agree upon mutually convenient dates for regular and special meetings of the Board. Notice (which may be in writing or by any electronic, oral or telephonic means) must be given by the Chair to all of the Directors at least seven (7) Business Days in advance of any meeting of the Board unless waived by all of the Directors. A Director may waive notice of any meeting in writing or by email communication, or if such Director is present at such meeting, except if such Director attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. A notice so given must include an agenda specifying items for decision, together with all reasonably available supporting materials or documents in respect of such matters. Any Director that wishes to have any additional matter discussed at any such meeting, shall give the Chair and each other Director not later than four (4) Business Days prior to any such meeting, notice of each matter it so wishes to discuss. Emergency meetings of the Board may be held at the offices of the Company (or such other place as shall be agreed by the Board) upon five (5) days’ telephone notice or such shorter notice period as may be reasonable given the urgency of matter to be discussed during the emergency meeting with a minimum notice period of twenty-four (24) hours, specifying in reasonable detail the nature of such emergency (to be confirmed by email communication) by any Director or the Chair.
(c)    Directors entitled to be present at a meeting of the Board shall be deemed to be present for all purposes if a Director is able (directly or via telephone or other generally accepted communication platforms that allow such Director to connect with video, audio and phone communication) to speak to and be heard by all those present or deemed to be present simultaneously.
(d)    The presence of that number of Directors representing at least a majority of the Board, including at least one (1) K-C Director and one (1) Suzano Director, shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid; provided that, if no K-C Director attends a Board meeting duly noticed to the Directors, such Board meeting shall be adjourned to a date that is not less than five (5) Business Days after the date of the original Board meeting, and such adjourned Board meeting shall not require the attendance of a K-C Director to satisfy the quorum requirements herein;
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provided that nothing in this Section 5.3(d) shall result in a waiver of the requirement for Supermajority Vote for any Veto Matters.
(e)    Each Director shall be entitled to cast one (1) vote; provided that, for all purposes of this Agreement with respect to Directors designated by a Shareholder, (i) a Director who is designated by a certain Shareholder and is present at a meeting of the Board shall have the right to cast the vote for the other Directors appointed by the same Shareholder if such other Directors are not otherwise present and provided a proxy has been granted to the attending Director, each time for a particular Board meeting, and (ii) if one or more vacancies remain as a result of a Shareholder’s failure to designate all Directors to which such Shareholder is entitled, the most senior Director designated by such Shareholder shall be entitled to cast such number of additional votes as the number of vacancies that exist for the Directors to be designated by such Shareholder.
(f)    Subject to Section 5.7, all matters submitted for approval by, or to a vote of, the Board shall be determined by Majority Vote.
Section 5.4    Resolutions in Writing. Any resolution or action required or permitted to be taken by the General Meeting or the Board, either at a meeting or otherwise, may be taken in writing outside a meeting of the General Meeting or the Board, as the case may be, signed by, (a) in the case of actions taken by the General Meeting, Suzano and K-C and provided that all Shareholders have agreed with this method of decision-making and the Directors must be given the opportunity to advise on the items to be resolved upon prior to the adoption thereof and (b) in the case of actions taken by the Board, all of the Directors then appointed to the Board and provided that all the Directors have agreed with this method of decision-making. Any such resolution or action to be taken in writing shall be circulated to all Shareholders or Directors, as applicable, to review at least four (4) Business Days in advance of execution.
Section 5.5    Company Minutes. The decisions and resolutions of the Directors and the Board shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Directors present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes shall be provided to each Director.
Section 5.6    Compensation. Unless otherwise expressly provided by resolution adopted by the General Meeting, none of the Directors shall, solely in such capacity, receive any stated remuneration or compensation for such Director’s services. The Company shall reimburse each Director for any reasonable and documented out-of-pocket expenses paid by such Director on account of such Director’s attendance at any meeting. Subject to the other terms of this Agreement, a Director may also be paid for serving the Company, its Affiliates or its Subsidiaries in other capacities (e.g., as an employee).
Section 5.7    Veto Matters; Deadlock. Notwithstanding anything to the contrary in this Agreement (other than Section 3.1(b), Section 3.2, Section 4.2(d), Section 9.4 and Schedule 2.12(c)), the Board or the General Meeting shall not adopt any resolution or take action by written consent with respect to any of the actions set forth on Schedule III attached hereto (each, a “Veto Matter”), as may be amended by Supermajority Vote, and the Company shall not take, and the Company shall cause its Subsidiaries not to take, any action with respect to a Veto Matter, unless the consent of the Board or the General Meeting (as applicable) has been obtained with respect to such Veto Matter and such consent includes the written approval of, or affirmative vote by, each of Suzano and K-C in their capacity as Shareholder (in the case of a Veto Matter decided by a General Meeting or via written resolution of the General Meeting pursuant to Section 5.4) or each of a Suzano Director and a K-C Director in their capacity as a Director (in the case of a Veto Matter decided by the Board in a meeting or via written resolution of the Board pursuant to Section 5.4) (“Supermajority Vote”). If a Veto Matter is validly
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decided upon by the Board (in case of a Veto Matter decided by the Boards) or the General Meeting (in case of a Veto Matter decided by the General Meeting) in accordance with this Section 5.7, all parties hereto shall use all powers vested in it to give full effect to such resolution or action (as the case may be), which shall include adopting the relevant resolutions and executing the relevant (notarial) deeds necessary under Dutch law (if any). A deadlock shall be deemed to have occurred if a proposal with respect to a Supermajority Vote or Veto Matter is not approved in accordance with this Section 5.7 at two (2) consecutive duly convened General Meetings or meetings of the Board (as applicable). In the event of a deadlock with respect to a Veto Matter to be decided by the Board, the Veto Matter shall be escalated to the General Meeting for resolution. In the event of a deadlock in a General Meeting, either K-C or Suzano may, at any time within twenty (20) days after the date on which a deadlock occurs, deliver written notice to the other Shareholder and to the Company stating that in its opinion a deadlock has occurred with respect to such Supermajority Vote or Veto Matter and identifying the matter giving rise to the deadlock (a “Deadlock Notice”), and upon receipt of such Deadlock Notice, K-C and Suzano shall be required to follow the procedures set forth in clauses (b) and (c) of Section 12.4 for resolution of Disputes.
Section 5.8    Board Approval Matters. Subject to the other limitations set forth in this Agreement and by applicable Law, including Section 5.7, the Board shall have authority with respect to all aspects of the affairs and operations of the Company. Without limitation of the foregoing, the Board shall not adopt any resolution with respect to the action set forth on Schedule IV attached hereto, unless such action is first presented at one meeting of the Board (it being understood and agreed by the parties hereto that the action set forth on Schedule IV shall in no event be deemed a Veto Matter or require Supermajority Vote).
Section 5.9    Board Committees. The Board shall be permitted to establish committees as it deems appropriate. Each committee shall consist of three (3) Directors, two (2) of which shall be designated by Suzano and one (1) of which shall be designated by K-C, with responsibilities of each such committee to be established by the Board in the committee charters. The committees shall be advisory in nature and may only make recommendations to the Board. Any such recommendations or other actions taken by such committees shall not be binding on the Board and the Board shall have no obligation to implement, or cause the implementation of, such recommendations.
Section 5.10    Chair. The chair of the Board (“Chair”) shall be one (1) of the Suzano Directors designated by Suzano in its sole discretion and shall preside at all meetings of the Board and of the Shareholders. The Chair shall have the right to call any meetings of the Board (including when requested by another Director) and shall be responsible for organizing the agenda of such meetings and any meetings of the Shareholders. In addition, the Chair shall have such powers and perform such other duties as from time to time may be assigned to him or her by this Agreement, the Articles of Association or by the Board.
Section 5.11    Officers.
(a)    The Board may, from time to time, delegate to one or more Officers such authority and duties as the Board may deem advisable and grant an unlimited or limited power of attorney to represent and bind the Company, and revoke such delegations and powers of attorney. The Officers of the Company shall include a CEO, a CFO, a Chief Operating Officer (the “COO”), and a Chief Compliance Officer (the “CCO” and, collectively with the CEO, the CFO and the COO, the “Senior Officers”). The Board shall be entitled to appoint additional Officers as it may deem advisable from time to time and any replacements thereof. The Officers shall be authorized to represent the Company within the scope of their power of attorney, under the direction of and, at all times, subject to the authority and supervision of the Board. The Board hereby delegates the authority and duties to each of the Senior Officers of the Company, by adoption of a written resolution of Board, substantially in the form as attached hereto as Schedule VIII, pursuant to which such powers of attorney are granted to the individuals set forth therein. Notwithstanding the foregoing, prior to the Board making any appointment of the CEO and/or the CFO (other than the Initial CEO and Initial CFO, which, for the avoidance of doubt, shall be appointed
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pursuant to the specified procedures set forth below), Suzano shall (i) first consult with K-C in good faith regarding the selection of the CEO and/or CFO, as applicable, and consider in good faith any candidates for the CEO and/or CFO position suggested by K-C that satisfy, in K-C’s reasonable discretion, the Minimum Qualification Requirements and (ii) following such consultation with K-C, deliver to K-C a list of three (3) candidates selected by Suzano for each of the CEO and/or CFO positions that satisfy, in Suzano’s reasonable discretion, the Minimum Qualification Requirements (the “Proposed Candidate List”). For a period of ten (10) Business Days following the delivery by Suzano of the Proposed Candidate List and prior to the Board making any appointment of the CEO and/or the CFO, K-C shall be permitted to reject one candidate for each of the CEO and/or CFO positions from the Proposed Candidate List by delivering written notice to Suzano; provided, that if K-C shall not deliver such written notice to Suzano within such ten (10)-Business Day period, then such rejection right shall be deemed irrevocably waived by K-C for all purposes of this Agreement. As of the date of this Agreement, the Board shall appoint those Persons set forth in Schedule II as the initial CEO (the “Initial CEO”) and initial CFO (the “Initial CFO”) by adoption of a written resolution of Board, substantially in the form as attached hereto as Schedule VIII, pursuant to which the powers of attorney are granted to the Initial CEO and the Initial CFO set forth therein. The Initial CEO shall propose to the Board the identity of the initial COO and initial CCO within sixty (60) days after the date of this Agreement, and the Board shall consider in good faith the Senior Officers proposed by the Initial CEO when appointing each Senior Officer. The powers of attorney to be granted to the COO and CCO are attached hereto on Schedule VIII.
(b)    In the event of any vacancy in the position of the CEO, the Board will delegate the authority and duties initially delegated to the CEO to the CFO until another CEO is validly appointed in accordance with the terms of this Agreement.
(c)    The Officers shall be entitled to receive for their services to the Company such compensation as may be determined by the Board from time to time, and such compensation shall be paid by the Company. The Officers shall at all times be subject to the supervision and control of the Board and shall conform to policies and programs established by the Board, and the scope of the Officers’ authority shall be limited to such policies and programs. The acts of the Officers shall bind the Company when within the scope of the powers of attorney granted to such Officers. The Officers shall keep the Board informed as to all matters of concern to the Company Group.
Section 5.12    Subsidiaries. Subject to the requirements of any applicable Law, the board of directors or similar governing body of any Subsidiary of the Company shall, unless otherwise determined by the Board, be comprised of employees of the Company or its Subsidiaries; provided that the board of directors or similar governing body of such Subsidiary shall not take any action that would require Supermajority Vote without first obtaining such approval; provided, further, that local country tax “substance” and “residence” requirements will be considered in the composition of any such board of directors or similar governing body.
ARTICLE VI
GENERAL MEETING
Section 6.1    Annual General Meeting. The annual General Meeting must be held annually within six (6) months of the end of each Fiscal Year. Other General Meetings will be held as often as a Shareholder, the Chair or the Board deems necessary (in each case in accordance with this Agreement and the Articles of Association). At least seven (7) Business Days’ prior written notice of each meeting of the Shareholders, including a description of the matters to be discussed thereat (a “Shareholder Meeting Notice”), shall be delivered to each Shareholder unless such notice is unanimously waived by all the Shareholders; provided, however, that in the event that no Shareholder Meeting Notice is delivered, a meeting of the Shareholders shall be validly held if all issued and outstanding Shares are represented thereat. Each Shareholder agrees to use commercially reasonable efforts to attend any meeting of the Shareholders with respect to which a Shareholder Meeting Notice has been duly delivered in accordance with this Section 6.1. Notwithstanding the foregoing, any action
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required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting to the extent permitted by the Articles of Association and applicable Law, without notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all of the issued and outstanding Shares.
Section 6.2    Voting Rights. The holders of Common Shares and Preferred Shares shall vote on matters presented at the General Meeting as a single class in accordance with Section 2.9(b)(i). Unless otherwise provided in this Agreement, the Articles of Association or prescribed by mandatory Dutch law, all resolutions of the General Meeting (including those at any adjourned meeting, if applicable) require a simple majority of the votes cast on an As-Converted Basis by the Shareholders present or represented at the meeting. For any General Meeting, the presence in person or by proxy of Shareholders owning more than sixty percent (60%) of the issued share capital of the Company shall constitute a quorum for the transaction of any business. If a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be adjourned to the same time and place eight (8) days later and the Shareholders present in person or by proxy at the adjourned meeting shall form a quorum for the transaction of any business.
ARTICLE VII
DISTRIBUTIONS
Section 7.1    Distributions. Subject to this Section 7.1, Section 7.2 and the Treasury Principles, distributions on Shares shall be made in accordance with the following distribution policy of the Company (the “Distribution Policy”): (a) from the date hereof until the fifth anniversary hereof, when and as determined and approved by the Board but at least once within fifteen (15) Business Days after the end of the Fiscal Quarter ending June 30 and the Fiscal Quarter ending December 31, Available Cash shall be distributed to the Shareholders proportionally in accordance with their respective Shares on an As-Converted Basis; provided, however, that for purposes of the Company’s initial distribution pursuant to the foregoing clause (a) for the first Fiscal Quarter ending June 30 or ending December 31, as the case may be, after the date of this Agreement, clause (b) of the definition of Available Cash shall be equal to the Minimum Cash (as defined in the EAPA), and (b) beginning after the fifth anniversary hereof and except during any EBITDA Insufficiency Delay Period, when and as determined and approved by the Board but at least once within fifteen (15) Business Days after the end of the Fiscal Quarter ending June 30 and the Fiscal Quarter ending December 31, (i) the first 20% of the Available Cash shall be distributed to the Shareholders holding Preferred Shares proportionally in accordance with their respective Preferred Shares and (ii) the remaining 80% of Available Cash shall be distributed to all the Shareholders proportionally in accordance with their respective Shares on an As-Converted Basis. The Company shall pay to the Shareholders the distributions of Available Cash payable pursuant to this Section 7.1 as promptly as practicable and in no event later than thirty (30) days following the resolution of the General Meeting. Subject to Section 7.2 and the Treasury Principles, any distributions are subject to approval of the Board in accordance with Article 2:216 of the Dutch Civil Code, and must be otherwise permitted under applicable Law, and subject always to the Company or its Subsidiaries maintaining any amount as determined by the General Meeting with Supermajority Vote. [Notwithstanding the forgoing, with respect to each distribution of Available Cash payable pursuant to this Section 7.1, an amount equal to the KC SAP Excess shall be deducted from the amounts that would have been distributed to Suzano in respect of its Shares and shall instead be paid to K-C.]3
Section 7.2    Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made (a) in violation of applicable Law, (b) in violation of any applicable covenant, obligation or other agreement of the Company Group set forth in any credit facility, loan agreement, security agreement, mortgage, debt instrument or similar agreement or obligation to which any member of the Company Group is a party or by which it is bound or to which its assets are
3     Note to Draft: The parties will discuss in good faith after signing the bracketed language to agree on a structure in which the KC SAP Excess is paid to K-C in the most tax-efficient manner.
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subject, or (c) to the extent any Emergency Loan is outstanding, until such Emergency Loan is repaid in full by the Company Group, in the case of clauses (b) and (c), that has been entered into in compliance with the terms of this Agreement.
Section 7.3    Withholding. The Company shall withhold from any distribution otherwise payable to any Shareholder and remit to the applicable Governmental Authority any Taxes that are required to be withheld by applicable Law with respect to such Shareholder, as reasonably determined by the Board. Taxes withheld from any distribution otherwise payable to any Shareholder pursuant to the preceding sentence, or Taxes withheld from any amounts directly or indirectly payable to the Company or any of its Subsidiaries that are specifically attributable to any Shareholder (as reasonably determined by the Board), shall in each case be treated for purposes of this Agreement as a distribution to the applicable Shareholder. To the extent that the cumulative amount of Taxes allocable to a Shareholder for any period pursuant to this Section 7.3 exceeds the distributions to which such Shareholder is entitled for such period, then the applicable Shareholder shall promptly reimburse the Company for such excess. Each Shareholder shall indemnify the Company for any Taxes allocable to such Shareholder pursuant to this Section 7.3. Such obligation to indemnify the Company shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 7.3, the Company shall be treated as continuing in existence. The Company will use, and cause its Subsidiaries to use, commercially reasonable efforts to assist the Shareholders in obtaining any available reduced rate of, exemption from, or refund of Taxes pursuant to any applicable Tax treaty or other applicable law (including by obtaining a valid certificate from the applicable Governmental Authority prescribing a reduced rate of withholding). Upon request from any Shareholder in respect of which the Company or any of its Subsidiaries has withheld or paid Taxes in accordance with this Section 7.3, the Company shall provide, within ten (10) days of such request, copies of all valid receipts, certificates or other documentation evidencing that such withholding was remitted to the applicable Governmental Authority.
ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS
Section 8.1    Books and Records; Financial Statements.
(a)    At all times during the continuance of the Company, the Company shall (i) prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Business (including by its Subsidiaries), in each case, in accordance with IFRS and GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement and (ii) devise and maintain a system of internal controls over financial reporting in accordance with the COSO Internal Control Framework that provides reasonable assurances that: (A) transactions that are material to the Company or the Business (individually or in the aggregate) are executed in accordance with management’s general or specific authorization; (B) transactions that are material to the Company or the Business (individually or in the aggregate) are recorded as necessary: (x) to permit preparation of financial statements in conformity with IFRS and GAAP or any other criteria applicable to such statements and (y) to maintain accountability for assets. Such books of account shall at all times be maintained at the principal place of business of the Company and upon reasonable request in writing and reasonable prior notice shall be open to inspection and examination at reasonable times by each Shareholder and its duly authorized representatives for any purpose reasonably related to such Shareholder’s interest in the Company (provided that any such representative, if applicable, shall execute a confidentiality agreement reasonably satisfactory to the Company prior to any such inspection and examination). The books of account and the records of the Company shall be examined by and reported upon as of the end of each Fiscal Year by an internationally recognized U.S.-based “Big 4” firm of independent certified public accountants that shall be selected by the Board (the “Auditor”).
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(b)    The following financial information (excluding any periods prior to January 1, [2025]), prepared in accordance with GAAP and IFRS, shall be provided by electronic means or otherwise by the Company to each Shareholder at the times hereinafter set forth:
(i)    As soon as available and in any event within thirty (30) days after the close of each Fiscal Year, the audited consolidated financial statements and accompanying footnote disclosures of the Company and its Subsidiaries, examined by and certified to by the Auditors, including: (A) the audited consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Year, (B) an audited consolidated statement of income of the Company and its Subsidiaries for such Fiscal Year (including a detailed income statement and statement of comprehensive income); and (C) an audited consolidated statement of the Company and its Subsidiaries’ cash flows for such Fiscal Year.
(ii)    As soon as available and in any event within ten (10) Business Days after the end of each Fiscal Quarter (A) unaudited consolidated financial statements (including a balance sheet and statements of income and cash flows for such Fiscal Quarter) of the Company and its Subsidiaries as of the end of such three-month period, consolidated statements of income of the Company and its Subsidiaries for such three (3)-month period (including a detailed income statement and statement of comprehensive income), in each case, unaudited and certified by the Chief Financial Officer or Treasurer of the Company, which unaudited consolidated financial statements may be subject to normal year-end adjustments and need not contain footnote disclosures required by IFRS or GAAP and (B) projected quarterly income statements for the current year.
(iii)    As soon as available and (A) in any event within four (4) Business Days after the end of each calendar month unaudited consolidated management accounts (including a balance sheet and cash flows) and (B) in any event within three (3) Business Days after the end of each calendar month, unaudited consolidated statements of income, in each case, reasonably reflecting the financial affairs of the Company and its Subsidiaries for such calendar month, which monthly management accounts may be subject to normal year-end adjustments and need not contain footnote disclosures required by IFRS or GAAP.
(c)    The Company shall use its reasonable best efforts to prepare or reasonably assist each Shareholder with preparing, or use its reasonable best efforts to cause to be prepared and provided, in a reasonably timely fashion upon reasonable prior written request by such Shareholder any (i) financial information (including the information described in Section 8.1(b) or other data relating to the Company and its Subsidiaries) and (ii) any other relevant information or data in each case, to the extent reasonably necessary, as reasonably determined in good faith by such Shareholder, for such Shareholder to (A) comply with GAAP, IFRS or its obligations under applicable Law or the rules and regulations of any securities exchange or “self regulatory organization” as defined in Section 3(a)(26) of the U.S. Securities Exchange Act of 1934 (“SRO”) (including reporting, filing and accounting obligations that may arise under applicable Law or the rules and regulations of any SRO in the course of such Shareholder’s business and financing activities) or (B) apply the equity method of accounting in accordance with GAAP and applicable Law.
(d)    From time to time, with reasonable promptness, the Company shall deliver to each Shareholder such other available information and financial data concerning the Company’s and its Subsidiaries’ condition and operations (financial or otherwise) as such Shareholder may reasonably request (taking into account applicable Law and any relevant privileges or binding confidentiality requirements), including to the extent available information reasonably necessary to assess the carrying value of such Shareholder’s investment (including financial forecasts, market data and updates on significant or legal developments); provided that such access shall only be upon reasonable advance notice in writing, during normal business hours and in such a manner as to not unreasonably interfere
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with the normal operation of the business of the Company Group. In providing any such requested information and financial data, the Company shall deliver such information in its possession to the requesting Shareholder and all other Shareholders substantially simultaneously. Following the end of each Fiscal Year, the Company shall conduct an annual assessment of its internal controls over financial reporting and provide the Shareholders with (i) drafts of any comfort letter and report relating to the Company’s assessment of its internal controls received from the Company’s independent auditors and (ii) copies of any final comfort letter and final report relating to the Company’s assessment of its internal controls received from the Company’s independent auditors, in each case, promptly after becoming available to the Board (and in any event no later than two (2) Business Days thereafter); provided that if the Company or any Director becomes aware of any material weakness or significant deficiency in the internal controls over financial reporting, the Company or such Director shall notify the Shareholders promptly (and in any event, no later than one (1) Business Day) after becoming aware (or such Director becomes aware) of such weakness or deficiency.
(e)    Promptly after the sending or filing thereof, the Company shall deliver to each Shareholder copies of all reports that the Company or any of its Subsidiaries sends to any of its creditors under any credit agreement or otherwise.
(f)    From time to time, the Company shall allow each Shareholder and its duly authorized representatives, upon reasonable advance notice in writing, during normal business hours and in such a manner as to not unreasonably interfere with the normal operation of the business of the Company Group, with reasonable access (taking into account applicable Law and any relevant privileges or binding confidentiality requirements) to the senior management and the Auditors of the Company for any purpose reasonably related to such Shareholder’s interest in the Company. A Shareholder shall, at least annually or more frequently if reasonably requested in writing, be permitted to audit (taking into account applicable Law and any relevant privileges or binding confidentiality requirements) at reasonable times and after reasonable advance notice in writing to the Company the books, records and financial statements of the Company in order to verify the accuracy of the financial information provided and to ensure compliance with IFRS and GAAP and shall be entitled to review the Company’s accounting procedures, financial reporting processes and internal controls over financial reporting; provided that any such private audit shall be at the expense of the Shareholder desiring it, and it shall not be paid for out of Company funds, and shall be done in a manner as to not unreasonably interfere with the normal operation of the business of the Company Group.
ARTICLE IX
RESTRICTIONS ON TRANSFER
Section 9.1    Certain Restrictions on Transfer or Encumbrance.
(a)    No Shareholder shall Transfer any Shares other than to a Permitted Transferee during the Lock-Up Period applicable to such Shareholder. If any Permitted Transferee to which Shares are transferred pursuant to this Section 9.1(a) ceases to be a Permitted Transferee of the transferring Shareholder, then such Person shall, as promptly as practicable, reconvey such Shares to the transferring Shareholder; provided, however, that nothing in this paragraph shall prohibit any party or any Permitted Transferee of such party from providing services to, or receiving services from, the Company or any of its Subsidiaries to the extent contemplated by the Ancillary Agreements (as defined in the EAPA).
(b)    Subject to compliance with the other provisions of this Article IX, after the expiration of the Lock-Up Period applicable to such Shareholder, Suzano and K-C shall be permitted to Transfer any or all of its Shares; provided that neither K-C nor any Permitted Transferee shall be permitted to Transfer any Shares to a Restricted Transferee or any of its controlled Affiliates.
(c)    No Transfer of Shares to a Transferee shall be effective if the purpose or effect of such Transfer shall have been to circumvent the express provisions of this Section 9.1. If the Transfer of
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Shares is subject to any prior regulatory consent or approval from any Governmental Authority, then such Transfer shall not occur prior to obtaining all applicable regulatory consents or approvals. Any attempted or actual Transfer in contravention of this Article IX, shall be invalid and of no effect and, to the extent permitted by applicable Law, void ab initio.
Section 9.2    Improper Transfer or Encumbrance. Notwithstanding anything herein to the contrary, any attempt not in compliance with this Agreement to make any Transfer of, or create, incur or assume any direct Encumbrance with respect to, any Shares shall be, to the extent permitted under applicable Law, considered null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Transfer or Encumbrance. Further, the parties engaging or attempting to engage in such Transfer shall be obliged to undo such Transfer (to the extent executed) and indemnify and hold harmless the Company and the other Shareholder(s) from all Losses that such indemnified Persons may incur (including incremental Tax liability and attorney fees and expenses) in enforcing the provisions of this Agreement related thereto.
Section 9.3    Transferees to Execute Agreement. Each Shareholder agrees that it shall not make any Transfer of any Shares unless contemporaneously with the consummation of any such Transfer, the Person (including, for the avoidance of doubt, any Transferee or Permitted Transferee) to whom such Transfer is proposed to be made (a “Prospective Transferee”) duly executes and delivers a joinder to this Agreement in the form attached hereto as Exhibit A. Upon the execution and delivery by such Prospective Transferee of such joinder and compliance with the provisions of Section 2.10, such Prospective Transferee shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Shareholder under this Agreement with respect to the Shares owned by such Prospective Transferee.
Section 9.4    Call Option.
(a)    Notwithstanding anything in this Agreement to the contrary (but subject to the terms of this Section 9.4 and Schedule 2.12(c)), at any time beginning on the first day after the third (3rd) anniversary of the date hereof (such exercise date, the “Trigger Date”), Suzano shall have the right, but not the obligation, to purchase and acquire, subject to the terms and conditions of this Section 9.4, as elected by K-C, either (i) all (but not less than all) of the outstanding Shares held by K-C or any of its Affiliates (“Direct Shares”), (ii) all (but not less than all) of the outstanding equity interests of any Dutch Holdco Entity that holds Direct Shares (“Indirect Shares”) or (iii) any combination of Direct Shares and Indirect Shares that results in the Transfer of all (but not less than all) the outstanding Shares held by K-C Parent and its Affiliates (the Direct Shares, Indirect Shares or any combination thereof, as the case may be, the “Call Shares”) and K-C shall have the obligation, subject to the terms and conditions set forth in this Section 9.4, to Transfer to Suzano (or its designee) all the Call Shares, in each case, free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or under applicable securities Laws), at the Call Option Purchase Price determined in accordance with Schedule VII and this Section 9.4, by delivering to K-C a Call Option Notice (the “Call Option”). If K-C elects to Transfer any of its Indirect Shares pursuant to this Section 9.4(a), K-C Parent shall represent and warrant to Suzano that each Dutch Holdco Entity that holds such Indirect Shares, as of the Call Option Closing Date, (I) is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands and was formed solely for the purposes of holding the Shares and activities relating directly to the Pre-Closing Reorganization, and (II) has not (or shall not have) engaged at any time in any other business or activities other than those relating solely to holding the Shares and activities relating directly to the Pre-Closing Reorganization, and has not (or shall not have) any liabilities (contingent or otherwise), debts or obligations of any nature whatsoever or made any investments at any time other than holding the Shares or activities relating directly to the Pre-Closing Reorganization.
(b)    To exercise the Call Option, Suzano shall deliver to K-C written notice of such exercise (the “Call Option Notice”) containing (i) the scheduled date (the “Call Option Closing Date”) on
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which the Call Option is to be consummated (the “Call Option Closing”), (ii) Suzano’s calculation of (A) the Specified Adjusted EBITDA as of the Measurement Time and (B) the resulting Call Option Purchase Price (assuming, solely for this purpose, the Net Indebtedness, the CapEx Deviation, the SAP Cost Reimbursement Amount and the Input Costs Deviation is zero dollars ($0)), (iii) the form of consideration to be used to pay the Call Option Purchase Price, which shall be cash, and (iv) Suzano’s indication of whether Suzano has or has not engaged KPMG LLP (“KPMG”) for any Material Accounting Engagement in the two (2) years immediately prior to the date of such Call Option Notice. The Call Option Notice shall be irrevocable by Suzano. Upon receipt of the initial Call Option Notice, K-C shall either (x) consummate the Call Option Closing (subject to the determination of the Estimated Call Option Purchase Price pursuant to Section 9.4(c)) at 10:00 a.m. (Dallas, Texas time) with Suzano on the date that is the later of the Call Option Closing Date, or within five (5) Business Days of receipt of all Required Governmental Authorizations in accordance with Section 9.4(d) (or at such other date and time mutually agreed in writing upon by Suzano and K-C), or (y) if, and only if, the Specified Adjusted EBITDA as of the Measurement Time is less than the Baseline EBITDA, follow the procedures set forth on Schedule VII. Suzano may deliver the initial Call Option Notice prior to the first date on which Suzano is permitted to exercise the Call Option in accordance with Section 9.4(a) (but, for the avoidance of doubt, subject to Schedule 2.12(c), neither the Trigger Date nor the Call Option Closing Date shall occur prior to the first day after the third anniversary of the date hereof). Following K-C’s receipt of the Call Option Notice (except in the event of an EBITDA Insufficiency Delay Period) or the Second Call Option Notice, as applicable, K-C shall have forty five (45) days to deliver to Suzano a written notice of its good-faith disagreement (an “EBITDA Notice of Disagreement”) with respect to the calculation of the Specified Adjusted EBITDA as of the Measurement Time set forth in the Call Option Notice or the Second Call Option Notice, as applicable; provided that the Company and Suzano shall reasonably cooperate in good faith with K-C and provide K-C with the access contemplated by Section 8.1; provided, further, that K-C shall indicate in writing in such EBITDA Notice of Disagreement whether K-C has or has not engaged KPMG for any Material Accounting Engagement in the two (2) years immediately prior to the date of such EBITDA Notice of Disagreement. If K-C delivers an EBITDA Notice of Disagreement, each of K-C and Suzano shall use its reasonable best efforts to seek to resolve in writing any differences that they may have with respect to each disputed item specified by K-C in the EBITDA Notice of Disagreement within thirty (30) days following delivery of the EBITDA Notice of Disagreement by K-C to Suzano. Any disputed items resolved in writing between K-C and Suzano within such thirty (30)-day period shall be final and binding with respect to such items, and if K-C and Suzano agree in writing on the resolution of each disputed item specified by K-C in the EBITDA Notice of Disagreement and the amounts of Specified Adjusted EBITDA, the amounts so determined shall be final and binding on K-C and Suzano for all purposes hereunder. If K-C and Suzano cannot resolve all such differences by 11:59 p.m. Dallas, Texas time on the day that is thirty (30) days after K-C delivers the EBITDA Notice of Disagreement, K-C and Suzano shall submit such dispute, and each of K-C and Suzano shall submit their respective good-faith calculations of the Specified Adjusted EBITDA as of the Measurement Time, in writing to KPMG (provided that, if KPMG declines to review the dispute, or any of K-C, Suzano or the Company have engaged KPMG for a Material Accounting Engagement in the two (2) years immediately prior to the exercise of the Call Option, then Suzano and K-C shall elect to submit such dispute to another internationally recognized U.S.-based firm of independent certified public accountants as mutually agreed between Suzano and K-C, and all the references to KPMG in this Section 9.4 shall be to such other Person). The Company, Suzano and K-C shall enter into a customary engagement letter with KPMG. The Company, Suzano and K-C shall use their commercially reasonable efforts to cause KPMG to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. All communications with KPMG shall include at least one Representative of each of the Company, Suzano and K-C, and none of the Company, Suzano and K-C shall be permitted to communicate with KPMG other than as expressly set forth herein. KPMG shall consider only those items and amounts in Suzano’s and K-C’s respective calculations of the Specified Adjusted EBITDA as of the Measurement Time that are identified as being items and amounts to which Suzano and K-C have been unable to agree. The scope of the disputes to be resolved by KPMG shall be limited to correcting mathematical errors, determining whether any other non-recurring specific item included in Adjusted EBITDA was included in accordance with the definition of Adjusted EBITDA, and determining whether the items and amounts in dispute were determined in
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accordance with IFRS, and KPMG shall not be permitted to make any other determination. In resolving any disputed item, KPMG may not assign a value to any item greater than the greatest value or less than the smallest value for such item set forth on Suzano’s and K-C’s respective calculations of Specified Adjusted EBITDA, as applicable. KPMG’s determination of the Specified Adjusted EBITDA as of the Measurement Time shall be based solely on written materials submitted by the Company, Suzano and K-C (i.e., not on independent review); provided, further, that such determination shall be final and binding on both K-C and Suzano and shall not be subject to dispute resolution as set forth in Section 13.13. The final Specified Adjusted EBITDA shall be (i) if K-C does not trigger an EBITDA Insufficiency Delay Period, if applicable, and does not deliver an EBITDA Notice of Disagreement, the Specified Adjusted EBITDA as of the Measurement Time set forth in the Call Option Notice or the Second Call Option Notice, as applicable, (ii) if K-C delivers an EBITDA Notice of Disagreement, but Suzano and K-C resolve such differences, the Specified Adjusted EBITDA as of the Measurement Time agreed by Suzano and K-C and (iii) if KPMG is engaged pursuant to this Section 9.4(b), the Specified Adjusted EBITDA as determined by KPMG (each such amount, the “Final Specified Adjusted EBITDA”). The determination of the Final Specified Adjusted EBITDA shall be conclusive and binding upon the Company, Suzano and K-C and shall not be subject to appeal or further review, absent fraud or manifest error. Judgment or award may be entered upon the written determination of KPMG in accordance with Section 13.13. In acting under this Agreement, KPMG shall function solely as an expert and not as an arbitrator; provided that KPMG shall have the power to conclusively resolve differences in disputed items as specified in this Section 9.4(b).
(c)    At least five (5) Business Days prior to the Call Option Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Suzano and K-C a statement (the “Preliminary Call Option Closing Statement”) that sets forth in reasonable detail the Company’s good faith estimate, in each case, determined as of 12:01 a.m. Dallas, Texas time on the Call Option Closing Date (the “Call Option Calculation Time”), of (i) Net Indebtedness (the “Estimated Net Indebtedness”), (ii) CapEx Deviation (the “Estimated CapEx Deviation”), (iii) the SAP Cost Reimbursement Amount (the “Estimated SAP Cost Reimbursement Amount”), (iv) the Input Costs Deviation (the “Estimated Input Costs Deviation”) and (v) the resulting calculation of the Call Option Purchase Price based on the Final Specified Adjusted EBITDA (the “Estimated Call Option Purchase Price”). Following the delivery of the Preliminary Call Option Closing Statement, but prior to the Call Option Closing Date, each of Suzano and K-C shall have the right (but not the obligation) to review the Preliminary Call Option Closing Statement. Prior to the Call Option Closing Date, the Company will review any comments proposed by K-C or Suzano with respect to the Preliminary Call Option Closing Statement and will consider, in good faith, any appropriate changes. Suzano, K-C and the Company shall in good faith seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Call Option Closing Statement; provided that if Suzano, K-C and the Company are unable to resolve such differences prior to the Call Option Closing Date, the amounts of Estimated Net Indebtedness, Estimated CapEx Deviation, Estimated SAP Cost Reimbursement Amount, Estimated Input Costs Deviation and Estimated Call Option Purchase Price as reflected in the Preliminary Call Option Closing Statement shall be used for purposes of calculating the Estimated Call Option Purchase Price to be paid on the Call Option Closing Date.
(d)    On the Call Option Closing Date, (i) K-C Parent, K-C or its applicable Affiliates, as applicable, shall execute and deliver a transfer agreement in form and substance reasonably acceptable to the transferor and the transferee providing for (or other instrument necessary to give effect to, including, if applicable, a notarial deed of transfer of shares executed by a Dutch civil-law notary) the Transfer and delivery of the Call Shares, free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to Suzano or its designee; and (ii) Suzano or its designee will pay the Estimated Call Option Purchase Price to K-C (or its nominee(s)) by wire transfer of immediately available funds to a bank account designated in writing by K-C Parent (or its nominee(s)) at least two (2) Business Days prior to the date the payment is due. The Shareholders agree that the Call Option Closing shall be subject to the receipt of all required regulatory consents or approvals from any Governmental Authority (“Required Governmental Authorizations”). Each of the Company, Suzano, K-C Parent and K-C shall use its reasonable best efforts to cooperate in obtaining such Required
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Governmental Authorizations (if any), including (A) cooperating with each other in connection with filings required to be made by any party under applicable Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all communications with such Governmental Authorities; (B) to the extent practicable and permitted by Law or Governmental Authority, providing the other parties with a copy of notifications or filings in draft form and giving such other parties a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Authorities; (C) furnishing to the other parties all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the Required Governmental Authorizations; (D) promptly notifying each other of any material communications from or with any Governmental Authority with respect to the Required Governmental Authorizations and ensuring to the extent practicable and permitted by Law or Governmental Authority that each of the parties is entitled to attend any material meetings, conferences, telephone calls, or other substantive discussions with or other appearances before any Governmental Authority with respect thereto; (E) reasonably consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to applicable Law; and (F) without prejudice to any rights of the parties hereunder, reasonably consulting and cooperating in all respects with the other in defending all actions by or before any Governmental Authority challenging the consummation of the Call Option Closing. Each of the Company and K-C acknowledge and agree that Suzano shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary Required Governmental Authorizations from the relevant Governmental Authorities in connection with the Call Option and the consummation of the Call Option Closing and each of the Company and K-C shall use its reasonable best efforts to take all actions to support Suzano in connection therewith.
(e)    Following consummation of the Call Option pursuant to which all of K-C’s Shares are acquired by Suzano (or its designee), subject to Section 10.1, the Managing Shareholder will amend this Agreement to reflect the withdrawal of K-C and the transfer of the Shares effective as of the Call Option Closing.
(f)    The fees and expenses of KPMG incurred pursuant to Section 9.4(b) shall be borne by the party whose calculation of Specified Adjusted EBITDA is furthest away from the Final Specified Adjusted EBITDA determined by KPMG.
(g)    Call Option Purchase Price True-Up.
(i)    Within sixty (60) days after the Call Option Closing Date, Suzano shall cause to be prepared and delivered to K-C and the Company a written statement (the “Call Option Final Closing Statement”) that shall include and set forth a good faith calculation in reasonable detail, in each case determined as of the Call Option Calculation Time, of (A) Net Indebtedness (the “Closing Net Indebtedness”), (B) CapEx Deviation (the “Closing CapEx Deviation”), (C) the SAP Cost Reimbursement Amount (the “Closing SAP Cost Reimbursement Amount”), (D) the Input Costs Deviation (the “Closing Input Costs Deviation”) and (E) the resulting calculation of the Call Option Purchase Price based on the Final Specified Adjusted EBITDA (the “Closing Call Option Purchase Price”). The Closing Net Indebtedness, the Closing CapEx Deviation and the Closing SAP Cost Reimbursement Amount (I) shall be prepared on a basis consistent with IFRS and (II) shall be based exclusively on the facts and circumstances as they exist prior to the Call Option Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Call Option Closing Date.
(ii)    The Call Option Final Closing Statement shall become final and binding on the sixtieth (60th) day following delivery thereof, unless prior to 11:59 p.m. Dallas, Texas time on the last day of such sixty (60)-day period, K-C delivers to Suzano written notice of its good-faith disagreement (a “Call Option Notice of Disagreement”) specifying in reasonable detail the nature and amount of any
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dispute as to the applicable Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation (and therefore the calculation of the Closing Call Option Purchase Price) as set forth in the Call Option Final Closing Statement. K-C shall be deemed to have agreed with all items and amounts of Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount and Closing Input Costs Deviation not specifically referenced in the Call Option Notice of Disagreement, and such items and amounts shall be final and binding on the parties hereto and shall not be subject to review in accordance with this Section 9.4(g)(ii).
(iii)    During the thirty (30)-day period following delivery of a Call Option Notice of Disagreement by K-C to Suzano, Suzano and K-C in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of any of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation as specified therein. Any disputed items resolved in writing between K-C and Suzano within such thirty (30)-day period shall be final and binding with respect to such items, and if Suzano and K-C agree in writing on the resolution of each disputed item specified by K-C in the Call Option Notice of Disagreement and the amount of any of the Closing Net Indebtedness, Closing CapEx Deviation Closing SAP Cost Reimbursement Amount, or Closing Input Costs Deviation so determined shall be final and binding on the Company, Suzano and K-C for all purposes hereunder. If K-C and Suzano have not resolved all such differences by 11:59 p.m. Dallas, Texas time on the last day of such thirty (30)-day period, K-C and Suzano shall submit such dispute, in writing, to KPMG, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of any of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation, and KPMG shall make a written determination as to the amount of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation. The Company, Suzano and K-C shall enter into a customary engagement letter with KPMG (provided that, if KPMG declines to review the dispute, then Suzano and K-C shall elect to submit such dispute to another internationally recognized U.S.-based firm of independent certified public accountants as mutually agreed between Suzano and K-C). The Company, Suzano and K-C shall use their commercially reasonable efforts to cause KPMG to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. All communications with KPMG shall include at least one Representative of each of the Company, Suzano and K-C, and none of the Company, Suzano and K-C shall be permitted to communicate with KPMG other than as expressly set forth herein. KPMG shall consider only those items and amounts in the Company’s, Suzano’s and K-C’s respective calculations of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation, as applicable, that are identified as being items and amounts to which Suzano and K-C have been unable to agree. The scope of the disputes to be resolved by KPMG shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with IFRS, and KPMG shall not be permitted to make any other determination. KPMG’s determination of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation, as applicable, shall be based solely on written materials submitted by the Company, Suzano and K-C (i.e., not on independent review). The determination of KPMG shall be conclusive and binding upon the Company, Suzano and K-C. The final Closing Net Indebtedness shall be (A) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing Net Indebtedness, the Closing Net Indebtedness set forth in the Call Option Final Closing Statement, (B) if K-C delivers a Call Option Notice of Disagreement with respect to Closing Net Indebtedness, but Suzano and K-C resolve such differences, the Closing Net Indebtedness agreed by Suzano and K-C and (C) if KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing Net Indebtedness as determined by KPMG (the “Final Net Indebtedness”). The final Closing CapEx Deviation shall be (I) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing CapEx Deviation, the Closing CapEx Deviation set forth in the Call Option Final Closing Statement, (II) if K-C delivers a Call Option Notice of Disagreement with respect to Closing CapEx Deviation, but Suzano and K-C resolve such differences, the Closing CapEx Deviation agreed by Suzano and K-C and (III) if KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing CapEx Deviation as determined by KPMG (the “Final CapEx Deviation”). The final Closing SAP Cost Reimbursement
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Amount shall be (1) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing SAP Cost Reimbursement Amount, the Closing SAP Cost Reimbursement Amount set forth in the Call Option Final Closing Statement, (2) if K-C delivers a Call Option Notice of Disagreement with respect to Closing SAP Cost Reimbursement Amount, but Suzano and K-C resolve such differences, the Closing SAP Cost Reimbursement Amount agreed by Suzano and K-C and (3) if KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing SAP Cost Reimbursement Amount as determined by KPMG (the “Final SAP Cost Reimbursement Amount”). The final Closing Input Costs Deviation shall be (x) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing Input Costs Deviation, the Closing Input Costs Deviation set forth in the Call Option Final Closing Statement, (II) if K-C delivers a Call Option Notice of Disagreement with respect to Closing Input Costs Deviation, but Suzano and K-C resolve such differences, the Closing Input Costs Deviation agreed by Suzano and K-C and (III) if KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing Input Costs Deviation as determined by KPMG (the “Final Input Costs Deviation”). Such determination of Final Net Indebtedness, Final CapEx Deviation, Final SAP Cost Reimbursement Amount and Final Input Costs Deviation shall not be subject to appeal or further review, absent fraud or manifest error. Judgment or award may be entered upon the written determination of KPMG in accordance with Section 13.13. In acting under this Agreement, KPMG shall function solely as an expert and not as an arbitrator; provided that KPMG shall have the power to conclusively resolve differences in disputed items as specified in this Section 9.4.
(iv)    If either of K-C Parent, Suzano Parent or the Company engage KPMG for any Material Accounting Engagement between the date of this Agreement and the final resolution and payment of the Closing Call Option Purchase Price (as adjusted), then Suzano or K-C, as applicable, shall have the right to submit any dispute under this Section 9.4 to another internationally recognized U.S.-based firm of independent certified public accountants as mutually agreed between Suzano and K-C, and all the references to KPMG in this Section 9.4 shall be to such other Person. The fees and expenses of KPMG shall be borne by Suzano and K-C in inverse proportion as they may prevail on the matters resolved by KPMG, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by KPMG at the time the determination of such firm is rendered on the merits of the matters submitted.
(v)    Until the resolution of any disputes pursuant to this Section 9.4, the Company will afford Suzano and K-C and their Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business and the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 9.4. The Company shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 9.4; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants. The rights of any party hereto shall not be prejudiced by the failure of any other party hereto to comply with this Section 9.4.
(vi)    The Call Option Purchase Price shall be adjusted, upwards or downwards, as follows:
(A)    For the purposes of this Agreement, the “Call Option Net Adjustment Amount” means an amount, which may be zero, positive, or negative, equal to the difference between the Closing Call Option Purchase Price as determined pursuant to Section 9.4(g) and the Estimated Call Option Purchase Price, expressed as (I) a positive number if the Closing Call Option Purchase Price exceeds the Estimated Call Option Purchase Price and shall be an amount equal to the difference, (II) a negative number if the Estimated Call Option Purchase Price exceeds the Closing Call Option Purchase Price and shall be an amount equal to the difference or (III) zero if the Estimated Call Option Purchase Price equals the Call Option Closing Purchase Price.
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(B)    If the Call Option Net Adjustment Amount is positive, the Closing Call Option Purchase Price shall be adjusted upwards in an amount equal to the Call Option Net Adjustment Amount, and Suzano shall pay an amount equal to the Call Option Net Adjustment Amount by wire transfer of immediately available funds to K-C (or to such other Person or Persons as K-C directs in writing).
(C)    If the Call Option Net Adjustment Amount is negative (in which case the “Call Option Net Adjustment Amount” for purposes of this Section 9.4(g)(vi)(C) shall be deemed to be equal to the absolute value of such amount), the Closing Call Option Purchase Price shall be adjusted downwards in an amount equal to the Call Option Net Adjustment Amount, and K-C shall pay an amount equal to the Call Option Net Adjustment Amount by wire transfer of immediately available funds to Suzano (or to such other Person or Persons as Suzano directs in writing).
(D)    If the Call Option Net Adjustment Amount is zero, then no adjustment to the Call Option Purchase Price shall be made.
(vii)    Payments in respect of Section 9.4(g)(vi) shall be made within five (5) Business Days after the date on which the Call Option Net Adjustment Amount is finally determined pursuant to the provisions of this Section 9.4(g) by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date. Any such payments shall be treated as an adjustment to the Call Option Purchase Price for applicable Tax purposes except to the extent otherwise required by applicable Law.
(h)    Each Shareholder agrees to cooperate fully with the Company, the Managing Shareholder and Suzano to effect the Call Option Closing, including using its reasonable best efforts to obtain all Required Governmental Authorizations, terminating and releasing all Encumbrances on the Shares (other than restrictions on transfer created by this Agreement or applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Shareholder reasonably deems necessary or appropriate to consummate the disposition of the Shares.
(i)    The exercise and consummation of the Call Option shall not require K-C to provide any representations or warranties other than representations, warranties and indemnities concerning K-C’s and any of its Permitted Transferees’ (A) good and valid title to, as applicable, the Call Shares, including the Preferred Shares, and that the Call Shares are being transferred free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), (B) due incorporation and good standing, (C) power and authority to enter into and consummate the Call Option and the enforceability of the transfer documentation against K-C and any of its Permitted Transferees, and (D) if K-C elects to Transfer any of its Indirect Shares in compliance with, and subject to, Section 9.4(a), such Dutch Holdco Entity (I) is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands and was formed solely for the purposes of holding the Shares, (II) has not (and shall not have) engaged at any time in any other business or activities other than holding the Shares and activities relating directly to the Pre-Closing Reorganization, and (III) has no (and shall have no) liabilities (contingent or otherwise), debts or obligations of any nature whatsoever or made any investments at any time other than those relating solely to holding the Shares and activities relating directly to the Pre-Closing Reorganization.
(ii)    Suzano may not assign its right to purchase the Call Shares pursuant to this Section 9.4 to any Person other than a Subsidiary of Suzano Parent; provided, however, that, in the event of any such assignment, Suzano shall remain subject to its obligations set forth in this Section 9.4 upon any exercise of the Call Option.
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(iii)    If K-C Transfers (A) all of its Shares prior to the exercise of the Call Option, references to “K-C” in this Section 9.4 shall refer to the ultimate parent entity of such Transferee and (B) a portion of its Shares prior to the exercise of the Call Option, references to “K-C” in this Section 9.4 shall refer to both K-C and the ultimate parent entity of such Transferee separately.
(i)    In connection with the purchase of the Call Shares pursuant to Section 9.4(a), Suzano shall not make an election pursuant to Section 338(g) of the Code (as defined in the Tax Annex) with respect to such purchase; provided that, if K-C shall have delivered written notice to Suzano no later than eight (8) months following the Call Option Closing Date, then either (i) Suzano shall make an election pursuant to Section 338(g) of the Code (as defined in the Tax Annex) with respect to the purchase or (ii) K-C Parent shall be permitted to make, or cause to be made, an election to close the taxable year of the entity that is sold pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i), in each case, with respect to any entity that is a “controlled foreign corporation” for U.S. federal income Tax purposes.
(j)    Suzano shall be responsible for and pay all applicable transfer, sales, use, documentary, capital duty, stamp duty, stamp duty reserve, stock transfer, deed recording, excise and conveyance Taxes and other similar Taxes, duties, fees, or charges imposed by any Governmental Authority (including any VAT) as a result of, or payable or collectible or incurred in connection with, Suzano’s purchase of the Call Shares pursuant to this Section 9.4, together with any interest and penalties thereon, but excluding any Income Taxes.
ARTICLE X
TERM AND TERMINATION
Section 10.1    Termination. This Agreement shall terminate (a) by the mutual written consent of K-C and Suzano (on behalf of itself and the Company), (b) in respect of each Shareholder, subject to Section 9.3 in the event of a permitted Transfer, immediately upon it or its legal successors or permitted assignees (directly or indirectly) ceasing to hold any Shares or (c) at Suzano’s sole option and in its sole discretion, by Suzano’s written notice to the other parties hereto upon consummation of the Call Option Closing pursuant to Section 9.4; provided that the relevant parties shall thereupon have no further rights or obligations under this Agreement, but shall remain bound by the Surviving Provisions; provided, further, that the termination of this Agreement shall not release any party hereto from any liability for any breach of this Agreement by such party that occurred prior to, or in connection with, such termination.
Section 10.2    Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:
(a)    the unanimous vote of the General Meeting to dissolve, wind up and liquidate the Company; or
(b)    the entry of a decree of judicial dissolution under applicable Law.
Section 10.3    Liquidation. Following the unanimous vote of the General Meeting as set out under Section 10.2(a), the Liquidating Trustee shall immediately commence to wind up the Company’s affairs, subject to applicable regulatory approvals; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Shareholders to minimize the normal losses attendant upon a liquidation, which reasonable time shall include the statutory time limitation for creditors to object to the liquidation. Each Shareholder (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company and its Subsidiaries. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:
(a)    to creditors of the Company (including holders of Shares that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment
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or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Shares; and
(b)    to the Shareholders proportionally in accordance with their entitlements under Section 7.1 (without giving effect to Section 7.2).
For purposes of making the liquidating distributions required by this Section 10.3, the Liquidating Trustee may determine, whether to distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom.
Section 10.4    Claims of Shareholders. The Shareholders shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Shareholders shall have no recourse against the Company or any other Shareholder or any other Person.
ARTICLE XI
LIABILITY AND INDEMNIFICATION
Section 11.1    Liability of Covered Persons.
(a)    Except as otherwise provided by applicable Law or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.
(b)    Except as otherwise provided by applicable Law or this Agreement, no Covered Person shall be liable to the Company or any other Covered Person for any claims, suits, judgments, losses, damages, fines, penalties, fees or costs (including reasonable legal fees and expenses) (“Losses”) incurred by reason of any action taken or omitted to be taken by such Covered Person on behalf of the Company in their capacity as a Covered Person and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person hereby, by the Board or by an appropriate Officer, so long as such action or omission does not constitute fraud, gross negligence or intentional misconduct by such Covered Person.
(c)    Except as otherwise expressly required by applicable Law, a Shareholder, in its capacity as such, shall have no liability to the Company or to any other Shareholder in respect of any distributions wrongfully distributed to it unless such Shareholder had actual knowledge at the time of the distribution of facts indicating the impropriety of the distribution and if immediately after giving effect to such distribution all liabilities of the Company (other than liabilities to Shareholders or assignees on account of their Shares and liabilities as to which recourse is limited to specific property of the Company) exceed the Fair Market Value of the Company’s assets; provided, however, that a Shareholder shall have no liability under this Section 11.1 in respect of any distribution on or after the fourth (4th) anniversary of the distribution unless an action or claim to recover such distribution from such Shareholder is commenced prior to such fourth (4th) anniversary and an adjudication of liability against such Shareholder is made in connection with such action or claim.
Section 11.2    Indemnification by the Company.
(a)    To the fullest extent permitted by applicable Law, a Covered Person shall be entitled to indemnification from the Company for any Losses incurred by such Covered Person by reason of (i) such Person’s capacity as a Covered Person or (ii) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts,
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including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses incurred by such Covered Person by reason of fraud, gross negligence or intentional misconduct with respect to such acts or omissions or any act taken by such Covered Person purporting to bind the Company that has not been authorized pursuant to this Agreement; provided, however, that any indemnity under this Section 11.2 shall be provided out of and to the extent of Company assets only (including insurance and any agreements pursuant to which the Company and its Officers and Directors are entitled to indemnification), and no other Covered Person shall have any personal liability on account thereof.
(b)    In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 11.2(a), such Covered Person shall promptly notify the Company thereof in writing. Failure to provide notice shall not affect the Company’s obligations hereunder except to the extent the Company is actually and materially prejudiced thereby.
(i)    The Company shall have the right to participate in and assume and control the defense of any such claim, demand, action, suit or proceeding to the extent that the Company may wish and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Company’s expense, to represent each Covered Person and any others the Company may designate in such claim, demand, action, suit or proceeding. After notice from the Company to such Covered Person of the Company’s election to assume the defense of such claim, demand, action, suit or proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company shall keep the Covered Person reasonably advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.
(ii)    In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if (A) each other Shareholder and such Covered Person shall have mutually agreed to the retention of such counsel, (B) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (C) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person (as evidenced by the written advice of counsel) due to a material and actual conflict of interest between them and the Company shall have failed, within a reasonable time after having been notified of the Covered Person’s objection under this Section 11.2(b)(ii)(C) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expense of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by the written advice of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.
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(iii)    The Company shall not be liable for the entry of any judgment or any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify each Covered Person, to the extent provided in Section 11.2(a), from and against all Losses by reason of such settlement or judgment. The Company shall not enter any judgment or effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld, conditioned or delayed by any such Covered Person), unless such judgment or settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such claim, demand, action, suit or proceeding.
(iv)    As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall reasonably cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).
(v)    The Company may purchase and maintain insurance, to the extent and in such amounts as the Board may deem reasonable or appropriate, on behalf of all Covered Person and other Persons, as the Board may determine, against any liability that may be asserted against, or expense that may be incurred by, any such Person in connection with the Company’s activities or such indemnities, whether or not the Company would have the power to indemnify such Person against such liabilities under the provisions of this Agreement. The Shareholders and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 11.2 and Section 11.3 and containing such other procedures regarding indemnification as are appropriate.
(vi)    The right to indemnification and the advancement of expenses conferred in this Section 11.2 and Section 11.3 shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under any statute, agreement, bylaw, vote of the Board or otherwise. The rights conferred upon any Covered Person in Section 11.2 and Section 11.3 shall be contract rights that vest upon the occurrence or alleged occurrence of any act or omission giving rise to any pending or threatened claim, demand, action, suit or proceeding, and such rights shall continue as to any Covered Person who has ceased to be a Director or Officer and shall inure to the benefit of such Covered Person’s heirs, executors and administrators. No amendment or repeal of any of the provisions of this Agreement shall limit or eliminate the benefits provided to the Shareholders under this Section 11.2 or this Article XI.
Section 11.3    Advancement of Expenses. To the fullest extent permitted by applicable Law, reasonable and documented expenses (including reasonable fees and expenses of counsel) actually and reasonably incurred by a Covered Person in defending any claim, demand, action, suit or proceeding which is subject to indemnification pursuant to Section 11.2 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by a court or other adjudicatory body of competent jurisdiction that the Covered Person is not entitled to be indemnified therefor as authorized in Section 11.2 hereof.
Section 11.4    Indemnification by the Shareholders. Each Shareholder (as applicable, the “Indemnifying Party”) shall indemnify and hold harmless the other Shareholder and such other Shareholder’s related Covered Person (as applicable, the “Indemnified Party”) from and against all
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Losses suffered or incurred by the Indemnified Party arising out of or resulting from any breach of any covenant or agreement of the Indemnifying Party contained in Section 9.4; provided, however, that, notwithstanding the above, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for claims by the Indemnified Party to the extent directly arising out of the Indemnified Party’s breach of its obligations under this Agreement. Solely to the extent that K-C elects to Transfer any of its Indirect Shares pursuant to Section 9.4(a), K-C Parent shall indemnify and hold harmless Suzano and its related Covered Persons from and against all Losses suffered or incurred by any such Person (a) arising out of or resulting from any breach of the representations and warranties set forth in the last sentence of Section 9.4(a) or Section 9.4(i)(i)(D) or (b) in connection with any liabilities (contingent or otherwise), debts or obligations of any Dutch Holdco Entity actually acquired by Suzano pursuant to Section 9.4. Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be liable to the other party, whether in Contract, tort (including negligence and strict liability) or otherwise, at Law or in equity, and Loss shall not include any amounts, for any punitive, incidental, consequential, special or indirect damages, or for any loss of future profits, revenue or income, or loss of business reputation or opportunity, in each case, relating to the breach or alleged breach of Section 9.4, regardless of whether such damages were foreseeable.
Section 11.5    Value Added Taxes. Where this Agreement requires a party to this Agreement to indemnify, reimburse or otherwise compensate another party to this Agreement for any fees, costs, charges or expenses or pay any fees, costs, charges or expenses of another person, that first party shall also bear any VAT chargeable on the supply or supplies for which such fees, costs, charges or expenses are consideration, except to the extent that the relevant recipient or any Affiliate of the relevant recipient is entitled to credit or repayment in respect of such VAT from the relevant taxing authority.
Section 11.6    Other Indemnities. The Company acknowledges that one or more Covered Persons may have rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company. The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered under Section 11.2 and Section 11.3 shall be the primary source of indemnification and advancement of such Covered Persons, and any obligation on the part of any Covered Persons under any Other Indemnification Agreement to indemnify or advance expenses to such Covered Persons shall be secondary to the Company’s obligation and shall be reduced by any amount that the Covered Persons may collect as indemnification or advancement from the Company. Notwithstanding the foregoing, any payments made to a Covered Persons by an insurance company shall not be reduced as a result of any indemnification payments made by the Company to such Covered Person and that such Covered Person shall not permit any such insurance company to be subrogated to such Covered Person’s rights without the prior written consent of the Board. If the Company fails to indemnify or advance expenses to a Covered Person as required or contemplated by this Agreement, and any other Person makes any payment to such Covered Person in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such unpaid indemnity or advancement, such other Person shall have the right to subrogate to the rights of such Covered Person under this Agreement in respect of and to the extent of such unpaid amounts.
ARTICLE XII
OTHER AGREEMENTS
Section 12.1    Further Assurances. Each of the Shareholders hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated hereunder, including using reasonable efforts to obtain all applicable Permits. In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use their commercially reasonable efforts to take all such action.
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Section 12.2    Insurance. Without limiting the terms of Section 11.2(b)(v), the Company shall, with the approval of the Board, purchase and maintain insurance for the Company to such extent and in such amounts as the Board may deem reasonable or appropriate against such hazards and liabilities as the Board may determine is commonly maintained by businesses similarly situated.
Section 12.3    Non-Compete; No Solicitation.
(a)    K-C Parent agrees that, for a period commencing on the date hereof and expiring on the third anniversary of the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares, neither it nor any of its controlled Affiliates shall, directly or indirectly, own, manage, operate, control, participate (including as a joint venture partner, agent, representative, consultant or lender) in, or render financial assistance to, any business or Person that engages in or competes with, or otherwise engage in any business that competes with, the Business anywhere in the Restricted Territory (a “K-C Competitive Activity”); provided, however, that this Section 12.3(a) shall not prevent K-C Parent or its Affiliates from (i) holding or making investments not in excess of two percent (2%) of the outstanding securities of any publicly traded entity that is engaged in the Business anywhere in the world; provided that neither K-C Parent nor its Affiliates has any active or controlling participation in the business of such entity, (ii) indirectly owning securities through ownership of shares the management of which is conducted by a registered investment company or mutual fund, (iii) action taken as required to comply with the Company Transfer Agreements or the Ancillary Agreements (each, as defined in the EAPA), (iv) participation in, and in the activities of, the Company Group as expressly required to comply with this Agreement, the EAPA and the Ancillary Agreements (as defined in the EAPA), (v) continuing to operate in (x) Russia and Kazakhstan subject to Section 5.25 of the EAPA and (y) Japan only until the Japan Assignment Date and subject to Section 2.12 of the EAPA, or (vi) acquiring, in connection with the operations of the Excluded Business (as defined in the EAPA), and, following such acquisition, continuing to hold or own a business or Person which also has a business line or division that is engaged in K-C Competitive Activity (“K-C Competitive Target”); provided that (A) for so long as K-C (or any of its Permitted Transferees) beneficially owns, directly or indirectly, any Shares, K-C Parent shall, and shall cause its applicable Affiliates to, contribute such K-C Competitive Target to the Company or one of its Subsidiaries designated by Suzano on arm’s length terms and conditions to be negotiated in good faith between K-C Parent and Suzano (on behalf of the Company); and (B) for the remainder of the three (3)-year period following the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares, if such K-C Competitive Activity generated more than 10% of such K-C Competitive Target’s consolidated annual revenues during the most recent completed fiscal year ending prior to the entry into the definitive agreement providing for the acquisition, K-C Parent and its Affiliates shall provide prompt written notice to Suzano on the closing date of such acquisition and shall cause such K-C Competitive Target to be fully divested to an unaffiliated third party within twelve (12) months after such acquisition.
(b)    K-C Parent agrees that, for a period commencing on the date hereof and expiring (x) with respect to the Transferred Employees (as defined in the EAPA) listed on Schedule 12.3(b), on the third anniversary of the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares and (y) with respect to any other Transferred Employees (as defined in the EAPA), on the third anniversary of the date of this Agreement, neither it nor any of its Affiliates shall directly or indirectly (i) solicit for employment or any similar arrangement any such Transferred Employee (as defined in the EAPA), or (ii) hire or assist any other Person in hiring any such Transferred Employee (as defined in the EAPA); provided, however, that this Section 12.3(b) (A) shall not apply to any Transferred Employees who have ceased to be employed by any member of the Company Group or any of its Affiliates for at least six (6) months before the commencement of any solicitation or encouragement by K-C Parent and its Affiliates otherwise prohibited by this Section 12.3(b), (B) shall not prohibit general solicitations for employment through advertisements or bona fide third-party recruiting firms not specifically directed toward employees of any member of the Company Group, and (C) shall not prohibit hiring resulting from generalized searches for employees through the use of bona fide public
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advertisements in the media or any recruitment efforts conducted by any recruitment agency not specifically directed toward employees of any member of the Company Group.
(c)    Each of Suzano Parent and the Company agrees that, other than with respect to the Non-ARD Business Employee (as defined in the EAPA), for the three (3) year period following the date of this Agreement, neither it nor any of its Affiliates shall directly or indirectly (i) induce, encourage or solicit for employment or any similar arrangement any employee of K-C Parent or its Selling Affiliates (as defined in the EAPA) with whom Suzano Parent and its Affiliates interacted in connection with Suzano Parent’s evaluation of the transactions contemplated by the EAPA (and not solely because any such employee is listed on an employee census or list) to leave such employment or to accept any other position or employment with any member of the Company Group, Suzano Parent or any of its Affiliates or (ii) hire or assist any other Person in hiring any such employee; provided, however, that this Section 12.3(c) (A) shall not apply to such employees who have ceased to be employed by K-C Parent or any of its Affiliates for at least six (6) months before the commencement of any solicitation or encouragement by Suzano Parent and its Affiliates otherwise prohibited by this Section 12.3(c), (B) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward such employees of K-C Parent or its Affiliates, and (C) shall not prohibit hiring resulting from generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency not specifically directed toward such employees of K-C Parent or its Affiliates.
(d)    From the date hereof until the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares, (x) Suzano Parent shall not engage in the Business (other than through the Company Group) in any jurisdiction or country in which the Company operates or sells its products as of the date hereof and (y) Suzano Parent and the Company Group shall not engage in the Business in the United States of America (excluding Puerto Rico), Canada, Korea, Mexico, Saudi Arabia, Bahrain, Qatar, Kuwait, Oman, the United Arab Emirates or Bolivia, in each case, without K-C’s prior written consent (such consent not be unreasonably withheld, delayed or conditioned) or except as otherwise permitted by this Agreement; provided, however, that this Section 12.3(d) shall not prevent Suzano Parent or any of its Affiliates from (i) holding or making any investments not in excess of two percent (2%) of the outstanding securities of any publicly traded entity that is engaged in the Business anywhere in the world; provided that neither Suzano Parent nor its Affiliates has any active or controlling participation in the business of such entity, (ii) indirectly owning securities through ownership of shares the management of which is conducted by a registered investment company or mutual fund, (iii) taking any actions required to comply with the Company Transfer Agreements or any Ancillary Agreements (each, as defined in the EAPA), (iv) participating in, and in the activities of, the Company Group as expressly required to comply with this Agreement, the EAPA and the Ancillary Agreements (as defined in the EAPA), or (v) acquiring, in connection with its operations and, following such acquisition, continuing to hold or own a business or Person which also has a business line or division that is engaged in the Business in any jurisdiction or country in which the Company operates or sells its products as of the date hereof; provided that for so long as Suzano (or any of its Permitted Transferees) owns, directly or indirectly, any Shares, Suzano Parent shall, and shall cause its applicable Affiliates to, contribute such business line or division to the Company or one of its Subsidiaries designated by Suzano (as agreed by K-C) on arm’s length terms and conditions to be negotiated in good faith between K-C and Suzano (on its behalf and on behalf of the Company).
(e)    Each of Suzano and the Company agrees that, for the three (3)-year period following the date of this Agreement, neither the Company nor any of its Affiliates shall directly or indirectly use the trademarks included in the Transferred Intellectual Property (as defined in the EAPA) in connection with the sale of any products set forth on Schedule 12.3(e) that are sold by K-C and its Affiliates.
(f)    The parties hereto acknowledge that the restrictions set forth in this Section 12.3 are reasonable in scope, geographic area and duration. The parties hereto further acknowledge that the
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restrictions set forth in this Section 12.3, including with respect to scope, geographic area and duration, are necessary, reasonable and fair in all respects to protect Suzano’s and K-C’s significant investment in the Business, including its goodwill, and that Suzano and K-C would not enter into this Agreement without the restrictions contained in this Section 12.3. It is the desire and intent of the parties hereto that the provisions of this Section 12.3 be enforced to the fullest extent permissible under applicable Law. It is expressly further understood and agreed that although K-C Parent, K-C, Suzano Parent and Suzano consider such covenants to be necessary, fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time period or any other restriction contained in Section 12.3 is an invalid or unenforceable restriction against K-C Parent or any of its Affiliates or Suzano Parent or any of its Affiliates, as applicable, the provisions of Section 12.3(a) or Section 12.3(d), as applicable, shall not be rendered void but shall be deemed amended to apply to such maximum time period and to such maximum extent as such court may judicially determine or indicate to be enforceable. Therefore, the parties hereto agree that money damages would not be a sufficient remedy for any threatened or actual breach of Section 12.3(a) by K-C Parent or Section 12.3(d) by Suzano Parent or any of their respective Affiliates, and that, in addition to all other remedies it may be entitled to, the non-breaching party shall be entitled to specific performance, or injunctive or other equitable relief in order to enforce or prevent any breach of this Section 12.3 without the requirement of posting a bond, other security or any similar requirement. The time period that Section 12.3(a) shall be in effect shall be extended by the length of any period during which K-C Parent or any of its Affiliates is in breach of the terms of Section 12.3(a), and the time period that Section 12.3(d) shall be in effect shall be extended by the length of any period during which Suzano Parent or any of its Affiliates is in breach of the terms of Section 12.3(d).
Section 12.4    Informal Dispute Resolution Process.
(a)    Subject to Section 9.4(c) and Section 9.4(h)(iii), all Disputes between the Shareholders shall be resolved in accordance with the dispute resolution procedures set forth in this Section 12.4. Notwithstanding the foregoing, (i) the Shareholders may at any time seek injunctive relief from a court of competent jurisdiction, and (ii) nothing herein shall prevent a Shareholder from defending or pursuing any claim or cause of action in a court or other proceeding against a third party that has been initiated by such third party.
(b)    In the event of a Dispute between the Suzano Directors and the K-C Directors in their capacity as a Director with respect to a Veto Matter decided by the Board pursuant to Section 5.7, the Suzano Directors and the K-C Directors will use all reasonable best efforts to reach a satisfactory resolution by referring the Dispute to the Shareholders. In the event the Shareholders are unable to resolve such Dispute within ten (10) days or of a Dispute between the Shareholders, the Shareholders will use all reasonable best efforts to reach a satisfactory resolution by referring the Dispute to senior management of Suzano Parent and K-C Parent. Senior management of Suzano Parent and K-C Parent (or the ultimate parent entity of any Permitted Transferee) will meet as soon as possible, on no less than seven (7) days’ written notice, unless specifically agreed otherwise, and shall enter into negotiations in good faith aimed at resolving any such Dispute. Senior management of Suzano Parent and K-C Parent (or the ultimate parent entity of any Permitted Transferee) shall examine any submissions by the Shareholders, and shall, if the Dispute cannot be resolved immediately, agree to convene for further negotiations aimed at resolving the Dispute.
(c)    In the event that senior management of Suzano Parent and K-C Parent (or the ultimate parent entity of any Permitted Transferee) is unable to resolve the Dispute within twenty (20) days after commencement of negotiation by such senior management, then, at the request of any Shareholder, such Dispute shall be submitted to the chief executive officer of each of K-C Parent and Suzano Parent (or the ultimate parent entity of any Permitted Transferee), who shall meet as soon as reasonably practicable (but in any event no later than ten (10) days after the expiration of the twenty (20)-day period referred to in this Section 12.4(c)) and use reasonable best efforts to resolve the issue subject to the deadlock. If there is no resolution at the meeting between the chief executive officers of each of K-
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C Parent and Suzano Parent (or the ultimate parent entity of any Permitted Transferee) (or following any further mutually agreed period), the status quo will prevail.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Confidential Information.
(a)    Each Shareholder (i) shall, and shall direct its officers, directors, managers, principals, employees, attorneys, accountants, auditors, advisors, bankers and agents to the extent such Persons have received any Confidential Information (as defined herein) (collectively, “Representatives”) and use its reasonable best efforts to cause its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence the existence and terms of this Agreement and any and all information relating to the Company Group or the other Shareholders that is confidential, non-public or proprietary information of, or that constitutes trade secrets of, the Company Group or the other Shareholders, as applicable, including (A) any information about properties, employees, finances, businesses and operations of the Company Group or the other Shareholders; (B) any financial, commercial, technical or other information relating to the Company Group; (C) any information or knowledge pertaining to any existing projects or projects in development of the Company Group; (D) the identity of and any information pertaining to any Person with which the of the Company Group, the other Shareholders or their respective Affiliates have a business relationship or prospective business relationship; (E) the terms, conditions and prices of any contract between the Company Group and any other Person; (F) information pertaining to employees, and contractors; (G) any information about products, formulae, specifications, designs, processes, inventions, discoveries, technologies, trademarks, patents and know-how of the Company Group; and (H) all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Shareholder or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Shareholder (“Confidential Information”), and (ii) other than as permitted by Section 13.1(b), shall not disclose, and shall cause its controlled Affiliates, and shall direct its Representatives, its Directors and their respective Representatives not to disclose, any Confidential Information to any Person other than to the other Shareholders and the Company Group (including the agents, employees and attorneys thereof and the Affiliates and their Representatives), except only to the extent such disclosure is (x) required by applicable Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Shareholder (or any Affiliate thereof) are listed or traded or the Securities Exchange Act of 1934, as amended, or any other securities Laws applicable to such Shareholder or its Affiliates), (y) to a credit rating agency or to a taxing authority or (z) to the extent necessary for the purposes of a Shareholder’s or its Affiliates’ Tax, accounting and similar reporting requirements, in which event the Shareholder making such disclosure or whose Affiliates or Representatives are making such disclosure shall so notify the other Shareholders as promptly as practicable (and if possible, prior to making such disclosure) to the extent permitted by applicable Law and shall seek confidential treatment of such information.
(b)    Notwithstanding Section 13.1(a):
(i)    Any Shareholder or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its and its Affiliates lenders (to the extent required for the compliance with its obligations under any existing or contemplated financing arrangements); provided that in each such case each such Person agrees to keep such Confidential Information confidential in the manner set forth in this Section 13.1;
(ii)    Any Shareholder may disclose any Confidential Information in connection with any proposed Transfer of its Shares (to the extent permitted by the terms of this
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Agreement) to any Person to which such Shares may be Transferred without consent of the Board or the Shareholders, but only after any such Person agrees to keep such Confidential Information confidential in a manner no less restrictive than the terms of this Section 13.1; and
(iii)    The provisions of Section 13.1(a) shall not apply to, and Confidential Information shall not include:
(A)    any information that is or has become generally available to the public other than as a result of a disclosure by any Shareholder or any Affiliate or Representative thereof in breach of any of the provisions of this Section 13.1;
(B)    any information that a Shareholder can reasonably demonstrate has been independently developed by such Shareholder (or any Affiliate thereof) without (x) reference to any Confidential Information or (y) violating any of the provisions of this Agreement or any other obligation of confidentiality or secrecy to which such Shareholder is bound; or
(C)    any information made available to such Shareholder (or any Affiliate thereof), on a non-confidential basis by any third party who is not known by the Shareholder (after reasonable inquiry) to be prohibited from disclosing such information to such Shareholder by a legal, contractual or fiduciary obligation to the other Shareholder or any of its Representatives.
(c)    Except as otherwise expressly provided for in this Section 13.1, Confidential Information received hereunder shall be used by each Shareholder and its Affiliates solely for use in connection with such Shareholder’s investment in the Company and with respect to the Company Group.
(d)    Following the date on which a Person ceases to be a Shareholder, upon written demand by the Company, such Person shall use its commercially reasonable efforts to, as a promptly as practicable, return to the Company or destroy (at such Person’s sole option) all Confidential Information then held by it, its Affiliates and any Third Party that has acquired such Confidential Information through such Person, and confirm to the Company and the other Shareholder that it has complied with the requirements of this Section 13.1(d). Subject to the provisions of this Section 13.1, each Shareholder shall be permitted to retain (i) copies of documents as (x) reasonably required in order to comply with existing written bona fide document retention policies and (y) reasonably anticipated to be reasonably required in connection with any future audits or requests from Tax authorities, auditors or other regulatory bodies, applicable Law or the requirements of any relevant Governmental Authority and (ii) copies of documents and information contained in any electronic file created pursuant to any routine backup or archiving procedure so long as such file is not generally accessible beyond the need for disaster recovery or similar operations; provided that such copies and information are treated as Confidential Information and the provisions of this Section 13.1 apply thereto for a duration of three (3) years following the date on which such Person ceases to be a Shareholder.
(e)    The obligations of each Shareholder under this Section 13.1 shall survive for (i) so long as such Shareholder remains a Shareholder, and for three (3) years after such Shareholder ceases to be a Shareholder or (ii) in the case of information constituting confidential know-how, such obligations shall apply indefinitely, for so long as such information continues to derive economic value from its confidential nature, in each case, notwithstanding the termination of the Company, such Shareholder’s Transfer of its Shares, the withdrawal by such Shareholder from the Company and/or any Person ceasing to be an Affiliate of such Shareholder.
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Section 13.2    Articles of Association.
(a)    To the extent that this Agreement contains terms or conditions in respect of matters for which the Articles of Association attributes to the General Meeting an authority to specify, stipulate, regulate or otherwise resolve, this Agreement is deemed to constitute a unanimous resolution of the General Meeting for that purpose.
(b)    The parties hereto agree that the Articles of Association, including their respective rights and obligations thereunder, will at any time be interpreted and construed in accordance with this Agreement. If there is a conflict between a provision of this Agreement and a provision of the Articles of Association, the parties hereto agree to reconcile the same so as to give maximum effect to the provisions and purposes of this Agreement and will in this event, at the first request of any party hereto, discuss the amendment of the Articles of Association if necessary or suitable to the full implementation of this Agreement in all respects.
Section 13.3    Representations and Warranties of the Company. As of the date of this Agreement, the Company represents and warrants to the Shareholders as follows:
(a)    Organization, Qualification and Authority. The Company is a corporation duly organized, validly existing and (to the extent applicable) in good standing or the local equivalent under the Laws of its jurisdiction of organization and has all necessary power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The Company is duly licensed or qualified to do business and is in good standing (or local equivalent, if applicable) as a foreign corporation or other legal entity in each jurisdiction in which it operates the Business, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to carry on the Business as it is currently being conducted or as is proposed to be conducted. The execution, delivery and performance by the Company of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)    No Conflict. The execution, delivery and performance by the Company of this Agreement do not and will not: (i) conflict with or violate the organizational documents of the Company; (ii) conflict with or violate any Law applicable to the Company or by which the Company may be bound or affected; (iii) conflict with, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, result in the triggering of any payment or other obligation or loss of any right or benefit under, or give to others any right of termination, amendment, modification, acceleration or cancellation under, any contract, instrument or other agreement to which or by which the Company is a party or otherwise subject or bound; or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon the Business or any of the assets or properties of the Company, except, in the case of clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement.
(c)    Required Filings and Consents. The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement, except
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where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the EAPA) or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement.
(d)    Investment Company Status. The Company is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.
Section 13.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) (a) if delivered personally or by e-mail (provided no “out-of-office,” “bounceback” or “notice of non-delivery” is received), or (b) if delivered utilizing a next-day service by an internationally recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    If to the Company:
[NewCo]
[Address]
Attention:     [__________]
Email:     [__________]
with a copy (which shall not constitute notice) to:
Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: [__________]
Email: [__________]
with a copy (which shall not constitute notice) to
each of Suzano and K-C.
(b)    if to a Shareholder, then to the mailing address or email address set forth opposite such Shareholder’s name on Schedule I attached hereto.
Section 13.5    Public Announcements. The parties hereto shall not (and shall cause such party’s Affiliates not to) issue any press release or make any public statement or announcement in respect of this Agreement prior to obtaining the written approval of the other parties hereto, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure is required by applicable Law or any listing agreement of either Suzano or K-C so long as the disclosing party gives the other parties hereto a reasonable opportunity to review and comment prior to making such disclosure.
Section 13.6    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
Section 13.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of all of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and
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permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article XI and Section 13.18, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries.
Section 13.8    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 13.9    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 13.10    Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g., DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.
Section 13.11    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the EAPA constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties hereto with respect to the subject matter hereof and thereof. None of this Agreement nor the EAPA shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party hereto with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties hereto or their Representatives to the contrary, no party hereto shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties hereto.
Section 13.12    Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware, except (a) to the extent that a Law of the Kingdom of the Netherlands is mandatorily applicable to this Agreement, and (b) all matters relating to the fiduciary duties of the Company shall be subject solely to the Laws of the Kingdom of the Netherlands.
Section 13.13    Arbitration.
(a)    Subject to Section 9.4(c), Section 9.4(h)(iii) and Section 12.4, any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the parties hereto (a “Dispute”), shall be resolved by three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in effect at the time of the commencement of arbitration. The claimant shall nominate an arbitrator in its
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request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two arbitrators nominated by the parties shall nominate a third arbitrator within thirty (30) days after the nomination of the later-nominated arbitrator. The third arbitrator shall act as president of the tribunal. If any of the three arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s) in accordance with the ICC Rules. The seat of the arbitration shall be New York, NY, and the language of the arbitration shall be English. The award shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Notwithstanding anything in the ICC Rules to the contrary, all fees and expenses (including attorney fees and disbursement) incurred in connection with or during the arbitral proceedings shall be borne by the party unsuccessful in the arbitration, and the arbitral tribunal shall so order in its award. Any arbitration commenced hereunder may be consolidated in accordance with the provisions of the ICC Rules with any other arbitration commenced under this Agreement, the EAPA, or any Ancillary Agreement (as defined in the EAPA) even if the identities of the parties to each arbitration are not the same.
(b)    The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the tribunal, the ICC, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose the existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings.
Section 13.14    Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages or posting any bond or other undertaking. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy or assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement.
Section 13.15    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.
Section 13.16    Amendments and Modification; Waiver. This Agreement may not be amended, modified, supplemented or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver hereto, signed on behalf of each party hereto. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Section 13.17    No Presumption Against Drafting Party. Each of the parties hereto acknowledges that each party has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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Section 13.18    No Recourse.
(a)    Nothing in this Section 13.18 shall amend or modify any right against any party to, or obligation of any party to, this Agreement or the EAPA.
(b)    Subject to Section 13.18(a), each Shareholder, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges, for itself and on behalf of each of its Affiliates, that with respect to the obligations of each other Shareholder hereunder or, to the extent applicable, under the EAPA or the obligations of any Affiliate of such Shareholder party to such agreements, no Persons other than such Shareholder or its Affiliates party to this Agreement or, to the extent applicable, the EAPA, shall have any obligation hereunder or thereunder and neither such other Shareholders nor any of their Affiliates have any rights of recovery hereunder or thereunder against, and no recourse hereunder or thereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of such Shareholder (or any of its successors or permitted assignees), against any former, current or future general or limited partner, manager, stockholder or Shareholder of such Shareholder (or any of its successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or Shareholder of any of the foregoing, but in each case not including such Shareholder or, if applicable, the Affiliate party to this Agreement or the EAPA (each, but excluding for the avoidance of doubt, such Shareholder or, if applicable, the Affiliate party to this Agreement or, to the extent applicable, the EAPA, a “Shareholder Affiliate”), whether by or through attempted piercing of the corporate veil, by or through any proceeding (whether in tort, contract or otherwise) brought by or on behalf of such other Shareholder against any Shareholder Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Shareholder Affiliate, as such, for any obligations of the applicable Shareholder or its Affiliates under this Agreement or the EAPA, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any proceeding (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or representations or their creation.
Section 13.19    Certain Tax Matters. Certain Tax matters (including with respect to the maintenance of Capital Accounts and allocations of Nets Profits and Net Losses for U.S. federal income Tax purposes) are set forth in the Tax Annex.
Section 13.20    Guaranty. Suzano Parent hereby absolutely, unconditionally and irrevocably guarantees Suzano’s obligation under Section 9.4 to pay the Call Option Purchase Price at the Call Option Closing (the “Guaranteed Obligations”) in the event that Suzano does not satisfy such obligations. This guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Suzano Parent, enforceable in accordance with its terms. This guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Suzano’s obligations hereunder) or any assumption without the consent of K-C of any such Guaranteed Obligation by any other party hereto. Subject to applicable Law, the obligations of Suzano Parent hereunder shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of Suzano with or into any Person or any sale or transfer by Suzano of all or any part of its property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Suzano, (c) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Suzano’s obligations hereunder and then only to such extent) or (d) any disability or any other similar defense of Suzano, Suzano Parent or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or Suzano Parent in its capacity as a guarantor
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hereunder. In connection with the foregoing, except for the defense of payment, Suzano Parent waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Suzano Parent hereby represents and warrants that Suzano Parent will have funds sufficient to satisfy all of its obligations under this Section 13.20. K-C entered into this Agreement in reliance upon this Section 13.20. Suzano Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Suzano Parent set forth in this Section 13.20 are knowingly made in contemplation of such benefits.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first written above.
[NEWCO]

By:
    Name:
    Title:

SUZANO INTERNATIONAL HOLDING B.V.

By:
    Name:
    Title:

SUZANO S.A., solely for purposes of Section 2.12, Section 9.4, Section 12.3 and Section 13.20

By:
    Name:
    Title:

[K-C]

By:
    Name:
    Title:
KIMBERLY-CLARK CORPORATION, solely for purposes of Section 2.12, Section 9.4 and Section 12.3

By:
    Name:
    Title:

Signature Page to Amended and Restated Limited Liability Company Agreement